As filed with the Securities and Exchange Commission on July 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARLO TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7370	38-4061754
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive

San Jose, California 95134

(408) 907-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Matthew McRae

Chief Executive Officer

350 East Plumeria Drive

San Jose, California 95134

(408) 907-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Andrew W. Kim Senior Vice President of Corporate Development, General Counsel and Corporate Secretary NETGEAR, Inc. 350 East Plumeria Drive San Jose, California 95134 (408) 907-8000	David C. Karp Ronald C. Chen Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Jack T. Sheridan Tad J. Freese Brian D. Paulson Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	$100,000,000	$12,450

(1)	Includes additional shares of common stock that the underwriters have an option to purchase from the registrant.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated July 6, 2018

             Shares

PROSPECTUS

ARLO TECHNOLOGIES, INC.

Common Stock

This is an initial public offering of common stock of Arlo Technologies, Inc., currently a wholly owned subsidiary of NETGEAR, Inc. We are offering      shares of our common stock, par value $0.001 per share.

Prior to this offering, there has been no public market for our common stock. We expect the initial public offering price of the common stock to be between $     and $     per share. We intend to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “ARLO.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced disclosure requirements for this prospectus and may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 23 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See the section titled “Underwriting” beginning on page 166 of this prospectus for additional information regarding total underwriter compensation.

The underwriters may also exercise their option to purchase up to an additional      shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment on                     , 2018.

BofA Merrill Lynch	Deutsche Bank Securities	Guggenheim Securities

Raymond James	Cowen	Imperial Capital

The date of this prospectus is                     , 2018.

1.9M

REGISTERED USERS

As of Q1 2018

40%

NPD Group by Point of Sale Dollars, Q1 2018

37%

USER ENGAGEMENT RATE

Q1 2018

7.5M

DEVICES SHIPPED

Cumulative, As of Q1 2018

60M

AVERAGE DAILY VIDEO STREAMS

March 2018

100+

COUNTRIES

As of Q1 2018

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the U.S. Securities and Exchange Commission. We have not and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us and filed with the U.S. Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until and including                  , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus, but it is not complete and does not contain all of the information you should consider before investing in our common stock. In addition to this summary, you should read this entire prospectus carefully, including the risks of investing in our common stock and the other information discussed in the section titled “Risk Factors,” and the financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We describe in this prospectus the businesses that will be contributed to us by NETGEAR as part of our separation from NETGEAR as if they were our businesses for all historical periods described. Please see the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements between NETGEAR and Our Company” for a description of this separation. Our historical financial results as part of NETGEAR contained in this prospectus may not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented.

As used in this prospectus, the terms “Arlo,” the “Company,” “we,” “us” and “our” may, depending on the context, refer to Arlo Technologies, Inc., to the Arlo segment of NETGEAR, Inc. as described more particularly under “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Historical Relationship with NETGEAR” or to Arlo Technologies, Inc. and its consolidated subsidiaries after giving effect to the separation described under “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements between NETGEAR and Our Company.” As used in this prospectus, the term “NETGEAR” refers to NETGEAR, Inc.

Overview

Arlo combines an intelligent cloud infrastructure and mobile app with a variety of smart connected devices that transform the way people experience the connected lifestyle. Our cloud-based platform creates a seamless, end-to-end connected lifestyle solution that provides users visibility, insight and a powerful means to help protect and connect with the people and things that matter most to them. Arlo enables users to monitor their environments and engage in real-time with their families and businesses from any location with a Wi-Fi or a cellular network internet connection. To date, we have launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled cameras, advanced baby monitors and smart security lights. In addition, Arlo’s broad compatibility allows the platform to seamlessly integrate with third-party products and protocols. Since the launch of our first product in December 2014, we have shipped over 7.5 million smart connected devices, and, as of April 1, 2018, our smart platform had over 1.9 million registered users across more than 100 countries around the world. We plan to continue to introduce new smart connected devices to the Arlo platform in new categories, increase the number of registered users on our platform, keep them highly engaged through our mobile app and generate incremental recurring revenue by offering them paid subscription services.

Arlo exemplifies a new generation of smart internet-of-things (“IoT”) platforms by featuring smart devices that are always connected to the internet, software developed with artificial intelligence (“AI”) capabilities, including machine learning and computer vision, and a highly engaging mobile app through which users can manage and utilize their smart connected devices. We believe we are well-positioned to capture the large and fast-growing connected lifestyle market opportunity by leading the way into this new generation of connected lifestyle platforms.

Our total addressable market consists of individuals and business owners who use connected devices to enhance their lives. According to Gartner, consumer IoT endpoints hardware and services spending will reach $1.8 trillion by 2021.(1) Gartner estimates our addressable market for the global connected home alone, including elements of consumer IoT services spending and IoT endpoints hardware spending, will grow from $45 billion in 2017 to $146 billion in 2021, representing a compound annual growth rate (“CAGR”) of 34%.(2) Outside of the home, we have seen adoption of our cellular-enabled products in a variety of use cases, such as neighborhood watch, construction site monitoring, wildlife and outdoor trail surveillance and event monitoring. We are also seeing demand for our products and solutions from small businesses and local government agencies, and believe these segments represent additional growth areas for us. According to NPD Group, for the first quarter of 2018, we held 40% market share by point of sale dollars in the U.S. consumer network connected camera systems market.(3)

A user’s introduction to our smart platform typically starts with the purchase of one or more of our cameras and lights. Consumers and business owners can easily set up these smart connected devices by downloading our mobile app and integrating these devices into their homes and businesses without the need for professional installation services. The Arlo app provides users with a highly engaging experience through real-time motion detection notifications and live stream functionality. To realize the platform’s full potential, users can subscribe to Arlo Smart, a paid subscription service that adds powerful AI capabilities to Arlo cameras that enhance the user experience by providing users with actionable intelligence and rich app notifications. These Arlo Smart services are available via three subscription-based tiers: Arlo Smart Premier, Arlo Smart Elite and Arlo Smart Add-On, each more fully described below under “—Our Products—Arlo Services.”

Our fully integrated smart platform provides an intuitive and engaging user experience, which distinguishes our product offerings and contributes to our rapid growth. According to Sensor Tower, for the first quarter of 2018, the Arlo app had a user engagement rate, measured by daily active users (the number of users who launch the Arlo app at least once per day on average in a period) divided by monthly active users (the number of users who launch the Arlo app at least once per month on average in a period) of 37%. Sensor Tower’s data also shows that, during the same period, the Arlo app’s number of daily active users was in line with the median of the 500 most downloaded apps from the Apple App Store and that the Arlo app had a user engagement rate in the top 6% of these apps. While not one of these 500 apps, the Arlo app’s user engagement rate compares favorably to many of the most engaging social media and entertainment apps available. We believe our high user engagement rate is driven by the combination of individuals’ inherent desire to stay close to what they value most and the high-quality user experience that our platform provides. We have also cultivated an online Arlo Community, where users can share Arlo video content and give each other tips on using Arlo devices. In 2016 and 2017, the number of unique visitors to the Arlo Community website reached 1.0 million and 2.3 million, respectively.

We believe that the power of our platform increases as the number of users and devices on the platform grows. As our user base and community grow, more devices are connected to our platform, which enables us to analyze an increasing volume of data, and in turn facilitates more refined computer vision algorithms. We expect that these improving capabilities will enable us to offer more innovative and intelligent services and features to our users, who we believe will increasingly be willing to pay for subscription services to benefit from these

(1)	Gartner, Forecast: Internet of Things—Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1.
(2)	Gartner, Forecast: Internet of Things—Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1 (Home Automation/Other, Home Energy Management, Home Security and Safety) & 12.1 (Home Security and Safety, Home Automation, Energy Management, Other).
(3)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018.

capabilities. We believe that, as awareness of our platform grows, more users will seek to purchase both our smart connected devices and our Arlo Smart services and join our rapidly growing user base.

We have built the Arlo platform on three key technology differentiators:

•	Radio Frequency (“RF”) Connectivity and Power Management Expertise. Our leading RF connectivity expertise, developed through nearly 20 years of research and development, enables whole home coverage via Wi-Fi and in remote areas via cellular networks and industry-leading time-to-first-frame (“TTFF”) performance to minimize lag between motion detection and video recording. Our proven power management expertise, leveraged from NETGEAR’s years of experience building mobile hotspots, encompasses hardware product design, software and firmware, including patented beaconing and power management methods, to prolong battery life.

•	Product Design. Our aesthetically appealing, compact and weather-resistant industrial design has won multiple awards and provides our users the freedom and flexibility to place our products both inside and outside the home without professional installation services.

•	Broad Compatibility. We purposefully designed Arlo products to have broad compatibility, allowing them to be integrated with leading third-party IoT products and protocols.

These differentiators, in combination with our scalable cloud infrastructure and AI-enabled features delivered in real-time through the Arlo app, have positioned Arlo to be the smart platform of choice for many consumers and businesses.

As an operating segment of NETGEAR, we have benefitted from its decades of technological expertise, deep and long-standing relationships with suppliers and channel partners and established business processes and leadership teams. While our history with NETGEAR has provided us with certain competitive advantages, we believe that the separation, this offering and the distribution will provide a number of additional benefits to our business. See the section titled “—NETGEAR Ownership and Our Separation from NETGEAR.”

We have experienced significant growth since the launch of our first product in December 2014, and according to NPD Group, Arlo is the leader in the U.S. consumer network connected camera systems market. Outside of the United States, we are also the leader in Australia and several major European markets. In 2016, Arlo grew revenue by 108% over the prior year to $184.6 million, and in 2017, Arlo further grew revenue by 101% over the prior year to $370.7 million. For additional information regarding Arlo’s financial performance, see the section titled “Selected Combined Financial Data.”

Key Trends Driving Our Market

The intersection of the following significant technology trends are driving mass adoption of a new generation of smart IoT connected lifestyle platforms:

•	The Proliferation of IoT Devices. According to Gartner, there were eight billion consumer IoT endpoint installed base units in 2017, and this number is expected to reach 25 billion by 2021.(4) Gartner expects that consumer IoT endpoint unit installed base spending will be the largest

(4)	Gartner, Forecast Analysis: Internet of Things—Endpoints, Worldwide, 2017 Update, 27 December 2017, Table 1.

segment, encompassing 64% of the market in 2021.(5) We believe the new generation of smart IoT platforms, like Arlo, will feature smart devices that are always connected to the cloud, AI-based services and mobile apps through which users can manage their connected devices, creating a highly engaging user experience.

•	Adoption of Cloud-Based Connectivity and Infrastructure. According to Gartner, public cloud services spending is expected to reach $302 billion by 2021, growing at a CAGR of 19% from 2016 to 2021.(6) Scalable public cloud computing infrastructure has allowed companies to innovate at a rapid pace and pass along the benefits to end-users in the form of intelligent and real-time services delivered at low cost and low latency.

•	The Mobile Era. The universal adoption of smartphones and tablets has transformed the way people interact with each other and their environments. According to IDC, more than 1.6 billion smartphones and tablets were shipped in 2017. Having experienced this transformation, consumers are increasingly demanding a convenient and efficient mobile experience to drive today’s connected lifestyle.

•	Consumer Preference for a Do-It-Yourself (“DIY”) Experience. Among users of home IoT devices, ease of installation and ease of use are the most sought after attributes according to IDC.

•	Big Data Analytics and AI Adoption. According to IDC, the volume of information being processed and transferred globally is expected to reach 163ZB (trillion gigabytes) by 2025, a ten-fold increase compared to 2016. As more data is collected and processed, AI-enabled products and services are becoming more sophisticated and gaining mass adoption by consumers, leading to a smarter and more convenient lifestyle. According to IDC, widespread adoption of cognitive systems and AI across a broad range of industries will drive worldwide spending on AI and cognitive systems from nearly $12 billion in 2017 to $58 billion in 2021.

•	Safety and Security Are Top Use Cases in Connected Technology. According to Parks Associates, U.S. consumers view safety and security as one of the most important benefits of smart home systems. We believe the peace of mind arising from being connected is a powerful driver of consumer and small business purchasing behavior, promoting the rapid and continuing adoption of connected technology.

Our Competitive Advantages — What Sets Us Apart

•	Best-in-Class Technology. Our engineers continually push the boundaries of innovation to develop products that leverage our cutting-edge technological capabilities, including our RF connectivity expertise, power management expertise, sleek, weather-resistant product design, broad compatibility, cloud-based platform and AI.

•	Market Leadership in Consumer Network Connected Camera Systems. According to NPD Group, Arlo is the consumer network connected camera systems market leader in the United States with a

(5)	Gartner, Forecast Analysis: Internet of Things—Endpoints, Worldwide, 2017 Update, 27 December 2017, Table 2: 2021 consumer data point divided by 2021 total data point.
(6)	Gartner, Forecast: Public Cloud Services, Worldwide, 2015-2021, 4Q17 Update, 15 January 2018, Table 1-1.

40% market share for the first quarter of 2018.(7) Outside of the United States, we are also the leader in Australia and several major European markets.

•	Direct Relationship with Users and User Engagement. According to Sensor Tower, for the first quarter of 2018, the Arlo app had a user engagement rate, measured by daily active users divided by monthly active users, of 37%. Unlike legacy consumer devices, we maintain an ongoing relationship with the end-user of our products through the Arlo app and the Arlo Community.

•	Trusted Platform. We believe our platform is trusted by users because of our singular focus on enabling a connected lifestyle, without the need to sell any advertising services. We do not disclose user information to any third parties for marketing or promotional purposes, and all data collected is protected from public disclosure by various technological and procedural mechanisms. This commitment to user data privacy, along with strict company-wide information security policies and procedures, creates a foundation of trust that allows Arlo to become a key part of its end-users’ connected lives.

•	The Arlo Brand and Channel Partners. Arlo’s strong brand recognition, along with its deep and long-standing channel partnerships established under NETGEAR, have enabled us to feature Arlo products prominently across our distribution channels. In addition, we have a significant share of shelf space with our channel partners, including U.S. retail and mobile operators.

Our Growth Strategy

We primarily generate revenue by selling devices through retail, wholesale distribution and wireless carrier channels and paid subscription services through in-app purchases. We believe that we can continue to charge a premium price over competing products because of our superior product features, ease of use and bundled prepaid services, such as rolling seven-day cloud video storage. We further enhance the user experience by offering our subscription-based Arlo Smart services, which include features such as actionable intelligence, rich app notifications and extended data storage. Since the launch of the original Arlo Security Camera in December 2014, we have introduced six additional Arlo devices, and we plan to continue to launch new camera and non-camera products and services to the Arlo ecosystem and grow our number of registered users and subscribers.

Our goal is to continue to develop innovative, world-class connected lifestyle solutions to expand and further monetize our current and future user and subscriber bases.

The key elements of our growth strategy to achieve this goal are:

•	Continue to Innovate and Grow Our Installed Base. We have brought numerous leading and innovative new products to market, such as our wire-free, weather-resistant internet protocol (“IP”) cameras, lights and the first commercially available LTE-enabled camera. We plan to expand the Arlo ecosystem and grow our installed base by continuing to innovate on our current product lines and by expanding into adjacent categories.

•	Increase Subscription-Based Recurring Revenue. We sell our paid subscription services to our fast-growing user base, enabling us to generate recurring revenue streams. As our AI capabilities further mature through machine learning, we plan to introduce compelling new subscription-based features to further grow and monetize our user base.

(7)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018.

•	Invest in Brand and Channel. We plan to grow brand awareness through direct and indirect marketing and form a lasting relationship with our end-users throughout their journey from product discovery through the entire lifecycle of ownership.

•	Continue Global Expansion. Although a majority of our focus has been on the U.S. market, the growth in connected lifestyle is a global trend. Our goal is to replicate our U.S. success across international markets.

Our Solutions

We offer our solutions through the Arlo platform. The backbone of the Arlo platform is our scalable and intelligent cloud computing engine, which continuously processes the data collected from Arlo devices and, in turn, provides actionable intelligence in the form of real-time notifications to our users through the Arlo app. We designed our platform to meet a wide range of user needs with its depth of features, AI-enabled services and support for our growing number of smart connected devices. In addition, the Arlo platform is built with broad compatibility and integrates with leading third-party IoT products and protocols, allowing our users to customize and personalize their own connected lifestyle experience.

Benefits of Our Solutions

Our products and solutions offer a unique set of capabilities that address a growing market opportunity, which has resulted in rapid user adoption and has enabled Arlo to become the current leader in the U.S. consumer network connected camera systems market. Our products and solutions offer the following benefits:

•	Versatility. Our existing devices are wireless, wire-free, battery-operated and weather-resistant for ease of outdoor use and placement in hard-to-access areas.

•	Performance. Our hardware, software and back-end cloud infrastructure work together seamlessly to offer high-quality video with low latency, which in turn enables real-time monitoring and only 250 milliseconds lag between motion detection and video recording.

•	Convenience. We design our devices for simplicity, ease of use and a convenient DIY out-of-box experience. Through the Arlo app, users are able to interact with all of their Arlo devices through a single user interface and customize video, audio and power management settings based on their preferences.

•	Intelligence. Our smart platform evolves as we continue to leverage our data analytics and machine learning capabilities, which allow for richer platform functionality. Computer vision enables our devices to distinguish between people and other less meaningful motion events such as cars driving by or trees swaying in the wind, thereby reducing false alerts and increasing the utility and efficiency of the Arlo platform.

•	Interoperability. The Arlo platform is built with broad compatibility, integrating with leading third-party IoT products and protocols, providing additional opportunities for us to acquire users.

Our Products

Smart Connected Devices

•	Arlo Security Camera, released in the fourth quarter of 2014, is the world’s first commercially available 100% battery-operated Wi-Fi security camera with 720p HD video quality, IP65-rated weather resistance and night vision.

•	Arlo Q and Arlo Q Plus, released in the fourth quarter of 2015, bring Arlo’s performance and design to an indoor wired solution that allows users to easily monitor their surroundings with 1080p HD video quality.

•	Arlo Pro, released in the fourth quarter of 2016, is our second generation battery-operated, IP65-rated weather-resistant Wi-Fi camera, which adds key new features and significant camera upgrades, including two-way audio and rechargeable batteries.

•	Arlo Go, released in the first quarter of 2017, is the world’s first commercially available LTE-enabled wire-free camera and provides untethered mobile monitoring supported by major networks in key markets around the world.

•	Arlo Baby, released in the second quarter of 2017, combines performance and convenience with smart features, such as air quality and temperature sensors, motion and audio detection, and advanced night vision, that provide added peace of mind for parents and caregivers.

•	Arlo Pro 2, released in the fourth quarter of 2017, is the latest generation of our battery-operated, IP65-rated weather-resistant Wi-Fi cameras and includes advancements in sound and motion detection.

•	Arlo Security Light, released in the second quarter of 2018, delivers powerful, wire-free lighting that works intelligently both by itself or when paired with Arlo’s cameras.

•	Our Accessories are designed to complement our smart connected devices and provide additional convenience, versatility and customization for our users, and include our charging accessories, device mounts and device skins.

The Arlo App

The Arlo app, available for iOS and Android devices, is designed to provide our users with an easy-to-use, flexible, mobile-first experience that connects our users to the people and things that matter most to them.

Arlo Services

Our prepaid service, included with the sale of our cameras, provides users with rolling seven-day cloud video storage, the ability to connect up to five cameras and 90 days of customer support.

Launched in 2018, Arlo Smart is a paid subscription service that adds powerful AI capabilities to our cameras that enhance the user experience. Through real-time computer vision algorithms, Arlo Smart provides users a more personalized experience, deeper insights into detected activity and streamlined access to take responsive actions in urgent situations, such as contacting local emergency services. Some of Arlo Smart’s key features include person detection, e911 emergency call service, cloud activity zones and rich app notifications.

NETGEAR Ownership and Our Separation from NETGEAR

Currently, and at all times prior to the completion of this offering, we are and will be an operating segment of NETGEAR. Upon the completion of this offering, we expect that NETGEAR will own     % of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares in full).

Prior to the completion of this offering, we will enter into agreements with NETGEAR that will govern the separation of our business from NETGEAR and various interim arrangements. These agreements will be in effect as of the completion of this offering. They will provide for, among other things, the transfer from NETGEAR to us of assets and the assumption by us of liabilities comprising our business through a separation agreement between us and NETGEAR (the “master separation agreement”). For more information regarding the assets and liabilities to be transferred to us, see our unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this prospectus.

We also expect to enter into certain other agreements that will provide a framework for our relationship with NETGEAR after the separation, including:

•	a transition services agreement governing NETGEAR’s provision of various services to us, and our provision of various services to NETGEAR, on a transitional basis (the “transition services agreement”);

•	a tax matters agreement with NETGEAR that will govern the respective rights, responsibilities and obligations of NETGEAR and us after the closing of this offering with respect to tax matters (including responsibility for taxes attributable to us and our subsidiaries, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other matters) (the “tax matters agreement”);

•	an employee matters agreement with NETGEAR that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participate prior to the distribution, as well as other human resources, employment and employee benefit matters (the “employee matters agreement”);

•	an intellectual property rights cross-license agreement with NETGEAR, which will govern our and NETGEAR’s rights, responsibilities and obligations to use NETGEAR and Arlo intellectual property, respectively (the “intellectual property rights cross-license agreement”); and

•	a registration rights agreement with NETGEAR, pursuant to which we will grant NETGEAR and its affiliates certain registration rights with respect to our common stock owned by them (the “registration rights agreement”).

In this prospectus, references to the “contribution” refer to NETGEAR’s transfer to us (in connection with certain reorganization transactions) of the assets and liabilities related to our business, and the term “separation” refers to the separation of our business from NETGEAR’s other businesses (including the contribution), along with the effectiveness of various agreements between us and NETGEAR.

See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR” for a more detailed discussion of these agreements. All of the agreements relating to our separation from NETGEAR will be made in the context of a parent-subsidiary relationship and will be entered into in the overall context of our separation from NETGEAR. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See the section titled “Risk Factors—Risks Related to Our Separation from NETGEAR.”

NETGEAR has informed us that, at some time in the future, but no earlier than the expiration or earlier termination of the 145-day lock-up period applicable to NETGEAR described under the section titled “Underwriting,” it intends to effect a distribution of its remaining ownership interest in us to its stockholders in a transaction that is generally expected to be tax-free for U.S. federal income tax purposes (the “distribution”). Under current tax law, NETGEAR must retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding, until immediately prior to such distribution in order to so qualify. To preserve the tax-free treatment of the separation and distribution, the master separation agreement will include certain covenants and restrictions to ensure that, until immediately prior to the distribution, NETGEAR will retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding. NETGEAR has no obligation to effect the distribution, and it may retain its ownership interest in us indefinitely or dispose of all or a portion of its ownership interest in us in a sale or other transaction. Any such distribution or other disposition by NETGEAR of its remaining interest in us (each, an “other disposition”) would be subject to market, tax and legal considerations, final approval by the NETGEAR board of directors and other customary requirements.

Under current law, the distribution could be rendered taxable to NETGEAR and its shareholders as a result of certain post-distribution acquisitions of our shares or assets. For example, the distribution may result in taxable gain to NETGEAR under Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”), if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in us. To preserve the tax-free treatment of the separation and distribution, we intend to agree in the tax matters agreement that we and our subsidiaries will be subject to certain restrictions during the two-year period following the distribution that are intended to prevent the distribution, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances or unless NETGEAR waives our obligation to comply with such restrictions, we expect that we and our subsidiaries will generally be prohibited from: (i) ceasing to conduct certain businesses, (ii) entering into certain transactions or series of transactions pursuant to which all or a portion of our common stock would be acquired or all or a portion of certain of our and our subsidiaries’ assets would be acquired, (iii) liquidating, merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (v) repurchasing our stock other than in certain open-market transactions or (vi) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code. These restrictions may limit our ability to pursue certain equity issuances, strategic transactions or other transactions that may maximize the value of our business. See the section titled “Certain Relationships and Related Party Transactions—Tax Matters Agreement.”

NETGEAR has no obligation to pursue or consummate any further disposition of its ownership interest in us by any specified date or at all.

We believe, and NETGEAR has advised us that it believes, that the separation, this offering and the distribution will provide a number of benefits to our business and to NETGEAR’s business. These intended benefits include improving the strategic and operational flexibility of both companies, increasing the focus of the management teams on their respective business operations and allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing each company with its own equity currency to facilitate acquisitions and to better incentivize management. In addition, as we will be a stand-alone company, potential investors will be able to invest directly in our business.

Risks Affecting Our Business

There are a number of risks that you should understand before making an investment decision regarding this offering. You should carefully consider the risks described in the section titled “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely be negatively affected. In such case, the trading price of our common stock would likely decline, and you may lose part or all of your investment. These risks include, but are not limited to:

•	fluctuations in our results of operations and stock price over time;

•	our ability to introduce or acquire new products or services that achieve broad market acceptance;

•	the potential for loss or disruption to our business and brand as a result of system security risks, data protection breaches or cyber-attacks;

•	interruptions with the cloud-based systems that we use in our operations, which are provided by an affiliate of Amazon.com, Inc., one of our primary competitors;

•	our ability to compete with our peers, certain of which have substantially greater resources than we do;

•	the concentration of our customer base in traditional and online retailers and wholesale distributors, our ability to retain such retailers and distributors and our potential exposure in the event of the consolidation of retailers or concentration of retail market share;

•	potential quality problems, including defects or errors, with our current and future products and services;

•	the typical decrease of the average selling prices of our products over the sales cycle of the product, which may impact our revenue and gross margin;

•	the effects of government laws and regulations regarding privacy and data protection;

•	global economic conditions;

•	changes in U.S. and international tax policy, including changes that adversely affect customs, tax or duty rates (such as the proposed higher tariffs on products imported from China recently announced by the Trump administration), as well as income tax legislation and regulations that affect the countries where we conduct business;

•	the volatility of our stock price, which may result in your investment in our common stock to suffer a decline in value;

•	our ability to manage our manufacturing and supply requirements and the ability of our manufacturing and supply sources to meet the needs of our business;

•	our reliance on a limited number of third-party manufacturers;

•	our ability to retain the services of key personnel;

•	our ability to secure and protect our intellectual property rights;

•	our reliance on third parties for technology that is critical to our products, and our continued use and access to such technology;

•	our exposure to international markets;

•	the development and any future expansion of our operations and infrastructure;

•	governmental regulations of imports or exports affecting internet security;

•	current and future litigation matters, including litigation regarding intellectual property rights;

•	our ability to manage our sales channel inventory and product mix;

•	failure to achieve the expected benefits from and successfully execute the separation;

•	potential tax liabilities that may arise as a result of the separation or the distribution;

•	operating as an independent publicly traded company, including compliance with applicable laws and regulations;

•	our status as an emerging growth company;

•	our status as a controlled company, and the possibility that NETGEAR’s interests may conflict with our interests and the interests of our other stockholders; and

•	the effects of future sales, or perceptions of future sales of our common stock and future equity grants.

Company Information

We were incorporated in Delaware in January 2018 in connection with our planned separation from NETGEAR. Our principal executive offices are at 350 East Plumeria Drive, San Jose, California 95134, and our telephone number is (408) 907-8000. Our website is www.arlo.com. The information and other content contained in, or accessible through, our website are not part of, and is not incorporated into, this prospectus, and investors should not rely on any such information in deciding whether to invest in our common stock.

JOBS Act

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual revenue of at least $1.07 billion or (c) in which we become a large accelerated filer, which means that we have been public for at least 12 months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. While we have not made such an irrevocable election, we have not delayed the adoption of any applicable accounting standards.

The Offering

Issuer	Arlo Technologies, Inc.

Common stock offered by us in this offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be held by NETGEAR immediately after this offering	shares.

Common stock to be outstanding immediately after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option	We intend to grant the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to additional shares of common stock.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full), assuming that the shares of our common stock to be sold in this offering are sold at $ per share, the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds of this offering for general corporate purposes. See the section titled “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Stock exchange symbol	We intend to apply for listing of our common stock on the NYSE under the symbol “ARLO.”

Reserved share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and other persons designated by us. See the section titled “Underwriting.”

Unless otherwise indicated, all references to the number and percentage of shares of common stock outstanding and percentage ownership information are based on our “pro forma shares of common stock,” in each case following this offering and the separation and assuming the following:

•	there is no exercise of the underwriters’ option to purchase up to additional shares of our common stock; and

•	the number of pro forma shares of common stock excludes approximately shares of our common stock reserved for issuance under benefit plans for our employees and directors.

Unless otherwise indicated, the information presented in this prospectus:

•	gives effect to the transactions described under “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements between NETGEAR and Our Company”;

•	assumes that the shares of our common stock to be sold in this offering are sold at $ per share, the midpoint of the price range set forth on the cover page of this prospectus; and

•	assumes the underwriters will not exercise their option to purchase additional shares.

Summary Historical and Pro Forma Condensed Combined Financial Data

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our annual audited combined financial statements, the unaudited interim combined financial statements and the related notes, and our unaudited pro forma condensed combined financial statements and the related notes, included elsewhere in this prospectus.

The following table summarizes our historical and pro forma combined financial data. The summary historical combined balance sheet data as of December 31, 2017 and 2016 and statements of operations data for the years ended December 31, 2017 and 2016 are derived from our audited combined financial statements included elsewhere in this prospectus. The summary historical combined balance sheet data as of April 1, 2018 and statements of operations data for the three months ended April 1, 2018 and April 2, 2017 are derived from our unaudited interim combined financial statements included elsewhere in this prospectus. We have prepared the unaudited interim combined financial statements on the same basis as the audited combined financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period. To ensure a full understanding of the summary financial data, the information presented below should be reviewed in combination with the audited and unaudited interim combined financial statements and the related notes thereto included elsewhere in this prospectus.

Our historical combined financial statements, which are discussed below, are prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and are derived from NETGEAR’s consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from NETGEAR. Our combined results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

NETGEAR currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were allocated on a basis of revenue, headcount or other measures we have determined as reasonable. Stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of NETGEAR. These allocations are primarily reflected within operating expenses in our combined statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the offering or of the costs we will incur in the future.

Following the completion of this offering, we expect NETGEAR to continue to provide certain of the services described above on a transitional basis for a fee. These services will be provided under the transition services agreement described in “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements Between NETGEAR and Our Company.” We generally expect to use the vast majority of these services for less than a year following the completion of this offering, depending on the type of the service and the location at which such service is provided. However, we may agree with NETGEAR to extend the service periods for a limited amount of time (which period will not extend past the first anniversary of the distribution) or may terminate such service periods by providing prior written notice. The unaudited pro forma condensed combined financial statements have not been adjusted for the effects of these transition services as we believe the allocation for such services, as previously described, is fairly reflected within the results presented.

Following the completion of this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from NETGEAR. To operate as a stand-alone company, we expect to incur costs to replace certain services previously provided by NETGEAR, which may be higher than those reflected in our historical combined financial statements. A component of these costs are IT-related costs, including capital expenditures, to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are being fully supported by NETGEAR, which we estimate to be $35.0 million to $55.0 million in the next 12 months. Actual costs that may have been incurred had we been a stand-alone company depend on a number of factors, including organizational structure and decisions made relating to various areas such as information technology and infrastructure.

The summary unaudited pro forma condensed combined financial data reflects the impact of certain transactions, which comprise the following:

•	the separation, as described in the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Historical Relationship with NETGEAR”; and

•	the receipt of approximately $ in net proceeds from the sale of shares of our common stock in this offering at an assumed initial offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

The unaudited pro forma condensed combined balance sheet data reflects the above transactions as if they had occurred on April 1, 2018, while the unaudited pro forma condensed combined statements of operations data gives effect to the above adjustments as if they occurred on January 1, 2017. The pro forma adjustments, described in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” are based on currently available information and certain assumptions that management believes are reasonable.

The unaudited pro forma condensed combined financial data is provided for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the separation from NETGEAR or this offering been completed on April 1, 2018 for the unaudited pro forma condensed combined balance sheet data or on January 1, 2017 for the unaudited pro forma condensed combined statements of operations data. The unaudited pro forma condensed combined financial data should not be relied on as indicative of the historical operating results that we would have achieved or any future operating results or financial position that we will achieve after the completion of this offering.

	Pro Forma				Historical
	Three Months Ended		Year Ended December 31,		Three Months Ended		Year Ended December 31,
	April 1, 2018		2017		April 1, 2018	April 2, 2017	2017	2016
	(In thousands, except share and per share data)
Combined Statements of Operations Data:
Revenue	$100,638		$370,658		$100,638	$61,803	$370,658	$184,604
Cost of revenue	71,585		279,424		71,585	45,450	279,424	146,570

Gross profit	29,053		91,234		29,053	16,353	91,234	38,034

Operating expenses:
Research and development	12,025		34,683		12,025	7,984	34,683	24,438
Sales and marketing	11,212		34,340		11,212	5,721	34,340	18,455
General and administrative	5,142		16,419		4,878	2,745	15,096	8,289
Separation expense	—		—		6,557	—	1,384	—

Total operating expenses	28,379		85,442		34,672	16,450	85,503	51,182

Income (loss) from operations	674		5,792		(5,619)	(97)	5,731	(13,148)
Other income (expense), net	575		1,946		575	340	1,946	(512)

Income (loss) before income taxes	1,249		7,738		(5,044)	243	7,677	(13,660)
Provision for income taxes	319		1,516		319	219	1,128	83

Net income (loss)	$930		$6,222		$(5,363)	$24	$6,549	$(13,743)

Pro forma net income per share:
Basic		(a)		(a)	N/A	N/A	N/A	N/A
Diluted					N/A	N/A	N/A	N/A
Pro forma weighted-average shares used to compute net income per share:
Basic		(a)		(a)	N/A	N/A	N/A	N/A
Diluted					N/A	N/A	N/A	N/A

(a)	The weighted-average number of shares used to compute pro forma basic and diluted net income per share represents the number of shares of our common stock outstanding immediately following the completion of this offering.

	Pro Forma	Historical
	As of April 1,	As of April 1,	As of December 31,
	2018	2018	2017	2016
	(In thousands)
Combined Balance Sheet Data:
Cash and cash equivalents	$70,178	$178	$108	$220
Working capital	$101,141	$81,901	$112,878	$54,967
Total assets	$202,154	$235,751	$269,820	$158,581
Deferred revenue, current and non-current	$40,420	$40,420	$47,404	$23,393
Total liabilities	$91,099	$142,814	$144,401	$85,407
Total equity	$111,055	$92,937	$125,419	$73,174

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business, including Arlo, Arlo Pro, Arlo Q, Arlo Baby and Arlo Smart. For convenience, we may not include the SM, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on independent industry publications, third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified third-party information nor have we ascertained the underlying economic assumptions relied upon in such sources, and we cannot assure you of the accuracy or completeness of such information contained in this prospectus. Such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Gartner Reports described herein represent research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

Certain information in the text of this prospectus is contained in industry publications or data provided by third parties. The sources of these industry publications and data are provided below:

•	Gartner: Forecast Analysis: Internet of Things—Endpoints, Worldwide, 2017 Update, published December 2017

•	Gartner: Forecast: Internet of Things—Endpoints and Associated Services, Worldwide, 2017, published December 2017

•	Gartner: Forecast: Public Cloud Services, Worldwide, 2015–2021, 4Q17 Update, published January 2018

•	International Data Corporation: 2017 Consumer Internet of Things Survey: Home Automation, Monitoring and Control, published March 2017

•	International Data Corporation: Worldwide Semiannual Cognitive Artificial Intelligence Systems Spending Guide, published March 2018

•	International Data Corporation: Worldwide Smartphone Forecast, 2018–2022, published March 2018

•	International Data Corporation: Worldwide Storage for Big Data and Analytics Forecast, 2017–2021, published September 2017

•	International Data Corporation: Worldwide Tablet Forecast, 2018–2022, published March 2018

•	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Dec. 2015

•	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018

•	Parks Associates: American Broadband Households and Their Technologies, published Q4 2016

•	Parks Associates: 360 View: Smart Home Buyer Journey and User Experience, published Q2 2018

•	Sensor Tower: Average daily active users and monthly active users on iOS platform in U.S. for the first quarter of 2018

•	Tractica: Computer Vision Technologies and Markets Software, Hardware, and Services to Enable 28 Use Cases for Video Surveillance, Automotive, Medical, Localization and Mapping, and Other Applications: Global Market Analysis and Forecasts, published Q1 2018

•	United States Small Business Administration: United States Small Business Profile, 2016 – SBA Office of Advocacy, published March 2016

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our industry, position, goals, strategy, future operations, future financial position, business strategy and plans, future revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, plans and objectives of management, including those made in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “likely,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “forecast,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “might,” “objective,” “ongoing,” “seek” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, including current expectations and assumptions regarding, as of the date such statements are made, our future operating performance and financial condition, including our separation from NETGEAR, the expected timetable for the separation and the distribution and our future financial and operating performance, strategic and competitive advantages, leadership and future opportunities, as well as the economy and other future events or circumstances. Our expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, and risks and uncertainties described in the section titled “Risk Factors” and elsewhere in this prospectus. These risks and uncertainties include, without limitation:

•	fluctuations in our results of operations and stock price over time;

•	our ability to introduce or acquire new products or services that achieve broad market acceptance;

•	the potential for loss or disruption to our business and brand as a result of system security risks, data protection breaches or cyber-attacks;

•	interruptions with the cloud-based systems that we use in our operations, which are provided by an affiliate of Amazon.com, Inc., one of our primary competitors;

•	our ability to compete with our peers, certain of which have substantially greater resources than we do;

•	the concentration of our purchaser base in traditional and online retailers and wholesale distributors, our ability to retain such retailers and distributors and our potential exposure in the event of the consolidation of retailers or concentration of retail market share;

•	potential quality problems, including defects or errors, with our current and future products and services;

•	the typical decrease of the average selling prices of our products over the sales cycle of the product, which may impact our revenue and gross margin;

•	the effects of government laws and regulations regarding privacy and data protection;

•	global economic conditions;

•	changes in U.S. and international tax policy, including changes that adversely affect customs, tax or duty rates (such as the proposed higher tariffs on products imported from China recently announced by the Trump administration), as well as income tax legislation and regulations that affect the countries where we conduct business;

•	the volatility of our stock price, which may result in your investment in our common stock to suffer a decline in value;

•	our ability to manage our manufacturing and supply requirements and the ability of our manufacturing and supply sources to meet the needs of our business;

•	our reliance on a limited number of third-party manufacturers;

•	our ability to retain the services of key personnel;

•	our ability to secure and protect our intellectual property rights;

•	our reliance on third parties for technology that is critical to our products, and our continued use and access to such technology;

•	our exposure to international markets;

•	the development and any future expansion of our operations and infrastructure;

•	governmental regulations of imports or exports affecting internet security;

•	current and future litigation matters, including litigation regarding intellectual property rights;

•	our ability to manage our sales channel inventory and product mix;

•	failure to achieve the expected benefits from and successfully execute the separation;

•	potential tax liabilities that may arise as a result of the separation or the distribution;

•	operating as an independent publicly traded company, including compliance with applicable laws and regulations;

•	our status as an emerging growth company;

•	our status as a controlled company, and the possibility that NETGEAR’s interests may conflict with our interests and the interests of our other stockholders; and

•	the effects of future sales, or perceptions of future sales of our common stock and future equity grants.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. We believe the factors identified above are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by us.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

See the section titled “Risk Factors” for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other filings with the U.S. Securities and Exchange Commission (the “SEC”) and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

RISK FACTORS

Investing in our common stock involves substantial risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our common stock. We describe below what we believe are currently the material risks and uncertainties we face, but they are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We expect our results of operations to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

Our results of operations are difficult to predict and may fluctuate substantially from quarter-to-quarter or year-to-year for a variety of reasons, many of which are beyond our control. If our actual results were to fall below our estimates or the expectations of public market analysts or investors, our quarterly and annual results would be negatively impacted and the price of our stock could decline. Other factors that could affect our quarterly and annual operating results include, but are not limited to:

•	changes in the pricing policies of, or the introduction of new products by, us or our competitors;

•	introductions of new technologies and changes in consumer preferences that result in either unanticipated or unexpectedly rapid product category shifts;

•	slow or negative growth in the connected lifestyle, home electronics and related technology markets;

•	seasonal shifts in end-market demand for our products;

•	delays in the introduction of new products by us or market acceptance of these products;

•	unanticipated decreases or delays in purchases of our products by our significant retailers, distributors and other channel partners;

•	component supply constraints from our vendors;

•	unanticipated increases in costs, including air freight, associated with shipping and delivery of our products;

•	the inability to maintain stable operations by our suppliers and other parties with whom we have commercial relationships;

•	discovery of security vulnerabilities in our products, services or systems, leading to negative publicity, decreased demand or potential liability;

•	foreign currency exchange rate fluctuations in the jurisdictions where we transact sales and expenditures in local currency;

•	excess levels of inventory and low turns;

•	changes in or consolidation of our sales channels and wholesale distributor relationships or failure to manage our sales channel inventory and warehousing requirements;

•	delay or failure to fulfill orders for our products on a timely basis;

•	delay or failure of our retailers, distributors and other channel partners to purchase at their historic volumes or at the volumes that they or we forecast;

•	changes in tax rates or adverse changes in tax laws that expose us to additional income tax liabilities;

•	changes in U.S. and international tax policy, including changes that adversely affect customs, tax or duty rates (such as the proposed higher tariffs on products imported from China recently announced by the Trump administration), as well as income tax legislation and regulations that affect the countries where we conduct business;

•	operational disruptions, such as transportation delays or failure of our order processing system, particularly if they occur at the end of a fiscal quarter;

•	disruptions or delays related to our financial and enterprise resource planning systems;

•	our inability to accurately forecast product demand, resulting in increased inventory exposure;

•	allowance for doubtful accounts exposure with our existing retailers, distributors and other channel partners and new retailers, distributors and other channel partners, particularly as we expand into new international markets;

•	geopolitical disruption, including sudden changes in immigration policies, leading to disruption in our workforce or delay or even stoppage of our operations in manufacturing, transportation, technical support and research and development;

•	terms of our contracts with channel partners or suppliers that cause us to incur additional expenses or assume additional liabilities;

•	an increase in price protection claims, redemptions of marketing rebates, product warranty and stock rotation returns or allowance for doubtful accounts;

•	litigation involving alleged patent infringement;

•	epidemic or widespread product failure, or unanticipated safety issues, in one or more of our products;

•	failure to effectively manage our third-party customer support partners, which may result in customer complaints and/or harm to the Arlo brand;

•	our inability to monitor and ensure compliance with our code of ethics, our anti-corruption compliance program and domestic and international anti-corruption laws and regulations, whether in relation to our employees or with our suppliers or retailers, distributors or other channel partners;

•	labor unrest at facilities managed by our third-party manufacturers;

•	workplace or human rights violations in certain countries in which our third-party manufacturers or suppliers operate, which may affect the Arlo brand and negatively affect our products’ acceptance by consumers;

•	unanticipated shifts or declines in profit by geographical region that would adversely impact our tax rate;

•	failure to implement and maintain the appropriate internal controls over financial reporting, which may result in restatements of our financial statements; and

•	any changes in accounting rules.

As a result, period-to-period comparisons of our results of operations may not be meaningful, and you should not rely on them as an indication of our future performance.

If we fail to continue to introduce or acquire new products or services that achieve broad market acceptance on a timely basis, or if our products or services are not adopted as expected, we will not be able to compete effectively and we will be unable to increase or maintain revenue and gross margin.

We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop or acquire, and introduce new products and services that achieve broad market acceptance. Our future success will depend in large part upon our ability to identify demand trends in the connected lifestyle market and quickly develop or acquire, and design, manufacture and sell, products and services that satisfy these demands in a cost-effective manner.

In order to differentiate our products and services from our competitors’ products, we must continue to increase our focus and capital investment in research and development, including software development. We have committed a substantial amount of resources to the manufacture, development and sale of our Arlo Smart services and our wire-free smart Wi-Fi cameras, advanced baby monitors and smart lights, and to introducing additional and improved models in these lines. In addition, we plan to continue to introduce new categories of smart connected devices to the Arlo platform in the near future. If our existing products and services do not continue, or if our new products or services fail to achieve widespread market acceptance, if existing customers do not subscribe to our paid subscription services such as Arlo Smart, or if we are unsuccessful in capitalizing on opportunities in the connected lifestyle market, as well as in the related market in the small business segment, our future growth may be slowed and our business, results of operations and financial condition could be materially adversely affected. Successfully predicting demand trends is difficult, and it is very difficult to predict the effect that introducing a new product or service will have on existing product or service sales. It is possible that Arlo may not be as successful with its new products and services, and as a result our future growth may be slowed and our business, results of operations and financial condition could be materially adversely affected. Also, we may not be able to respond effectively to new product or service announcements by our competitors by quickly introducing competitive products and services.

In addition, we may acquire companies and technologies in the future and, consistent with our vision for Arlo, introduce new product and service lines in the connected lifestyle market. In these circumstances, we may not be able to successfully manage integration of the new product and service lines with our existing suite of products and services. If we are unable to effectively and successfully further develop these new product and service lines, we may not be able to increase or maintain our sales, and our gross margin may be adversely affected.

We may experience delays and quality issues in releasing new products and services, which may result in lower quarterly revenue than expected. In addition, we may in the future experience product or service introductions that fall short of our projected rates of market adoption. Currently, reviews of our products and services are a significant factor in the success of our new product and service launches. If we are unable to generate a high number of positive reviews or quickly respond to negative reviews, including end-user reviews posted on various prominent online retailers, our ability to sell our products and services will be harmed. Any future delays in product and service development and introduction, or product and service introductions that do not meet broad market acceptance, or unsuccessful launches of new product and service lines could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand;

•	a decline in the average selling price of our products and services;

•	adverse reactions in our sales channels, such as reduced shelf space, reduced online product visibility or loss of sales channels; and

•	increased levels of product returns.

Throughout the past few years, Arlo has significantly increased the rate of new product and service introductions, with the introduction of new lines of Arlo camera products and our smart light products, as well as the introduction of our Arlo Smart services. If we cannot sustain that pace of product and service introductions, either through rapid innovation or acquisition of new products and services or product and service lines, we may not be able to maintain or increase the market share of our products and services or expand further into the connected lifestyle market in accordance with our current plans. In addition, if we are unable to successfully introduce or acquire new products and services with higher gross margin, our revenue and overall gross margin would likely decline.

System security risks, data protection breaches and cyber-attacks could disrupt our products, services, internal operations or information technology systems, and any such disruption could reduce our expected revenue, increase our expenses, damage our reputation and cause our stock price to decline significantly.

Our products and services may contain unknown security vulnerabilities. For example, the firmware, software and open source software that we or our manufacturing partners have installed on our products may be susceptible to hacking or misuse. In addition, we offer a comprehensive online cloud management service paired with our end products, including our cameras, baby monitors and smart lights. If malicious actors compromise this cloud service, or if customer confidential information is accessed without authorization, our business will be harmed. Operating an online cloud service is a relatively new business for us, and we may not have the expertise to properly manage risks related to data security and systems security. We rely on third-party providers for a number of critical aspects of our cloud services and customer support, including web hosting services, billing and payment processing, and consequently we do not maintain direct control over the security or stability of the associated systems. If we or our third-party providers are unable to successfully prevent breaches of security relating to our products, services or user private information, including user videos and user personal identification information, or if these third-party systems fail for other reasons, our management could need to spend increasing amounts of time and effort in this area. As a result, we could incur substantial expenses, our brand and reputation could suffer and our business, results of operations and financial condition could be materially adversely affected.

Maintaining the security of our computer information systems and communication systems is a critical issue for us and our customers. Malicious actors may develop and deploy malware that is designed to manipulate our systems, including our internal network, or those of our vendors or customers. Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our information technology systems, our data or our customers’ data. We have established a crisis management plan and business continuity program. While we regularly test the plan and the program, there can be no assurance that the plan and program can withstand an actual or serious disruption in our business, including cyber-attack. While we have established service-level and geographic redundancy for our critical systems, our ability to utilize these redundant systems must be tested regularly, failing over to such systems always carries risk and we cannot be assured that such systems are fully functional. For example, much of our order fulfillment process is automated and the order information is stored on our servers. A significant business interruption could result in losses or damages and harm our business. If our computer systems and servers become unavailable at the end of a fiscal quarter, our ability to recognize revenue may be delayed until we are able to utilize back-up systems and continue to process and ship our orders. This could cause our stock price to decline significantly.

We devote considerable internal and external resources to network security, data encryption and other security measures to protect our systems, customers and users, but these security measures cannot provide absolute security. Potential breaches of our security measures and the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us, our employees or our customers or users, including the potential loss or disclosure of such information or data as a result of employee error or other employee actions, hacking, fraud, social engineering or other forms of deception could expose us, our customers or the individuals affected to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise materially adversely affect our business, results of operations and financial condition. In addition, the cost and operational consequences of implementing further data protection measures could be significant.

Interruptions with the cloud-based systems that we use in our operations provided by an affiliate of Amazon.com, Inc. (“Amazon”), which is also one of our primary competitors, may materially adversely affect our business, results of operations and financial condition.

We host our platform using Amazon Web Services (“AWS”) data centers, a provider of cloud infrastructure services, and may in the future use other third-party cloud-based systems in our operations. All of our solutions currently reside on systems leased and operated by us in these locations. Accordingly, our operations depend on protecting the virtual cloud infrastructure hosted in AWS by maintaining its configuration, architecture, features and interconnection specifications, as well as the information stored in these virtual data centers and which third-party internet service providers transmit. Although we have disaster recovery plans that utilize multiple AWS locations, any incident affecting their infrastructure that may be caused by human error, fire, flood, severe storm, earthquake or other natural disasters, cyber-attacks, terrorist or other attacks, and other similar events beyond our control could negatively affect our platform. A prolonged AWS service disruption affecting our platform for any of the foregoing reasons would negatively impact our ability to serve our end-users and could damage our reputation with current and potential end-users, expose us to liability, cause us to lose customers or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use. Further, if we were to make updates to our platforms that were not compatible with the configuration, architecture, features and interconnection specifications of the third-party platform, our service could be disrupted.

Under the terms of AWS’s agreements with us, it may terminate its agreement by providing us with 30 days’ prior written notice. In addition, Amazon also produces the Amazon Cloud Cam, which competes with our security camera products, and recently acquired two of our competitors, Blink and Ring. Amazon may choose to hamper our competitive efforts, using provision of AWS services as leverage. In the event that our AWS service agreements are terminated, or there is a lapse of service, elimination of AWS services or features that we use, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting our solutions for deployment on a different cloud infrastructure service provider, which could materially adversely affect our business, results of operations and financial condition.

Some of our competitors have substantially greater resources than we do, and to be competitive we may be required to lower our prices or increase our sales and marketing expenses, which could result in reduced margins and loss of market share.

We compete in a rapidly evolving and fiercely competitive market, and we expect competition to continue to be intense, including price competition. Our principal competitors include Amazon (Blink and Ring), Google (Nest), Swann, Night Owl, Foxconn Corporation (Belkin), Samsung, D-Link and Canary. Other competitors include numerous local vendors such as Netatmo, Logitech, Bosch, Instar and Uniden. In addition, these local vendors may target markets outside of their local regions and may increasingly compete with us in other regions worldwide. Many of our existing and potential competitors have longer operating histories, greater brand recognition and substantially greater financial, technical, sales, marketing and other resources. These competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers, and exert more influence on sales channels than we can. In addition, certain competitors may have different business models, such as integrated manufacturing capabilities, that may allow them to achieve cost savings and to compete on the basis of price. Other competitors may have fewer resources, but may be more nimble in developing new or disruptive technology or in entering new markets.

We anticipate that current and potential competitors will also intensify their efforts to penetrate our target markets. For example, price competition is intense in our industry in certain geographical regions and product categories. Many of our competitors price their products significantly below our product costs. Average sales prices have declined in the past and may again decline in the future. These competitors may have more advanced technology, more extensive distribution channels, stronger brand names, greater access to shelf space in retail locations, bigger promotional budgets and larger retailers, distributors and other channel partners and end-user bases than we do.

In addition, many of these competitors leverage a broader product portfolio and offer lower pricing as part of a more comprehensive end-to-end solution. These companies could devote more capital resources to develop, manufacture and market competing products than we could.

Our competitors may also acquire other companies in the market and leverage combined resources to gain market share. If any of these companies are successful in competing against us, our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could seriously harm our business, financial condition and results of operations.

We rely on a limited number of traditional and online retailers and wholesale distributors for a substantial portion of our sales, and our revenue could decline if they refuse to pay our requested prices or reduce their level of purchases or if there is significant consolidation in our sales channels, which results in fewer sales channels for our products.

We sell a substantial portion of our products through traditional and online retailers, including Best Buy Co., Inc. (“Best Buy”), Amazon, Costco Wholesale Corporation (“Costco”) and their respective affiliates. For the year ended December 31, 2017, we derived 28%, 16% and 13% of our revenue from Best Buy, Amazon and Costco and their respective affiliates, respectively. In addition, we sell to wholesale distributors, including Ingram Micro, Inc., D&H Distributing Company, Exertis (UK) Ltd. and Synnex Corporation. We expect that a significant portion of our revenue will continue to come from sales to a small number of such retailers, distributors and other channel partners. In addition, because our accounts receivable are often concentrated within a small group of retailers, distributors and other channel partners, the failure of any of them to pay on a timely basis, or at all, would reduce our cash flow. We are also exposed to increased credit risk if any one of these limited numbers of retailer and distributor channel partners fails or becomes insolvent. We generally have no minimum purchase commitments or long-term contracts with any of these retailers, distributors and other channel partners. These purchasers could decide at any time to discontinue, decrease or delay their purchases of our products. If our retailers, distributors and other channel partners increase the size of their product orders without sufficient lead-time for us to process the order, our ability to fulfill product orders would be compromised. These channel partners have a variety of suppliers to choose from and therefore can make substantial demands on us, including demands on product pricing and on contractual terms, which often results in the allocation of risk to us as the supplier. Accordingly, the prices that they pay for our products are subject to negotiation and could change at any time. We have historically benefitted from NETGEAR’s strong relationships with these retailers, distributors and other channel partners, and we may not be able to maintain these relationships following our separation from NETGEAR. Our ability to maintain strong relationships with these channel partners is essential to our future performance. If any of our major channel partners reduce their level of purchases or refuse to pay the prices that we set for our products, our revenue and results of operations could be harmed. The traditional retailers that purchase from us have faced increased and significant competition from online retailers. If our key traditional retailers continue to reduce their level of purchases from us, our business, results of operations and financial condition could be harmed.

Additionally, concentration and consolidation among our channel partner base may allow certain retailers and distributors to command increased leverage in negotiating prices and other terms of sale, which could adversely affect our profitability. In addition, if, as a result of increased leverage, channel partner pressures require us to reduce our pricing such that our gross margin is diminished, we could decide not to sell our products to a particular channel partner, which could result in a decrease in our revenue. Consolidation among our channel partner base may also lead to reduced demand for our products, elimination of sales opportunities, replacement of our products with those of our competitors and cancellations of orders, each of which could materially adversely affect our business, results of operations and financial condition. If consolidation among the retailers, distributors or other channel partners who purchase our products becomes more prevalent, our business, results of operations and financial condition could be materially adversely affected.

In particular, the retail and connected home markets in some countries, including the United States, are dominated by a few large retailers with many stores. These retailers have in the past increased their market share and may continue to do so in the future by expanding through acquisitions and construction of additional stores. These situations concentrate our credit risk with a relatively small number of retailers, and, if any of these retailers were to experience a shortage of liquidity, it could increase the risk that their outstanding payables to us may not be paid. In addition, increasing market share concentration among one or a few retailers in a particular country or region increases the risk that if any one of them substantially reduces its purchases of our devices, we may be unable to find a sufficient number of other retail outlets for our products to sustain the same level of sales. Any reduction in sales by our retailers could materially adversely affect our business, results of operations and financial condition.

Our current and future products may experience quality problems, including defects or errors, from time to time that can result in adverse publicity, product recalls, litigation, regulatory proceedings, and warranty claims resulting in significant direct or indirect costs, decreased revenue and operating margin, and harm to our brand.

We sell complex products that could contain design and manufacturing defects in their materials, hardware and firmware. These defects could include defective materials or components that can unexpectedly interfere with the products’ intended operations or cause injuries to users or property damage. Although we extensively and rigorously test new and enhanced products and services before their release, we cannot assure we will be able to detect, prevent or fix all defects. Failure to detect, prevent or fix defects, or an increase in defects, could result in a variety of consequences, including a greater number of product returns than expected from users and retailers, increases in warranty costs, regulatory proceedings, product recalls and litigation, each of which could materially adversely affect our business, results of operations and financial condition. We generally provide a one-year hardware warranty on all of our products. The occurrence of real or perceived quality problems or material defects in our current and future products could expose us to warranty claims in excess of our current reserves. If we experience greater returns from retailers or users, or greater warranty claims, in excess of our reserves, our business, financial condition and results of operations could be harmed. In addition, any negative publicity or lawsuits filed against us related to the perceived quality and safety of our products could also adversely affect our brand, decrease demand for our products and services and materially adversely affect our business, results of operations and financial condition.

In addition, epidemic failure clauses are found in certain of our customer contracts. If invoked, these clauses may entitle the customer to return for replacement or obtain credits for products and inventory, as well as assess liquidated damage penalties and terminate an existing contract and cancel future or then-current purchase orders. In such instances, we may also be obligated to cover significant costs incurred by the customer associated with the consequences of such epidemic failure, including freight and transportation required for product replacement and out-of-pocket costs for truck rolls to end-user sites to collect the defective products. Costs or payments we make in connection with an epidemic failure could materially adversely affect our business, results of operations and financial condition.

If our products contain defects or errors, or are found to be noncompliant with industry standards, we could experience decreased sales and increased product returns, loss of customers and market share, and increased service, warranty and insurance costs. In addition, defects in, or misuse of, certain of our products could cause safety concerns, including the risk of property damage or personal injury. If any of these events occurred, our reputation and brand could be damaged, and we could face product liability or other claims regarding our products, resulting in unexpected expenses and adversely impacting our operating results. For instance, if a third party were able to successfully overcome the security measures in our products, such a person or entity could misappropriate end-user data, third-party data stored by our users and other information, including intellectual property. If that happens, affected end-users or others may file actions against us alleging product liability, tort or breach of warranty claims.

We depend on large, recurring purchases from certain significant retailers, distributors and other channel partners, and a loss, cancellation or delay in purchases by these channel partners could negatively affect our revenue.

The loss of recurring orders from any of our more significant retailers, distributors and other channel partners could cause our revenue and profitability to suffer. Our ability to attract new retailers, distributors and other channel partners will depend on a variety of factors, including the cost-effectiveness, reliability, scalability, breadth and depth of our products. In addition, a change in the mix of our retailers, distributors and other channel partners, or a change in the mix of direct and indirect sales, could adversely affect our revenue and gross margin.

Although our financial performance may depend on large, recurring orders from certain retailers, distributors and other channel partners, we do not generally have binding commitments from them. For example:

•	our channel partner agreements generally do not require minimum purchases;

•	our retailers, distributors and other channel partners can stop purchasing and stop marketing our products at any time; and

•	our channel partner agreements generally are not exclusive.

Further, our revenue may be impacted by significant one-time purchases that are not contemplated to be repeatable. While such purchases are reflected in our financial statements, we do not rely on and do not forecast for continued significant one-time purchases. As a result, lack of repeatable one-time purchases will adversely affect our revenue.

Because our expenses are based on our revenue forecasts, a substantial reduction or delay in sales of our products to, or unexpected returns from, channel partners, or the loss of any significant channel partners, could materially adversely affect our business, results of operations and financial condition. Although our largest channel partners may vary from period to period, we anticipate that our results of operations for any given period will continue to depend on large orders from a small number of channel partners.

The average selling prices of our products typically decrease rapidly over the sales cycle of the product, which may negatively affect our revenue and gross margin.

Our products typically experience price erosion, a fairly rapid reduction in the average unit selling prices over their sales cycles. In order to sell products that have a falling average unit selling price and maintain margins at the same time, we need to continually reduce product and manufacturing costs. To manage manufacturing costs, we must partner with our third-party manufacturers to engineer the most cost-effective design for our products. In addition, we must carefully manage the price paid for components used in our products, and we must also successfully manage our freight and inventory costs to reduce overall product costs. We also need to continually introduce new products with higher sales prices and gross margin in order to maintain our overall gross margin. If we are unable to manage the cost of older products or successfully introduce new products with higher gross margin, our revenue and overall gross margin would likely decline.

The reputation of our services may be damaged, and we may face significant direct or indirect costs, decreased revenue and operating margins if our services contain significant defects or fail to perform as intended.

Our services, including our intelligent cloud and App platform and our Arlo Smart services, are complex, and may not always perform as intended due to outages of our systems or defects affecting our services. Systems outages could be disruptive to our business and damage the reputation of our services and result in potential loss of revenue.

Significant defects affecting our services may be found following the introduction of new software or enhancements to existing software or in software implementations in varied information technology environments. Internal quality assurance testing and end-user testing may reveal service performance issues or desirable feature enhancements that could lead us to reallocate service development resources or postpone the release of new versions of our software. The reallocation of resources or any postponement could cause delays in the development and release of future enhancements to our currently available software, damage the reputation of our services in the marketplace and result in potential loss of revenue. Although we attempt to resolve all errors that we believe would be considered serious by our partners and customers, the software powering our services is not error-free. Undetected errors or performance problems may be discovered in the future, and known errors that we consider minor may be considered serious by our channel partners and end-users.

System disruptions and defects in our services could result in lost revenue, delays in customer deployment or legal claims and could be detrimental to our reputation.

Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters, which are subject to change.

We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including with respect to user privacy, rights of publicity, data protection, content, protection of minors and consumer protection. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could materially adversely affect our business, results of operations and financial condition.

Several proposals are pending before federal, state and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. In addition, the EU General Data Protection Regulation 2016/679 (“GDPR”), which came into effect on May 25, 2018, establishes new requirements applicable to the processing of personal data (i.e., data which identifies an individual or from which an individual is identifiable), affords new data protection rights to individuals (e.g., the right to erasure of personal data) and imposes penalties for serious data breaches. Individuals also have a right to compensation under GDPR for financial or non-financial losses. GDPR will impose additional responsibility and liability in relation to our processing of personal data. GDPR may require us to change our policies and procedures and, if we are not compliant, could materially adversely affect our business, results of operations and financial condition.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of securities of technology and other companies, which may be unrelated to the financial performance of these companies. These broad market fluctuations may negatively affect the market price of our common stock.

Some specific factors that may have a significant effect on the market price of our common stock include:

•	actual or anticipated fluctuations in our results of operations or our competitors’ operating results;

•	actual or anticipated changes in the growth rate of the connected lifestyle market, our growth rates or our competitors’ growth rates;

•	conditions in the financial markets in general or changes in general economic conditions;

•	changes in governmental regulation, including taxation and tariff policies;

•	interest rate or currency exchange rate fluctuations;

•	our ability to forecast or report accurate financial results; and

•	changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally.

We obtain several key components from limited or sole sources, and if these sources fail to satisfy our supply requirements or we are unable to properly manage our supply requirements with our third-party manufacturers, we may lose sales and experience increased component costs.

Any shortage or delay in the supply of key product components would harm our ability to meet scheduled product deliveries. Many of the components used in our products are specifically designed for use in our products, some of which are obtained from sole source suppliers. These components include lens, lens-sensors and passive infrared (“PIR”) sensors that have been customized for the Arlo application, as well as custom-made batteries that provide power conservation and safety features. In addition, the components used in our end products have been optimized to extend battery life. Our third-party manufacturers generally purchase these components on our behalf, and we do not have any contractual commitments or guaranteed supply arrangements with our suppliers. If demand for a specific component increases, we may not be able to obtain an adequate number of that component in a timely manner. In addition, if worldwide demand for the components increases significantly, the availability of these components could be limited. Further, our suppliers may experience financial or other difficulties as a result of uncertain and weak worldwide economic conditions. Other factors that may affect our suppliers’ ability or willingness to supply components to us include internal management or reorganizational issues, such as roll-out of new equipment which may delay or disrupt supply of previously forecasted components, or industry consolidation and divestitures, which may result in changed business and product priorities among certain suppliers. It could be difficult, costly and time consuming to obtain alternative sources for these components, or to change product designs to make use of alternative components. In addition, difficulties in transitioning from an existing supplier to a new supplier could create delays in component availability that would have a significant impact on our ability to fulfill orders for our products.

We provide our third-party manufacturers with a rolling forecast of demand, which they use to determine our material and component requirements. Lead times for ordering materials and components vary significantly and depend on various factors, such as the specific supplier, contract terms and demand and supply for a component at a given time. Some of our components have long lead times, such as wireless local area network chipsets, physical layer transceivers, connector jacks and metal and plastic enclosures. If our forecasts are not timely provided or are less than our actual requirements, our third-party manufacturers may be unable to manufacture products in a timely manner. If our forecasts are too high, our third-party manufacturers will be unable to use the components they have purchased on our behalf. The cost of the components used in our products tends to drop rapidly as volumes increase and the technologies mature. Therefore, if our third-party manufacturers are unable to promptly use components purchased on our behalf, our cost of producing products may be higher than our competitors due to an oversupply of higher-priced components. Moreover, if they are unable to use components ordered at our direction, we will need to reimburse them for any losses they incur.

If we are unable to obtain a sufficient supply of components, or if we experience any interruption in the supply of components, our product shipments could be reduced or delayed or our cost of obtaining these components may increase. Component shortages and delays affect our ability to meet scheduled product deliveries, damage our brand and reputation in the market, and cause us to lose sales and market share. For example, component shortages and disruptions in supply in the past have limited our ability to supply all the worldwide demand for our products, and our revenue was affected. At times, we have elected to use more expensive transportation methods, such as air freight, to make up for manufacturing delays caused by component shortages, which reduces our margins. In addition, at times sole suppliers of highly specialized components have provided components that were either defective or did not meet the criteria required by our retailers, distributors or other channel partners, resulting in delays, lost revenue opportunities and potentially substantial write-offs.

We depend on a limited number of third-party manufacturers for substantially all of our manufacturing needs. If these third-party manufacturers experience any delay, disruption or quality control problems in their operations, we could lose market share and our brand may suffer.

All of our products are manufactured, assembled, tested and generally packaged by a limited number of third-party original design manufacturers (“ODMs”). In most cases, we rely on these manufacturers to procure components and, in some cases, subcontract engineering work. We currently outsource manufacturing to Foxconn Corporation, Sky Light Industrial Ltd. and Delta Networks, Inc. We do not have any long-term contracts with any of these third-party manufacturers, although we have executed product supply agreements with these manufacturers, which typically provide indemnification for intellectual property infringement, epidemic failure clauses, agreed-upon price concessions and certain product quality requirements. Some of these third-party manufacturers produce products for our competitors. In addition, one of our principal manufacturers, Foxconn Corporation, has entered into a definitive agreement to acquire Belkin International, which includes the WeMo brand of home automation products, which may compete directly with us. Due to changing economic conditions, the viability of some of these third-party manufacturers may be at risk. The loss of the services of any of our primary third-party manufacturers could cause a significant disruption in operations and delays in product shipments. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of our products at the volumes and in the quality that we require. If a contract manufacturer is unable to do these things, we may have to move production for the products to a new or existing third-party manufacturer, which would take significant effort and our business, results of operations and financial condition could be materially adversely affected. In addition, as we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes and costs, among other issues, are consistent with our expectations. For example, while we expect our manufacturers to be responsible for penalties assessed on us because of excessive failures of the products, there is no assurance that we will be able to collect such reimbursements from these manufacturers, which causes us to take on additional risk for potential failures of our products.

Our reliance on third-party manufacturers also exposes us to the following risks over which we have limited control:

•	unexpected increases in manufacturing and repair costs;

•	inability to control the quality and reliability of finished products;

•	inability to control delivery schedules;

•	potential liability for expenses incurred by third-party manufacturers in reliance on our forecasts that later prove to be inaccurate;

•	potential lack of adequate capacity to manufacture all or a part of the products we require; and

•	potential labor unrest affecting the ability of the third-party manufacturers to produce our products.

All of our products must satisfy safety and regulatory standards and some of our products must also receive government certifications. Our third-party manufacturers are primarily responsible for conducting the tests that support our applications for most regulatory approvals for our products. If our third-party manufacturers fail to timely and accurately conduct these tests, we would be unable to obtain the necessary domestic or foreign regulatory approvals or certificates to sell our products in certain jurisdictions. As a result, we would be unable to sell our products and our sales and profitability could be reduced, our relationships with our sales channel could be harmed, and our reputation and brand would suffer.

Specifically, substantially all of our manufacturing and assembly occurs in the Asia Pacific region, primarily in Vietnam, and any disruptions due to natural disasters, health epidemics and political, social and economic instability in the region would affect the ability of our third-party manufacturers to manufacture our products. In particular, in the event the labor market in Vietnam becomes saturated, our third-party manufacturers in Vietnam may increase our costs of production. If these costs increase, it may affect our margins and ability to lower prices for our products to stay competitive. Labor unrest may also affect our third-party manufacturers, as workers may strike and cause production delays. If our third-party manufacturers fail to maintain good relations with their employees or contractors, and production and manufacturing of our products are affected, then we may be subject to shortages of products and the quality of products delivered may be affected. Further, if our manufacturers or warehousing facilities are disrupted or destroyed, we could have no other readily available alternatives for manufacturing and assembling our products, and our business, results of operations and financial condition could be materially adversely affected.

In the future, we may work with more third-party manufacturers on a contract manufacturing basis, which could result in our exposure to additional risks not inherent in a typical ODM arrangement. Such risks may include our inability to properly source and qualify components for the products, lack of software expertise resulting in increased software defects, and lack of resources to properly monitor the manufacturing process. In our typical ODM arrangement, our ODMs are generally responsible for sourcing the components of the products and warranting that the products will work according to a product’s specification, including any software specifications. In a contract manufacturing arrangement, we would take on much more, if not all, of the responsibility around these areas. If we are unable to properly manage these risks, our products may be more susceptible to defects, and our business, results of operations and financial condition could be materially adversely affected.

We depend substantially on our sales channels, and our failure to maintain and expand our sales channels would result in lower sales and reduced revenue.

To maintain and grow our market share, revenue and brand, we must maintain and expand our sales channels. Our sales channels consist primarily of traditional retailers, online retailers and wholesale distributors, but also include service providers such as wireless carriers and telecommunications providers. We generally have no minimum purchase commitments or long-term contracts with any of these third parties.

Traditional retailers have limited shelf space and promotional budgets, and competition is intense for these resources. A competitor with more extensive product lines and stronger brand identity may have greater bargaining power with these retailers. Any reduction in available shelf space or increased competition for such shelf space would require us to increase our marketing expenditures simply to maintain current levels of retail shelf space, which would harm our operating margin. Our traditional retail customers have faced increased and significant competition from online retailers. If we cannot effectively manage our business amongst our online customers and traditional retail customers, our business would be harmed. The recent trend in the consolidation of online retailers has resulted in intensified competition for preferred product placement, such as product placement on an online retailer’s internet home page. In addition, our efforts to realign or consolidate our sales channels may cause temporary disruptions in our product sales and revenue, and these efforts may not result in the expected longer-term benefits that prompted them.

In addition, to the extent our retail and distributor channel partners supply products that compete with our own, it is possible that these channel partners may choose not to offer our products to end-users or to offer our products to end-users on less favorable terms, including with respect to product placement. If this were to occur, we may not be able to increase or maintain our sales, and our business, results of operations and financial condition could be materially adversely affected. For example, Amazon, one of our primary retailers, produces the Amazon Cloud Cam, which competes with our security camera products, and also recently acquired two of our competitors, Blink and Ring. For the year ended December 31, 2017, we derived 16% of our revenue from Amazon and its affiliates.

We must also continuously monitor and evaluate emerging sales channels. If we fail to establish a presence in an important developing sales channel, our business, results of operations and financial condition could be materially adversely affected.

If disruptions in our transportation network occur or our shipping costs substantially increase, we may be unable to sell or timely deliver our products, and our operating expenses could increase.

We are highly dependent upon the transportation systems we use to ship our products, including surface and air freight. Our attempts to closely match our inventory levels to our product demand intensify the need for our transportation systems to function effectively and without delay. On a quarterly basis, our shipping volume also tends to steadily increase as the quarter progresses, which means that any disruption in our transportation network in the latter half of a quarter will likely have a more material effect on our business than at the beginning of a quarter.

The transportation network is subject to disruption or congestion from a variety of causes, including labor disputes or port strikes, acts of war or terrorism, natural disasters and congestion resulting from higher shipping volumes. Labor disputes among freight carriers and at ports of entry are common, particularly in Europe, and we expect labor unrest and its effects on shipping our products to be a continuing challenge for us. A port worker strike, work slow-down or other transportation disruption in Long Beach, California, where we import our products to fulfill our Americas orders, could significantly disrupt our business. Our international freight is regularly subjected to inspection by governmental entities. If our delivery times increase unexpectedly for these or any other reasons, our ability to deliver products on time would be materially adversely affected and result in delayed or lost revenue as well as customer imposed penalties. In addition, if increases in fuel prices occur, our transportation costs would likely increase. Moreover, the cost of shipping our products by air freight is greater than other methods. From time to time in the past, we have shipped products using extensive air freight to meet unexpected spikes in demand and shifts in demand between product categories, to bring new product introductions to market quickly and to timely ship products previously ordered. If we rely more heavily upon air freight to deliver our products, our overall shipping costs will increase. A prolonged transportation disruption or a significant increase in the cost of freight could materially adversely affect our business, results of operations and financial condition.

If we lose the services of key personnel, we may not be able to execute our business strategy effectively.

Our future success depends in large part upon the continued services of our key technical, engineering, sales, marketing, finance and senior management personnel. The competition for qualified personnel with significant experience in the design, development, manufacturing, marketing and sales in the markets in which we operate is intense, both where our U.S. operations are based, including Silicon Valley, and in global markets in which we operate. Our inability to attract qualified personnel, including hardware and software engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell, our products and services. Changes to U.S. immigration policies that restrict our ability to attract and retain technical personnel may negatively affect our research and development efforts.

We do not maintain any key person life insurance policies. Our business model requires extremely skilled and experienced senior management who are able to withstand the rigorous requirements and expectations of our business. Our success depends on senior management being able to execute at a very high level. The loss of any of our senior management or other key engineering, research, development, sales or marketing personnel, particularly if lost to competitors, could harm our ability to implement our business strategy and respond to the rapidly changing needs of our business. If we suffer the loss of services of any key executive or key personnel, our business, results of operations and financial condition could be materially adversely affected. In addition, we may not be able to have the proper personnel in place to effectively execute our long-term business strategy if key personnel retire, resign or are otherwise terminated.

If we are unable to secure and protect our intellectual property rights, our ability to compete could be harmed.

We rely on a combination of copyright, trademark, patent and trade secret laws, nondisclosure agreements with employees, consultants and suppliers and other contractual provisions to establish, maintain and protect our intellectual property and technology. Despite efforts to protect our intellectual property, unauthorized third parties may attempt to design around, copy aspects of our product design or obtain and use technology or other intellectual property associated with our products. Furthermore, our competitors may independently develop similar technology or design around our intellectual property. Our inability to secure and protect our intellectual property rights could materially adversely affect our brand and business, results of operations and financial condition.

We rely upon third parties for technology that is critical to our products, and if we are unable to continue to use this technology and future technology, our ability to develop, sell, maintain and support technologically innovative products would be limited.

We rely on third parties to obtain non-exclusive patented hardware and software license rights in technologies that are incorporated into and necessary for the operation and functionality of most of our products. In these cases, because the intellectual property we license is available from third parties, barriers to entry into certain markets may be lower for potential or existing competitors than if we owned exclusive rights to the technology that we license and use. Moreover, if a competitor or potential competitor enters into an exclusive arrangement with any of our key third-party technology providers, or if any of these providers unilaterally decides not to do business with us for any reason, our ability to develop and sell products containing that technology would be severely limited. In addition, certain of Arlo’s firmware and the AI-based algorithms that we use in our Arlo Smart services incorporate open source software, the licenses for which may include customary requirements for, and restrictions on, use of the open source software.

If we are offering products or services that contain third-party technology that we subsequently lose the right to license, then we will not be able to continue to offer or support those products or services. In addition, these licenses may require royalty payments or other consideration to the third-party licensor. Our success will depend, in part, on our continued ability to access these technologies, and we do not know whether these third-party technologies will continue to be licensed to us on commercially acceptable terms, if at all. In addition, if these third-party licensors fail or experience instability, then we may be unable to continue to sell products and services that incorporate the licensed technologies, in addition to being unable to continue to maintain and support these products and services. We do require escrow arrangements with respect to certain third-party software which entitle us to certain limited rights to the source code, in the event of certain failures by the third party, in order to maintain and support such software. However, there is no guarantee that we would be able to fully understand and use the source code, as we may not have the expertise to do so. We are increasingly exposed to these risks as we continue to develop and market more products containing third-party technology and software. If we are unable to license the necessary technology, we may be forced to acquire or develop alternative technology, which could be of lower quality or performance standards. The acquisition or development of alternative technology may limit and delay our ability to offer new or competitive products and services and increase our costs of production. As a result, our business, results of operations and financial condition could be materially adversely affected.

We also utilize third-party software development companies and contractors to develop, customize, maintain and support software that is incorporated into our products and services. If these companies and contractors fail to timely deliver or continuously maintain and support the software, as we require of them, we may experience delays in releasing new products and services or difficulties with supporting existing products, services and our users.

Our sales and operations in international markets expose us to operational, financial and regulatory risks.

International sales comprise a significant amount of our overall revenue. International sales were 25% of overall revenue in fiscal year 2017 and 23% of overall revenue in fiscal year 2016. We continue to be committed to growing our international sales, and while we have committed resources to expanding our international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	exchange rate fluctuations;

•	political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	increased difficulty in managing inventory;

•	delayed revenue recognition;

•	less effective protection of intellectual property;

•	stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances directive, the Waste Electrical and Electronic Equipment directive and the European Ecodesign directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	business difficulties, including potential bankruptcy or liquidation, of any of our worldwide third-party logistics providers, such as Kerry Logistics; and

•	changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws.

We are also required to comply with local environmental legislation, and those who sell our products rely on this compliance in order to sell our products. If those who sell our products do not agree with our interpretations and requirements of new legislation, they may cease to order our products and our business, results of operations and financial condition could be materially adversely affected.

The development of our operations and infrastructure in connection with our separation from NETGEAR, and any future expansion of such operations and infrastructure, may not be entirely successful, and may strain our operations and increase our operating expenses.

In connection with our separation from NETGEAR, we have been implementing a new information technology infrastructure for our business, which includes the creation of management information systems and operational and financial controls unique to our business. We may not be able to put in place adequate controls in an efficient and timely manner in connection with our separation from NETGEAR and as our business grows, and our current systems may not be adequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and operational and financial resources. In addition, as we grow internationally, we will have to expand and enhance our communications infrastructure. If we fail to continue to improve our management information systems, procedures and financial controls, or encounter unexpected difficulties during expansion and reorganization, our business could be harmed.

For example, we are investing significant capital and human resources in the design, development and enhancement of our financial and enterprise resource planning systems. We will depend on these systems in order to timely and accurately process and report key components of our results of operations, financial condition and cash flows. If the systems fail to operate appropriately or we experience any disruptions or delays in enhancing their functionality to meet current business requirements, our ability to fulfill customer orders, bill and track our customers, fulfill contractual obligations, accurately report our financials and otherwise run our business could be adversely affected. Even if we do not encounter these adverse effects, the development and enhancement of systems may be much more costly than we anticipated. If we are unable to continue to develop and enhance our information technology systems as planned, our business, results of operations and financial condition could be materially adversely affected.

Governmental regulations of imports or exports affecting internet security could affect our revenue.

Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, particularly encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. In response to terrorist activity, governments could enact additional regulation or restriction on the use, import or export of encryption technology. This additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications, resulting in decreased demand for our products and services. In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and the international internet security market.

We are involved in litigation matters in the ordinary course and may in the future become involved in additional litigation, including litigation regarding intellectual property rights, which could be costly and subject us to significant liability.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding infringement of patents, trade secrets and other intellectual property rights. From time to time, third parties have asserted, and may continue to assert, exclusive patent, copyright, trademark and other intellectual property rights against us, demanding license or royalty payments or seeking payment for damages, injunctive relief and other available legal remedies through litigation. These also include third-party non-practicing entities who claim to own patents or other intellectual property that they believe cover our products. If we are unable to resolve these matters or obtain licenses on acceptable or commercially reasonable terms, we could be sued or we may be forced to initiate litigation to protect our rights. The cost of any necessary licenses could materially adversely affect our business, results of operations and financial condition.

In the event successful claims of infringement are brought by third parties, and we are unable to obtain licenses or independently develop alternative technology on a timely basis, we may be subject to indemnification obligations, be unable to offer competitive products or be subject to increased expenses. If we do not resolve these claims on a favorable basis, our business, results of operations and financial condition could be materially adversely affected.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected and our stock price could decline.

From time to time, we may undertake acquisitions to add new product and service lines and technologies, acquire talent, gain new sales channels or enter into new sales territories. Acquisitions involve numerous risks and challenges, including relating to the successful integration of the acquired business, entering into new territories or markets with which we have limited or no prior experience, establishing or maintaining business relationships with new retailers, distributors or other channel partners, vendors and suppliers and potential post-closing disputes.

We cannot ensure that we will be successful in selecting, executing and integrating acquisitions. Failure to manage and successfully integrate acquisitions could materially harm our business, financial condition and results of operations. In addition, if stock market analysts or our stockholders do not support or believe in the value of the acquisitions that we choose to undertake, our stock price may decline.

If we do not effectively manage our sales channel inventory and product mix, we may incur costs associated with excess inventory, or lose sales from having too few products.

If we are unable to properly monitor, control and manage our sales channel inventory and maintain an appropriate level and mix of products with our distributors and within our sales channels, we may incur increased and unexpected costs associated with this inventory. We generally allow distributors and traditional retailers to return a limited amount of our products in exchange for other products. Under our price protection policy, if we reduce the list price of a product, we are often required to issue a credit in an amount equal to the reduction for each of the products held in inventory by our wholesale distributors and retailers. If our wholesale distributors and retailers are unable to sell their inventory in a timely manner, we might lower the price of the products, or these parties may exchange the products for newer products. Also, during the transition from an existing product to a new replacement product, we must accurately predict the demand for the existing and the new product.

We determine production levels based on our forecasts of demand for our products. Actual demand for our products depends on many factors, which makes it difficult to forecast. We have experienced differences between our actual and our forecasted demand in the past and expect differences to arise in the future. If we improperly forecast demand for our products, we could end up with too many products and be unable to sell the excess inventory in a timely manner, if at all, or, alternatively, we could end up with too few products and not be able to satisfy demand. This problem is exacerbated because we attempt to closely match inventory levels with product demand, leaving limited margin for error. If these events occur, we could incur increased expenses associated with writing off excessive or obsolete inventory, lose sales, incur penalties for late delivery or have to ship products by air freight to meet immediate demand, thereby incurring incremental freight costs above the sea freight costs, a preferred method, and suffering a corresponding decline in gross margin.

Global economic conditions could materially adversely affect our revenue and results of operations.

Our business has been and may continue to be affected by a number of factors that are beyond our control, such as general geopolitical, economic and business conditions, conditions in the financial markets and changes in the overall demand for connected lifestyle products. Our products and services may be considered discretionary items for our consumer and small business end-users. A severe and/or prolonged economic downturn could adversely affect our customers’ financial condition and the levels of business activity of our customers. Weakness in, and uncertainty about, global economic conditions may cause businesses to postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for our products.

In the recent past, various regions worldwide have experienced slow economic growth. In addition, current economic challenges in China, including any global economic ramifications of these challenges, may continue to put negative pressure on global economic conditions. If conditions in the global economy, including Europe, China, Australia and the United States, or other key vertical or geographic markets deteriorate, such conditions could materially adversely affect our business, results of operations and financial condition. If we are unable to successfully anticipate changing economic and political conditions, we may be unable to effectively plan for and respond to those changes, which could materially adversely affect our business, results of operations and financial condition. In addition, the economic problems affecting the financial markets and the uncertainty in global economic conditions resulted in a number of adverse effects, including a low level of liquidity in many financial markets, extreme volatility in credit, equity, currency and fixed income markets, instability in the stock market and high unemployment.

For example, the challenges faced by the European Union to stabilize some of its member economies, such as Greece, Portugal, Spain, Hungary and Italy, have had international implications affecting the stability of global financial markets and hindering economies worldwide. Many member nations in the European Union have been addressing the issues with controversial austerity measures. In addition, the potential consequences of the “Brexit” process in the United Kingdom have led to significant uncertainty in the region. Should the European Union monetary policy measures be insufficient to restore confidence and stability to the financial markets, or should the United Kingdom’s “Brexit” decision lead to additional economic or political instability, the global economy, including the U.S. and European Union economies where we have a significant presence, could be hindered, which could have a material adverse effect on us. There could also be a number of other follow-on effects from these economic developments on our business, including the inability of customers to obtain credit to finance purchases of our products, customer insolvencies, decreased customer confidence to make purchasing decisions, decreased customer demand and decreased customer ability to pay their trade obligations.

In addition, availability of our products from third-party manufacturers and our ability to distribute our products into non-U.S. jurisdictions may be impacted by factors such as an increase in duties, tariffs or other restrictions on trade; raw material shortages, work stoppages, strikes and political unrest; economic crises and international disputes or conflicts; changes in leadership and the political climate in countries from which we import products; and failure of the United States to maintain normal trade relations with China and other countries. While China currently enjoys “most favored nation” trading status with the United States, the Trump administration has proposed to revoke that status and to impose higher tariffs on products imported from China, which could materially adversely affect our business, results of operations and financial condition.

The success of our business depends on customers’ continued and unimpeded access to our platform on the internet.

Our users must have internet access in order to use our platform. Some providers may take measures that affect their customers’ ability to use our platform, such as degrading the quality of the data packets we transmit over their lines, giving those packets lower priority, giving other packets higher priority than ours, blocking our packets entirely or attempting to charge their customers more for using our platform.

In December 2010, the Federal Communications Commission (the “FCC”), adopted net neutrality rules barring internet providers from blocking or slowing down access to online content, protecting services like ours from such interference. Recently, the FCC voted in favor of repealing the net neutrality rules, and it is currently uncertain how the U.S. Congress will respond to this decision. To the extent network operators attempt to interfere with our services, extract fees from us to deliver our solution or otherwise engage in discriminatory practices, our business, results of operations and financial condition could be materially adversely affected. Within such a regulatory environment, we could experience discriminatory or anti-competitive practices that could impede our domestic and international growth, cause us to incur additional expense or otherwise materially adversely affect our business, results of operations and financial condition.

Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

Factors that could materially affect our future effective tax rates include but are not limited to:

•	changes in tax laws or the regulatory environment;

•	changes in accounting and tax standards or practices;

•	changes in the composition of operating income by tax jurisdiction; and

•	our operating results before taxes.

We are subject to income taxes in the United States and numerous foreign jurisdictions. Because we do not have a long history of operating as a separate company and we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a quasi-territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. Additionally, new provisions were added to mitigate the potential erosion of the U.S. tax base and to discourage use of low tax jurisdictions to own intellectual property and other valuable intangible assets. While these provisions were intended to prevent specific perceived taxpayer abuse, they may have adverse, unexpected consequences. At this time, Treasury has not yet issued Regulations on how these new rules should be applied and how the relevant calculations are to be prepared. As there exists only limited guidance at this time, significant estimates and judgment are required in assessing the consequences. The amounts for adjusting the deferred tax assets and liabilities for the new effective tax rate and the transition tax are provisional based on the guidance provided by the SEC in Staff Accounting Bulletin No. 118 (“SAB 118”), which provides for a measurement period of one year from the enactment date to finalize the accounting for effects of the 2017 Tax Act. As a result of continued regulations and interpretations of the Tax Act, we are still quantifying the effects of the tax law change. Based on information available, we also reflected a provisional estimate of $2.9 million related to the transitional tax that was fully offset with tax attributes and therefore did not result in an income tax expense. The amounts reported as of December 31, 2017 are provisional based on the uncertainty discussed above. As we complete our analysis and prepare necessary data, and interpret any additional guidance, we will adjust our calculations and provisional amounts that we have recorded in our tax provision. Any such adjustments may materially impact our provision for income taxes in our financial statements.

In addition to the impact of the Tax Act on our federal taxes, the Tax Act may impact our taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to our global tax position and materially adversely affect our business, results of operations and financial condition.

Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

We must comply with indirect tax laws in multiple jurisdictions, as well as complex customs duty regimes worldwide. Audits of our compliance with these rules may result in additional liabilities for taxes, duties, interest and penalties related to our international operations which would reduce our profitability.

Our operations are routinely subject to audit by tax authorities in various countries. Many countries have indirect tax systems where the sale and purchase of goods and services are subject to tax based on the transaction value. These taxes are commonly referred to as value-added tax (“VAT”) or goods and services tax (“GST”). In addition, the distribution of our products subjects us to numerous complex customs regulations, which frequently change over time. Failure to comply with these systems and regulations can result in the assessment of additional taxes, duties, interest and penalties. While we believe we are in compliance with local laws, we cannot assure that tax and customs authorities agree with our reporting positions and upon audit may assess us additional taxes, duties, interest and penalties.

Additionally, some of our products are subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the Office of Foreign Assets Control. We also incorporate encryption technology into certain of our solutions. These encryption solutions and underlying technology may be exported outside of the United States only with the required export authorizations or exceptions, including by license, a license exception, appropriate classification notification requirement and encryption authorization.

Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services without the required export authorizations, including to countries, governments and persons targeted by U.S. embargoes or sanctions. Additionally, the Trump administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time consuming, and may result in delay or loss of sales opportunities even if the export license ultimately is granted. While we take precautions to prevent our solutions from being exported in violation of these laws, including using authorizations or exceptions for our encryption products and implementing IP address blocking and screenings against U.S. government and international lists of restricted and prohibited persons and countries, we cannot guarantee that the precautions we take will prevent all violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and incarceration could be imposed on employees and managers for criminal violations of these laws.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our products and services or our end-users’ ability to utilize our solutions in their countries. Changes in our products and services or changes in import and export regulations may create delays in the introduction of our products in international markets. Furthermore, recent actions by the Trump administration announcing increased duties on products imported from China may severely impact the price of our goods imported into the United States in the future, and other countries may follow suit and increase duties on goods produced in China.

Adverse action by any government agencies related to indirect tax laws could materially adversely affect our business, results of operations and financial condition.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products, as well as any such future laws and regulations. Some of our customers also require that we comply with their own unique requirements relating to these matters. Any failure to comply with such laws, regulations and requirements, and any associated unanticipated costs, could materially adversely affect our business, results of operations and financial condition.

We manufacture and sell products which contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. To our knowledge, we maintain compliance with all applicable current government regulations concerning the materials utilized in our products for all the locations in which we operate. Since we operate on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with all existing regulations. There are areas where new regulations have been enacted which could increase our cost of the components that we utilize or require us to expend additional resources to ensure compliance. For example, the SEC’s “conflict minerals” rules apply to our business, and we are expending resources to ensure compliance. The implementation of these requirements by government regulators and our partners and/or customers could adversely affect the sourcing, availability and pricing of minerals used in the manufacture of certain components used in our products. In addition, the supply-chain due diligence investigation required by the conflict minerals rules will require expenditures of resources and management attention regardless of the results of the investigation. If there is an unanticipated new regulation which significantly impacts our use of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition.

One area that has a large number of regulations is environmental compliance. Management of environmental pollution and climate change has produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an impact on the way we manufacture products or utilize energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials we use in our products. Environmental regulations require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. While future changes in regulations are certain, we are currently unable to predict how any such changes will impact us and if such impacts will be material to our business. If there is a new law or regulation that significantly increases our costs of manufacturing or causes us to significantly alter the way that we manufacture our products, this could have a material adverse effect on our business, financial condition and results of operations.

Our selling and distribution practices are also regulated in large part by U.S. federal and state as well as foreign antitrust and competition laws and regulations. In general, the objective of these laws is to promote and maintain free competition by prohibiting certain forms of conduct that tend to restrict production, raise prices or otherwise control the market for goods or services to the detriment of consumers of those goods and services. Potentially prohibited activities under these laws may include unilateral conduct or conduct undertaken as the result of an agreement with one or more of our suppliers, competitors or customers. The potential for liability under these laws can be difficult to predict as it often depends on a finding that the challenged conduct resulted in harm to competition, such as higher prices, restricted supply or a reduction in the quality or variety of products available to consumers. We utilize a number of different distribution channels to deliver our products to customers and end-users and regularly enter into agreements with resellers of our products at various levels in the distribution chain that could be subject to scrutiny under these laws in the event of private litigation or an investigation by a governmental competition authority. In addition, many of our products are sold to consumers via the internet. Many of the competition-related laws that govern these internet sales were adopted prior to the advent of the internet and, as a result, do not contemplate or address the unique issues raised by online sales. New interpretations of existing laws and regulations, whether by courts or by the state, federal or foreign governmental authorities charged with the enforcement of those laws and regulations, may also impact our business in ways we are currently unable to predict. Any failure on our part or on the part of our employees, agents, distributors or other business partners to comply with the laws and regulations governing competition can result in negative publicity and diversion of management time and effort and may subject us to significant litigation liabilities and other penalties.

We are exposed to the credit risk of some of our customers and to credit exposures in certain markets, which could result in material losses.

A substantial portion of our sales are on an open credit basis, with typical payment terms of 30 to 60 days in the United States and, because of local customs or conditions, longer in some markets outside the United States. We monitor individual customer financial viability in granting such open credit arrangements, seek to limit such open credit to amounts we believe the customers can pay and maintain reserves we believe are adequate to cover exposure for doubtful accounts.

Any bankruptcies or illiquidity among our customer base could harm our business and have a material adverse effect on our financial condition and results of operations. To the degree that turmoil in the credit markets makes it more difficult for some customers to obtain financing, our customers’ ability to pay could be adversely impacted, which in turn could materially adversely affect our business, results of operations and financial condition.

If our products are not compatible with some or all leading third-party IoT products and protocols, we could be materially adversely affected.

A core part of our solution is the interoperability of our platform with third-party IoT products and protocols. The Arlo platform seamlessly integrates with third-party IoT products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings. If these third parties were to alter their products, we could be adversely impacted if we fail to timely create compatible versions of our products, and such incompatibility could negatively impact the adoption of our products and solutions. A lack of interoperability may also result in significant redesign costs, and harm relations with our customers. Further, the mere announcement of an incompatibility problem relating to our products could materially adversely affect our business, results of operations and financial condition.

In addition, to the extent our competitors supply products that compete with our own, it is possible these competitors could design their technologies to be closed or proprietary systems that are incompatible with our products or work less effectively with our products than their own. As a result, end-users may have an incentive to purchase products that are compatible with the products and technologies of our competitors over our products.

The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.

The success of our business depends, in part, on the capacity, affordability, reliability and prevalence of wireless data networks provided by wireless telecommunications operators and on which our IoT hardware products and solutions operate. Growth in demand for wireless data access may be limited if, for example, wireless telecommunications operators cease or materially curtail operations, fail to offer services that customers consider valuable at acceptable prices, fail to maintain sufficient capacity to meet demand for wireless data access, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively.

We are exposed to adverse currency exchange rate fluctuations in jurisdictions where we transact in local currency, which could materially adversely affect our business, results of operations and financial condition.

Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial condition, results of operations and cash flows. Although a portion of our international sales are currently invoiced in U.S. dollars, we have implemented and continue to implement for certain countries and customers both invoicing and payment in foreign currencies. Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar-denominated sales primarily in Europe and Australia, as well as our global operations, and non-U.S. dollar-denominated operating expenses and certain assets and liabilities. In addition, weaknesses in foreign currencies for U.S. dollar-denominated sales could adversely affect demand for our products. Conversely, a strengthening in foreign currencies against the U.S. dollar could increase foreign currency-denominated costs. As a result, we may attempt to renegotiate pricing of existing contracts or request payment to be made in U.S. dollars. We cannot be sure that our customers would agree to renegotiate along these lines. This could result in customers eventually terminating contracts with us or in our decision to terminate certain contracts, which would adversely affect our sales.

We plan to establish a hedging program after the distribution, if not before, to hedge our exposure to fluctuations in foreign currency exchange rates as a response to the risk of changes in the value of foreign currency-denominated assets and liabilities. We may enter into foreign currency forward contracts or other instruments. We expect that such foreign currency forward contracts will reduce, but will not eliminate, the impact of currency exchange rate movements. For example, we may not execute forward contracts in all currencies in which we conduct business. In addition, we may hedge to reduce the impact of volatile exchange rates on revenue, gross profit and operating profit for limited periods of time. However, the use of these hedging activities may only offset a portion of the adverse financial effect resulting from unfavorable movements in foreign exchange rates.

Risks Related to Our Separation from NETGEAR

The distribution may not occur, and the separation may not be successful.

Upon completion of this offering, we will be a stand-alone public company, although we will continue to be controlled by NETGEAR. NETGEAR has informed us that, at some time in the future, but no earlier than the expiration or earlier termination of the 145-day lock-up period applicable to NETGEAR described under the section titled “Underwriting,” it intends to effect the distribution. However, NETGEAR may abandon or change the structure of the distribution if it determines, in its sole discretion, that the distribution is not in the best interest of NETGEAR or its stockholders.

In addition, the process of becoming a stand-alone public company may distract our management from focusing on our business and strategic priorities. Further, although we expect to have direct access to the debt and equity capital markets following this offering, we may not be able to issue debt or equity on terms acceptable to us or at all. Moreover, even with equity compensation tied to our business, we may not be able to attract and retain employees as desired.

We also may not fully realize the intended benefits of being a stand-alone public company if any of the risks identified in this “Risk Factors” section, or other events, were to occur. These intended benefits include improving the strategic and operational flexibility of both companies, increasing the focus of the management teams on their respective business operations, allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing each company with its own equity currency to facilitate acquisitions and to better incentivize management. See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR.” If we do not realize these intended benefits for any reason, our business may be negatively affected. In addition, the separation could materially adversely affect our business, results of operations and financial condition.

As long as NETGEAR controls us, your ability to influence matters requiring stockholder approval will be limited.

After this offering, NETGEAR will own      shares of our common stock, representing approximately     % of the outstanding shares of our common stock (or     % if the underwriters exercise their option to purchase additional shares in full). For so long as NETGEAR beneficially owns shares of our outstanding common stock representing at least a majority of the votes entitled to be cast by the holders of our outstanding common stock, NETGEAR will be able to elect all of the members of our board of directors. We anticipate that, at the completion of this offering, Mr. Lo will continue to serve as the Chairman of the board of directors and Chief Executive Officer of NETGEAR. See the section titled “Directors.”

NETGEAR’s ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.

So long as NETGEAR beneficially owns shares of our outstanding common stock representing at least a majority of the votes entitled to be cast by the holders of our outstanding voting stock, NETGEAR can effectively control and direct our board of directors.

We anticipate that, at the completion of this offering, Mr. Lo will continue to serve as the Chairman of the board of directors and Chief Executive Officer of NETGEAR. Further, the interests of NETGEAR and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

NETGEAR’s interests may conflict with our interests and the interests of our other stockholders. Conflicts of interest between us and NETGEAR could be resolved in a manner unfavorable to us and our other stockholders.

Various conflicts of interest between us and NETGEAR could arise. We anticipate that, at the completion of this offering, Mr. Lo will continue to serve as the Chairman of the board of directors and Chief Executive Officer of NETGEAR. Ownership interests of Mr. Lo and NETGEAR in our capital stock and ownership interests of our directors and officers in NETGEAR capital stock, or service by an individual as either a director and/or officer of both companies, could create or appear to create potential conflicts of interest when such individuals are faced with decisions relating to us. These decisions could include:

•	corporate opportunities;

•	the impact that operating or capital decisions (including the incurrence of indebtedness) relating to our business may have on NETGEAR’s consolidated financial statements and/or current or future indebtedness (including related covenants);

•	business combinations involving us;

•	our dividend and stock repurchase policies;

•	compensation and benefit programs and other human resources policy decisions;

•	management stock ownership;

•	the intercompany agreements and services between us and NETGEAR, including the agreements relating to our separation from NETGEAR;

•	the payment of dividends on our common stock; and

•	determinations with respect to our tax returns.

Potential conflicts of interest could also arise if we decide to enter into new commercial arrangements with NETGEAR in the future or in connection with NETGEAR’s desire to enter into new commercial arrangements with third parties. Additionally, NETGEAR may be constrained by the terms of agreements relating to its indebtedness from taking actions, or permitting us to take actions, that may be in our best interest.

Our amended and restated certificate of incorporation will provide that, except as otherwise agreed to in writing by NETGEAR and us, NETGEAR will have no duty to refrain from engaging in the same or similar business activities or lines of business, doing business with any of our customers or employing or otherwise engaging or soliciting for employment any of our directors, officers or employees.

Our amended and restated certificate of incorporation will also provide that in the event that a director or officer of the Company who is also a director or officer of NETGEAR acquires knowledge of a potential corporate opportunity that may be a corporate opportunity for both the Company and NETGEAR (excluding any corporate opportunity that was presented or became known to such director or officer solely in his or her capacity as a director or officer of the Company, as reasonably determined by such director or officer, unless the Company notifies such person that the Company does not intend to pursue such opportunity), such director or officer may present such opportunity to the Company or NETGEAR or both, as such director or officer determines in his or her sole discretion, and that by doing so such person will have satisfied his or her duties to the Company and its stockholders. Our amended and restated certificate of incorporation will provide that we renounce any interest in any such opportunity presented to NETGEAR. These provisions create the possibility that a corporate opportunity of the Company may be used for the benefit of NETGEAR. However, the corporate opportunity provisions in our amended and restated certificate of incorporation will cease to apply and will have no further force and effect from and after the date that both (1) NETGEAR ceases to own shares of our common stock representing at least 50% of the total voting power of our common stock and (2) no person who is a director or officer of the Company is also a director or officer of NETGEAR.

Furthermore, disputes may arise between us and NETGEAR relating to our past and ongoing relationships, and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

•	tax, employee benefit, indemnification and other matters arising from the separation;

•	the nature, quality and pricing of services NETGEAR agrees to provide to us; and

•	sales and other disposals by NETGEAR of all or a portion of its ownership interest in us.

We will have a general policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to Arlo and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings.

However, we may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party. While we are controlled by NETGEAR, we may not have the leverage to negotiate amendments to our various agreements with NETGEAR (if any are required) on terms as favorable to us as those we would negotiate with an unaffiliated third party.

The terms of the agreements that we intend to enter into with NETGEAR in connection with the separation may limit our ability to take certain actions, including between the completion of this offering and the distribution, which may prevent us from pursuing opportunities to raise capital, acquire other businesses or provide equity incentives to our employees, which could impair our ability to grow.

The terms of the agreements that we intend to enter into with NETGEAR in connection with the separation, including the master separation agreement, may limit our ability to take certain actions, which could impair our ability to grow. The master separation agreement will provide that, as long as NETGEAR beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without NETGEAR’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts. In addition, under current tax law, NETGEAR must retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding, until immediately prior to the distribution of our stock then held by NETGEAR to its stockholders in order for such distribution to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes. NETGEAR has informed us that, at some time in the future, but no earlier than the expiration or earlier termination of the 145-day lock-up period applicable to NETGEAR described under the section titled “Underwriting,” it intends to effect the distribution. This may result in NETGEAR not supporting transactions that we wish to pursue that involve issuing shares of our capital stock, including for capital-raising purposes, as consideration for an acquisition or as equity incentives to our employees. To preserve the tax-free treatment of the separation and distribution, the master separation agreement will include certain covenants and restrictions to ensure that, until immediately prior to the distribution, NETGEAR will retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding. In addition, to preserve the tax-free treatment of the separation and distribution, we intend to agree in the tax matters agreement to restrictions, including restrictions that would be effective during the period following the distribution, that could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. See “—We may not be able to engage in desirable strategic or capital-raising transactions following the distribution.” Our inability to pursue such transactions could materially adversely affect our business, results of operations and financial condition.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, NETGEAR, Arlo and Arlo stockholders could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify NETGEAR for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

NETGEAR expects to obtain an opinion of counsel regarding qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel would be based upon and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of NETGEAR and us, including those relating to the past and future conduct of NETGEAR and us. If any of these representations, statements or undertakings are, or become, incomplete or inaccurate, or if we or NETGEAR breach any of the respective covenants in any of the separation-related agreements, the opinion of counsel could be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding any opinion of counsel, the Internal Revenue Service (the “IRS”) could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if it were to determine that any of the facts, assumptions, representations, statements or undertakings upon which any opinion of counsel was based were false or had been violated, or if it were to disagree with the conclusions in any opinion of counsel. Any opinion of counsel would not be binding on the IRS or the courts, and we cannot assure that the IRS or a court would not assert a contrary position. NETGEAR has not requested, and does not intend to request, a ruling from the IRS with respect to the treatment of the distribution or certain related transactions for U.S. federal income tax purposes.

If the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, NETGEAR would recognize taxable gain as if it had sold our common stock in a taxable sale for its fair market value, and NETGEAR stockholders who receive shares of our common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

We intend to agree in the tax matters agreement to indemnify NETGEAR for any taxes (and any related costs and other damages) resulting from the separation and distribution, and certain other related transactions, to the extent such amounts were to result from (i) an acquisition after the distribution of all or a portion of our equity securities, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by us or (iii) any of the representations or undertakings contained in any of the separation-related agreements or in the documents relating to the opinion of counsel being incorrect or violated. Any such indemnity obligations could be material.

We may not be able to engage in desirable strategic or capital-raising transactions following the distribution.

Under current law, a distribution that would otherwise qualify as a tax-free transaction, for U.S. federal income tax purposes, under Section 355 of the Code can be rendered taxable to the parent corporation and its stockholders as a result of certain post-distribution acquisitions of shares or assets of the distributed corporation. For example, such a distribution could result in taxable gain to the parent corporation under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the distributed corporation.

To preserve the tax-free treatment of the separation and distribution, and in addition to our expected indemnity obligation described above, we intend to agree in the tax matters agreement to restrictions that address compliance with Section 355 of the Code (including Section 355(e) of the Code). These restrictions could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.

We have no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical financial information we have included in this prospectus does not reflect, and the pro forma financial information included in this prospectus may not reflect, what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.

The pro forma condensed combined financial information included in this prospectus includes adjustments based upon available information we believe to be reasonable. However, the assumptions may change and actual results may differ. In addition, we have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information about the basis of presentation of our pro forma financial information and historical financial information included in this prospectus, see the sections titled “Selected Combined Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

If NETGEAR experiences a change in control, our current plans and strategies could be subject to change.

As long as NETGEAR controls us, it will have significant influence over our plans and strategies, including strategies relating to marketing and growth. In the event NETGEAR experiences a change in control, a new NETGEAR owner may attempt to cause us to revise or change our plans and strategies, as well as the agreements between NETGEAR and us, described in this prospectus. A new owner may also have different plans with respect to the contemplated distribution of our common stock to NETGEAR stockholders, including not effecting such a distribution.

The assets and resources that we acquire from NETGEAR in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from NETGEAR.

Because we have not operated as an independent company in the past, we will need to acquire assets in addition to those contributed by NETGEAR and its subsidiaries to us and our subsidiaries in connection with our separation from NETGEAR. We may also face difficulty in separating our assets from NETGEAR’s assets and integrating newly acquired assets into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets that prove to be important to our operations or if we incur unexpected costs in separating our assets from NETGEAR’s assets or integrating newly acquired assets.

The services that NETGEAR provides to us may not be sufficient to meet our needs, which may result in increased costs and otherwise adversely affect our business.

Pursuant to the transition services agreement, we expect NETGEAR to continue to provide us with corporate and shared services for a transitional period related to corporate functions, such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, tax, treasury, shared facilities, engineering, operations, customer support, human resources and employee benefits, sales and sales operations and other services in exchange for the fees specified in the transition services agreement between us and NETGEAR. NETGEAR will not be obligated to provide these services in a manner that differs from the nature of the services provided to the Arlo business during the 12-month period prior to the separation, and thus we may not be able to modify these services in a manner desirable to us as a stand-alone public company. Further, if we no longer receive these services from NETGEAR due to the termination of the transition services agreement or otherwise, we may not be able to perform these services ourselves and/or find appropriate third party arrangements at a reasonable cost (and any such costs may be higher than those charged by NETGEAR). See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR.”

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our shared services and other intercompany agreements with NETGEAR.

As an operating segment of NETGEAR, we relied on administrative and other resources of NETGEAR, including information technology, accounting, finance, human resources and legal services, to operate our business. In connection with this offering, we have entered into various service agreements to retain the ability for specified periods to use these NETGEAR resources. See the section titled “Certain Relationships and Related Party Transactions.” These services may not be provided at the same level as when we were a business segment within NETGEAR, and we may not be able to obtain the same benefits that we received prior to this offering. These services may not be sufficient to meet our needs, and after our agreements with NETGEAR expire (which will generally occur within 18 months following the completion of this offering), we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with NETGEAR. We will need to create our own administrative and other support systems or contract with third parties to replace NETGEAR’s systems. In addition, we have received informal support from NETGEAR, which may not be addressed in the agreements we have entered into with NETGEAR, and the level of this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in NETGEAR’s administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

After this offering, we will be a smaller company relative to NETGEAR, which could result in increased costs in our supply chain and in general because of a decrease in our purchasing power. We may also experience decreased revenue due to difficulty maintaining existing customer relationships and obtaining new customers.

Prior to this offering, we were able to take advantage of NETGEAR’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. In addition, as a segment of NETGEAR, we were able to leverage NETGEAR’s size and purchasing power to bargain with suppliers of our components and our ODMs. We are a smaller company than NETGEAR, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to this offering. As a stand-alone company, we may be unable to obtain office space, goods, technology and services in general, as well as components and services that are part of our supply chain, at prices or on terms as favorable as those available to us prior to this offering, which could increase our costs and reduce our profitability. Our future success depends on our ability to maintain our current relationships with existing customers, and we may have difficulty attracting new customers.

NETGEAR has agreed to indemnify us for certain liabilities. However, we cannot assure that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that NETGEAR’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the master separation agreement and certain other agreements with NETGEAR, NETGEAR has agreed to indemnify us for certain liabilities. The master separation agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of NETGEAR’s business with NETGEAR. See the section titled “Certain Relationships and Related Party Transactions—Master Separation Agreement—Indemnification.” We anticipate that, under the intellectual property rights cross-license agreement to be entered into between us and NETGEAR prior to the completion of this offering, each party, in its capacity as a licensee, will indemnify the other party, in its capacity as a licensor, and its directors, officers, agents, successors and subsidiaries against any losses suffered by such indemnified party as a result of the indemnifying party’s practice of the intellectual property licensed to such indemnifying party under the intellectual property rights cross-license agreement. See the section titled “Certain Relationships and Related Party Transactions—Intellectual Property Rights Cross-License Agreement.” We also anticipate that, under the tax matters agreement to be entered into between us and NETGEAR prior to the completion of this offering, each party will be liable for, and indemnify the other party and its subsidiaries from and against any liability for, taxes that are allocated to the indemnifying party under the tax matters agreement. In addition, we intend to agree in the tax matters agreement that each party will generally be responsible for any taxes and related amounts imposed on us or NETGEAR as a result of the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. See the section titled “Certain Relationships and Related Party Transactions—Tax Matters Agreement.” The transition services agreement will generally provide that the applicable service recipient indemnifies the applicable service provider for liabilities that such service provider incurs arising from the provision of services other than liabilities arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the transition services agreement, and that the applicable service provider indemnifies the applicable service recipient for liabilities that such service recipient incurs arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the transition services agreement. See the section titled “Certain Relationships and Related Party Transactions—Transition Services Agreement.” Pursuant to the registration rights agreement, we will agree to indemnify NETGEAR and its subsidiaries that hold registrable securities (and their directors, officers, agents and, if applicable, each other person who controls such holder under Section 15 of the Securities Act of 1933, as amended (the “Securities Act”)) registering shares pursuant to the registration rights agreement against certain losses, expenses and liabilities under the Securities Act, common law or otherwise. NETGEAR and its subsidiaries that hold registrable securities will similarly idemnify us but such indemnification will be limited to an amount equal to the net proceeds received by such holder under the sale of registrable securities giving rise to the indemnification obligation. See the section titled “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

However, third parties could also seek to hold us responsible for any of the liabilities that NETGEAR has agreed to retain, and we cannot assure that an indemnity from NETGEAR will be sufficient to protect us against the full amount of such liabilities, or that NETGEAR will be able to fully satisfy its indemnification obligations in the future. Even if we ultimately succeed in recovering from NETGEAR any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could materially adversely affect our business, results of operations and financial condition.

Certain contracts used in our business will need to be replaced, or assigned from NETGEAR or its affiliates to Arlo in connection with the separation, which may require the consent of the counterparty to such an assignment, and failure to obtain such replacement contracts or consents could increase Arlo’s expenses or otherwise adversely affect our results of operations.

Our separation from NETGEAR requires us to replace shared contracts and, with respect to certain contracts that are to be assigned from NETGEAR or its affiliates to us or our affiliates, to obtain consents and assignments from third parties. It is possible that, in connection with the replacement or consent process, some parties may seek more favorable contractual terms from Arlo. If we are unable to obtain such replacement contracts or consents, as applicable, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to Arlo as part of the separation. If Arlo is unable to obtain such replacement contracts or consents, the loss of these contracts could increase Arlo’s expenses or otherwise materially adversely affect our business, results of operations and financial condition.

Some of our directors and executive officers own NETGEAR common stock, restricted shares of NETGEAR common stock or options to acquire NETGEAR common stock and hold positions with NETGEAR, which could cause conflicts of interest, or the appearance of conflicts of interest, that result in our not acting on opportunities we otherwise may have.

Some of our directors and executive officers own NETGEAR common stock, restricted shares of NETGEAR stock or options to purchase NETGEAR common stock. In addition, we anticipate that, at the completion of this offering, Mr. Lo will continue to serve as the Chairman of the board of directors and Chief Executive Officer of NETGEAR.

Ownership of NETGEAR common stock, restricted shares of NETGEAR common stock and options to purchase NETGEAR common stock by our directors and executive officers after this offering and the presence of executive officers or directors of NETGEAR on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and NETGEAR that could have different implications for NETGEAR than they do for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between NETGEAR and us regarding terms of the agreements governing the separation and the relationship between NETGEAR and us thereafter, including the master separation agreement, the employee matters agreement, the tax matters agreement or the transition services agreement. Potential conflicts of interest could also arise if we enter into commercial arrangements with NETGEAR in the future. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain growth initiatives.

We may have received better terms from unaffiliated third parties than the terms we will receive in the agreements that we intend to enter into with NETGEAR.

The agreements that we intend to enter into with NETGEAR in connection with the separation, including the master separation agreement, the transition services agreement, the intellectual property cross-license agreement, the tax matters agreement, the employee matters agreement and the registration rights agreement with respect to NETGEAR’s continuing ownership of our common stock, were prepared in the context of the separation while we were still a wholly owned subsidiary of NETGEAR. See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR.” Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent board of directors or a management team that was independent of NETGEAR. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.

Risks Related to This Offering and Ownership of Our Common Stock

No market currently exists for our common stock. We cannot assure you that an active trading market will develop for our common stock.

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the NYSE or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our common stock that you purchase in this offering. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters, and may not be indicative of prices that will prevail in the open market following this offering.

If our stock price fluctuates after this offering, you could lose a significant part of your investment.

The market price of our common stock will be influenced by many factors, some of which are beyond our control, including those described above in “—Risks Related to Our Business” and the following:

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

•	the inability to meet the financial estimates of securities analysts who follow our common stock or changes in earnings estimates by analysts;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results and those of our competitors;

•	general economic and stock market conditions;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	risks related to our business and our industry, including those discussed above;

•	changes in conditions or trends in our industry, markets or customers;

•	the trading volume of our common stock;

•	future sales of our common stock or other securities;

•	whether, when and in what manner NETGEAR completes the distribution; and

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives.

In particular, the realization of any of the risks described in these “Risk Factors” could have a material adverse impact on the market price of our common stock in the future and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

We may change our dividend policy at any time.

Although following this offering we currently intend to retain future earnings to finance the operation and expansion of our business and therefore do not anticipate paying cash dividends on our capital stock in the foreseeable future, our dividend policy may change at any time without notice to our stockholders. The declaration and amount of any future dividends to holders of our common stock will be at the discretion of our board of directors in accordance with applicable law and after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs, cash flows, impact on our effective tax rate, indebtedness, contractual obligations, legal requirements and other factors that our board of directors deems relevant. As a result, we cannot assure you that we will pay dividends at any rate or at all.

Future sales, or the perception of future sales, of our common stock, including by NETGEAR, may depress the price of our common stock.

The market price of our common stock could decline significantly as a result of sales or other distributions of a large number of shares of our common stock in the market after this offering, including shares that might be offered for sale or distributed by NETGEAR. The perception that these sales might occur could depress the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have      shares of common stock (     shares if the underwriters exercise their option to purchase additional shares in full) outstanding. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. We will grant registration rights to NETGEAR with respect to shares of our common stock. Any shares registered pursuant to the registration rights agreement described in the section titled “Certain Relationships and Related Party Transactions” will be freely tradable in the public market following a 145-day lock-up period applicable to NETGEAR as described below.

In connection with this offering, we, our directors and executive officers and NETGEAR have each agreed to enter into a lock-up agreement and thereby be subject to a “lock-up period,” meaning that they and their permitted transferees will not be permitted to sell any of the shares of our common stock for 145 days, in the case of NETGEAR, and for 180 days, in our case and the case of our directors and executive officers, after the date of this prospectus, without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. on behalf of the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., on behalf of the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above. See the section titled “Underwriting.”

Also, in the future, we may issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock.

You may experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering, and you will suffer additional dilution if the underwriters exercise their option to purchase additional shares.

If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, as the initial public offering price of our common stock will be substantially greater than the pro forma net tangible book value per share of our common stock. Based on the assumed initial offering price of $     per share, if you purchase our common stock in this offering, you will suffer immediate and substantial dilution of approximately $     per share. In addition, in connection with the distribution, we expect that NETGEAR stock-based compensation awards held by our employees and NETGEAR employees will be adjusted as described under “Certain Relationships and Related Party Transactions—Employee Matters Agreement” below, which may result in additional dilution to investors.

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We have historically operated our business as a segment of a public company. As a stand-alone public company, we will have additional legal, accounting, insurance, compliance and other expenses that we have not incurred historically. After this offering, we will become obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including certain requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.

Sarbanes-Oxley, as well as rules subsequently implemented by the SEC and the NYSE, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased selling and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC and the NYSE. Any such action could harm our reputation and the confidence of investors and customers in us and could materially adversely affect our business and cause our share price to fall.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could materially adversely affect our business, results of operations, financial condition and stock price.

As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley (“Section 404”), which will require annual management assessments of the effectiveness of our internal control over financial reporting. Upon loss of emerging growth company status, an annual report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting will be required. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations under

Sarbanes-Oxley to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over our financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. If either we are unable to conclude that we have effective internal control over our financial reporting or our independent auditors are unable to provide us with an unqualified report as required by Section 404, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our stock or if our operating results do not meet their expectations, our stock price could decline.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the price of our common stock, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources from our business.

Your percentage ownership in Arlo may be diluted in the future.

In the future, your percentage ownership in Arlo may be diluted because of equity awards that Arlo will be granting to Arlo’s directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Arlo’s employees will have awards in respect of shares of our common stock after this offering as a result of conversion of their NETGEAR stock awards (in whole or in part) to Arlo stock awards. Arlo anticipates its executive compensation committee will grant additional stock-based awards to its employees after this offering. Such awards will have a dilutive effect on Arlo’s earnings per share, which could adversely affect the market price of Arlo common stock. From time to time, Arlo will issue additional stock-based awards to its employees under Arlo’s employee benefits plans.

In addition, Arlo’s amended and restated certificate of incorporation will authorize Arlo to issue, without the approval of Arlo’s stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Arlo’s common stock respecting dividends and distributions, as Arlo’s board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, Arlo could grant the holders of preferred stock the right to elect some number of Arlo’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that Arlo could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Capital Stock.”

We are an emerging growth company and as a result have certain reduced disclosure requirements in this prospectus.

We are an “emerging growth company” as defined in the JOBS Act and, as such, have elected to comply with certain reduced disclosure requirements for this prospectus and may elect to comply with certain reduced public company reporting requirements for future filings. As an emerging growth company, we are not required to disclose certain executive compensation information in this prospectus pursuant to the JOBS Act. We have also elected to present only two years of audited financial statements and the related section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We will be a “controlled company” within the meaning of the applicable rules of the NYSE and, as a result, we may elect to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. We do not currently expect or intend to rely on any of these exemptions, but we cannot assure that we will not rely on these exemptions in the future.

After the completion of this offering, NETGEAR will own more than 50% of the total voting power of our outstanding common stock, and we will be a “controlled company” under the applicable rules of the NYSE. As a controlled company, we may elect to rely on exemptions from certain of the applicable corporate governance requirements of the NYSE, including the requirements that:

•	a majority of our board of directors consists of independent directors;

•	we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	we have a governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, while NETGEAR continues to control a majority of our outstanding common stock, we may elect not to comply with the corporate governance standards requiring (i) a majority of independent directors on the board; (ii) a fully independent compensation committee; and (iii) a fully independent governance and nominating committee. We do not currently expect or intend to rely on any of these exemptions, but we cannot assure that we will not rely on these exemptions in the future. If we make such an election, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a controlled company within the meaning of the applicable rules of the NYSE, we will be required to comply with these requirements after specified transition periods.

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware law may prevent or delay an acquisition of Arlo, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the inability of our stockholders to call a special meeting;

•	the inability of our stockholders to act without a meeting of stockholders, from and after such time as NETGEAR beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our board of directors to issue preferred stock without stockholder approval;

•	the division of our board of directors into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	a provision that, from and after such time as NETGEAR beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, stockholders may only remove directors with cause while the board of directors is classified; and

•	the ability of our directors, and not stockholders, to fill vacancies on our board of directors.

In addition, because we will not elect to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Arlo immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of Arlo and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our amended and restated certificate of incorporation will contain exclusive forum provisions that may discourage lawsuits against us and our directors and officers.

Our amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Arlo, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Arlo to Arlo or Arlo’s stockholders, any action asserting a claim against Arlo or any director or officer of Arlo arising pursuant to any provision of the DGCL or Arlo’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Arlo or any director or officer of Arlo governed by the internal affairs doctrine under Delaware law. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These exclusive forum provisions may limit the ability of Arlo’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Arlo or Arlo’s directors or officers, which may discourage such lawsuits against Arlo and Arlo’s directors and officers. Alternatively, if a court were to find one or more of these exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Arlo may incur additional costs associated with resolving such matters in other jurisdictions or forums, which could materially and adversely affect Arlo’s business, financial condition or results of operations.

Our board of directors will have the ability to issue blank check preferred stock, which may discourage or impede acquisition attempts or other transactions.

Our board of directors will have the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then prevailing market price of the stock.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $     million, assuming that the shares of our common stock to be sold in this offering are sold at $     per share, the midpoint of the price range set forth on the cover page of this prospectus. If the underwriters exercise their option to purchase additional shares in full, we estimate our net proceeds will be approximately $     million. We currently intend to use the net proceeds of this offering for general corporate purposes.

A $1.00 increase (decrease) in the assumed initial public offering price of $     per share would increase (decrease) the net proceeds to us from this offering by $     million, assuming the expected number of shares to be sold by us in this offering remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $     million, assuming that the assumed initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

DIVIDEND POLICY

We have never declared or paid cash dividends to holders of our capital stock. We currently intend to retain future earnings to finance the operation and expansion of our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. As a result, you will need to sell your shares of common stock to receive any income or realize a return on your investment. You may not be able to sell your shares at or above the price you paid for them.

Any future determination to pay dividends will be at the discretion of our board of directors. If we do commence the payment of dividends in the future, there can be no assurance that we will continue to pay any dividend. Our board of directors is free to change our dividend policy at any time, including to increase, decrease or eliminate our dividend. The board will base its decisions on, among other things, general business conditions, our results of operations, financial condition, cash requirements, prospects, contractual, legal and regulatory restrictions regarding dividend payments by our subsidiaries and any other factors the board may consider relevant. No assurance is given that we will pay any dividends to holders of our capital stock or as to the amount of any such dividends if our board of directors determines to do so.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 1, 2018:

•	on an actual basis;

•	on a pro forma basis to reflect the transactions described in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” other than this offering; and

•	on a pro forma as adjusted basis to give effect to the transactions described in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” including this offering.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation or this offering been completed as of April 1, 2018. In addition, it is not indicative of our future cash and cash equivalents and capitalization. This table is derived from, and should be read in conjunction with our historical combined financial statements and our unaudited pro forma condensed combined financial statements and the notes thereto included elsewhere in this prospectus, and should be read in conjunction with the sections titled “Selected Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and notes thereto included elsewhere in this prospectus.

	As of April 1, 2018
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(In thousands, except share data)
Cash and cash equivalents	$178	$70,178	$

Equity:
Common stock, $0.001 par value (authorized – no shares actual, 500,000,000 shares pro forma and 500,000,000 shares pro forma as adjusted; issued and outstanding – no shares actual, shares pro forma and shares pro forma as adjusted(2))	$—	$—	$
Additional paid-in capital	—	111,055
Net parent investment	92,937	—

Total equity	$92,937	$111,055	$

Total capitalization	$92,937	$111,055	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total equity by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) total equity by approximately $ , assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	The number of shares of common stock issued and outstanding on a pro forma as adjusted basis assumes the underwriters do not exercise their option to purchase additional shares.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent that the initial public offering price per share of our common stock exceeds the tangible book value per share of our common stock immediately following this offering.

Pro forma net tangible book value represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of outstanding shares of common stock. As of April 1, 2018, our pro forma net tangible book value was $     million, or $     per share. After giving effect to the sale and issuance of      shares of our common stock in this offering at an assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of April 1, 2018 would have been $     million, or $     per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $     per share to our existing stockholder, NETGEAR, and an immediate dilution of $     per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial price to public per share		$
Pro forma net tangible book value per share as of April 1, 2018(1)	$
Increase per share attributable to new investors(2)	$

Pro forma as adjusted net tangible book value per share after this offering(3)

Dilution per share to new investors		$

(1)	Determined by dividing the net tangible book value of the contributed tangible assets (total assets less intangible assets) less total liabilities by the total number of common shares ( common shares) to be issued to NETGEAR in connection with the separation.
(2)	Represents the difference between pro forma as adjusted net tangible book value per share after this offering and pro forma net tangible book value per share as of April 1, 2018.
(3)	Determined by dividing (i) pro forma as adjusted net tangible book value, which is our pro forma net tangible book value plus the cash proceeds of this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, by (ii) the total number of our common shares to be outstanding following this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by approximately $     million, or approximately $     per share, and increase (decrease) the dilution per share to investors participating in this offering by approximately $     per share, assuming that the number of shares offered by us remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 in the number of shares offered by us would increase our pro forma as adjusted net tangible book value by approximately $     million, or $     per share, and decrease the dilution per share to investors participating in this offering by $     per share, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us would decrease our pro forma as adjusted net tangible book value by approximately $     million, or $     per share, and increase the dilution per share to investors participating in this offering by $     per share, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after this offering would be $     per share, the incremental increase in the pro forma net tangible book value per share to our existing stockholder, NETGEAR, would be $     per share and the pro forma dilution to new investors participating in this offering would be $     per share.

The following table summarizes, on the pro forma as adjusted basis described above as of April 1, 2018, the differences between the number of shares of common stock purchased from us, the total consideration and the price per share paid by our existing stockholder, NETGEAR, and by investors participating in this offering at an assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased				Total Consideration (In thousands)				Weighted- Average Price Per Share
	Number		Percent		Amount		Percent
NETGEAR		(1)		%		$(2)		%	$
Investors participating in this offering				%				%

Total			100.0%		$			%	$

(1)	Represents the total number of common shares ( common shares) to be issued to NETGEAR in connection with the separation.
(2)	Represents the net tangible book value as of April 1, 2018 of the tangible assets (total assets less intangible assets) less total liabilities contributed in connection with the separation.

Each $1.00 increase (decrease) in the assumed initial public offering price of $     per share would increase (decrease) total consideration paid by new investors by approximately $     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares offered by us would increase (decrease) total consideration paid by new investors by approximately $     million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

SELECTED COMBINED FINANCIAL DATA

The following financial data should be read in conjunction with our audited combined financial statements and the related notes, and our unaudited pro forma condensed combined financial statements and the related notes, included elsewhere in this prospectus.

The following table summarizes our historical combined financial data. The selected historical combined balance sheet data as of December 31, 2017 and 2016 and statements of operations data for the years ended December 31, 2017 and 2016 are derived from our audited combined financial statements included elsewhere in this prospectus. The selected historical combined balance sheet data as of April 1, 2018 and statements of operations data for the three months ended April 1, 2018 and April 2, 2017 are derived from our unaudited interim combined financial statements included elsewhere in this prospectus. We have prepared the unaudited interim combined financial statements on the same basis as the audited combined financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. The selected combined financial data in this section are not intended to replace our combined financial statements and the related notes and are qualified in their entirety by the combined financial statements and related notes included elsewhere in this prospectus.

The selected combined financial data includes certain expenses of NETGEAR that were allocated to us for certain corporate functions including executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing activities, shared facilities and other shared services. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had we operated autonomously or independently from NETGEAR. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, such as information technology and infrastructure. In addition, our historical combined financial data does not reflect changes that we expect to experience in the future as a result of our separation from NETGEAR, including changes in our cost structure, personnel needs, tax structure, capital structure, financing and business operations.

Our annual combined financial statements also do not reflect the assignment of certain assets and liabilities between NETGEAR and us as reflected under the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus. Consequently, the financial information included in this section may not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a stand-alone company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of our future performance.

The following selected historical combined financial data should be read in conjunction with the sections titled “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes and the annual combined financial statements and the related notes included elsewhere in this prospectus.

Combined Statements of Operations Data:

	Three Months Ended		Year Ended December 31,
	April 1, 2018	April 2, 2017	2017	2016
	(In thousands)
Revenue	$100,638	$61,803	$370,658	$184,604
Cost of revenue (1)	71,585	45,450	279,424	146,570

Gross profit	29,053	16,353	91,234	38,034

Operating expenses:
Research and development (1)	12,025	7,984	34,683	24,438
Sales and marketing (1)	11,212	5,721	34,340	18,455
General and administrative (1)	4,878	2,745	15,096	8,289
Separation expense	6,557	—	1,384	—

Total operating expenses	34,672	16,450	85,503	51,182

Income (loss) from operations	(5,619)	(97)	5,731	(13,148)
Other income (expense), net	575	340	1,946	(512)

Income (loss) before income taxes	(5,044)	243	7,677	(13,660)
Provision for income taxes	319	219	1,128	83

Net income (loss)	$(5,363)	$24	$6,549	$(13,743)

(1)	Stock-based compensation expense was allocated as follows:

	Three Months Ended
	April 1, 2018			April 2, 2017
	Direct	Allocated	Total	Direct	Allocated	Total
	(In thousands)
Cost of revenue	$46	$290	$336	$23	$109	$132
Research and development	564	169	733	624	83	707
Sales and marketing	242	430	672	31	126	157
General and administrative	—	954	954	—	451	451

Total	$852	$1,843	$2,695	$678	$769	$1,447

	Year Ended December 31,
	2017			2016
	Direct	Allocated	Total	Direct	Allocated	Total
	(In thousands)
Cost of revenue	$102	$599	$701	$61	$266	$327
Research and development	1,959	455	2,414	1,349	195	1,544
Sales and marketing	390	866	1,256	110	407	517
General and administrative	—	2,547	2,547	—	1,216	1,216

Total	$2,451	$4,467	$6,918	$1,520	$2,084	$3,604

Combined Balance Sheet Data:

	As of	As of December 31,
	April 1, 2018	2017	2016
	(In thousands)
Cash and cash equivalents	$178	$108	$220
Working capital	$81,901	$112,878	$54,967
Total assets	$235,751	$269,820	$158,581
Deferred revenue, current and non-current	$40,420	$47,404	$23,393
Total liabilities	$142,814	$144,401	$85,407
Total equity	$92,937	$125,419	$73,174

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements consist of the unaudited pro forma condensed combined statements of operations for the three months ended April 1, 2018 and the year ended December 31, 2017, and the unaudited pro forma condensed combined balance sheet as of April 1, 2018. The unaudited pro forma condensed combined financial statements have been derived by application of pro forma adjustments to our historical combined financial statements included elsewhere in this prospectus.

The unaudited pro forma condensed combined balance sheet reflects the separation and this offering, as described below, as if they occurred on April 1, 2018, while the unaudited pro forma condensed combined statements of operations give effect to the separation and this offering as if they occurred on January 1, 2017. The pro forma adjustments, described in the related notes, are based on currently available information and certain estimates and assumptions that management believes are reasonable. These estimates and assumptions are preliminary and have been made solely for purposes of developing these unaudited pro forma condensed combined financial statements. Actual results could differ, perhaps materially, from these estimates and assumptions. Included in the pro forma adjustments are items that are directly related to the separation and this offering, factually supportable and, for purposes of the unaudited pro forma condensed combined statements of operations, have a continuing impact.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the separation from NETGEAR or this offering been completed on April 1, 2018 for the unaudited pro forma condensed combined balance sheet or on January 1, 2017 for the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined financial statements should not be relied on as indicative of the historical operating results that we would have achieved or any future operating results or financial position that we will achieve after the completion of this offering.

The unaudited pro forma condensed combined financial statements reflect the impact of certain transactions, which primarily comprise the following:

•	the separation, which outlines the assets and liabilities to be contributed by NETGEAR to Arlo at separation date as described in the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Historical Relationship with NETGEAR”; and

•	the receipt of approximately $ in net proceeds from the sale of shares of our common stock in this offering at an assumed initial offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

We have operated as an operating segment of NETGEAR since 2017. NETGEAR currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were allocated on a basis of revenue, headcount or other measures we have determined as reasonable. The stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of NETGEAR. These allocations are primarily reflected within operating expenses in our combined statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the offering or of the costs we will incur in the future. The amount of these allocations from NETGEAR was $13.8 million for the three months ended April 1, 2018, which included $4.3 million for research and development, $4.6 million for sales and marketing and $4.9 million for general and administrative expense. For the year ended December 31, 2017, allocations amounted to $40.0 million, which included $11.8 million for research and development, $13.1 million for sales and marketing and $15.1 million for general and administrative expense.

Following the completion of this offering, we expect NETGEAR to continue to provide certain of the services described above on a transitional basis for a fee. These services will be provided under the transition services agreement described in “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements Between NETGEAR and Our Company.” We generally expect to use the vast majority of these services for less than a year following the completion of this offering, depending on the type of the service and the location at which such service is provided. However, we may agree with NETGEAR to extend the service periods for a limited amount of time (which period will not extend past the first anniversary of the distribution) or may terminate such service periods by providing prior written notice. The unaudited pro forma condensed combined financial statements have not been adjusted for the effects of these transition services as we believe the allocation for such services, as previously described, is fairly reflected within the results presented. We estimate that the total cost for such services to be in the approximate range of $5.0 million to $10.0 million.

Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from NETGEAR. To operate as a stand-alone company, we expect to incur costs to replace certain services previously provided by NETGEAR, which may be higher than those reflected in our historical combined financial statements. A component of these costs are IT-related costs, including capital expenditures, to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are being fully supported by NETGEAR, which we estimate to be $35.0 million to $55.0 million in the next 12 months. Any costs that have been incurred in the three months ended April 1, 2018 and the year ended December 31, 2017 related to the separation have been removed from the unaudited pro forma condensed combined statements of operations as they do not have a continuing impact. Any costs that have been incurred and qualify for capitalization as of April 1, 2018 are included in our unaudited pro forma condensed combined balance sheet and will be contributed by NETGEAR to Arlo as part of the separation. Costs that have not yet been incurred are not included in the unaudited pro forma condensed combined financial statements as the estimate of these costs is not factually supportable at this time. Actual costs that may have been incurred had we been a stand-alone company depend on a number of factors, including organizational structure and decisions made relating to various areas such as information technology and infrastructure.

The following unaudited pro forma condensed combined financial statements and the related notes should be read in conjunction with the sections titled “Use of Proceeds,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual audited combined financial statements, the unaudited interim combined financial statements and the related notes included elsewhere in this prospectus.

Arlo

Unaudited Pro Forma Condensed Combined Balance Sheet

April 1, 2018

	Historical	Non-Offering Pro Forma Adjustments (Note 1)		Pro Forma Adjustments for this Offering (Note 1)		Pro Forma
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$178	$70,000	(a)		(k)	$70,178
Accounts receivable, net	102,259	(102,259)	(b)			—
Inventories	103,849	—				103,849
Prepaid expenses and other current assets	3,484	(1,110)	(c)			2,374

Total current assets	209,770	(33,369)				176,401
Property and equipment, net	3,668	775	(d)			4,443
Intangibles, net	3,967	—				3,967
Goodwill	15,638	—				15,638
Other non-current assets	2,708	(1,003)	(e)			1,705

Total assets	$235,751	$(33,597)				$202,154

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20,664	$(20,664)	(f)			$—
Deferred revenue	25,634	—				25,634
Accrued liabilities	81,222	(31,596)	(g)			49,626
Income taxes payable	349	(349)	(h)			—

Total current liabilities	127,869	(52,609)				75,260
Non-current deferred revenue	14,786	—				14,786
Non-current income taxes payable	159	(159)	(h)			—
Other non-current liabilities	—	1,053	(i)			1,053

Total liabilities	142,814	(51,715)				91,099

Equity:
Common Stock, $0.001 par value, 500,000,000 authorized shares; issued and outstanding shares on a pro forma basis	—	—			(k)	—
Additional paid-in capital	—	111,055	(j)		(k)	111,055
Net parent investment	92,937	(92,937)	(j)			—

Total equity	92,937	18,118				111,055

Total liabilities and equity	$235,751	$(33,597)				$202,154

See notes to unaudited pro forma condensed combined financial statements

Arlo

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended April 1, 2018

	Historical	Non-Offering Pro Forma Adjustments (Note 2)		Pro Forma Adjustments for this Offering (Note 2)		Pro Forma
	(In thousands, except share and per share data)
Revenue	$100,638	$—				$100,638
Cost of revenue	71,585	—				71,585

Gross profit	29,053	—				29,053

Operating expenses:
Research and development	12,025	—			(o)	12,025
Sales and marketing	11,212	—				11,212
General and administrative	4,878	264	(l)		(o)	5,142
Separation expense	6,557	(6,557)	(m)			—

Total operating expenses	34,672	(6,293)				28,379

Income (loss) from operations	(5,619)	6,293				674
Other income (expense), net	575	—				575

Income (loss) before income taxes	(5,044)	6,293				1,249
Provision for income taxes	319	—	(n)			319

Net Income (loss)	$(5,363)	$6,293				$930

Pro forma net income per share:
Basic	N/A
Diluted	N/A
Pro forma weighted-average shares used to compute net income per share:
Basic	N/A				(p)
Diluted	N/A				(p)

See notes to unaudited pro forma condensed combined financial statements.

Arlo

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2017

	Historical	Non-Offering Pro Forma Adjustments (Note 2)		Pro Forma Adjustments for this Offering (Note 2)		Pro Forma
	(In thousands, except share and per share data)
Revenue	$370,658	$—				$370,658
Cost of revenue	279,424	—				279,424

Gross profit	91,234	—				91,234

Operating expenses:
Research and development	34,683	—			(o)	34,683
Sales and marketing	34,340	—				34,340
General and administrative	15,096	1,323	(l)		(o)	16,419
Separation expense	1,384	(1,384)	(m)			—

Total operating expenses	85,503	(61)				85,442

Income from operations	5,731	61				5,792
Other income, net	1,946	—				1,946

Income before income taxes	7,677	61				7,738
Provision for income taxes	1,128	388	(n)			1,516

Net income	$6,549	$(327)				$6,222

Pro forma net income per share:
Basic	N/A
Diluted	N/A
Pro forma weighted-average shares used to compute net income per share:
Basic	N/A				(p)
Diluted	N/A				(p)

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Adjustments to the unaudited pro forma condensed combined balance sheet

In connection with the separation, NETGEAR will make a contribution to Arlo of certain assets and liabilities. Certain assets and liabilities were not reflected in the combined historical financial statements as they were not specifically identifiable to the Arlo business, while other specifically identifiable assets and liabilities previously presented will not be part of the contribution by NETGEAR. The following adjustments have been made to the unaudited pro forma condensed combined balance sheet to effect the separation and the offering:

(a)	Reflects $70.0 million in cash that NETGEAR intends to contribute to us in the period leading up to the separation, a portion of which we may use prior to the separation for operating expenses, working capital and other requirements.

(b)	Reflects the elimination of Accounts receivable as of April 1, 2018 that will not be part of the contribution by NETGEAR.

(c)	Reflects the elimination of VAT receivable and rebates receivable that will not be part of the contribution by NETGEAR.

(d)	Reflects the contribution of Property and equipment, net not historically designated as Arlo.

(e)	Reflects the elimination of non-current deferred tax receivable as deferred tax is not being transferred as part of the contribution.

(f)	Reflects the elimination of Accounts payable as of April 1, 2018 that will not be part of the contribution by NETGEAR.

(g)	Reflects the elimination of accruals for committed sales and marketing programs, accrued freight and other accrued liabilities that will be settled by NETGEAR as part of the contribution. Sales with right of return reserves, accrued warranty and employee-related liabilities pertaining to Arlo employees are transferring as part of the contribution.

(h)	Reflects the elimination of income taxes payable which will only accrue based on activities from the separation date forward.

(i)	Reflects the transfer of liability for deferred rent relating to the Carlsbad corporate headquarters not historically designated as Arlo and being assumed by Arlo from the separation date forward.

(j)	Reflects the elimination of Net parent investment and establishment of Additional paid-in capital as part of the contribution from NETGEAR to Arlo.

(k)	Represents the receipt of approximately $ million by us associated with the sale of shares of common stock in this offering at the initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting the underwriting discount and estimated offering expenses payable by us.

Note 2—Adjustments to the unaudited condensed combined statements of operations

The following adjustments have been made to the unaudited pro forma condensed combined statements of operations to effect the separation and this offering:

(l)	Reflects the incremental rent expense relating to the lease agreement for the San Jose corporate headquarters executed in June 2018.

(m)	Reflects the elimination of non-recurring transaction expenses, primarily for IT-related costs, and legal and professional services, we have incurred in connection with the separation.

(n)

The change in income from the elimination of separation expense and addition of rent expense resulted in a smaller U.S. book loss that is subject to a full valuation allowance. There was no impact on the profits of foreign jurisdictions where tax is incurred with the exception of changes to deferred tax for the year ended

December 31, 2017. The pro forma tax provision change for the year ended December 31, 2017 resulted from the change in computed deferred tax expense due to differences in assets and liabilities that will be transferred to Arlo.

(o)	Reflects new equity-based compensation arrangements with three named executive officers in connection with this offering (“IPO Options”), resulting in a $ million increase in the stock-based compensation expense for the twelve months ended December 31, 2017 and a $ million increase in stock-based compensation expense for the three months ended April 1, 2018. See the section titled “Executive Compensation”. The estimated fair values of these stock options for purposes of our Pro forma adjustment will be recognized ratably over the performance periods or service periods ranging from one to four years.

(p)	Pro forma weighted-average shares outstanding is based on shares outstanding, which is the number of shares of our common stock expected to be outstanding following this offering. The calculation includes shares assumed to be sold in this offering as of the date of this offering and shares assumed issued to NETGEAR as part of the contribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis together with the section titled “Selected Combined Financial Data” and our combined financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the financial data included in the following discussion. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Arlo combines an intelligent cloud infrastructure and mobile app with a variety of smart connected devices that transform the way people experience the connected lifestyle. Our cloud-based platform creates a seamless, end-to-end connected lifestyle solution that provides customers visibility, insight and a powerful means to help protect and connect with the people and things that matter most to them. Arlo enables users to monitor their environments and engage in real-time with their families and businesses from any location with a Wi-Fi or a cellular network internet connection. To date, we have launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled cameras, advanced baby monitors and smart security lights. In addition, Arlo’s broad compatibility allows the platform to seamlessly integrate with third-party products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings. Since the launch of our first product in December 2014, we have shipped over 7.5 million smart connected devices, and, as of April 1, 2018, our smart platform had over 1.9 million registered users across more than 100 countries around the world. We plan to continue to introduce new smart connected devices to the Arlo platform in new categories, increase the number of registered users on our platform, keep them highly engaged through our mobile app and generate incremental recurring revenue by offering them paid subscription services.

We conduct business across three geographic regions - the Americas; Europe, Middle-East and Africa (“EMEA”); and Asia Pacific (“APAC”) - and we primarily generate revenue by selling devices through retail, wholesale distribution and wireless carrier channels and paid subscription services through in-app purchases. International revenue was 28.0% and 30.9% of our revenue for the three months ended April 1, 2018 and April 2, 2017, respectively, and 24.6% and 23.0% of our revenue for the years ended December 31, 2017 and 2016, respectively. We plan to replicate our success in the U.S. market elsewhere as we strategically expand into the global market.

Our goal is to continue to develop innovative, world-class connected lifestyle solutions to expand and further monetize our current and future user and subscriber bases. We believe that the growth of our business is dependent on many factors, including our ability to innovate and grow our installed base, to increase subscription-based recurring revenue, to invest in brand awareness and channel partnerships and to continue our global expansion. We expect to increase our investment in research and development as we continue to introduce new and innovative products and services to enhance the Arlo platform, and we also expect to incur separation expense as a result of the infrastructure required to be a stand-alone public company.

We have experienced significant growth since the shipment of our first product in December 2014. For the three months ended April 1, 2018 and April 2, 2017, we generated revenue of $100.6 million and $61.8 million, respectively, representing year-over-year growth of 62.8%. Loss from operations was $5.6 million for the three months ended April 1, 2018 compared with a loss from operations of $0.1 million for the three months ended April 2, 2017. Loss from operations for the three months ended April 1, 2018 included separation expense of $6.6 million. For the years ended December 31, 2017 and 2016, we generated revenue of $370.7 million and $184.6 million, respectively, representing year-over-year growth of 100.8%. Income from operations was $5.7 million for the year ended December 31, 2017 compared with a loss from operations of $13.1 million for the year ended December 31, 2016. Our registered user base has grown from 0.7 million registered users as of December 31, 2016 to over 1.9 million registered users as of April 1, 2018.

Key Business Metrics

In addition to the measures presented in our combined financial statements, we use the following key metrics to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions. Our key business metrics may be calculated in a manner different than similar key business metrics used by other companies.

	Three Months Ended			Year Ended December 31,
	April 1, 2018	% Change	April 2, 2017	2017	% Change	2016
	(In thousands, except percentage data)
Registered users	1,929	123.3%	864	1,670	143.1%	687
Devices shipped	905	52.6%	593	3,770	88.5%	2,000
Service revenue	$8,207	43.0%	$5,740	$29,077	138.7%	$12,182

Registered Users. We believe that our ability to increase our user base is an indicator of our market penetration and growth of our business as we continue to expand and innovate our Arlo platform. We define our registered users at the end of a particular period as the number of unique registered accounts on the Arlo app as of the end of such particular period. The number of registered users does not necessarily reflect the number of end-users on the Arlo platform, as one registered account may be used by multiple people.

Devices Shipped. Devices shipped represents the number of Arlo cameras and lights that are shipped to our customers during a period. Devices shipped does not include shipments of Arlo accessories and Arlo base stations, nor does it take into account returns of Arlo cameras and lights. The growth rate of our revenue is not necessarily correlated with our growth rate of devices shipped, as our revenue is affected by a number of other variables, including but not limited to returns from customers, sales of accessories and premium services, the types of Arlo products sold during the relevant period and the introduction of new product offerings that have different U.S. manufacturer’s suggested retail prices (“MSRPs”).

Service Revenue. Service revenue represents revenue recognized relating to prepaid services and paid service subscriptions. Our prepaid services pertain to devices which are sold with our Arlo prepaid services offering, providing users with the ability to store and access data for up to five cameras for a rolling seven-day period. Our paid subscription services relate to sales of subscription plans to our registered users.

Factors Affecting Our Business and Results of Operations

Product and Service Introductions and Subscription-Based Service Revenue

To date, product introductions have had a significant positive impact on our operating results due primarily to increases in revenue associated with sales of the new products in the quarters following their introduction. Since the end of 2014, we have released numerous new connected lifestyle devices, including the original Arlo Security Camera, Arlo Pro, Arlo Pro 2, Arlo Q and Arlo Q plus, Arlo Go, Arlo Baby and the Arlo Security Light. We have also released several services for our home and business users, including our Arlo Smart services, a collection of paid features that provide users with actionable intelligence and rich app notifications through the Arlo app, such as person-detection capabilities, e911 functionality and motion zone customization. The majority of our revenue to date has been derived from the sale of our Arlo cameras with new product introductions contributing significantly to revenue growth in the quarters following their introduction. In the future, we plan to continue to introduce new categories of devices and services that will connect to and complement the Arlo platform, and we expect that our operating results will be impacted by these releases. We also believe we can grow our subscription-based recurring revenue stream by improving current Arlo Smart service features and introducing new premium service features to our growing user base. However, we cannot be assured that our new product or service introductions will have a favorable impact on our operating results or that customers will choose our new products and services over those of our competitors.

Adoption of Connected Lifestyle Technology

Our total addressable market consists of individuals and business owners who use connected devices to enhance their lives. According to Gartner, consumer IoT endpoints hardware and services spending will reach $1.8 trillion by 2021.(1) Gartner estimates our addressable market for the global connected home alone, including elements of consumer IoT services spending and IoT endpoints hardware spending, will grow from $45 billion in 2017 to $146 billion in 2021, representing a compound annual growth rate (“CAGR”) of 34%.(2) Outside of the home, we have seen adoption of our cellular-enabled products in a variety of use cases, such as construction site monitoring, neighborhood watch, wildlife and outdoor trail surveillance and event monitoring. We believe the small business and government segments represent additional growth areas for us. We expect that continued growth in the adoption of cloud technologies, AI-empowered data analytics and IoT devices within and outside the home and business will expand our addressable market. However, our future growth depends in part on the continued adoption of these devices and technologies in the future.

Investments in Sales, Marketing and the Arlo Brand

We plan to invest significant resources in growing brand awareness through direct and indirect marketing, to develop and introduce new products and services and to enter new markets and channels as we seek to continue to grow the number of registered users. We believe our user base represents a significant opportunity to increase revenue, particularly paid subscription service revenue. We expect to continue to accelerate investments in sales, marketing and brand awareness to grow the number of registered users while also rolling out new and improved paid subscription service offerings. Such investments may occur in advance of any sales benefits from these activities, and it may be difficult for us to determine if we are efficiently allocating our resources or obtaining an appropriate return on our investment in these areas.

Seasonality

Historically, we have generated higher revenue in the third and fourth quarters of each year compared to the first and second quarters due to seasonal demand from consumer markets primarily relating to the beginning of the school year and the holiday season. For example, for the years ended December 31, 2017 and 2016, our third and fourth quarters collectively represented 62.0% and 65.5%, respectively, of our revenue for such years. Therefore, timely and effective product and service introductions are critical to our results of operations.

Comparability of Historical Results

Our historical combined financial statements, which are discussed below, are prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and are derived from NETGEAR’s consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from NETGEAR. Our combined results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

(1)	Gartner, Forecast: Internet of Things — Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1.
(2)	Gartner, Forecast: Internet of Things — Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1 (Home Automation/Other, Home Energy Management, Home Security and Safety) & 12.1 (Home Security and Safety, Home Automation, Energy Management, Other).

NETGEAR currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were allocated on a basis of revenue, headcount or other measures we have determined as reasonable. The stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of NETGEAR. These allocations are primarily reflected within operating expenses in our combined statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the offering or of the costs we will incur in the future. The amount of these allocations from NETGEAR was $13.8 million for the three months ended April 1, 2018, which included $4.3 million for research and development, $4.6 million for sales and marketing and $4.9 million for general and administrative expense. Allocations amounted to $6.9 million for the three months ended April 2, 2017, which included $2.0 million for research and development, $2.2 million for sales and marketing and $2.7 million for general and administrative expense. For the year ended December 31, 2017, allocations amounted to $40.0 million, which included $11.8 million for research and development, $13.1 million for sales and marketing and $15.1 million for general and administrative expense. For the year ended December 31, 2016, allocations amounted to $20.6 million, which included $5.9 million for research and development, $6.4 million for sales and marketing and $8.3 million for general and administrative expense.

Our Relationship with NETGEAR

Following the completion of this offering, we expect NETGEAR to continue to provide certain of the services described above on a transitional basis for a fee. These services will be provided under the transition services agreement described in “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements Between NETGEAR and Our Company.” We generally expect to use the vast majority of these services for less than a year following the completion of this offering, depending on the type of the service and the location at which such service is provided. However, we may agree with NETGEAR to extend the service periods for a limited amount of time (which period will not extend past the first anniversary of the distribution) or may terminate such service periods by providing prior written notice.

Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from NETGEAR. To operate as a stand-alone company, we expect to incur costs to replace certain services previously provided by NETGEAR, which may be higher than those reflected in our historical combined financial statements. A component of these costs are IT-related costs, including capital expenditures, to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are being fully supported by NETGEAR, which we estimate to be $35.0 million to $55.0 million in the next 12 months.

Components of Our Operating Results

Revenue

Our gross revenue consists primarily of sales of devices, and to a much lesser extent, prepaid and paid subscription service revenue. We generally recognize revenue from product sales at the time the product is shipped. Our prepaid services primarily pertain to devices which are sold with our Arlo prepaid services offering, providing users with the ability to store and access data for up to five cameras for a rolling seven-day period. Upon device shipment, we attribute a portion of the sales price to the prepaid service, deferring this revenue at the outset and subsequently recognizing ratably over the estimated useful life of the device. Our paid subscription services relate to sales of subscription plans to our registered users.

Our revenue consists of gross revenue, less end-user customer rebates and other channel sales incentives deemed to be a reduction of revenue per the authoritative guidance for revenue recognition, allowances for estimated sales returns, price protection and net changes in deferred revenue. A significant portion of our marketing expenditures is with customers and is deemed to be a reduction of revenue under authoritative guidance for revenue recognition. See the section titled “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.

Our revenue can vary based on a number of factors, including changes in average selling prices, end-user customer rebates and other channel sales incentives, uncertainties surrounding demand for our products and allowances for estimated sales returns, including future pricing and/or potential discounts as a result of competition or in response to fluctuations of the U.S. dollar in our international markets, and related production level variances; changes in technology; and adoption of our current and future paid subscription service offerings.

We continue to experience robust user demand across all regions for our Arlo products. We believe this demand will lead to an increase in absolute dollars in prepaid and paid subscription service revenues as our number of registered users continues to grow. Furthermore, we expect that as we introduce more features to our subscription services, the rate of adoption of our paid subscription services will increase which we expect to increase revenue. While we expect prepaid and paid subscription services to grow, we anticipate revenue from device sales will continue to generate the majority of our revenue for the foreseeable future.

Cost of Revenue

Cost of revenue consists of both product costs and costs of service. Product costs primarily consist of: the cost of finished products from our third-party manufacturers; overhead costs, including purchasing, product planning, inventory control, warehousing and distribution logistics, third-party software licensing fees, inbound freight, warranty costs associated with returned goods, write-downs for excess and obsolete inventory, royalties to third parties; and amortization expense of certain acquired intangibles. Cost of service consists of cost attributable to the provision and maintenance of our cloud-based platform, including storage, security and computing.

Our cost of revenue as a percentage of revenue can vary based upon a number of factors, including those that may affect our revenue set forth above and factors that may affect our cost of revenue, including, without limitation: registered user acceptance of paid subscription service offerings, fluctuation in foreign exchange rates and changes in our cost of goods sold due to fluctuations in prices paid for components, net of vendor rebates, cloud platform costs, warranty and overhead costs, inbound freight and duty product conversion costs, charges for excess or obsolete inventory and amortization of acquired intangibles. We outsource our manufacturing, warehousing and distribution logistics. We also outsource certain components of the required infrastructure to support our cloud-based back-end information technology (“IT”) infrastructure. We believe this outsourcing strategy allows us to better manage our product and services costs and gross margin.

We expect that revenue derived from paid subscription service plans will increase as a percentage of our revenue in the future, which may have a positive impact on our gross margin. From time to time, however, we may experience fluctuations in our gross margin as a result of the factors discussed above.

Research and Development

Research and development expense consists primarily of personnel-related expense, safety, security, regulatory testing, other consulting fees and IT and facility overhead. We recognize research and development expense as it is incurred. We have invested in building our research and development organization to enhance our ability to introduce innovative products and services. We believe that innovation and technological leadership are critical to our future success, and we are committed to continuing a significant level of research and development to develop new technologies, products and services, including our hardware devices, cloud-based software, AI-based algorithms and machine learning capabilities. We expect research and development expense to grow in absolute dollars as we continue to develop new product and service offerings to support the connected lifestyle market. We expect research and development expense to fluctuate depending on the timing and number of development activities in any given period, and such expense could vary significantly as a percentage of revenue, depending on actual revenue achieved in any given period.

Sales and Marketing

Sales and marketing expense consists primarily of personnel expense for sales and marketing staff technical support expense, advertising, trade shows, corporate communications and other marketing expense, product marketing expense, IT and facilities overhead; outbound freight costs and amortization of certain intangibles. We expect our sales and marketing expense to increase in absolute dollars for the foreseeable future as we continue to invest in brand marketing to strengthen our competitive position, to accelerate growth and to raise brand awareness.

General and Administrative

General and administrative expense consists primarily of personnel-related expense for certain executives, finance and accounting, human resources, information technology, professional fees, IT and facility overhead, and other general corporate expense. We expect our general and administrative expense to increase in absolute dollars primarily as a result of the increased costs associated with being a stand-alone public company. However, we also expect our general and administrative expense to fluctuate as a percentage of our revenue in future periods based on fluctuations in our revenue and the timing of such expense.

Separation Expense

Separation expense consists primarily of costs associated with our separation from NETGEAR, including third-party advisory, consulting, legal and professional services, IT-related expenses directly related to our separation from NETGEAR, and other items that are incremental and one-time in nature. To operate as a stand-alone company, we expect to incur increased separation costs to replace certain services previously provided by NETGEAR, which may be higher than those reflected in our historical combined financial statements. See the sections titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Other Income (Expense), Net

Other income (expense), net primarily represents gains and losses on transactions denominated in foreign currencies and other miscellaneous income and expense.

Income Taxes

Our business has historically been included in NETGEAR’s consolidated U.S. federal income tax return. We have adopted the separate return approach for the purpose of the Arlo financial statements. The income tax provisions and related deferred tax assets and liabilities that have been reflected in our historical combined financial statements have been estimated as if we were a separate taxpayer. The historic operations of the Arlo business reflect a separate return approach for each jurisdiction in which Arlo had presence and NETGEAR filed a tax return. We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. To effect the separation of the Arlo business from NETGEAR’s other businesses, there will be changes to the organizational structure of the business, which will not impact our historical financial statements.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As we expand internationally, we will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of NETGEAR. Our policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results. The provision for income taxes includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. The recently enacted Tax Act significantly changed how the United States taxes corporations. At this time, significant judgment is required in implementing the law due to the lack of sufficient interpretive guidance from the U.S. or state regulatory bodies and standards settings bodies. Computations required are complex and data-intensive. The amounts reported as of December 31, 2017 are provisional based on the uncertainty discussed above. As we complete our analysis and prepare necessary data, and interpret any additional guidance, we will adjust our calculations and provisional amounts that we have recorded in our tax provision. Any such adjustments may materially impact our provision for income taxes in our financial statements.

Fiscal Periods

Our fiscal year begins on January 1 of the year stated and ends on December 31 of the same year. We report our results on a fiscal quarter basis rather than on a calendar quarter basis. Under the fiscal quarter basis, each of the first three fiscal quarters ends on the Sunday closest to the calendar quarter end, with the fourth quarter ending on December 31.

Results of Operations

We operate as one operating and reportable segment. The following table sets forth, for the periods presented, the combined statements of operations data, which we derived from the accompanying combined financial statements:

	Three Months Ended				Year Ended December 31,
	April 1, 2018		April 2, 2017		2017		2016
	(In thousands, except percentage data)
Revenue	$100,638	100.0%	$61,803	100.0%	$370,658	100.0%	$184,604	100.0%
Cost of revenue	71,585	71.1%	45,450	73.5%	279,424	75.4%	146,570	79.4%

Gross profit	29,053	28.9%	16,353	26.5%	91,234	24.6%	38,034	20.6%

Operating expenses:
Research and development	12,025	11.9%	7,984	12.9%	34,683	9.4%	24,438	13.2%
Sales and marketing	11,212	11.3%	5,721	9.4%	34,340	9.3%	18,455	10.0%
General and administrative	4,878	4.8%	2,745	4.4%	15,096	4.1%	8,289	4.5%
Separation expense	6,557	6.5%	—	—%	1,384	0.3%	—	—%

Total operating expenses	34,672	34.5%	16,450	26.7%	85,503	23.1%	51,182	27.7%

Income (loss) from operations	(5,619)	(5.6)%	(97)	(0.2)%	5,731	1.5%	(13,148)	(7.1)%
Other income (expense), net	575	0.6%	340	0.6%	1,946	0.6%	(512)	(0.3)%

Income (loss) before income taxes	(5,044)	(5.0)%	243	0.4%	7,677	2.1%	(13,660)	(7.4)%
Provision for income taxes	319	0.3%	219	0.4%	1,128	0.3%	83	0.0%

Net income (loss)	$(5,363)	(5.3)%	$24	0.0%	$6,549	1.8%	$(13,743)	(7.4)%

Comparison of the Three Months Ended April 1, 2018 and April 2, 2017

Revenue by Geographic Region

We conduct business across three geographic regions: Americas, EMEA and APAC. We generally base revenue by geography on the ship-to location of the customer for device sales and device location for service sales.

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
Americas	$74,723	66.2%	$44,973
Percentage of revenue	74.3%		72.8%
EMEA	$19,266	69.8%	$11,348
Percentage of revenue	19.1%		18.4%
APAC	$6,649	21.3%	$5,482
Percentage of revenue	6.6%		8.8%

Total revenue	$100,638	62.8%	$61,803

Revenue for the three months ended April 1, 2018 increased 62.8% compared to the prior year period. The increase was primarily driven by the launch and continued rollout of our Arlo Pro 2 camera, which launched in the fourth quarter of fiscal 2017. We continued to experience robust demand for existing product categories which, combined with the launch and continued rollout of Arlo Pro 2, drove revenue growth across all geographic regions. Additionally, service revenue increased by $2.5 million, or 43.0%, for the three months ended April 1, 2018 compared to the prior year period.

Cost of Revenue and Gross Margin

The following table presents cost of revenue and gross margin for the periods indicated:

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
Cost of revenue	$71,585	57.5%	$45,450
Gross margin	28.9%		26.5%

Cost of revenue increased for the three months ended April 1, 2018 due primarily to revenue growth compared to the prior year period.

Gross margin increased for the three months ended April 1, 2018 compared to the prior year period due primarily to higher revenue achievement and higher product margin attainment, substantially benefitting from the launch of our Arlo Pro 2 camera. The increased gross margin attainment was partially offset by higher provisions for sales returns and channel marketing promotion activities deemed to be a reduction of revenue increasing disproportionately compared to the prior year period.

Operating Expenses

Research and Development

The following table presents research and development expense for the periods indicated:

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
Research and development expense	$12,025	50.6%	$7,984

Research and development expense increased for the three months ended April 1, 2018 compared to the prior year period due to increases of $1.9 million in personnel-related expenses, of which $1.4 million was for employees specifically identifiable to Arlo and $0.5 million was for allocated personnel-related expenses, $1.7 million in corporate IT and facility overhead and $0.5 million in engineering projects and outside professional services. The increased expenditures on personnel-related expense, engineering projects and outside professional services were due to continuous investment in strategic focus areas, principally the expansion of our Arlo product offerings and services and the growth of our cloud platform capabilities.

Sales and Marketing

The following table presents sales and marketing expense for the periods indicated:

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
Sales and marketing expense	$11,212	96.0%	$5,721

Sales and marketing expense increased for the three months ended April 1, 2018 compared to the prior year period, primarily due to an increase in personnel-related expenses of $2.9 million, outside professional services of $1.1 million, marketing expenditures of $0.7 million, IT and facility overhead of $0.5 million and sales freight out expenses of $0.3 million. The increase in allocated personnel-related expenses and marketing expenditures resulted from the revenue increase described above. The majority of the costs incurred represented allocations from NETGEAR.

General and Administrative

The following table presents general and administrative expense for the periods indicated:

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
General and administrative expense	$4,878	77.7%	$2,745

General and administrative expense increased for the three months ended April 1, 2018 compared to the prior year period primarily due to higher allocated personnel-related expenditures of $1.3 million, legal and professional services of $0.4 million and IT and facility overhead of $0.4 million.

Separation Expense

The following table presents separation expense for the periods indicated:

	Three Months Ended
	April 1, 2018	% Change		April 2, 2017
	(In thousands, except percentage data)
Separation expense	$6,557		**	$—

**	Percentage change not meaningful.

Separation expense consists primarily of charges for third-party advisory, consulting, legal and professional services, IT-related expenses, and other items that are incremental and one-time in nature related to our separation from NETGEAR. We had no separation expense in the prior year period.

Other Income (Expense), Net

The following table presents other income (expense), net for the periods indicated:

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
Other income (expense), net	$575	69.1%	$340

Other income (expense), net increased for the three months ended April 1, 2018 compared to the prior year period due primarily to higher foreign currency transaction gains, primarily as a result of the U.S. dollar weakening versus transaction currencies.

Provision for Income Taxes

	Three Months Ended
	April 1, 2018	% Change	April 2, 2017
	(In thousands, except percentage data)
Provision for income taxes	$319	45.7%	$219
Effective tax rate	(6.3)%		90.1%

The increase in tax expense for the three months ended April 1, 2018 compared to the prior year period primarily resulted from improved earnings in foreign jurisdictions. Additionally, on December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Act. We do not anticipate an increase in tax expense from the Tax Act during the current period due to current year losses and loss carryforwards, previously subject to a valuation allowance, that can offset this income.

Comparison of the Fiscal Year Ended 2017 and 2016

Revenue by Geographic Region

We conduct business across three geographic regions: Americas, EMEA and APAC. We generally base revenue by geography on the ship-to location of the customer for device sales and device location for service sales.

	Year Ended December 31,
	2017	% Change	2016
	(In thousands, except percentage data)
Americas	$292,671	97.5%	$148,164
Percentage of revenue	79.0%		80.3%
EMEA	$58,795	114.1%	$27,457
Percentage of revenue	15.9%		14.9%
APAC	$19,192	113.6%	$8,983
Percentage of revenue	5.1%		4.8%

Total revenue	$370,658	100.8%	$184,604

Revenue increased 100.8% for the year ended December 31, 2017 compared to the prior year. The expansion of our sales channels, the rapid expansion of the consumer network connected camera systems market, the continued sales of our Arlo Pro camera launched in the third quarter of 2016 and the launch of our Arlo Pro 2 camera in the fourth quarter of fiscal 2017 contributed significantly to the revenue increase. Additionally, revenue further benefited from an increase in paid subscription service revenue due to the increase in the number of our registered users.

Cost of Revenue and Gross Margin

The following table presents cost of revenue and gross margin for the periods indicated:

	Year Ended December 31,
	2017	% Change	2016
	(In thousands, except percentage data)
Cost of revenue	$279,424	90.6%	$146,570
Gross margin	24.6%		20.6%

Cost of revenue increased for the year ended December 31, 2017 due primarily to revenue growth compared to the prior year.

Gross margin increased for the year ended December 31, 2017 compared to the prior year. The improvement in gross margin was achieved by effective product cost reduction and growth in paid subscription service revenue compared to the prior year.

Operating Expenses

Research and Development

The following table presents research and development expense for the periods indicated:

	Year Ended December 31,
	2017	% Change	2016
	(In thousands, except percentage data)
Research and development expense	$34,683	41.9%	$24,438

Research and development expense increased for the year ended December 31, 2017 compared to the prior year due to increases of $5.2 million in allocated personnel-related expense, $3.5 million in corporate IT and facility overhead and $1.6 million in engineering projects and outside professional services. The increased expenditures on personnel-related expense, engineering projects and outside professional services were due to continuous investment in strategic focus areas, such as to expand our Arlo product offerings and services and to grow our cloud platform capabilities.

Sales and Marketing

The following table presents sales and marketing expense for the periods indicated:

	Year Ended December 31,
	2017	% Change	2016
	(In thousands, except percentage data)
Sales and marketing expense	$34,340	86.1%	$18,455

Sales and marketing expense increased for the year ended December 31, 2017 compared to the prior year primarily due to an increase in personnel-related expenditures of $6.8 million, marketing expenditures of $5.4 million, outside professional services of $1.3 million, IT and facility overhead of $1.3 million and sales freight out expense of $1.0 million. The increase in allocated personnel and marketing expenditures resulted from the revenue increase described above. The majority of the costs incurred represented allocations from NETGEAR.

General and Administrative

The following table presents general and administrative expense for the periods indicated:

	Year Ended December 31,
	2017	% Change	2016
	(In thousands, except percentage data)
General and administrative expense	$15,096	82.1%	$8,289

General and administrative expense increased for the year ended December 31, 2017 compared to the prior year, primarily due to higher allocated personnel-related expenditures of $3.5 million, legal and professional services of $1.7 million, and IT and facility overhead of $1.3 million.

Separation Expense

The following table presents separation expense for the periods indicated:

	Year Ended December 31,
	2017	% Change		2016
	(In thousands, except percentage data)
Separation expense	$1,384		**	$—

**	Percentage change not meaningful.

Separation expense consists primarily of charges for third-party advisory, consulting, legal and professional services, IT-related expenses, and other items that are incremental and one-time in nature related to our separation from NETGEAR. We had no separation expense in the prior year period.

Other Income (Expense), Net

The following table presents other income (expense), net for the periods indicated:

	Year Ended December 31,
	2017	% Change		2016
	(In thousands, except percentage data)
Other income (expense), net	$1,946		**	$(512)

**	Percentage data not meaningful

Other income (expense), net increased for the year ended December 31, 2017 compared to the prior year, due primarily to higher foreign currency transaction gains, primarily as a result of the U.S. dollar weakening versus transaction currencies.

Provision for Income Taxes

	Year Ended December 31,
	2017	% Change		2016
	(In thousands, except percentage data)
Provision for income taxes	$1,128		**	$83
Effective tax rate	14.7%			(0.6)%

**	Percentage data not meaningful

The increase in tax expense for the year ended December 31, 2017 compared to the prior year, primarily resulted from improved earnings in foreign jurisdictions. Additionally, on December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Act. The Tax Act resulted in an increase in tax expense, which was offset by the utilization of net operating losses and foreign tax credits that were previously subject to a valuation allowance.

Quarterly Financial Data

The following table sets forth selected unaudited historical quarterly combined statements of operations data for each of the eight quarterly periods ended December 31, 2017. The information for each of these quarters has been prepared on the same basis as the audited annual combined financial statements appearing elsewhere in this prospectus and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This information should be read in conjunction with our audited combined financial statements and related notes appearing elsewhere in the prospectus. These quarterly results are not necessarily indicative of our operating results for a full year or any future period.

	December 31, 2017	October 1, 2017	July 2, 2017	April 2, 2017	December 31, 2016	October 2, 2016	July 3, 2016	April 3, 2016
	(in thousands)
Revenue	$124,774	$104,887	$79,194	$61,803	$74,336	$46,651	$39,481	$24,136
Gross profit	$29,817	$28,352	$16,712	$16,353	$11,859	$11,095	$10,921	$4,159
Total operating expenses	$27,124	$22,609	$19,320	$16,450	$16,430	$13,653	$11,729	$9,370
Income (loss) from operations	$2,693	$5,743	$(2,608)	$(97)	$(4,571)	$(2,558)	$(808)	$(5,211)
Net income (loss)	$2,663	$6,014	$(2,153)	$25	$(5,095)	$(2,465)	$(1,126)	$(5,057)

Quarterly Trends

Our quarterly revenue and gross profit increased sequentially generally for most of the periods presented, primarily due to increases in the number of devices sold, which was the result of new product introductions since December 2014, rapid expansion of our sales channel, including growth in international sales, and our consumer network connected camera systems market, and growth in service revenue. Generally, we have experienced the highest levels of revenue in the fourth quarter of the year compared to other quarters due in large part to seasonal holiday demand.

Quarterly operating expenses generally increased sequentially for all periods presented, primarily due to the increase of personnel-related expenses from increases in headcount and marketing and advertising expenses from our efforts to increase sales of our products and services.

Overall operating results fluctuate from quarter to quarter as a result of a variety of factors, including seasonal factors and economic cycles that influence consumer retail product purchase trends.

Liquidity and Capital Resources

Historically, our operations have participated in cash management and funding arrangements managed by NETGEAR. Cash flows related to financing activities primarily reflect changes in Net parent investment. Other than those that are in Arlo designated legal entities, NETGEAR’s cash has not been assigned to us for any of the periods presented because those cash balances are not directly attributable to us. Cash and cash equivalents presented in the combined balance sheets represent amounts pertaining to designated Arlo legal entities only. Our cash and cash equivalents balance increased from $0.1 million as of December 31, 2017 to $0.2 million as of April 1, 2018. Cash generated from operations was $25.4 million for the three months ended April 1, 2018, compared with cash used in operations of $11.4 million for the three months ended April 2, 2017, due primarily to lower working capital requirements. Cash used from operations increased from $33.1 million for the year ended December 31, 2016 to $39.0 million for the year ended December 31, 2017 due primarily to increased working capital demands. Currently, we are dependent on NETGEAR for our continued support to fund our operations, without which we would need to curtail our operations. NETGEAR intends to contribute $70.0 million in cash to us in the period leading up to the separation, a portion of which we may use prior to the separation for operating expenses, working capital and other requirements. Accordingly, the actual amount of cash that we may have immediately prior to the offering may be less than $70.0 million. In addition, NETGEAR currently intends to use reasonable efforts to provide us such funding as may be necessary to permit us to fund our operations while we are a wholly owned subsidiary of NETGEAR. This support is expected to terminate on the earliest of (i) September 1, 2019, (ii) the time immediately prior to the completion of this offering and

(iii) the time immediately prior to the completion of a distribution of shares of our common stock held by NETGEAR to its stockholders.

Following the separation from NETGEAR, our capital structure and sources of liquidity will change significantly from our historical capital structure. Subsequent to the separation, we will no longer participate in cash management and funding arrangements managed by NETGEAR. Following the separation, we expect to use cash flows generated from operations, together with $70.0 million in cash contributed by NETGEAR on separation and our estimated net proceeds of $             million from the sale of our common stock in this offering (refer to “Use of Proceeds” for the expected use of such net proceeds), as our primary sources of liquidity. Based on our current plans and market conditions, we believe that such sources of liquidity will be sufficient to satisfy our anticipated cash requirements for at least the next 12 months. However, we may require or desire additional funds to support our operating expenses and capital requirements or for other purposes, such as acquisitions, and may seek to raise such additional funds through public or private equity or debt financing or from other sources. We cannot assure you that additional financing will be available at all or that, if available, such financing would be obtainable on terms favorable to us and would not be dilutive. Our future liquidity and cash requirements will depend on numerous factors, including the introduction of new products and potential acquisitions of related businesses or technology.

Cash Flow

The following table presents our cash flows for the periods presented.

	Three Months Ended		Year Ended December 31,
	April 1, 2018	April 2, 2017	2017	2016
	(In thousands)
Net cash provided by (used in) operating activities	$25,390	$(11,364)	$(38,985)	$(33,070)
Net cash used in investing activities	(410)	(1,868)	(4,315)	(10,289)
Net cash provided by (used in) financing activities	(24,910)	13,138	43,188	43,579

Net cash increase (decrease)	$70	$(94)	$(112)	$220

Net cash provided by operating activities was $25.4 million for the three months ended April 1, 2018 due primarily to lower working capital requirements. Working capital was primarily impacted by decreases to accounts receivable, offset by increases to inventory and decreases to accrued liabilities. Our days sales outstanding (“DSO”) decreased to 92 days as of April 1, 2018 as compared to 115 days as of December 31, 2017. Typically, DSO in the fourth quarter is higher due to seasonal payment terms provided to our larger customers. New to our DSO calculation is the negative impact of the adoption of ASU 2014-09, “Revenue from Contracts with Customers,” as of January 1, 2018. We calculated an eight day increase under the new revenue standard compared to the old revenue standard, mainly as a result of changes in the balance sheet presentation of certain reserve balances previously shown net within accounts receivable which are now presented as liabilities. Refer to Note 2, Revenue Recognition, in the Notes to Combined Financial Statements for the details on adoption impacts. Inventory was $103.8 million with ending inventory turns of 2.8 in the three months ended April 1, 2018 down from 4.6 turns in the three months ended December 31, 2017. Net cash used in investing activities was $0.4 million for the three months ended April 1, 2018 as a result of capital expenditures. Net cash used in financing activities primarily consisted of net investment to NETGEAR.

Net cash used in operating activities was $11.4 million for the three months ended April 2, 2017 due primarily to increased working capital demands. Working capital was primarily impacted by increases to inventory and decreases to accounts payable and accrued liabilities, offset by decreases to accounts receivable. Our DSO was 91 days as of April 2, 2017, which decreased from 99 days as of December 31, 2016. DSO as of

December 31, 2016 was higher due to seasonal payment terms extended to our larger customers. Our accounts payable decreased from $21.1 million at December 31, 2016 to $8.2 million at April 2, 2017. The decrease was primarily attributable to timing of payments. Inventory was $67.3 million with ending inventory turns of 2.7, down from 5.2 turns in the three months ended December 31, 2016. Net cash used in investing activities was $1.9 million for the three months ended April 2, 2017 primarily from our capital expenditures and a $0.8 million payment in connection with our Placemeter acquisition. Net cash provided by financing activities primarily was the net investment from NETGEAR, as cash and the financing of our operations have historically been managed by NETGEAR. These transactions were deemed to be effectively settled for cash at the time the transaction was recorded.

Net cash used in operating activities was $39.0 million for the year ended December 31, 2017 due primarily to increased working capital demands. Working capital was primarily impacted by increases to accounts receivable and inventory, offset by increases to accrued liabilities. DSO increased by 16 days to 115 days as of December 31, 2017 due primarily to timing of gross shipments and seasonal payment terms with certain customers. Inventory was $83.0 million as of December 31, 2017 with ending inventory turns of 4.6 in the fourth quarter of 2017. Net cash used in investing activities was $4.3 million for the year ended December 31, 2017 primarily as a result of capital expenditures of $3.6 million. Net cash provided by financing activities primarily was the net investment from NETGEAR, as cash and the financing of our operations have historically been managed by NETGEAR. These transactions were deemed to be effectively settled for cash at the time the transaction was recorded.

Net cash used in operating activities was $33.1 million for the year ended December 31, 2016 due primarily to increased working capital demands. Working capital was primarily impacted by increases to accounts receivable and inventory, offset by increases to accounts payable and accrued liabilities. DSO was 99 days as of December 31, 2016 due primarily to timing of gross shipments and seasonal payment terms with certain customers. Inventory turns were 5.2 in the fourth quarter of 2016. Net cash used in investing activities was $10.3 million for the year ended December 31, 2016, primarily as a result of the acquisition of Placemeter, Inc., a computer vision analytics company, for $8.8 million. Net cash provided by financing activities primarily was the net investment from NETGEAR, as cash and the financing of our operations have historically been managed by NETGEAR. These transactions were deemed to be effectively settled for cash at the time the transaction was recorded.

Backlog

Our backlog consists of products for which customer purchase orders have been received and that are scheduled or in the process of being scheduled for shipment. As of December 31, 2017, we had a backlog of $15.6 million, compared to $14.2 million as of December 31, 2016. As we typically fulfill orders received within a relatively short period (e.g., within one week for our top three customers) after receipt, our revenue in any fiscal year depends primarily upon orders booked and the availability of supply of our products in that year. In addition, most of our backlog is subject to rescheduling or cancellation with minimal penalties. As a result, our backlog as of any particular date may not be an indicator of revenue for any succeeding period. Similarly, there is a lack of meaningful correlation between year-over-year changes in backlog as compared with year-over-year changes in revenue. Accordingly, we do not believe that backlog information is material to an understanding of our overall business, and backlog as of any particular date should not be considered a reliable indicator of our ability to achieve any particular level of revenue or financial performance.

Contractual Obligations

The following table summarizes our non-cancelable purchase obligations as of December 31, 2017:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Purchase obligations	$54,302	$54,302	$—	$—	$—

We enter into various inventory-related purchase agreements with suppliers. Generally, under these agreements, 50% of the orders are cancelable by giving notice 46 to 60 days prior to the expected shipment date and 25% of orders are cancelable by giving notice 31 to 45 days prior to the expected shipment date. Orders are not cancelable within 30 days prior to the expected shipment date. As of April 1, 2018 and December 31, 2017, we had $36.4 million and $54.3 million in non-cancelable purchase commitments with suppliers, respectively. We expect to sell all products for which we have committed purchases from suppliers.

As of December 31, 2017, we did not estimate any long-term liability related to a one-time transaction tax that resulted from the passage of the Tax Act. We had significant net operating losses and credits that were available to shelter a majority of the impact associated with the transition tax.

As of April 1, 2018 and December 31, 2017, we had $1.3 million and $1.0 million, respectively, of total gross unrecognized tax benefits and related interest and penalties. The timing of any payments that could result from these unrecognized tax benefits will depend upon a number of factors. The unrecognized tax benefits have been excluded from the contractual obligations table because reasonable estimates cannot be made of whether, or when, any cash payments for such items might occur. We do not expect to reduce our liabilities for uncertain tax positions in any jurisdiction, where the impact would affect the statement of operations, in the next 12 months.

Off-Balance Sheet Arrangements

As of April 1, 2018 and December 31, 2017 and 2016, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies and Estimates

Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The preparation of these condensed combined financial statements requires management to make assumptions, judgments and estimates that can have a significant impact on the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. Actual results could differ significantly from these estimates. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. On a regular basis, we evaluate our assumptions, judgments and estimates and make changes accordingly. We also discuss our critical accounting estimates with the Audit Committee of the Board of Directors. Note 1, The Company, Basis of Presentation and Summary of Significant Accounting Policies, in Notes to Combined Financial Statements describes the significant accounting policies used in the preparation of the combined financial statements. We have listed below our critical accounting policies that we believe to have the greatest potential impact on our combined financial statements.

Adoption of ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606)

On January 1, 2018, we adopted ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606) (“ASC 606”) and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods (ASC 605). Refer to Note 2, Revenue Recognition, in Notes to Combined Financial Statements, for accounting policies relating to revenue recognition which replace the below policies in effect for periods prior to January 1, 2018. The adoption of ASC 606 affected the following policies of Revenue Recognition, Allowances for Warranty Obligations and Returns due to Stock Rotation and Sales Incentives upon the adoption of ASC 606.

Revenue Recognition

We generally recognize revenue from product sales at the time the product is shipped, provided that persuasive evidence of an arrangement exists, title and risk of loss have transferred to the customer, the selling price is fixed or determinable and collection of the related receivable is reasonably assured. Currently, for some of our customers, title passes to the customer upon delivery to the port or country of destination, upon their receipt of the product, or upon the customer’s resale of the product. At the end of each fiscal quarter, we estimate and defer revenue related to product where title has not transferred. The revenue continues to be deferred until such time that title passes to the customer. We assess collectability based on a number of factors, including general economic and market conditions, past transaction history with the customer and the creditworthiness of the customer. If we determine that collection is not reasonably assured, then we defer revenue until receipt of the payment from the customer.

A large majority of our product offerings consist of multiple elements. Our multiple-element product offerings include hardware with bundled prepaid services, which are considered separate units of accounting. In general, the hardware is delivered up-front, while the bundled prepaid services are delivered over the stated service period, or the estimated useful life. We allocate revenue to the deliverables based upon their relative selling price. We recognize revenue allocated to each unit of accounting when persuasive evidence of an arrangement exists, title and risk of loss have transferred to the customer, the selling price is fixed or determinable and collection of the related receivable is reasonably assured.

When applying the relative selling price method, we determine the selling price for each deliverable using vendor-specific objective evidence (“VSOE”) of fair value of the deliverable, or when VSOE of fair value is unavailable, our best estimate of selling price (“ESP”), as we have determined that we are unable to establish third-party evidence of selling price for the deliverables. In determining VSOE, we require that a substantial majority of the selling prices for a deliverable sold on a stand-alone basis fall within a reasonably narrow pricing range, generally evidenced by approximately 80% of such historical stand-alone transactions falling within +/-15% of the median price. We determine ESP for a deliverable by considering multiple factors including, but not limited to, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The objective of ESP is to determine the price at which we would transact a sale if the deliverable were sold on a stand-alone basis. The determination of ESP is made through consultation with and formal approval by our management, taking into consideration the go-to-market strategy.

Allowances for Warranty Obligations and Returns due to Stock Rotation

Our standard warranty obligation to our direct customers generally provides for a right of return of any product for a full refund in the event that such product is not merchantable or is found to be damaged or defective. At the time we recognize revenue, we record an estimate of future warranty returns to reduce revenue in the amount of the expected credit or refund to be provided to our direct customers. At the time we record the reduction to revenue related to warranty returns, we include within cost of revenue a write-down to reduce the carrying value of such products to net realizable value. Our standard warranty obligation to end-users provides for replacement of a defective product for one or more years. Factors that affect the warranty obligation include product failure rates, material usage and service delivery costs incurred in correcting product failures. We record the estimated cost associated with fulfilling the warranty obligation to end-users in cost of revenue. Because our products are manufactured by third-party manufacturers, in certain cases we have recourse to the third-party manufacturer for replacement or credit for the defective products. We give consideration to amounts recoverable from our third-party manufacturers in determining our warranty liability. Our estimated allowances for product warranties can vary from actual results, and we may have to record additional revenue reductions or charges to cost of revenue, which could materially impact our financial position and results of operations.

In addition to warranty-related returns, certain distributors and retailers generally have the right to return product for stock rotation purposes. Upon shipment of the product, we reduce revenue by an estimate of potential future stock rotation returns related to the current period product revenue. We analyze historical returns, channel inventory levels, current economic trends and changes in customer demand for our products when evaluating the adequacy of the allowance for stock rotation returns. Our estimated allowances for returns due to stock rotation can vary from actual results, and we may have to record additional revenue reductions, which could materially impact our financial position and results of operations.

Sales Incentives

We accrue for sales incentives as a marketing expense if we receive an identifiable benefit in exchange and can reasonably estimate the fair value of the identifiable benefit received; otherwise, we record sales incentives as a reduction of revenue. Our estimated provisions for sales incentives can vary from actual results, and we may have to record additional expenses or additional revenue reductions dependent on the classification of the sales incentive.

Allowances for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We regularly perform credit evaluations of our customers’ financial condition and consider factors, such as historical experience, credit quality, age of the accounts receivable balances and geographic or country-specific risks and economic conditions, that may affect a customer’s ability to pay. We review the allowance for doubtful accounts quarterly and adjust it if necessary based on our assessments of our customers’ ability to pay. If the financial condition of our customers should deteriorate or if actual defaults are higher than our historical experience, additional allowances may be required, which could have an adverse impact on operating expenses.

Valuation of Inventory

We value our inventory at the lower of cost or net realizable value, cost being determined using the first-in, first-out method. We continually assess the value of our inventory and will periodically write down its value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions. On a quarterly basis, we review inventory quantities on hand and on order under non-cancelable purchase commitments, in comparison to our estimated forecast of product demand for the next nine months to determine what inventory, if any, is not saleable. We base our analysis on the demand forecast but take into account market conditions, product development plans, product life expectancy and other factors. Based on this analysis, we write down the affected inventory value for estimated excess and obsolescence charges. At the point of loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. As demonstrated during prior years, demand for our products can fluctuate significantly. If actual demand is lower than our forecasted demand and we fail to reduce our manufacturing accordingly, we could be required to write down the value of additional inventory, which would have a negative effect on our gross profit.

Goodwill

Goodwill attributed to Arlo pertained to the acquisitions of Avaak, Inc. (“Avaak”) and Placemeter, Inc. (“Placemeter”). Goodwill represents the purchase price over estimated fair value of net assets of businesses acquired in a business combination. Goodwill acquired in a business combination is not amortized, but instead tested for impairment at least annually on the first day of the fourth quarter. Should certain events or indicators of impairment occur between annual impairment tests, we will perform the impairment test as those events or indicators occur. Examples of such events or circumstances include: a significant decline in our expected future cash flows, a sustained, significant decline in our stock price and market capitalization, a significant adverse change in the business climate and slower growth rates.

Starting from the fourth fiscal quarter of 2017, we early adopted ASU 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment.”

We test goodwill for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value. The qualitative assessment considers: macroeconomic conditions, industry and market considerations, cost factors, overall company financial performance, events affecting the reporting units and changes in our share price. If the reporting unit does not pass the qualitative assessment, we estimate its fair value and compare the fair value with the carrying value of the reporting unit, including goodwill. If the fair value is greater than the carrying value of the reporting unit, we do not record an impairment. If the fair value is less than the carrying value, we recognize an impairment loss for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. We would record the impairment charge to earnings in the combined statements of operations.

We completed the annual impairment test of goodwill as of the first day of the fourth fiscal quarter of 2017 and 2016, or October 2, 2017 and October 3, 2016. We identified that we have one reporting unit for the purpose of goodwill impairment testing, and the reporting unit is at the same level as our operating segment and reportable segment. We performed a qualitative test for goodwill impairment for the years ended December 31, 2017 and 2016. Based upon the results of the qualitative testing, the fair value was substantially in excess of the carrying value. We believe that it is more likely than not that the fair value is greater than its carrying value and therefore performing the next step of impairment test was unnecessary. We therefore did not recognize any goodwill impairment for the years ended December 31, 2017 and 2016.

We do not believe it is likely that there will be a material change in the estimates or assumptions we use to test for impairment loss on goodwill. However, if the actual result is not consistent with our estimates or assumptions, we may be exposed to an impairment charge that could be material.

Long-Lived Assets Excluding Goodwill

Our long-lived assets include goodwill, purchased intangibles with finite lives and property and equipment. Intangibles, net attributed to Arlo pertained to the acquisitions of Avaak and Placemeter. We amortize purchased intangibles with finite lives using the straight-line method over the estimated economic lives of the assets, which range from three to five years. We state property and equipment at historical cost, less accumulated depreciation. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Examples of such events or circumstances include: a significant decrease in the market price of the asset, a significant decline in our expected future cash flows, significant changes or planned changes in our use of the assets and a significant adverse change in the business climate. We base our determination of recoverability on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of the asset exceeds its estimated undiscounted future net cash flows, we recognize an impairment charge in the amount by which the carrying amount of the asset exceeds the fair value of the asset. We review the carrying value of the asset on a regular basis for the existence of facts, both internal and external, that may suggest impairment.

For the years ended December 31, 2017 and 2016, there were no events or changes in circumstances that indicated the carrying amount of our finite-lived assets may not be recoverable from their undiscounted cash flows. Consequently, we did not perform an impairment test. We also reviewed the depreciation and amortization policies for the long-lived asset groups and ensured the remaining useful lives are appropriate. We did not record any impairments to intangibles for the years ended December 31, 2017 and 2016. We review the carrying value of property and equipment assets on a regular basis for the existence of facts, both internal and external, that may suggest impairment. Charges related to the impairment of property and equipment were insignificant for the years ended December 31, 2017 and 2016.

We will continue to evaluate the carrying value of our long-lived assets, and if we determine in the future that there is a potential further impairment, we may be required to record additional charges to earnings, which could affect our financial results.

Income Taxes

The operations of our business have been included in the consolidated U.S. federal income tax return and certain foreign income tax returns of NETGEAR. The income tax provisions and related deferred tax assets and liabilities that have been reflected in our historical combined financial statements have been estimated as if we were a separate taxpayer. We are subject to taxation in all geographies in which we operate, and as a stand-alone entity, will file tax returns in each jurisdiction in which we operate. We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. Our assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing our future taxable income on a jurisdictional basis, we consider the effect of its transfer pricing policies on that income. We have placed a valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As we expand internationally, we will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of NETGEAR. Our policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results. The provision for income taxes includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

On December 22, 2017, the Tax Act was signed into law, making significant changes to the Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. The recently enacted Tax Act significantly changed how the United States taxes corporations. At this time, significant judgment is required in implementing the law due to the lack of sufficient interpretive guidance from the U.S. or state regulatory bodies and standards settings bodies. Computations required are complex and data-intensive. The amounts reported as of December 31, 2017, are provisional based on the uncertainty discussed above. As guidance becomes available, we will adjust our calculations and provisional amounts that we have recorded in our tax provision.

Recent Accounting Pronouncements

For a complete description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on financial condition and results of operations, refer to Note 1, The Company, Basis of Presentation and Summary of Significant Accounting Policies, in Notes to Combined Financial Statements.

Emerging Growth Company Status

As an “emerging growth company,” under the JOBS Act, we are allowed to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, unless we otherwise irrevocably elect not to avail ourselves of this exemption. While we have not made such an irrevocable election, we have not delayed the adoption of any applicable accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

We invoice some of our international customers in foreign currencies, including the Australian dollar, British pound, Canadian dollar and Euro. As the customers that are currently invoiced in local currency become a larger percentage of our business, or to the extent we begin to bill additional customers in foreign currencies, the impact of fluctuations in foreign currency exchange rates could have a more significant impact on our results of operations. For those customers in our international markets that we continue to sell to in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore reduce the demand for our products. Such a decline in the demand for our products could reduce sales and materially adversely affect our business, results of operations and financial condition. Certain operating expenses of our foreign operations require payment in local currencies.

We are exposed to risks associated with foreign exchange rate fluctuations due to our international sales and operating activities. These exposures may change over time as business practices evolve and could negatively impact our operating results and financial condition. As we grow our operations, our exposure to foreign currency risk could become more significant. To date, we have not entered into any foreign currency exchange contracts and currently do not expect to enter into foreign currency exchange contracts for trading or speculative purposes. We plan to establish a hedge program to hedge foreign currency exchange risks after the distribution, if not before.

As of December 31, 2017, we had net assets in various local currencies. A hypothetical 10% movement in foreign exchange rates would result in a before-tax positive or negative impact of $3.4 million on net income at December 31, 2017. Actual future gains and losses associated with our foreign currency exposures and positions may differ materially from the sensitivity analyses performed as of December 31, 2017 due to the inherent limitations associated with predicting the foreign currency exchange rates and our actual exposures and positions. For the year ended December 31, 2017, 23.7% of revenue was denominated in a currency other than the U.S. dollar.

BUSINESS

Overview

Arlo combines an intelligent cloud infrastructure and mobile app with a variety of smart connected devices that transform the way people experience the connected lifestyle. Our cloud-based platform creates a seamless, end-to-end connected lifestyle solution that provides users visibility, insight and a powerful means to help protect and connect with the people and things that matter most to them. Arlo enables users to monitor their environments and engage in real-time with their families and businesses from any location with a Wi-Fi or a cellular network internet connection. To date, we have launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled cameras, advanced baby monitors and smart security lights. In addition, Arlo’s broad compatibility allows the platform to seamlessly integrate with third-party internet-of-things (“IoT”) products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings. Since the launch of our first product in December 2014, we have shipped over 7.5 million smart connected devices, and, as of April 1, 2018, our smart platform had over 1.9 million registered users across more than 100 countries around the world. We plan to continue to introduce new smart connected devices to the Arlo platform in new categories, increase the number of registered users on our platform, keep them highly engaged through our mobile app and generate incremental recurring revenue by offering them paid subscription services.

The proliferation of IoT devices, the commoditization of cloud infrastructure and the propagation of artificial intelligence (“AI”), coupled with consumers’ preference for a do-it-yourself (“DIY”) experience, are all driving the adoption of smart connected technology. Arlo exemplifies a new generation of smart IoT platforms by featuring smart devices that are always connected to the internet, software developed with AI capabilities, including machine learning and computer vision, and a highly engaging mobile app through which users can manage and utilize their smart connected devices. We believe we are well-positioned to capture this large and fast-growing market opportunity by leading the way into this new generation of connected lifestyle platforms.

Our total addressable market consists of individuals and business owners who use connected devices to enhance their lives. According to Gartner, consumer IoT endpoints hardware and services spending will reach $1.8 trillion by 2021.(1) Gartner estimates our addressable market for the global connected home alone, including elements of consumer IoT services spending and IoT endpoints hardware spending, will grow from $45 billion in 2017 to $146 billion in 2021, representing a compound annual growth rate (“CAGR”) of 34%.(2) Outside of the home, we have seen adoption of our cellular-enabled products in a variety of use cases, such as neighborhood watch, construction site monitoring, wildlife and outdoor trail surveillance and event monitoring. We are also seeing demand for our products and solutions from small businesses and local government agencies, and believe these segments represent additional growth areas for us.

A user’s introduction to our smart platform typically starts with the purchase of one or more of our cameras and lights. Consumers and business owners can easily set up these smart connected devices and integrate them into their homes and businesses without the need for professional installation services. To begin the setup of an Arlo device, users download the Arlo app, which functions as the single user interface for managing and utilizing all Arlo devices and is powered by our cloud infrastructure. The Arlo app provides users with a highly engaging experience through real-time motion detection notifications and live stream functionality that includes two way audio. To realize the platform’s full potential, users can subscribe to Arlo Smart, a paid subscription service that

(1)	Gartner, Forecast: Internet of Things—Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1 (Home Automation/Other, Home Energy Management, Home Security and Safety) & 12.1 (Home Security and Safety, Home Automation, Energy Management, Other).
(2)	Gartner, Forecast: Internet of Things—Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1 (Home Automation/Other, Home Energy Management, Home Security and Safety) & 12.1 (Home Security and Safety, Home Automation, Energy Management, Other).

adds powerful AI capabilities to Arlo cameras that enhance the user experience. Arlo Smart provides users with intelligence and rich app notifications such as person-detection capabilities, e911 functionality and motion-zone customization. These Arlo Smart services are available via three subscription-based tiers: Arlo Smart Premier, Arlo Smart Elite and Arlo Smart Add-On, each more fully described below under “—Arlo Services.”

*	Engagement rate measured by daily active users divided by monthly active users on iOS platform in the United States for the first quarter of 2018. Sensor Tower: Average daily active users and monthly active users on iOS platform in U.S. for the first quarter of 2018.

Our fully integrated smart platform provides an intuitive and engaging user experience, which distinguishes our product offerings and contributes to our rapid growth. According to Sensor Tower, for the first quarter of 2018, the Arlo app had a user engagement rate, measured by daily active users (the number of users who launch the Arlo app at least once per day on average in a period) divided by monthly active users (the number of users who launch the Arlo app at least once per month on average in a period), of 37%. Sensor Tower’s data also shows that, during the same period, the Arlo app’s number of daily active users was in line with the median of the 500 most downloaded apps from the Apple App Store and that the Arlo app had a user engagement rate in the top 6% of these apps. While not one of these 500 apps, the Arlo app’s user engagement rate compares favorably to many of the most engaging social media and entertainment apps available. We believe our high user engagement rate is driven by the combination of individuals’ inherent desire to stay close to what they value most and the high-quality user experience that our platform provides. Our high user engagement rate allows us to use the Arlo app as a highly effective marketing channel to introduce and promote our broad range of smart connected devices, accessories and our paid Arlo Smart services to our user base. We have also cultivated an online community that users access through our website, which we refer to as the Arlo Community, where users can share Arlo video content and give each other tips on using Arlo devices. In 2016 and 2017, the number of unique visitors to the Arlo Community website reached 1.0 million and 2.3 million, respectively.

We believe that the power of our platform increases as the number of users and devices on the platform grows. As our user base and community grow, more devices are connected to our platform, which enables us to analyze an increasing volume of data, and in turn facilitates more refined computer vision algorithms. We expect that these improving capabilities will enable us to offer more innovative and intelligent services and features to our users, who we believe will increasingly be willing to pay for subscription services to benefit from these capabilities. We believe that, as awareness of our platform grows, more users will seek to purchase both our smart connected devices and our Arlo Smart services and join our rapidly growing user base.

We believe that the combination of our leading technology and our decades of experience gained from operating within a highly successful consumer electronics company positions us well against the competition and to be successful as an independent company.

We have built the Arlo platform on three key technology differentiators:

•	Radio Frequency (“RF”) Connectivity and Power Management Expertise. Our leading RF connectivity expertise, developed through nearly 20 years of research and development, enables whole home coverage via Wi-Fi and in remote areas via cellular networks and industry-leading time-to-first-frame (“TTFF”) performance to minimize lag between motion detection and video recording. Our proven power management expertise, leveraged from NETGEAR’s years of experience building mobile hotspots, encompasses hardware product design, software and firmware, including patented beaconing and power management methods, to prolong battery life.

•	Product Design. Our aesthetically appealing, compact and weather-resistant industrial design has won multiple awards and provides our users the freedom and flexibility to place our products both inside and outside the home without professional installation services.

•	Broad Compatibility. We purposefully designed Arlo products to have broad compatibility, allowing them to be integrated with leading third-party IoT products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings.

These differentiators, in combination with our scalable cloud infrastructure and AI-enabled features delivered in real-time through the Arlo app, have positioned Arlo to be the smart platform of choice for many consumers and businesses.

We benefit from NETGEAR’s decades of supply chain experience serving the dynamic and competitive retail industry. We also have leveraged its deep and long-standing relationships with leading channel partners such as Best Buy, Amazon, Costco and Walmart, Inc., major wireless carriers around the world such as AT&T, Verizon and Telstra, and more recently, broadcast channels such as HSN. Leveraging NETGEAR’s deep channel relationships and highly experienced supply chain team, Arlo has been able to position its products favorably across in-store retail, wireless carriers, and online distribution channels. We expect these relationships to continue in substantially the same manner once we become a stand-alone public company. As an operating segment of a seasoned public company, we benefit from established business processes and a veteran leadership team, allowing Arlo to focus its attention on growing and developing the business. While our history with NETGEAR has provided us with certain competitive advantages, we believe that the separation, this offering and the distribution will provide a number of additional benefits to our business. See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR.”

We have experienced significant growth since the launch of our first product in December 2014, and according to NPD Group, for the first quarter of 2018, we held 40% market share by point of sale dollars in the U.S. consumer network connected camera systems market. (3) Outside of the United States, we are the leader in Australia and several major European markets. In 2016, Arlo grew revenue by 108% over the prior year to $184.6 million, and in 2017, Arlo further grew revenue by 101% over the prior year to $370.7 million. For additional information regarding Arlo’s financial performance, see the section titled “Selected Combined Financial Data.”

Our Market Opportunity

Our total addressable market consists of individuals and business owners who use connected devices to enhance their lives. According to Gartner, consumer IoT end points hardware spending will reach $1.8 trillion by 2021.(4) Gartner estimates our addressable market for the global connected home alone, including elements of consumer IoT services spending and IoT endpoints hardware spending, will grow from $45 billion in 2017 to $146 billion in 2021, representing a CAGR of 34%.(5) Outside of the home, we have seen adoption of our cellular-enabled products in a variety of use cases, such as neighborhood watch, construction site monitoring, wildlife and outdoor trail surveillance and event monitoring. We believe the small business and government segments represent additional growth areas for us. According to the U.S. Small Business Administration, in 2016, there were 28.8 million small businesses in the United States, accounting for 99.7% of all U.S. businesses, and we believe we are well-positioned to benefit from this large market.

Our technology leadership, embodied in our smart platform, has helped us achieve significant market share gain in the consumer network connected camera systems market. According to NPD Group, for the first quarter of 2018, we held 40% market share by point of sale dollars in the U.S. consumer network connected camera systems market,(6) and our market leadership extends to international markets where we have introduced our products. In addition to global expansion opportunities, we believe we are well-positioned to extend our current market leadership to the broader connected lifestyle market both within and beyond the home as we continue to launch new product lines and services within our connected lifestyle platform.

Key Trends Driving Our Market

The intersection of the following significant technology trends are driving mass adoption of a new generation of smart IoT connected lifestyle platforms.

(3)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018.
(4)	Gartner, Forecast: Internet of Things — Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1 (Home Automation/Other, Home Energy Management, Home Security and Safety) & 12.1 (Home Security and Safety, Home Automation, Energy Management, Other).
(5)	Gartner, Forecast: Internet of Things — Endpoints and Associated Services, Worldwide, 2017, 21 December 2017, Table 4.1 (Home Automation/Other, Home Energy Management, Home Security and Safety) & 12.1 (Home Security and Safety, Home Automation, Energy Management, Other).
(6)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018.

The Proliferation of IoT Devices. According to Gartner, there were eight billion consumer IoT endpoint installed base units in 2017, and this number is expected to reach 25 billion by 2021.(7) Gartner expects that consumer IoT endpoint unit installed base spending will be the largest segment, encompassing 64% of the market in 2021.(8) We believe the new generation of smart IoT platforms, like Arlo, will feature smart devices that are always connected to the cloud, AI-based services and mobile apps through which users can manage their connected devices, creating a highly engaging user experience.

Adoption of Cloud-Based Connectivity and Infrastructure. The public cloud services market is rapidly expanding and steadily evolving, strengthening its role as the foundation for digital business and consumer services. The public cloud services market is rapidly expanding and steadily evolving, strengthening its role as the foundation for digital business and consumer services. According to Gartner, public cloud services spending is expected to reach $302 billion by 2021 in current U.S. dollars, growing at a CAGR of 19% from 2016 to 2021.(9) Scalable public cloud computing infrastructure has allowed companies to innovate at a rapid pace and pass along the benefits to end-users in the form of intelligent and real-time services delivered at low cost and low latency. For example, Arlo stores videos captured by connected cameras that can then be viewed by users on demand, ensuring low upfront cost of ownership and on-demand scalability of video storage. As a result, consumers and business owners are rapidly adopting cloud-based smart connected lifestyle solutions that are increasingly efficient, accessible and user-friendly.

The Mobile Era. The universal adoption of smartphones and tablets has transformed the way people interact with each other and their environments. According to IDC, more than 1.6 billion smartphones and tablets were shipped in 2017. Today, mobile apps are a preferred method for users to manage various aspects of their lives. Having experienced this transformation, consumers are increasingly demanding a convenient and efficient mobile experience to drive today’s connected lifestyle.

Consumer Preference for a DIY Experience. DIY connected solutions — in which consumers and small business owners install and monitor the systems on their own — are in high demand. According to Parks Associates, 73% of smart home device owners said they installed the devices by themselves or with the help from friends and family members. Among users of home IoT devices, ease of installation and ease of use are the most sought after attributes according to IDC. Unlike Arlo, many Wi-Fi connected home systems today are not wire-free, requiring users to run power cords to their devices and in many cases requiring professional installation, especially in outdoor environments. Being wire-free and weather-resistant, Arlo’s devices provide users with increased flexibility to install smart connected devices both inside and outside of their homes and businesses. According to Gartner, consumers, device providers and service providers will assemble packages of home security devices, which will include cameras, motion sensors, burglar alarm control units, and door and window locks. Currently, the majority of these packages come from a service provider. But the tendency over time will be for consumers to “self-monitor” to a greater degree, reaching the point where most household security systems will be self-monitored.(10) Since the entire Arlo experience can be self-managed via the cloud and a smartphone app, users do not need to pay professional third-party service providers to manage and monitor their systems. As a result, our well-designed DIY products significantly reduce the cost of ownership and eliminate challenges of self-installation while increasing control and flexibility, thereby fueling demand for our user-friendly smart home platforms and devices.

Big Data Analytics and AI Adoption. According to IDC, the volume of information being processed and transferred globally is expected to reach 163ZB (trillion gigabytes) by 2025, a ten-fold increase compared to

(7)	Gartner, Forecast Analysis: Internet of Things — Endpoints, Worldwide, 2017 Update, 27 December 2017, Table 1.
(8)	Gartner, Forecast Analysis: Internet of Things — Endpoints, Worldwide, 2017 Update, 27 December 2017, Table 1: 2021 consumer data point divided by 2021 total data point.
(9)	Gartner, Forecast: Public Cloud Services, Worldwide, 2015-2021, 4Q17 Update, 15 January 2018, Table 1-1.
(10)	Gartner, Forecast Analysis: Internet of Things — Services, Worldwide, 2017 Update, 28 December 2017.

2016. Unstructured video and image data streams are expected to represent the largest growth driver, as the global computer vision market is expected to reach $26 billion by 2025, growing at a CAGR of 42% from 2016 to 2025, according to Tractica. As more data is collected and processed, AI-enabled products and services are becoming more sophisticated and gaining mass adoption by consumers, leading to a smarter and more convenient lifestyle. According to IDC, widespread adoption of cognitive systems and AI across a broad range of industries will drive worldwide spending on AI and cognitive systems from nearly $12 billion in 2017 to $58 billion in 2021.

Safety and Security Are Top Use Cases in Connected Technology. According to Parks Associates, U.S. consumers view safety and security as one of the most important benefits of smart home systems. We believe the peace of mind arising from being connected is a powerful driver of consumer and small business purchasing behavior, promoting the rapid and continuing adoption of connected technology.

Our Competitive Advantages — What Sets Us Apart

Best-in-Class Technology. Our engineers continually push the boundaries of innovation to develop products that leverage our cutting-edge technological capabilities. We are committed to hiring and retaining top engineers and thought leaders in the field.

•	RF Connectivity Expertise. Arlo wire-free cameras benefit from the nearly 20 years of RF connectivity expertise of NETGEAR. Such RF expertise extends across cellular, Wi-Fi and Bluetooth protocols, enabling low latency communication between Arlo devices and our back-end cloud infrastructure and allowing us to build connected products that have shorter TTFF, greater range and stronger connectivity than our principal competitors’ products. These strengths allow our users to place our smart connected devices in a wide variety of locations in and around their homes, businesses and elsewhere and still receive the excellent video quality the Arlo platform can provide.

•	Power Management Expertise. Arlo’s power management expertise, encompassing hardware product design, software and firmware, minimizes power consumption in our devices. Motion-activated on/off sensors prolong the devices’ overall battery life, and our patented low-power Wi-Fi technology also minimizes battery usage before and during video transmission. As a result, our users typically only need to recharge their Arlo devices every three to six months, leading to flexible indoor and outdoor placement options.

•	Product Design. Arlo products are designed to provide a user-friendly out-of-box experience for consumers. Our sleek wire-free design takes up minimal space and allows our products to be easily and discretely placed anywhere inside or outside the home. Our weather-resistant mechanical design has withstood adverse weather conditions in many countries around the world. We have won multiple awards for our outstanding product design including Red Dot design awards and CES Innovation awards.

•	Broad Compatibility. We have purposefully designed Arlo products to be integrated with leading third-party IoT products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings. This broad compatibility enables features such as accessing Arlo through smart assistants using voice commands and integrating with other smart home products.

•	Cloud-Based Platform. Arlo’s cloud-based platform allows for seamless integration of our best-in-class devices and Arlo Smart services. The Arlo cloud infrastructure securely stores millions of hours of user content while providing users instant access to their video library. For March 2018, Arlo users collectively streamed an average of over 60 million videos daily. Our platform links our users’ smart connected devices to our powerful, easy-to-use app, which provides users access to and control of their connected Arlo ecosystem. Our scaled cloud infrastructure is optimized to accommodate our growing user base and provide actionable intelligence in real time using our proprietary, AI-based algorithms.

•	Artificial Intelligence. We use neural networks and machine learning to continually improve the performance of our detection and computer vision algorithms. Our algorithms are trained using thousands of hours of high-quality, user-donated content. This continual training and refinement allows us to develop what we believe to be superior AI-enabled features, such as person detection capabilities tested with a 90% accuracy rate. Our smart, real-time notification engine uses our accurate computer vision capabilities to distinguish between a person approaching the door and other types of movement, such as trees swaying in the wind, and will trigger notifications appropriately for users. As we refine these intelligent features, we expect to continue to enhance the end-user experience.

Market Leadership in Consumer Network Connected Cameras. Since the launch of our first product in 2014, Arlo has shipped over 7.5 million smart connected devices and, as of April 1, 2018, has over 1.9 million registered users across more than 100 countries around the world. Our leadership in the consumer network connected camera systems market is an integral part of our vision to be a leading connected lifestyle platform. According to NPD Group, Arlo is the consumer network connected camera systems market leader in the United States with a 40% market share by point of sale dollars for the first quarter of 2018.(11) Outside of the United States, we are also the leader in Australia and several major European markets. We believe Arlo’s scale and market leadership in consumer network connected camera systems positions us well to gain further market share in the broader connected lifestyle market.

Direct Relationship with Users and User Engagement. Our fully integrated hardware, software and services platform provides an intuitive and engaging user experience, which distinguishes our product offerings and contributes to our rapid growth. According to Sensor Tower, for the first quarter of 2018, the Arlo app had a user engagement rate, measured by daily active users divided by monthly active users, of 37%. Sensor Tower’s data also shows that, during the same period, the Arlo app’s number of daily active users was in line with the median of the 500 most downloaded apps from the Apple App Store and that the Arlo app had a user engagement rate in the top 6% of these apps. While not one of these 500 apps, the Arlo app’s user engagement rate compares favorably to many of the most engaging social media and entertainment apps available. Unlike legacy consumer devices, we maintain an ongoing relationship with the end-user of our products through the Arlo app. We believe that a high engagement rate will continually improve end-user loyalty, lead to a better overall user experience and increase our revenue from paid subscription services. Furthermore, the online Arlo Community, accessed through our website, serves to reinforce brand loyalty and support. The Arlo Community gives our team feedback and suggestions for future products and features through our website, enabling us to improve our platform and to build products informed by our users’ needs. In 2016 and 2017, the number of unique visitors to the Arlo Community website reached 1.0 million and 2.3 million, respectively. The utility of our platform deepens user engagement and strengthens our relationship with the user, enabling us to offer additional paid subscription features and new device categories to expand the user’s connected ecosystem.

Trusted Platform. We believe our platform is trusted by users because of our singular focus on enabling a connected lifestyle, without the need to sell any advertising services. We do not disclose user information to any third parties for their independent marketing or promotional purposes, and all data collected is protected from public disclosure by various technological and procedural mechanisms. Our users’ data is stored in secure and redundant data centers, which keep their information safe in the event of a data center disruption. We monitor technical usage data, such as log entries, diagnostics, bandwidth usage and various other analytics, from our platform but only use this data to develop and improve our products and service offerings to our users. This commitment to user data privacy, along with strict company-wide information security policies and procedures, creates a foundation of trust that allows Arlo to become a key part of its users’ connected lives.

(11)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018.

The Arlo Brand and Channel Partners. Arlo’s strong brand recognition, along with the deep and long-standing channel partnerships established under NETGEAR, have enabled us to feature Arlo products prominently across our distribution channels. Our significant share of shelf space with our channel partners has, in turn, strengthened our position in U.S. retail and mobile operator stores. We expect to continue to leverage our existing strength with our channel partners as we introduce new products and product categories and expand into new global channels.

Our Growth Strategy

We primarily generate revenue by selling devices through retail, wholesale distribution and wireless carrier channels and subscription services through in-app purchases. A user’s introduction to our smart platform typically starts with the purchase of one or more of our cameras and lights, with a typical registered user owning on average three Arlo devices. We believe that we can continue to charge a premium price over competing products because of our superior product features, ease of use and bundled prepaid services, such as rolling seven-day cloud video storage. We further enhance the user experience by offering our subscription-based Arlo Smart services, which include features such as person detection, rich app notifications and extended data storage. Since the launch of the original Arlo Security Camera in December 2014, we have introduced six additional Arlo devices, and we plan to continue to launch new camera and non-camera products and services to the Arlo ecosystem and grow our user and subscriber bases.

*	Revenue and devices shipped are cumulative through the end of the periods indicated.

Our goal is to continue to develop innovative, world-class connected lifestyle solutions to expand and further monetize our current and future user and subscriber bases. The key elements of our growth strategy to achieve this goal are:

Continue to Innovate and Grow Our Installed Base. We have brought numerous leading and innovative new products to market, such as our wire-free, weather-resistant IP cameras, lights and the first commercially available LTE-enabled camera. We plan to expand the Arlo ecosystem and grow our installed base by continuing to innovate on our current product lines and by moving into adjacent categories. Arlo’s broad compatibility allows leading third-party IoT products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings to interact with the Arlo ecosystem, which helps us grow our user base. Our plan is to continue to increase the number of registered users on our platform, keep them highly engaged through our mobile app and offer them paid subscription services.

Increase Subscription-Based Recurring Revenue. We sell our paid subscription service features to our fast-growing user base, enabling us to generate recurring revenue streams. With the recent launch of our Arlo Smart services in 2018, we introduced additional features, such as person detection capabilities, e911 functionality and motion-zone customization, which enhance the user experience and which we expect will increase our paid subscription service attach rate and attract new users to the Arlo platform. As our AI capabilities further mature through machine learning, we plan to introduce new subscription-based features that learn our users’ habits and needs, such as arming the cameras automatically when the user is on vacation or turning on a lullaby when the baby starts to stir. We believe we can grow our subscription-based recurring revenue stream by improving current paid features and introducing new paid features, such as our AI-based features, to grow and monetize our user base.

Invest in Brand and Channel. We plan to grow brand awareness through direct and indirect marketing and form a lasting relationship with our end-users throughout their journey from product discovery through the entire lifecycle of ownership. Through a deep understanding of consumer demand, along with analytics from a full suite of marketing touchpoints, including in-app offerings, paid media, email, social media, the Arlo Community, our retail channels and even customer care, we are able to tailor our messaging to our consumers at each step of their journey. We also plan on investing in developing new channels in order to capture more of the addressable market. In addition, we plan to continue to develop new sales channels, independent of our retail footprint, to address commercial vertical applications, such as construction, law enforcement, healthcare and education.

Continue Global Expansion. Although a majority of our focus has been on the U.S. market, the growth in connected lifestyle is a global trend. Our goal is to replicate our U.S. success across international markets. Outside of the United States, we are also the leader in Australia and several major European markets. Our scale and deep relationships with our channel partners have enabled us to build a robust global infrastructure, allowing us to quickly move into other geographies.

Our Solutions

We offer our solutions through the Arlo platform. The backbone of the Arlo platform is our scalable and intelligent cloud computing engine, which continuously processes the data collected from Arlo devices and, in turn, provides actionable intelligence in the form of real-time notifications to our users through the Arlo app. We designed our platform to meet a wide range of user needs with its depth of features, AI-enabled services and support for our growing number of smart connected devices. In addition, the Arlo platform is built with broad compatibility and integrates with leading third-party IoT products and protocols, allowing our users to customize and personalize their own connected lifestyle experience.

Below are a few examples of how Arlo users may currently engage with our platform:

•	A homeowner wishes to install security cameras around the perimeter of her house to monitor her property but is unwilling to pay the high installation costs she has been quoted for wired cameras. She hears about Arlo’s wire-free, weather-resistant camera solution with magnetic mounts and buys a multiple camera kit from a local retailer. Within minutes of getting home — and without even opening a tool box — she has successfully installed four Arlo cameras around her property by simply placing each magnetic camera on the metal gutter that runs around her house.

•	After a few weeks, the same homeowner decides to purchase an Arlo Q to monitor her dog. While at work during the day, she frequently checks in on the status of her dog via live video feed and interacts with her dog through two-way audio, in each case, through the Arlo app. Using the Arlo app and prepaid rolling seven-day cloud video storage included with the purchase, she reviews and shares videos of her dog with her family and friends.

•	In the evening, a family leaves home and drives to a restaurant for dinner. Later, during the dinner, an intruder enters the side yard, which the camera begins recording within 250 milliseconds of detection. The camera triggers multiple nearby Arlo Security Lights, making the intruder clearly visible. The camera captures a video clip of the intruder, triggering a notification to the family that a person has been detected. The parents click from the notification to a live feed of the intruder, who they do not recognize, and with one tap of the Arlo app notification, they are able to contact the local police and provide the home’s address. The parents are able to tap in the Arlo app to cause multiple Arlo Security Lights around the house to flash red and activate the 100+ decibel siren on the base station, alerting neighbors and causing the intruder to run away from the scene.

•	A baby starts to stir from a long nap. Arlo Baby detects the motion and notifies the father in another room. From the Arlo app, the father plays a recording of the mother’s voice from Arlo Baby, which soothes the baby back to sleep. A few minutes later, Arlo Baby’s air sensors detect a drop in temperature in the nursery below a preset level and the Arlo app instantly notifies the father and triggers a smart thermostat, via third-party integration, to adjust the temperature in the baby’s room.

•	A building contractor seeks to increase the level of security at her construction sites, where unguarded tools and building materials are frequent targets for theft. Recognizing that there is no Wi-Fi access near the site and no electrical power, she purchases several LTE-enabled Arlo Go weather-resistant devices. She installs the devices around the construction sites within minutes, and knows that the devices’ battery life will last for the anticipated length of the projects. The contractor is now able to receive alerts when motion is detected outside of construction hours and can remotely monitor multiple sites through the Arlo app.

•	A man goes on vacation, asking his neighbor to feed his cat while he is away. The next day, when his neighbor arrives to feed the cat, the man’s Arlo Q camera sends him a notification that a person has been detected in the kitchen. Seeing the notification, the man realizes he has forgotten to tell his neighbor about his cat’s medication. Using Arlo Q’s 1080p full HD live video stream and two-way audio, the man is able to tell his neighbor about the medication and explain the dosage.

These examples provide a glimpse of the functionality that the Arlo platform is currently capable of performing, and we are continuing to innovate in anticipation of the needs of the broader connected lifestyle and adjacent markets. For example, in 2018, we launched our Arlo Smart services, a collection of paid features that provide users with actionable intelligence and rich app notifications, such as person-detection capabilities, e911 functionality and motion-zone customization. We believe that our Arlo Smart services will increasingly provide further integration into connected homes and businesses through additional AI-based monitoring and automation features for our users.

Benefits of Our Solutions

Our products and solutions offer a unique set of capabilities that address a growing market opportunity, which has resulted in rapid user adoption and has enabled Arlo to become the current leader in the U.S. consumer network connected camera systems market. Our products and solutions offer the following benefits:

•

Versatility. Our existing devices are wireless, wire-free, battery-operated and weather-resistant for ease of outdoor use and placement in hard-to-access areas. Utilizing our leading RF technology expertise, we believe our smart connected devices have greater range and stronger connectivity than our principal competitors’ products, allowing users to place devices farther away from their Wi-Fi source than would otherwise be possible. Furthermore, our devices are equipped with rechargeable batteries and proprietary power management software to increase battery life. Our mobile offerings include portable devices with cellular wireless connections, eliminating the need for a Wi-Fi source and offering the freedom to work anywhere in the world with suitable cellular coverage.

Additionally, Arlo’s broad portfolio of accessories, including the Charging Station, Solar Panel, Mounts and Skins, provides additional versatility by streamlining the charging process and making it easier for users to place Arlo devices in different environments.

•	Performance. Our hardware, software and back-end cloud infrastructure work together seamlessly to offer high-quality video with low latency, which in turn enables real-time monitoring. Our wire-free cameras also incorporate technology that provides reliable, low-latency delivery of video from the camera to the base station and supports smooth video playback in the Arlo app. Arlo video and audio benefit from our RF technology and high bit-rate, which enable full HD video capture and playback. Our leading TTFF technology further enables only 250 milliseconds lag between motion detection and video recording.

•	Convenience. We design our devices for simplicity, ease of use and a convenient DIY out-of-box experience. Our extensible, cloud-based platform enables users to connect numerous devices to the Arlo app, which serves as a single user interface to interact with all Arlo devices. Through the Arlo app, users are also able to customize video, audio and power management settings based on their preferences.

•	Intelligence. Our smart platform evolves as we continue to leverage our data analytics and machine learning capabilities, which allow for richer platform functionality. Computer vision enables our devices to distinguish between people and other less meaningful motion events such as cars driving by or trees swaying in the wind, thereby reducing false alerts and increasing the utility and efficiency of the Arlo platform. As the Arlo user community grows, we believe we will be able to further enhance our platform intelligence with the increased volume of data processed.

•	Interoperability. The Arlo platform is built with broad compatibility, integrating with leading third-party IoT products and protocols, such as Amazon Alexa, Apple HomeKit, Apple TV, Google Assistant, IFTTT, Stringify and Samsung SmartThings, which provides additional opportunities for us to acquire users. Our solution also allows for integration with voice control, which we believe is becoming an increasingly important mode of user interaction. Users can control Arlo devices via the Arlo website, through our mobile app on iOS or Android operating systems or through voice control over leading third-party products.

Our Products

Smart Connected Devices

The original Arlo Security Camera, released in the fourth quarter of 2014, is the world’s first commercially available 100% battery-operated Wi-Fi security camera with 720p HD video quality, IP65-rated weather resistance and night vision. The combination of our battery-operated wireless technology and compact weather-resistant design provides users with the ability to easily set up their cameras anywhere inside or outside of the house, without requiring a power outlet. Our patented low-power battery management technology allows Arlo to operate for up to six months of average use without having to change batteries. Arlo also features an on-board passive infrared (“PIR”) motion sensor, which when activated automatically records a video of the motion event and notifies the user with an instant email or push notification directly to their mobile device.

Arlo Q and Arlo Q Plus, released in the fourth quarter of 2015, bring Arlo’s performance and design to an indoor wired solution that allows users to easily monitor their surroundings with 1080p HD video quality. With two-way audio communication, users can not only watch but also interact with their children, pets or other guests in their home or business. Arlo Q and Q Plus also feature optional 24/7 recording on a subscription basis. Arlo Q Plus includes the additional functionality of being powered-over-ethernet, which is common for business environments.

Arlo Pro, released in the fourth quarter of 2016, is our second generation battery-operated, IP65-rated weather-resistant Wi-Fi camera. Arlo Pro maintains the features and flexibility of our battery-operated, compact wire-free design while adding key new features and significant camera upgrades. With two-way audio, users can hear what is going on near their camera and talk to anyone near the camera through the Arlo mobile app. Arlo Pro features the convenience of swappable, rechargeable batteries which require less than four hours of charging time. Arlo Pro also features upgrades to day and night video performance, PIR motion detection and our proprietary battery-management technology, providing users with improved battery performance. In addition, Arlo Pro includes a 100+ decibel siren on the base station that can be triggered by motion or sound detection.

Arlo Go, released in the first quarter of 2017, is the world’s first commercially available LTE-enabled wire-free camera and provides untethered mobile security with support by major networks in key markets around the world, including AT&T and Verizon in the United States. Its IP65-rated weather-resistant design, 720p HD video quality, two-way audio and battery-powered operation allow small business owners, construction sites, outdoor enthusiasts and anyone in need of a truly mobile solution to virtually be at any location, anytime, and maintain monitoring capabilities.

Arlo Baby, released in the second quarter of 2017, combines performance and convenience with smart features that give added peace of mind for parents and caregivers. With 1080p HD video quality, air quality and temperature sensors, motion and audio detection, and advanced night vision, parents can be alerted to movement and changes in their child’s environment, and they can also remotely engage with their child using Arlo’s two-way audio feature, play music or custom recordings or even turn on Arlo Baby’s multi-colored night light to soothe their child to sleep. Parents can also easily move Arlo Baby to different rooms, powered by its rechargeable batteries or by an electrical outlet.

Arlo Pro 2, released in the fourth quarter of 2017, is the latest generation of our battery-operated, IP65-rated weather-resistant Wi-Fi cameras. With 1080p full HD video quality and advancements in sound and motion detection, including a three-second look-back video capture and continuous video recording capabilities when plugged into a power outlet. Arlo Pro 2 includes a 100+ decibel siren on the base station that can be triggered remotely or by motion or sound detection, as well as two-way audio, night vision and optional local backup storage to any compatible USB drive.

The Arlo Security Light, released in the second quarter of 2018, delivers powerful, wire-free lighting that works intelligently both by itself or when paired with Arlo’s security cameras. When the Arlo Security Light senses motion, it can trigger an Arlo camera to start recording. Its weather-resistant design is IP65-rated and can be used with rechargeable batteries or connected to the Arlo Solar Panel. Arlo Security Lights can be also scheduled to turn on and off automatically, and be customized to display different colors and patterns for added protection or just for fun.

Arlo Accessories

Arlo Charging Accessories are designed to offer additional convenient ways to keep Arlo wire-free cameras up and running even longer. With the Arlo Charging Station, users can charge up to two Arlo Pro, Arlo Pro 2 or Arlo Go batteries with fast-charging technology so there is always a battery ready to go. For those looking to eliminate battery swaps entirely, the mountable and weather-resistant Arlo Solar Panel connects to Arlo Pro or Arlo Go cameras to keep batteries charged with just a few hours of direct sunlight.

Arlo Mounts feature innovative designs that allow users to mount their cameras outdoors or indoors, on ceilings or countertops. The Arlo Quadpod is a flexible mount featuring four legs crafted from flexible stainless steel and silicone that allows users to mount their camera even in challenging spots such as tree branches or metal poles.

Arlo Skins allow Arlo owners to customize their Arlo cameras to blend into their environments or add a pop of personality. Popular with outdoor enthusiasts, Arlo Camouflage and Ghillie skins are ultraviolet- and water-resistant and made of durable silicone material for easy slip-on, slip-off convenience. Arlo Baby accessory characters add some playfulness to the nursery with fun disguises that turn Arlo Baby cameras into puppies, kittens or bunnies.

The Arlo App

The Arlo app, available for iOS and Android devices, is designed to provide our users with an easy-to-use, flexible, mobile-first experience that connects our users to the people and things that matter most to them. Our proprietary Al-based capabilities generate relevant and actionable real-time notifications, which enable users to live stream video or contact emergency services through the app notifications when Arlo devices detect motion or sound. The Arlo app also enables users to view their library of video clips and share them via text, email or social networks. The app has three main navigating areas:

Devices

Through our easy-to-navigate Devices section of the Arlo app, users can immediately access a live view of their camera feeds via their mobile app from anywhere in the world with Wi-Fi or cellular internet connectivity, whether in or around the home, the baby’s room, the farm or their small business. Optimized for the mobile experience, users can simultaneously view all of their cameras and instantly listen in and talk back with a simple tap.

Library

The Arlo library provides users with quick and easy access to historical video recordings and notification history. Users can easily share videos with their community and friends on social media as well as manage their library with powerful sorting and filtering tools.

Settings and Modes

Users can also customize their devices within the app. For example, users can set “rules” to adjust motion and audio detection sensitivity or change the length of their video recordings to optimize their devices to meet their specific needs. With our Modes feature, which groups multiple rules together, users can easily set up and use preset modes to automate their Arlo system. Arlo cameras and Arlo Security Lights can be automatically armed, disarmed or cross-triggered based on the user’s preference, daily routine, or by identifying their geolocation and proximity to home based on personalized settings. Or, with a simple tap, users can manually arm or disarm their entire system with our predefined modes.

Arlo Services

Our prepaid service, included with the sale of our cameras, provides users with rolling seven-day cloud video storage, the ability to connect up to five cameras and 90 days of customer support.

Launched in 2018, Arlo Smart is a paid subscription service that adds powerful AI capabilities to our cameras that enhance the user experience. Arlo Smart incorporates and replaces our legacy paid subscription services. Through real-time computer vision algorithms, Arlo Smart provides users a more personalized experience, deeper insights into detected activity and streamlined access to take responsive actions in urgent situations, such as contacting local emergency services. Arlo’s paid services subscriber base has grown from over 30,000 subscribers as of December 31, 2016 to over 90,000 subscribers as of April 1, 2018.

Some of Arlo Smart’s key features include:

Person Detection: Using computer vision, Arlo can identify if an object in a video stream is a person. Users have the option to suppress or customize their alerts based on whether the object detected is a person, significantly reducing unwanted alerts. Users also have the ability to easily identify videos in their library that contain a person, providing them with faster and more convenient access to the most relevant videos.

e911 Emergency Call Service (available in the United States only): When users are alerted to suspicious activity from their Arlo cameras, they can immediately contact the closest emergency responders to the camera’s location directly from within the alert.

Cloud Activity Zones: Using the Arlo app, users can select specific areas within the camera’s view so that alerts will be triggered only when motion occurs in those particular areas. For example, a motion zone can be set to alert the user only when motion is detected near a window, the front door or the garage, significantly reducing the number of unwanted alerts received by the user. This feature also allows the user to exclude high-traffic areas within the camera’s view that are likely to trigger unwanted alerts.

Rich App Notifications: Arlo’s rich app notifications display an image of what caused the motion event directly onto a user’s smartphone, giving them immediate access to a live view of their home and additional functionality, such as the ability to immediately phone a friend or neighbor directly from the notification from a preset list of numbers.

Users are introduced to Arlo Smart service plans through the initial on-boarding process when they are setting up their cameras. After being informed of Arlo Smart’s benefits, users will have the option to sign up for a one-month free trial prior to selecting one of the following paid subscription service plans. In addition to the initial on-boarding, we also market Arlo Smart services to our existing registered users.

IT Infrastructure Operations

We currently serve our users from third-party data center hosting facilities. Our cloud platform runs in two data centers in the United States and a data center in Ireland to serve our European Union users. We also utilize one data center in each of China, Singapore and Australia. We have designed our cloud environments to be highly resilient with built-in redundancy and provide failover to other data centers in our network.

Our Commitment to Privacy

We take privacy seriously and offer our users high levels of privacy and security. We are committed to allowing our users to determine how their personal information is used and shared, keeping user data safe and respecting user privacy. As outlined in our privacy policy, we are committed to the following privacy principles:

•	Limited Collection. We only collect data that is necessary and useful in developing our products, providing our services and improving our user experience.

•	Transparent and Easy to Understand Policies. We are transparent about our data collection and processing practices and explain them in clear language.

•	No Unexpected Uses. We do not use personal data other than with the consent of the user, as described in our privacy policy, or under the applicable terms of service. Our users’ Arlo videos and other account information will not be shared with third parties without user consent unless required by a valid search warrant or other legal requirement.

•	Prioritize Security. We use a combination of technical and administrative security controls to maintain the security of user data and will prioritize the security of user data in any Arlo product or service.

We collect and use anonymized user information to develop, provide and improve our devices and services and we plan to continue to collect and use anonymized user data in our new products and services in accordance with our policies. Our Arlo platform also enables users to share information from Arlo on an opt-in basis with friends, family and other parties. If users choose to share their data with a third-party platform, the use of such data by the third-party platform is governed by the privacy policy of the third-party platform.

For additional information related to privacy policies, laws and regulations, see “Risk Factors—Risks Related to Our Business—Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters, which are subject to change.”

Research and Development

We are passionate about developing new and innovative products and services that enable the connected lifestyle. Our research and development team collaborates with our product team to design and build differentiated new products and improve upon our existing products and services. Our goal is to create unique user experiences within the connected lifestyle. For example, our original Arlo camera was the world’s first commercially available 100% battery-operated Wi-Fi security camera with 720p HD video, IP65-rated weather resistance and night vision. The groundbreaking nature of the product, first launched in December 2014, gathered critical acclaim and market success. We grew quickly, and, according to NPD Group, captured the market share lead in the United States consumer network connected camera systems market by year end 2015.(12) Our research and development team has taken this same approach to all of our subsequent product releases, constantly innovating to stay ahead of the competition.

As of July 1, 2018, our research and development staff consisted of 140 employees located in our offices worldwide, and is comprised of front-end and back-end software engineers, RF engineers, electrical engineers, mechanical engineers, system test engineers, computer vision scientists and data analysis engineers, UX and industrial design engineers and mobile app developers. Our research and development expense was approximately $24.4 million in 2016 and $34.7 million in 2017. We intend to continue to significantly invest in research and development to expand our platform and capabilities in the future.

Our research and development team is organized into three separate engineering groups: software, artificial intelligence and hardware.

Software Engineering

We believe that our software platform is critical to expanding our leadership position within the larger connected lifestyle market. As a result, we devote the majority of our research and development resources to software development. Our software engineering team is responsible for developing the company-wide software platform to support the integration of our products and applications within our cloud infrastructure. To provide users with a seamless end-to-end user experience, we rely on our software platform to connect individual devices and manage interactions among those devices and end-users’ mobile apps in the cloud. Our software engineering philosophy is built around security, reliability, scalability and ease of use.

Artificial Intelligence Engineering

Our AI team is responsible for developing and refining our proprietary, AI-based algorithms and leveraging the latest technology in machine learning to drive our Arlo Smart services. Our AI team uses open source software and our own proprietary software to construct a robust platform to rapidly and accurately process, manage and analyze large amounts of data in an iterative manner using the latest tools in computer vision, machine learning and advanced analytics. This platform enables us to utilize the thousands of hours of donated video and other data from our users to better serve their needs. Machine learning is particularly suitable for processing unstructured raw data collected on individual devices by recognizing patterns and connections through which the raw data can be structured and analyzed. The vast amounts of raw data are uploaded to our cloud-based databases and then filtered by our algorithms to identify and distinguish between people and other objects, such as packages, animals and cars. Results flagged by our algorithms are then verified by our team of data scientists, whose feedback is incorporated into our algorithms to analyze and filter new data, forming a closed loop to allow us to continually refine or “train” our algorithms to obtain more accurate assessments with each iteration. The more the system learns, the smarter it gets. The smarter the system gets, the more utility it provides, which increases user loyalty and gains more new users.

(12)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Dec. 2015.

Hardware Engineering

Our hardware engineering team supports the system-level product design, proprietary power-management system design and the design of key system components, including antenna, sensors, battery, energy-efficient microprocessor and product testing apparatus. Our hardware engineering team benefits from our development as an operating segment of NETGEAR, which has been building industry-leading hardware products throughout its over 20-year history.

Manufacturing and Logistics

While all of our products are primarily designed in North America, we currently outsource manufacturing to Foxconn Corporation, Sky Light Industrial Ltd. and Delta Networks, Inc., which are all headquartered in Asia. Although we do not have any long-term purchase contracts, we have executed master product supply agreements with these manufacturers, which typically provide indemnification for intellectual property infringement, epidemic failure clauses, agreed-upon price concessions, division of each party’s intellectual property and product quality requirements. Since we outsource our manufacturing, we have the flexibility and ability to adapt to market changes, product supply and component pricing while keeping our costs low. In addition to their responsibility for the manufacturing of our products, our manufacturers typically purchase all necessary parts and materials to produce finished goods. To maintain quality standards for our suppliers, we have established our own product quality organization based in Hong Kong and mainland China, which is responsible for auditing and inspecting process and product quality on the premises of our manufacturers.

Our strategic relationships with our manufacturers are an important component of our ability to introduce new products and grow our business. Our history and relationship with NETGEAR has allowed us to leverage NETGEAR’s deep and long-standing relationships with its contract manufacturers and suppliers. We expect these current relationships to continue as we develop as a separate public company, which we expect will provide a significant competitive advantage over nascent competitors who must develop these relationships anew. See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR.”

We focus on driving alignment of our product roadmaps with our manufacturers and determining what we can do collectively to reduce costs across the supply chain. Our operations teams based in the United States, Hong Kong and mainland China coordinate with our manufacturers’ engineering, manufacturing and quality control personnel to develop the requisite manufacturing processes, quality checks and testing and general oversight of the manufacturing activities. We believe this model has enabled us to quickly and efficiently deliver high-quality and innovative products, while enabling us to minimize costs and manage inventory.

Our products are manufactured and packaged for retail sale by our manufacturers in China and Vietnam and shipped to our logistics hubs located in the United States, the Netherlands, Hong Kong and Australia. Our operations team coordinates with our manufacturers to ensure that the shipment of our products from the manufacturers to these logistics hubs meets customer demand.

Marketing

Our marketing programs are focused on building global brand awareness, increasing product adoption and driving sales. Our marketing efforts target individuals interested in a connected lifestyle and we believe our marketing programs allow us to attract and engage with customers efficiently and at scale. We also increase brand awareness by augmenting word of mouth recommendations from Arlo customers and key influencers, interact digitally with current and prospective customers and maintain and develop our strong channel partnerships and large shelf space. We collaborate with our retail partners on market development activities to drive in-store and online engagement with the brand and drive purchases. As of April 1, 2018, Arlo products were on display in more than 20,000 retail locations globally.

Sales Channels

We sell our products through multiple sales channels worldwide, including traditional and online retailers, wholesale distributors, broadcast channels and wireless carriers.

Retailers. We sell to traditional and online retailers either directly or through wholesale distributors. We work directly with our retail channels on market development activities, such as co-advertising, online promotions and video demonstrations, instant rebate programs, event sponsorship and sales associate training. Our largest retailers include Best Buy, Amazon, Costco and their affiliates. For the year ended December 31, 2017, we derived 28%, 16% and 13% of our revenue from Best Buy, Amazon and Costco and their respective affiliates, respectively.

Wholesale Distributors. Our distribution channel supplies our products to retailers, e-commerce resellers, wireless carriers and broadcast channels. We sell directly to our distributors, including Ingram Micro, Inc., D&H Distributing Company, Exertis (UK) Ltd. and Synnex Corporation.

Broadcast Channels. We also sell our products through TV shopping networks such as HSN.

Wireless Carriers. We supply our products to major wireless carriers around the world, including AT&T, Verizon, Telstra and Vodafone. This sales channel is and will continue to be the key route-to-market for our current portable LTE-enabled camera and any future cellular-enabled connected lifestyle devices.

Customer Care

We provide customer care to Arlo users globally through a variety of communication channels, including phone, chat, email, social media and our Arlo Community as well as self-guided resources such as knowledge-base articles, how-to videos and technical documentation on our website. We believe that providing timely, responsive customer support and educational content to our users helps foster an ongoing engagement that builds loyalty to our brand and also enables Arlo to understand user needs as they evolve. The online Arlo Community in particular serves as an efficient and engaging platform through which we can deliver customer care and receive feedback from users. We gather and analyze user feedback from all platforms to help inform our design and engineering teams on future enhancements to our products and services.

In order to best serve our users globally, we manage and continually adjust our resources worldwide through a mixture of permanent employees and subcontracted, outsourced resources. As our installed base continues to grow in new geographies, new categories and technologies, we will continue to focus on building a scalable support infrastructure that enables our users to engage with us through the channel that is most convenient and efficient for their needs.

Intellectual Property

Our ability to protect our intellectual property will be an important factor in the success and continued growth of our business. We rely upon a combination of patent, copyright, trade secret, and trademark laws and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Some of our technology relies upon third-party licensed intellectual property.

We currently hold approximately 28 U.S.-issued patents, 32 pending U.S. patent applications, two patents issued by China and three pending patent applications outside of the United States relating to certain aspects of our hardware devices, accessories, software and services. We continually review our development efforts to assess the existence and patentability of new intellectual property.

We also pursue the registration of our domain names and trademarks and service marks in the United States and in certain locations outside the United States. We currently have eight registered trademarks and three pending trademark applications in the United States, as well as 23 registered trademarks and 12 pending trademark applications outside of the United States. We currently hold trademark registrations for “ARLO” in five countries, including the United States, as well as the European Union and the World Intellectual Property Organization.

For more information, see “Risk Factors—Risks Related to Our Business—If we are unable to secure and protect our intellectual property rights, our ability to compete could be harmed.”

Competition

According to NPD Group, for the first quarter of 2018, we held 40% market share by point of sale dollars in the U.S. consumer network connected camera systems market.(13) Outside of the United States, we are also leaders in Australia and several major European markets. We believe we are well-positioned to extend our current market leadership to the broader connected lifestyle market both within and beyond the home as we continue to launch new product lines and services within our smart platform. However, our market is highly competitive and evolving, and we expect competition to increase in the future. We believe the principal competitive factors impacting the market for our products include price, service offerings, functionality, brand, technology, design, distribution channels and customer service.

We believe that we compete favorably in these areas on the basis of our U.S. consumer network connected camera systems market leadership position, best-in-class technology, direct relationship with users and user engagement, trusted Arlo platform, strong Arlo brand and channel partners and deep strategic partnerships with key suppliers, such as Broadcom, Inc., OmniVision Technologies Inc. and Qualcomm Incorporated. Moreover, our focus on building a connected lifestyle platform, combined with our leading market share in the consumer network connected camera systems market, has led to the strength of our Arlo brand worldwide. We believe this focus allows us to compete favorably with companies that have introduced or have announced plans to introduce devices with connected lifestyle functionalities. Nevertheless, the connected lifestyle market remains highly competitive, and has a multitude of participants, including:

•	large global technology companies, such as Amazon (Ring and Blink) and Google (Nest);

•	security service vendors, such as ADT;

•	telecom service providers, such as AT&T and Comcast; and

•	smaller point products companies.

(13)	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera technology: excludes baby monitors, Security camera system type: excludes not remote viewing ready, based on dollars, Jan.-Mar. 2018.

Many of our existing and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources than we do. We anticipate that current and potential competitors will also intensify their efforts to penetrate our target markets. For additional information, see “Risk Factors—Risks Related to Our Business—Some of our competitors have substantially greater resources than we do, and to be competitive we may be required to lower our prices or increase our sales and marketing expenses, which could result in reduced margins and loss of market share.”

Our Culture and Our Employees

Our culture, mission and core values are a critical part of our success. Our culture is built on a foundation that encourages creativity through entrepreneurship, diversity, empowerment, ethics and open dialogue to continually innovate and improve our technology, solutions, brand and partnerships. We continue to recruit and hire exceptionally talented, diverse and ethical employees and are proud of the company culture we have been able to build. We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. As of July 1, 2018, we had 319 full-time employees.

Facilities

We are a global company with dual corporate headquarters located in San Jose, California and Carlsbad, California. Effective June 2018, we entered into a lease agreement for our San Jose corporate headquarters for approximately 77,800 square feet of office space. The lease for the San Jose headquarters commences when we take possession of the leased offices and begin tenant improvements, which we expect to occur in the third quarter of this year, and the lease is due to expire in December 2028. We will continue to share office space with NETGEAR in our current San Jose headquarters until we begin to conduct business under the San Jose lease, which is expected to occur in the fourth quarter of this year, and will pay NETGEAR a fee in connection with such use. In addition, NETGEAR currently intends to assign to us its lease for approximately 50,300 square feet of office space in Carlsbad, which is due to expire in November 2023. Until the assignment of the Carlsbad lease, we will continue to share office space in Carlsbad with NETGEAR, and will pay NETGEAR a fee in connection with such use. We intend to add or expand facilities globally as we add employees and grow our business, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

We are and, from time to time, we may become, involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT

Executive Officers Following this Offering

Arlo may identify other persons who will be its executive officers following this offering, in addition to the individuals listed below. In the event that Arlo identifies any additional executive officers, Arlo will disclose information regarding such other executive officers in a subsequent amendment to the registration statement, of which this prospectus forms a part.

While some of the individuals who are expected to serve as Arlo’s executive officers are currently officers and employees of NETGEAR, upon the separation, none of these individuals will continue to be employees or executive officers of NETGEAR.

The following table sets forth information, as of April 1, 2018, regarding individuals who are expected to serve as Arlo’s executive officers, including their positions following the completion of this offering.

Name	Age	Position(s)
Matthew McRae	44	Chief Executive Officer and Director
Christine M. Gorjanc	61	Chief Financial Officer
Patrick J. Collins III	46	Senior Vice President of Product

Matthew McRae. Mr. McRae has served as our Chief Executive Officer since February 2018 and is expected to serve as our Chief Executive Officer and a director following the completion of this offering. Mr. McRae has also served as NETGEAR’s Senior Vice President of Strategy since October 2017. Mr. McRae previously served as the Chief Technology Officer of Vizio Inc. from March 2010 to October 2017, and prior to that served as its Vice President and General Manager, Advanced Products Group, from August 2008 to March 2010. From July 2007 to August 2008, Mr. McRae served as Vice President of Marketing and Business Development of Fabrik (now part of HGST, Inc.), a provider of data storage and next generation web services, and prior to that, from 2001 to June 2007, was the Senior Director, Worldwide Business Development at Cisco Systems Inc., a leader in networking services. Mr. McRae has served on the board of Dedicated Hosting Services, Inc. (d/b/a Streaming Media Hosting), a private content delivery network company, since 2014, and on the board of the UC Irvine Institute for Innovation since June 2015. He previously served on the board of the Leatherby Center for Entrepreneurship and Business Ethics at the Business School of Chapman University from 2012 to 2015. Mr. McRae holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a Bachelor of Science in Computer Engineering from the University of Pennsylvania.

Christine M. Gorjanc. Ms. Gorjanc is expected to serve as our Chief Financial Officer following the completion of this offering. Ms. Gorjanc has served as NETGEAR’s Chief Financial Officer since January 2008, Chief Accounting Officer from December 2006 to January 2008 and Vice President, Finance from November 2005 to December 2006. It is currently expected that, following the completion of this offering, Ms. Gorjanc will no longer serve as Chief Financial Officer of NETGEAR. From September 1996 through November 2005, Ms. Gorjanc served as Vice President, Controller, Treasurer and Assistant Secretary for Aspect Communications Corporation, a provider of workforce and customer management solutions. From October 1988 through September 1996, Ms. Gorjanc served as the Manager of Tax for Tandem Computers, Inc., a provider of fault-tolerant computer systems. Prior to that, Ms. Gorjanc served in management positions at Xidex Corporation, a manufacturer of storage devices, and spent eight years in public accounting with a number of accounting firms. Ms. Gorjanc is a member of the Board of Directors and serves as the Audit Committee Chairman of Invitae Corporation, a public genetic information company. Ms. Gorjanc holds a B.A. in Accounting (with honors) from the University of Texas at El Paso and a M.S. in Taxation from Golden Gate University.

Patrick J. Collins III. Mr. Collins is expected to serve as our Senior Vice President of Product following the completion of this offering. Mr. Collins has served as NETGEAR’s Senior Vice President of Arlo Home Products and Services since January 2016. It is currently expected that, following the completion of this offering, Mr. Collins will no longer serve in this role at NETGEAR. He has been with NETGEAR since June 2008, most recently serving as its Vice President of Home Automation Products from March 2014 to January 2016, Chief Information Officer from November 2012 to March 2014, and Vice President of Information Technology from October 2010 to November 2012. Prior to NETGEAR, Mr. Collins held leadership positions in the consulting services groups of Oracle Corporation and Computer Sciences Corporation. Mr. Collins received a B.S. degree in Computer Information Systems from Alvernia University.

DIRECTORS

Board of Directors Following this Offering

Arlo may identify other persons who will be its directors following this offering, in addition to the individuals listed below. In the event that Arlo identifies any additional directors, Arlo will disclose information regarding such other directors in a subsequent amendment to the registration statement, of which this prospectus forms a part.

The following table sets forth information, as of April 1, 2018, regarding individuals who are expected to serve as Arlo’s directors following the completion of this offering.

Name	Age	Position(s)
Ralph E. Faison	59	Chairman
Matthew McRae	44	Director; Chief Executive Officer
Jocelyn E. Carter-Miller	60	Director
Patrick C.S. Lo	61	Director
Grady K. Summers	41	Director

Ralph E. Faison. We expect that, prior to the completion of this offering, Mr. Faison will be appointed to our board of directors and will serve as the Chairman of our board of directors. Mr. Faison has served on the board of directors of NETGEAR since August 2003. He currently is expected to resign from his position on the board of directors of NETGEAR upon the completion of this offering. Mr. Faison currently is a private investor. Mr. Faison served as the President and Chief Executive Officer and member of the Board of Directors of Pulse Electronics Corporation, a public company and manufacturer of electronic components, from January 2011 to July 2014, including Chairman of the Board from March 2011 to July 2014. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T’s wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison also is a member of the Board of Directors of Amber Road, Inc., a provider of global trade management solutions. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University. Mr. Faison has extensive experience in managing a large international company. He is well versed in the complex manufacturing and distribution systems of an international company. We believe that Mr. Faison, as a recent public company chairman and chief executive officer, will be able to advise Arlo on many aspects of public company management.

Matthew McRae. Please see Mr. McRae’s biography above in the section “Management.” We believe that Mr. McRae’s significant management experience in the consumer electronics and technology industries enables him to provide valuable leadership capabilities and vision to Arlo.

Jocelyn E. Carter-Miller. We expect that, prior to the completion of this offering, Ms. Carter-Miller will be appointed to our board of directors. Ms. Carter-Miller has served on the board of directors of NETGEAR since January 2009. She currently is expected to resign from her position on the board of directors of NETGEAR upon the completion of this offering. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a consulting and management firm that develops and markets high-performance personal and community empowerment programming. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality, Vice President and GM of International Networks Division Latin America and EMEA Operations and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc. (Finance Committee Chair, Nominating and Governance Committee), the Interpublic Group of Companies, Inc. (Nominating and Governance Chair, Audit Committee), and nonprofit organizations. Ms. Carter-Miller is an NACD Directorship 100 recipient and has been recognized as a Savoy Most Influential Black Corporate Director and a Director & Boards Director to Watch. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago and is a CPA. Ms. Carter-Miller provides in-depth understanding of marketing to home users and small businesses based on her extensive marketing and executive experience. We believe that this understanding and her experience on the boards of large public companies provides important perspective of governance and other practices to be applied at Arlo.

Patrick C.S. Lo. Mr. Lo has served on our board of directors since 2018, and is expected to serve on our board of directors following the completion of this offering. Mr. Lo is also the co-founder of NETGEAR and has served as its Chairman and Chief Executive Officer since March 2002. Mr. Lo currently is expected to resign from his position on our board of directors upon the completion of the distribution. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the United States and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. We believe that Mr. Lo’s experience as a founder and Chief Executive Officer of NETGEAR and his investment in building our business give him unique insights into our challenges, opportunities and operations.

Grady K. Summers. We expect that, prior to the completion of this offering, Mr. Summers will be appointed to our board of directors. Mr. Summers has served on the board of directors of NETGEAR since January 2016. He currently is expected to resign from his position on the board of directors of NETGEAR upon the completion of this offering. Mr. Summers is Executive Vice President and Chief Technology Officer of FireEye, Inc., a leading provider of comprehensive cybersecurity solutions for detecting, preventing and resolving advanced cyber-attacks, where he oversees the global CTO team and Product Management. He joined FireEye through its acquisition of Mandiant in 2014. At Mandiant, Mr. Summers served as the Vice President of Strategic Solutions and led the company’s strategic consulting and customer success divisions. Prior to Mandiant, from 2010 to 2012, Mr. Summers was a principal at Ernst & Young. Before E&Y, from 1999 to 2010, he held various roles at General Electric, most recently as the Chief Information Security Officer overseeing a large global information security organization. Mr. Summers holds an MBA from Columbia University and a B.S. in computer systems from Grove City College in Pennsylvania. We believe that, as a current chief technology officer of a public company, Mr. Summers will provide Arlo with extensive technology experience and strategic insight.

Composition of Our Board of Directors

We expect that our board of directors will consist of five members, three of whom we expect will qualify as “independent” under the applicable rules of the NYSE. We anticipate that, at the completion of this offering, Mr. Lo will continue to serve as the Chairman of the board of directors and Chief Executive Officer of NETGEAR. Mr. Lo is currently expected to resign from our board of directors upon the completion of the distribution.

At the completion of this offering, we expect that our board of directors will initially be divided into three classes, each of which is expected to be composed of either one or two directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the completion of this offering, which we expect to hold in 2019. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2020, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2021. Commencing with the first annual meeting of stockholders following the completion of this offering, which we expect to hold in 2019, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

We expect our amended and restated bylaws will provide that the authorized number of directors may only be changed by a resolution adopted by a majority of our board of directors.

Status as a “Controlled Company” under the NYSE Listing Standards

We plan to list our common stock on the NYSE. Because NETGEAR will continue to control a majority of our outstanding voting power upon the completion of this offering, we will be a “controlled company” under the applicable rules of the NYSE. As a controlled company, we will be eligible for exemptions from some of the requirements of these rules, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We may avail ourselves of these “controlled company” exemptions under the applicable rules of the NYSE. We do not currently expect or intend to rely on any of these exemptions, but there is no assurance that we will not rely on these exemptions in the future.

If NETGEAR completes the distribution of all of its remaining equity interest in us to the NETGEAR stockholders, we will no longer be a “controlled company” within the meaning of the applicable rules of the NYSE.

Committees of the Board of Directors

The standing committees of our board of directors are as described below.

Audit Committee

The Audit Committee will initially be composed of Ms. Carter-Miller and Messrs. Faison and Summers. Ms. Carter-Miller will serve as the Chair of our Audit Committee. The Audit Committee will perform the duties set forth in its written charter, which will be available on our website upon consummation of this offering. The primary responsibilities of the Audit Committee will include:

•	overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•	reviewing the effectiveness of our legal and regulatory compliance programs;

•	overseeing our financial reporting process, including the filing of financial reports; and

•	selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.

Currently, we expect that the Audit Committee will be composed of three directors, all of whom will be “independent” under the applicable rules of the NYSE, and meet the requirements of Rule 10A-3 under the Exchange Act. The Audit Committee will include at least one “financial expert” as prescribed under the Exchange Act. Our board of directors has determined that Ms. Carter-Miller meets the qualifications of a “financial expert.” We intend to appoint these directors to serve on our board of directors and the Audit Committee as soon as practicable after completion of this offering.

Compensation Committee

The Compensation Committee will initially be composed of Ms. Carter-Miller and Messrs. Faison and Summers. Ms. Carter-Miller will serve as the Chair of our Compensation Committee. The Compensation Committee will perform the duties set forth in its written charter, which will be available on our website upon consummation of this offering. The primary responsibilities of the Compensation Committee will include:

•	ensuring our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay for performance linkage;

•	evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers; and

•	overseeing the implementation and administration of our compensation plans.

Currently, we expect that the Compensation Committee will be composed of three directors, all of whom will be “independent” under the applicable rules of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will initially be composed of Ms. Carter-Miller and Messrs. Faison and Summers. Mr. Faison will serve as the Chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will perform the duties set forth in its written charter, which will be available on our website upon consummation of this offering. The primary responsibilities of the Nominating and Corporate Governance Committee will include:

•	recommending nominees for our board of directors and its committees;

•	recommending the size and composition of our board of directors and its committees;

•	reviewing our corporate governance guidelines, corporate charters and proposed amendments to our certificate of incorporation and by-laws; and

•	reviewing and making recommendations to address stockholder proposals.

Currently, we expect that the Nominating and Corporate Governance Committee will be composed of three directors, all of whom will be “independent” under the applicable rules of the NYSE.

Cybersecurity Committee

The Cybersecurity Committee will initially be composed of Ms. Carter-Miller and Messrs. Faison and Summers. Mr. Summers will serve as the Chair of our Cybersecurity Committee. The Cybersecurity

Committee will perform the duties set forth in its written charter, which will be available on our website upon consummation of this offering. The primary responsibilities of the Cybersecurity Committee will include:

•	overseeing the quality and effectiveness of the Company’s information security team, and policies and procedures with respect to its information technology systems, including but not limited to enterprise cybersecurity and privacy;

•	reviewing and providing oversight on the policies and procedures of the Company in preparation for responding to any material incidents;

•	reviewing periodically with management the Company’s disaster recovery capabilities;

•	overseeing the Company’s information technology senior management team relating to budgetary priorities based, in part, on assessing risk associated with various perceived cyber-threats;

•	annually evaluating the performance of the Cybersecurity Committee, annually reviewing and assessing the adequacy of the charter, and recommending any proposed changes to the Board for approval; and

•	annually reviewing the appropriateness and adequacy of the Company’s cyber-insurance coverage.

Currently, we expect that the Cybersecurity Committee will be composed of three directors, all of whom will be “independent” under the applicable rules of the NYSE.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors intends to adopt a code of business conduct and ethics, or “Code of Ethics,” which will apply to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics will be available upon written request to our General Counsel or on our website at www.arlo.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

EXECUTIVE COMPENSATION

The following section provides compensation information applicable to “emerging growth companies” under the SEC disclosure rules.

Overview

This Executive Compensation section sets forth certain information regarding total compensation earned by our named executive officers for fiscal years 2016 and 2017, as well as equity awards held by our named executives on December 31, 2017. Our compensation packages for our named executive officers primarily consist of salary, annual bonuses, and equity awards. During the years covered in the tables below, our named executive officers were granted a mix of equity awards, all of which were denominated in shares of NETGEAR common stock. Our named executive officers for purposes of this disclosure (our “Named Executive Officers”) are: (1) Matthew McRae, Chief Executive Officer — Arlo, (2) Patrick C.S. Lo, Chairman and Chief Executive Officer of NETGEAR, (3) Christine M. Gorjanc, Chief Financial Officer, and (4) Patrick J. Collins III, Senior Vice President of Arlo Products and Services.

Summary Compensation Table

The following table sets forth certain information regarding the compensation of our Named Executive Officers for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary		Stock Awards (1) (3)	Option Awards (2) (3)	Non-Equity Incentive Plan Compensation (3) (4)	All Other Compensation (5)	Total
Matthew McRae, Chief Executive Officer — Arlo	2017	$103,846	(6)	$492,000	$281,342	$—	$260	$877,448
Patrick C.S. Lo, Chairman and Chief Executive Officer of NETGEAR, Inc.	2017	$850,000		$2,020,702	$1,408,440	$293,250	$3,000	$4,575,392
	2016	$799,616		$1,185,900	$1,412,522	$1,058,000	$3,000	$4,459,038
Christine M. Gorjanc, Chief Financial Officer	2017	$543,250		$771,714	$428,656	$122,223	$3,000	$1,868,843
	2016	$514,539		$592,950	$429,898	$444,046	$3,000	$1,984,433
Patrick J. Collins III, Senior Vice President of Arlo Products and Services	2017	$394,800		$373,399	$244,946	$71,055	$3,000	$1,087,200
	2016	$364,705		$276,710	$245,656	$252,132	$3,000	$1,142,203

(1)	The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2017 and 2016, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718.

(2)	The amounts reported in this column represent the aggregate value of option awards granted to the Named Executive Officers during 2017 and 2016, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of the valuation assumptions for stock options, see Note 6 to our combined financial statements included in this prospectus.

(3)	The amounts set forth in these columns are subject to clawback provisions.

(4)	Represents bonus amounts earned under NETGEAR’s 2016 and 2017 executive bonus plan, as applicable, and paid in February 2017 and February 2018, respectively.

(5)	Consists of matching contributions under NETGEAR’s 401(k) plan that were earned in 2016 and 2017 and paid in February 2017 and January 2018, respectively.

(6)	The annualized base salary of Mr. McRae was prorated based on his date of hire, which was October 2, 2017.

Outstanding Equity Awards as of December 31, 2017

The following table provides certain information relating to equity awards held by our Named Executive Officers as of December 31, 2017, all of which were denominated in shares of NETGEAR common stock.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Matthew McRae	10/19/2017	—	20,000	$49.20	10/19/2027	10,000	(4)	$587,500
Patrick C.S. Lo	1/16/2009	42,000	—	$11.41	1/16/2019	—		$—
	2/2/2010	78,574	—	$21.10	2/2/2020	—		$—
	6/13/2010	31,429	—	$20.80	6/13/2020	—		$—
	2/3/2011	100,000	—	$35.32	2/3/2021	—		$—
	4/26/2011	40,000	—	$33.15	4/26/2021	—		$—
	6/6/2012	100,000	—	$31.31	6/6/2022	—		$—
	5/16/2013	108,510	—	$32.54	5/16/2023	—		$—
	6/3/2014	87,500	12,500	$32.52	6/3/2024	6,250	(3)	$367,188
	6/2/2015	62,500	37,500	$31.28	6/2/2025	12,500	(4)	$734,375
	3/24/2016	50,312	64,688	$39.53	3/24/2026	22,500	(4)	$1,321,875
	1/27/2017	—	—	$—	—	5,486	(5)	$322,303
	6/1/2017	—	115,000	$42.70	6/1/2027	40,000	(4)	$2,350,000
Christine M. Gorjanc	2/3/2011	10,375	—	$35.32	2/3/2021	—		$—
	5/16/2013	5,625	—	$32.54	5/16/2023	—		$—
	6/3/2014	10,000	3,750	$32.52	6/3/2024	3,000	(3)	$176,250
	6/2/2015	10,000	11,250	$31.28	6/2/2025	6,000	(4)	$352,500
	3/24/2016	15,312	19,688	$39.53	3/24/2026	11,250	(4)	$660,938
	1/27/2017	—	—	$—	—	2,302	(5)	$135,243
	6/1/2017	—	35,000	$42.70	6/1/2027	15,000	(4)	$881,250
Patrick J. Collins III	6/6/2014	—	2,250	$33.78	6/6/2024	1,250	(3)	$73,438
	4/21/2015	—	—	$—	—	700	(4)	$41,125
	6/2/2015	—	6,750	$31.28	6/2/2025	1,800	(4)	$105,750
	10/19/2015	—	—	$—	—	2,500	(4)	$146,875
	3/24/2016	—	11,250	$39.53	3/24/2026	5,250	(4)	$308,438
	1/27/2017	—	—	$—	—	1,307	(5)	$76,786
	6/1/2017	—	20,000	$42.70	6/1/2027	7,000	(4)	$411,250

(1)	25% of the shares subject to these options vested or will vest 12 months after the grant date, and 1/48th of the shares subject to these options vested or will vest each month thereafter, subject to the individual continuing to be a service provider on such dates.

(2)	These amounts were calculated as the product of the closing price of NETGEAR’s common stock on the NASDAQ Global Select Market on December 29, 2017 (the last market trading day in 2017), which was $58.75, and the number of shares pursuant to the applicable restricted stock unit award.

(3)	These awards are restricted stock units. These awards will vest in four equal annual installments, each vesting on the anniversary of the grant date, subject to the individual continuing to be a service provider on such dates.

(4)	These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month and the subsequent installments vesting on the annual anniversary of the first vesting date, subject to the individual continuing to be a service provider through such dates.

(5)	These restricted stock unit awards will vest in accordance with the following schedule: 80% on the first anniversary of the last day of the grant month, 10% on the second anniversary of the last day of the grant month, and 10% on the third anniversary of the last day of the grant month, subject to the recipient continuing to be a service provider on such dates.

Compensatory Arrangements for Certain Executive Officers

NETGEAR has entered into employment agreements with Messrs. McRae and Lo and Ms. Gorjanc and a change of control and severance agreement with Mr. Collins. Prior to or following the completion of this offering, we intend to enter into new agreements with Messrs. McRae and Collins and Ms. Gorjanc that would supersede their agreements with NETGEAR.

For Messrs. McRae and Collins and Ms. Gorjanc, who will serve as our executive officers following the separation, the severance terms described below will be set forth in employment agreements we expect to enter into with each such executive officer prior to or following this offering.

Upon a termination without cause or resignation with good reason, Messrs. McRae and Collins and Ms. Gorjanc would be entitled to (1) cash severance equal to the executive officer’s annual base salary and, with respect to Mr. McRae, an additional amount equal to his target annual bonus, (2) 12 months of health benefits continuation and (3) accelerated vesting of any unvested equity awards that would have vested during the 12 months following the termination date. Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control, Messrs. McRae and Collins and Ms. Gorjanc would be entitled to (1) cash severance equal to a multiple (2x for Mr. McRae and 1.5x for Ms. Gorjanc and Mr. Collins) of the sum of the executive officer’s annual base salary and target annual bonus, (2) a number of months (24 for Mr. McRae and 18 for Ms. Gorjanc and Mr. Collins) of health benefits continuation and (3) vesting of all outstanding, unvested equity awards. Severance will be conditioned upon the execution and non-revocation of a release of claims. The employment agreements will not provide for any excise tax gross ups. If the merger-related payments or benefits of Messrs. McRae and Collins or Ms. Gorjanc are subject to the 20% excise tax under Section 4999 of the tax code, then the executive officer will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the executive officer.

Mr. Lo will remain an executive officer of NETGEAR following the separation, and his current employment agreement with NETGEAR will remain in effect.

Prior to the completion of this offering, Arlo currently intends to grant to each of Messrs. McRae and Collins and Ms. Gorjanc the options to purchase shares of Arlo common stock set forth below, subject to the executive remaining employed with Arlo through the grant date.

Executive	Maximum # of Shares Covered by Each Option
	Tranche 1 Performance- Based Option	Tranche 2 Performance- Based Option	Tranche 3 Performance- Based Option	Tranche 4 Performance- Based Option	Time-Based Option
Matthew McRae
Christine M. Gorjanc
Patrick J. Collins III

We refer to these options collectively as the “IPO Options.” Each of the IPO Options will have a ten-year term and an exercise price equal to the fair market value of a share of Arlo common stock on the date of grant and will vest as follows, subject to the applicable executive’s continued employment through the applicable vesting dates:

•

The shares covered by the Tranche 1 Performance-Based Option will vest based on a cumulative registered users milestone that is achieved on or before the four-year anniversary of the option’s grant date, with any such shares vesting on the later of (1) the date (prior to the four-year anniversary of the option grant date) of satisfaction of the applicable milestone, and (2) only to the extent that the applicable milestone has been satisfied prior to such date, (a) with respect to 25% of the option, on the first anniversary of the grant date, (b) with respect to 25% of the option, on the second anniversary of the grant date, and (c) with respect to the remaining 50% of the option, in equal monthly installments during the 24-month period that begins on the 2-year anniversary of the option’s grant date;

•	The shares covered by the Tranche 2 Performance-Based Option will vest based on a paid recurring revenue milestone that is achieved on or before the 4-year anniversary of the option’s grant date, with any such shares vesting on the later of (1) the date (prior to the 4-year anniversary of the option grant date) of satisfaction of the applicable milestone, and (2) only to the extent that the applicable milestone has been satisfied prior to such date, (a) with respect to 25% of the option, on the first anniversary of the grant date, (b) with respect to 25% of the option, on the second anniversary of the grant date, and (c) with respect to the remaining 50% of the option, in equal monthly installments during the 24-month period that begins on the 2-year anniversary of the option’s grant date;

•	The shares covered by the Tranche 3 Performance-Based Option will vest based on the extent to which the net revenue and non-GAAP gross profit performance goals for the second half of fiscal 2018 are achieved, with any such shares that become eligible to vest scheduled to vest on the 1-year anniversary of the option’s grant date;

•	The shares covered by the Tranche 4 Performance-Based Option will vest based on the extent to which the net revenue and non-GAAP gross profit performance goals for fiscal 2019 are achieved, with any such shares that become eligible to vest scheduled to vest on the 2-year anniversary of the option’s grant date; and

•	The Time-Based Option will vest in equal monthly installments during the 24-month period that begins on the 2-year anniversary of the option’s grant date.

Upon a termination without cause or resignation with good reason that occurs outside of the “change in control protection period” (as defined below), Messrs. McRae and Collins and Ms. Gorjanc would be entitled to accelerated vesting of each of his or her IPO Options to the extent that such option would have vested during the 12 months following the termination date, but only to the extent that the performance goals with respect to such option have been satisfied prior to the employment termination.

Upon a change in control, the portion of any IPO Option with respect to which performance has not been satisfied shall be deemed satisfied at target and will remain subject to any remaining service-based vesting. Upon a termination without cause or resignation with good reason that occurs (1) during the one month prior to or the twelve months following a change in control (the “change in control protection period”), and (2) during the two-year period immediately following completion of the offering: Messrs. McRae and Collins and Ms. Gorjanc would be entitled to vesting of a portion of each of his or her IPO Options equal to (x) the total number of shares covered by the option (assuming target performance) multiplied by a fraction, the numerator of which is the number of full and partial months that have elapsed from the option grant date through the employment termination date and denominator of which is forty-eight, minus (y) the number of shares with respect to which such IPO Option previously vested.

Upon a termination without cause or resignation with good reason that occurs (1) during the change in control protection period, and (2) after the two-year period immediately following completion of the offering, Messrs. McRae and Collins and Ms. Gorjanc would be entitled to vesting of any then unvested portion of his or her IPO Options.

In addition to the terms set forth above, each option will have such terms set forth in an individual award agreement and will otherwise be covered by applicable terms and conditions of the Arlo Technologies, Inc. 2018 Equity Incentive Plan.

2018 Equity Incentive Plan

Prior to the completion of the separation, we intend to adopt the 2018 Equity Incentive Plan (the “2018 Plan”), which will be effective upon the completion of this offering and will have terms substantially as set forth below.

Purposes

The purposes of our 2018 Plan will be to attract and retain the best available personnel; to provide additional incentive to our employees, directors, and consultants and employees and consultants of our parent, subsidiaries, or affiliates; and to promote the success of our business.

Shares Subject to Our 2018 Plan

The number of shares of our common stock available for issuance under our 2018 Plan will be equal to                  shares. The number of shares of our common stock reserved under our 2018 Plan will also include an annual increase on the first day of each fiscal year beginning on January 1, 2019 equal to the lesser of (1)                 % of our outstanding shares of common stock as of the last day of the immediately preceding fiscal year and (2) such number of shares as our board of directors may determine; provided, however, that such determination under clause (2) will be made no later than the last day of the immediately preceding fiscal year. The shares may be authorized, but unissued, or reacquired common stock. The foregoing share reserve, and the individual limits described below, are subject to adjustment in certain circumstances to prevent dilution or enlargement.

The shares of our common stock covered by any award that is forfeited, terminates, expires, lapses without being exercised or settles for cash will again become available for issuance under the 2018 Plan. With respect to any stock appreciation rights, the net shares issued will cease to be available under the 2018 Plan. With respect to any award, if the exercise price and/or tax withholding obligations are satisfied by delivering shares to us (by actual delivery or attestation), only the net shares delivered or attested to will cease to be available under the 2018 Plan. With respect to any award, if the exercise price and/or tax withholding obligations are satisfied by withholding shares otherwise issuable pursuant to the award, the shares that are withheld to satisfy those obligations will again become available for issuance under the 2018 Plan.

Limitations

The 2018 Plan contains certain annual award limits, and the maximum number of shares and/or cash that may be issued to any one individual (other than any non-employee director) under the 2018 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Incentive Stock Options	shares
Stock Option	shares
Stock Appreciation Right	shares
Restricted Stock	shares
Restricted Stock Units	shares
Performance Units	Initial Value of $
Performance Shares	shares

Our 2018 Plan will also provide that a non-employee director may not receive cash-settled awards with a grant date fair value of greater than                  or stock-settled awards with a grant date fair value of greater than $                , in each case, increased to $                 in the fiscal year of his or her initial service as a non-employee director. Any awards granted to a non-employee director while he or she was a consultant (but not a non-employee director) or employee of us or any of our parents, subsidiaries, or affiliates will not count toward these non-employee director award limitations.

Administration

Our 2018 Plan will be administered by the Compensation Committee of our board of directors (or such other committee of our board of directors as our board of directors may from time to time designate). Among other things, the Compensation Committee will have the authority to select individuals to whom awards may be granted, determine the types of awards (as well as the number of shares of common stock to be covered by each such award) granted, and determine and modify the terms and conditions of any such awards.

Eligibility

Awards may be granted to our directors, employees, and consultants or employees and consultants of any of our parents, subsidiaries, or affiliates. Incentive stock options may be granted only to persons who as of the time of grant are our employees or employees of any of our parents or subsidiaries.

Stock Options

Each option granted under our 2018 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option. The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant (except if granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the tax code). However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all of our classes of stock or any of our parent or subsidiary corporations must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000.

Options will be exercisable at such times and under such conditions as the administrator determines and as set forth in the award agreement. Unless otherwise provided in the award agreement, an option subject to only time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability, or death. Our 2018 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

The maximum term of an option will be specified in the award agreement, provided that options will have a maximum term of no more than ten years, and provided further that an incentive stock option granted to a 10% stockholder must have a term not exceeding five years.

The administrator will determine and specify in each award agreement, solely in its discretion, the post-termination exercise period applicable to an option following a participant’s terminating service with us or our applicable parent, subsidiary, or affiliate. In the absence of such a determination, a participant (or such other appropriate person) will be able to exercise the vested portion of an option for: (1) three months following the participant’s termination for reasons other than retirement, death, or disability, and (2) 12 months following the participant’s termination due to retirement, death, or disability. In no event, however, will an option be exercisable beyond its term.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under our 2018 Plan will be evidenced by an award agreement specifying the exercise price, the expiration date, the conditions of exercise, and other terms and conditions of the award. Unless otherwise provided in the award agreement, a stock appreciation right subject to only time-based vesting will become fully vested upon termination of a participant’s service for retirement, death or disability.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive a payment determined by multiplying: (1) the difference between the fair market value of a share on the date of exercise and the exercise price by (2) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares of equivalent value, or in some combination thereof. The term of a stock appreciation right will be no more than ten years from the date of grant. The terms and conditions relating to the period of post-termination exercise for options (described above) also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares of our common stock that generally are subject to transferability and forfeitability restrictions for a specified period. Each award of restricted stock will be evidenced by an award agreement specifying the period during which the transfer of shares is subject to restriction (which, in the administrator’s sole discretion, may be based on the passage of time, the achievement of target levels of performance, the occurrence of other events the administrator determines, or a combination thereof), if any, the number of shares granted, and other terms and conditions of the award. Shares of restricted stock generally will be held in escrow until the end of the period of restriction applicable to such shares. Unless otherwise provided in the award agreement, a restricted stock award subject to only time-based vesting will become fully vested upon termination of a participant’s service for disability or death.

Unless otherwise provided by the administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed as of the date set forth in the award agreement. Unless the administrator provides otherwise, participants holding shares of restricted stock will have the right to vote the shares and to receive any dividends paid with respect to such shares. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The administrator may grant restricted stock units, which represent a right to receive cash or shares of our common stock at a future date. Each restricted stock unit granted under our 2018 Plan will be evidenced by an award agreement specifying the number of shares subject to the award, the form of payout, and other terms and conditions of the award.

Restricted stock units will result in a payment to a participant only if the vesting criteria the administrator establishes are achieved or the awards otherwise vest. Unless otherwise provided in the award agreement, restricted stock units subject to only time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death.

After the grant of restricted stock units, the administrator, in its sole discretion, may reduce or waive any restrictions (including vesting criteria) with respect to such restricted stock units. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. Payment of earned restricted stock units will be made as soon as practicable after the date set forth in the award agreement, and, in the administrator’s sole discretion, will be settled in cash, shares of our common stock, or in a combination of both (which will have an aggregate fair market value equal to the earned restricted stock units).

Performance Units and Performance Shares

Performance units and performance shares are awards that result in a payment to a participant only if specified performance objectives or other vesting provisions are achieved during a specified performance period. Each award of performance units or shares will be evidenced by an award agreement specifying the performance period during which achievement of applicable performance objectives or other vesting criteria will be measured and other terms and conditions of the award. Each performance unit will have an initial value established by the administrator on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date.

The administrator will set performance objectives or other vesting provisions, which may be based upon achieving company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the administrator determines in its discretion.

After the applicable performance period has ended, the holder of performance units or shares will be entitled to receive a payout of the number of performance units or shares earned by the participant over the performance period. The administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Payment of earned performance units or shares will be made as soon as practicable after the end of the applicable performance period, and, in the administrator’s sole discretion, will be made in cash, in shares of equivalent value, or any combination of both (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period). A participant will forfeit all performance units or shares that are unearned or unvested as of the date set forth in the award agreement.

Transferability of Awards

Unless otherwise determined by the administrator, awards generally are not transferable other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant, only by the participant.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to the completion of such proposed action to the extent the award has not been previously exercised.

Change in Control

Our 2018 Plan provides that, in the event of a “change in control” (as defined in our 2018 Plan), each award will be treated as the administrator determines, including that: (1) awards may be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments to the number and kind of shares and prices; (2) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the completion of such change in control; (3) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, before or upon completion of such change in control, and, to the extent the administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (4) (a) awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date the transaction occurs, or (b) awards will be replaced with other rights or property the administrator selects in its sole discretion; or (5) any combination of the foregoing. The administrator will not be required to treat all awards similarly in the transaction.

An award will not be considered assumed or substituted for unless: (1) the replacement award is the same type as the replaced award, (2) the replacement award has a value equal to the value of the replaced award as determined by the Compensation Committee in its discretion, (3) if the replaced award was equity-based, the replacement award relates to our publicly traded securities or the publicly traded securities of the surviving entity following the change in control, (4) the replacement award contains terms relating to vesting that are substantially identical to those of the replaced award and (5) if the terms and conditions of the replacement award are not less favorable to the participant than the terms and conditions of the replaced award as of the date of the change in control.

If the successor corporation does not assume or substitute for the award, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant that the option or stock appreciation right will be exercisable for a period of time the administrator determines in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to our non-employee directors, in the event of a change in control, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Termination or Amendment

Our 2018 Plan will automatically terminate ten years from the date of its adoption by our board of directors, unless terminated earlier by our board of directors. The administrator may amend, alter, suspend or terminate our 2018 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. In addition, no amendment, alteration, suspension or termination may materially impair the rights of any participant unless mutually agreed in writing otherwise between the participant and the administrator.

2018 Employee Stock Purchase Plan

Prior to the completion of the separation, our board of directors will adopt the 2018 Employee Stock Purchase Plan (the “Purchase Plan”), which will be effective upon the completion of this offering and will have terms substantially as set forth below.

Purpose

The purpose of our 2018 Purchase Plan will be to provide our eligible employees with an opportunity to purchase shares of our common stock through accumulated payroll deductions. We believe that allowing our employees to participate in the Purchase Plan provides them with a further incentive to ensure our success and accomplish our corporate goals.

Shares Available for Issuance

A total of                  shares of our common stock will be available for issuance under our Purchase Plan. The number of shares of our common stock available for issuance under our Purchase Plan also includes an annual increase on the first day of each fiscal year beginning on January 1, 2019, in an amount equal to the least of: (1)                  shares, (2)                  percent (     %) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year and (3) such number of shares as our board of directors may determine; provided, however, that such determination under clause (3) will be made no later than the last day of the immediately preceding fiscal year.

Administration

Our board of directors or a committee designated by our board (referred to herein as the “administrator”) will administer the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the administrator and its decisions are final and binding upon all participants.

Eligibility

Generally, each of our common law employees whose customary employment with us is at least twenty (20) hours per week and more than five (5) months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (1) to the extent that, immediately after the grant, such employee would own or have the right to purchase five percent (5%) or more of the total combined voting power or value of all classes of our capital stock or any of our parents or subsidiaries, or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

Offering Period

Unless the administrator determines otherwise, each offering period during which an option granted pursuant to the Purchase Plan may be exercised will have a duration of approximately six (6) months. No offering period will commence prior to the date of the distribution.

Purchase Price

Unless and until the administrator determines otherwise, the per share purchase price is eighty-five percent (85%) of the fair market value of a share of common stock on the offering date or the exercise date, whichever is lower; provided, however, that the purchase price may be adjusted by the administrator.

Exercise and Payment of the Purchase Right; Payroll Deductions

The number of whole shares of common stock that a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price.

Non-Transferability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or by designation of a beneficiary) by the participant.

Withdrawal

Generally, a participant may withdraw all but not less than all of his or her payroll deductions credited to his or her account and not yet used to exercise his or her option under the Purchase Plan for an offering period at any time by written notice prior to the last trading day of the offering period without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from an offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to us.

Termination of Employment

Upon termination of a participant’s employment for any reason, including death or disability, he or she shall be deemed to have elected to withdraw from the Purchase Plan and any payroll deductions credited to the participant’s account (to the extent not yet used to purchase shares of our common stock) shall be returned to the participant or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Change of Control

Changes in Capitalization. Subject to any required action by our stockholders, in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other change in the number of shares of our common stock effected without receipt of consideration by us (provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration”), proportionate adjustments will be made to the purchase price per share and the number and kind of shares of common stock covered by each option under the Purchase Plan (which has not yet been exercised), as well as to the number and kind of the shares available for purchase under the Purchase Plan and the per-person numerical limits on the number of shares that may be purchased under the Purchase Plan.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new exercise date on which such offering period will end, unless provided otherwise by the administrator. The new exercise date will be prior to the dissolution or liquidation. If the administrator shortens any offering period then in progress, the administrator will notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change in Control. In the event of a “change in control,” as defined in the Purchase Plan, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, any offering periods then in progress will be shortened by setting a new exercise date on which such offering period will end. The new exercise date will occur prior to the change of control. Further, the administrator will notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment or Termination of the Purchase Plan. Our Purchase Plan will automatically terminate ten years from the date of its adoption by our board of directors, unless terminated earlier by the administrator. The administrator may, at any time and for any reason, terminate, amend or suspend the Purchase Plan, including the term of any offering period then in progress. Generally, no such termination or amendment can adversely affect options previously granted and stockholder approval will be sought for certain changes as required by applicable law.

Participation in Purchase Plan

Participation in the Purchase Plan is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. An eligible employee can participate in the Purchase Plan by completing a subscription agreement authorizing payroll deductions and filing it with our payroll office prior to the applicable offering date.

Director Compensation

Following the completion of this offering, our non-employee directors will be compensated pursuant to our policy described below.

Annual Cash Retainers

Each non-employee member of the board of directors will receive a $35,000 annual retainer. The chairman of the board of directors and members and chairpersons of each committee of the board of directors will also receive the additional annual retainers described below:

•	Chairman. The chairman will receive an additional annual retainer of $25,000.

•	Audit Committee. Each member (including the chairperson) of the Audit Committee will receive an annual retainer of $12,500, and the chairperson will receive an additional annual retainer of $20,000.

•	Compensation Committee. Each member (including the chairperson) of the Compensation Committee will receive an annual retainer of $7,500, and the chairperson will receive an additional annual retainer of $10,000.

•	Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee will receive an annual retainer of $10,000, and the chairperson will receive an additional annual retainer of $15,000.

•	Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee will receive an annual retainer of $5,000, and the chairperson will receive an additional annual retainer of $6,000.

All retainers will be paid on a quarterly basis following the end of each quarter and be prorated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant. On an annual basis, each non-employee director who has served on the board of directors for at least six months at the time of our annual stockholder meeting will be eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the NYSE closing price of our common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the board of directors, each non-employee director will be eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant prorated based on the length of services provided from appointment/election to the board of directors until the following annual stockholder meeting. However, the annual restricted common stock unit grant made to each of the individuals who are members of our board of directors as of the date of the completion of this offering will not be prorated. The restricted stock units will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, we will also establish a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards will be encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve. Biennially, we will arrange a continuing education session for the board of directors, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

Our non-employee directors will be entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the board of directors and committees of the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to this offering, we have operated as an operating segment of NETGEAR. Immediately following this offering, NETGEAR will continue to own     % of our outstanding common stock. If the underwriters exercise their option to purchase additional shares in full, immediately following this offering, NETGEAR will own     % of our outstanding common stock. NETGEAR will continue to have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.

Prior to completion of this offering, we intend to enter into certain agreements with NETGEAR relating to this offering and our relationship with NETGEAR after this offering. The material terms of such agreements with NETGEAR relating to our historical relationship, this offering and our relationship with NETGEAR after this offering are described below. We do not currently expect to enter into any additional agreements or other transactions with NETGEAR outside the ordinary course or with any of our directors, officers or other affiliates, other than those specified below. Any transactions with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.

Relationship with NETGEAR

Historical Relationship with NETGEAR

NETGEAR currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were allocated on a basis of revenue, headcount or other measures we have determined as reasonable. The stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of NETGEAR. These allocations are primarily reflected within operating expenses in our combined statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the offering or of the costs we will incur in the future. The amount of these allocations from NETGEAR was $13.8 million for the three months ended April 1, 2018, which included $4.3 million for research and development, $4.6 million for sales and marketing and $4.9 million for general and administrative expense. Allocations amounted to $6.9 million for the three months ended April 2, 2017, which included $2.0 million for research and development, $2.2 million for sales and marketing and $2.7 million for general and administrative expense. For the year ended December 31, 2017, allocations amounted to $40.0 million, which included $11.8 million for research and development, $13.1 million for sales and marketing and $15.1 million for general and administrative expense. For the year ended December 31, 2016, allocations amounted to $20.6 million, which included $5.9 million for research and development, $6.4 million for sales and marketing and $8.3 million for general and administrative expense.

Following the completion of this offering, we expect NETGEAR to continue to provide certain of the services described above on a transitional basis for a fee. These services will be provided under the transition services agreement described in “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements Between NETGEAR and Our Company.” We generally expect to use the vast majority of these services for less than a year following the completion of this offering, depending on the type of the service and the location at which such service is provided. However, we may agree with NETGEAR to extend the service periods for a limited amount of time (which period will not extend past the first anniversary of the distribution) or may terminate such service periods by providing prior written notice. We estimate that the total cost for such services to be in the approximate range of $5.0 million to $10.0 million.

Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from NETGEAR. To operate as a stand-alone company, we expect to incur costs to replace certain services previously provided by NETGEAR, which may be higher than those reflected in our historical combined financial statements. A component of these costs are IT-related costs, including capital expenditures, to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are being fully supported by NETGEAR, which we estimate to be $35.0 million to $55.0 million in the next 12 months.

NETGEAR as Our Controlling Stockholder

NETGEAR currently owns 100% of our outstanding common stock. Upon completion of this offering, NETGEAR will hold     % of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares in full).

For as long as NETGEAR continues to control more than 50% of our outstanding common stock, NETGEAR or its successor-in-interest will be able to direct the election of all the members of our board of directors. Similarly, NETGEAR will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to NETGEAR. In addition, the master separation agreement will provide that, as long as NETGEAR beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without NETGEAR’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts. To preserve the tax-free treatment of the separation and distribution, the master separation agreement will include certain covenants and restrictions to ensure that, until immediately prior to the distribution, NETGEAR will retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding. In addition, to preserve the tax-free treatment of the separation and distribution, we intend to agree in the tax matters agreement to restrictions, including restrictions that would be effective during the period following the distribution, that could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.

NETGEAR has agreed not to sell or otherwise dispose of any of our common stock for a period of      days from the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. See “Underwriting.” However, there can be no assurance concerning the period of time during which NETGEAR will maintain its ownership of our common stock following this offering.

NETGEAR has informed us that, at some time in the future, but no earlier than the expiration or earlier termination of the 145-day lock-up period applicable to NETGEAR described under the section titled “Underwriting,” it intends to effect a distribution of its remaining ownership interest in us to its stockholders in a transaction that is generally expected to be tax-free for U.S. federal income tax purposes. It is intended that we will be included in NETGEAR’s consolidated group for U.S. federal income tax purposes immediately following this offering until the proposed distribution. NETGEAR may abandon or change the structure of the distribution at any time, including if it determines, in its sole discretion, that the distribution is not in the best interest of NETGEAR or its stockholders.

Arrangements Between NETGEAR and Our Company

Prior to the completion of this offering, we and NETGEAR expect to enter into certain agreements that will effect the separation of our business from NETGEAR, provide a framework for our relationship with

NETGEAR after the separation and provide for the allocation between us and NETGEAR of NETGEAR’s assets, employees, liabilities and obligations (including its investments, property and employee benefits assets and liabilities) attributable to periods prior to, at and after our separation from NETGEAR, specifically:

•	a master separation agreement;

•	a transition services agreement;

•	a tax matters agreement;

•	an employee matters agreement;

•	an intellectual property rights cross-license agreement; and

•	a registration rights agreement.

The material terms of each of these agreements are summarized below. These summaries are qualified in their entirety by reference to the full text of such agreements, which will be filed as exhibits to the registration statement of which this prospectus is a part. The terms of the agreements described below that will be in effect following the separation are in draft form and are not yet final. Changes to these agreements, some of which may be material, may be made prior to our separation from NETGEAR.

When used in this section, “separation date” refers to the date on which NETGEAR will contribute the Arlo business to us, which will occur prior to the completion of this offering, and the term “distribution date” refers to the date, if any, following this offering on which NETGEAR will distribute its equity interest in us to the NETGEAR stockholders through the anticipated distribution.

Master Separation Agreement

Prior to the completion of this offering, we intend to enter into a master separation agreement with NETGEAR, which will set forth the agreements between us and NETGEAR regarding the principal corporate transactions required to effect our separation from NETGEAR, this offering and the distribution, if any, of our shares to NETGEAR’s stockholders, and other agreements governing the relationship between NETGEAR and us.

The Separation

The master separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and NETGEAR as part of the separation of NETGEAR into two companies, and will provide for when and how these transfers, assumptions and assignments will occur. In particular, the master separation agreement will provide, among other things, that, subject to certain exceptions and the terms and conditions contained therein:

•	the assets exclusively related to the businesses and operations of NETGEAR’s Arlo business as well as certain other assets mutually agreed upon by NETGEAR and Arlo, which we collectively refer to as the “Arlo Assets,” will be transferred to Arlo or one of our subsidiaries;

•	certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the Arlo Assets, and other liabilities related to the businesses and operations of NETGEAR’s Arlo business, which we collectively refer to as the “Arlo Liabilities,” will be retained by or transferred to us or one of our subsidiaries;

•	all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Arlo Assets and Arlo Liabilities (such assets and liabilities, other than the Arlo Assets and the Arlo Liabilities, are referred to as the “NETGEAR Assets” and “NETGEAR Liabilities,” respectively) will be retained by or transferred to NETGEAR or one of its subsidiaries; and

•	certain shared contracts will be assigned in part to us or our applicable subsidiaries or be appropriately amended.

Except as may expressly be set forth in the master separation agreement or any other transaction agreements, all assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (2) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Claims

In general, each party to the master separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Intercompany Accounts

The master separation agreement will provide that, subject to any provisions in the master separation agreement or any other transaction agreement to the contrary, at or prior to the separation from NETGEAR, all intercompany accounts between NETGEAR and its subsidiaries, on the one hand, and Arlo and its subsidiaries, on the other hand, will be settled.

Further Assurances

To the extent that any transfers or assignments contemplated by the master separation agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the master separation agreement and the other transaction agreements.

Initial Public Offering

For a description of NETGEAR’s ownership interest in us after the completion of this offering, see the section titled “—NETGEAR as Our Controlling Stockholder.”

The master separation agreement provides that the consummation of this offering is subject to the satisfaction (or waiver by NETGEAR in its sole discretion) of the following conditions:

•	the transfer of the Arlo Assets, Arlo Liabilities, NETGEAR Assets and NETGEAR Liabilities (in each case with certain exceptions) in accordance with the plan of reorganization set forth in the master separation agreement;

•	the SEC having declared effective our registration statement on Form S-1, of which this prospectus is a part, and there being no stop-order in effect with respect to such registration statement;

•	all actions and filings necessary or appropriate under federal, state or foreign securities laws shall have been taken and, where applicable, become effective or been accepted by the applicable governmental authority;

•	the approval for listing on the NYSE of the shares of our common stock to be offered in this offering;

•	the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

•	we shall have entered into the underwriting agreement and all conditions to our obligations and the underwriters’ obligations under the underwriting agreement shall have been satisfied or waived;

•	NETGEAR shall be satisfied in its sole discretion that it will own at least 80.1% of the total voting power with respect to the election and removal of directors of our outstanding common stock following this offering and shall be satisfied in its sole discretion that all other conditions to the distribution qualifying as a transaction that is generally tax-free for U.S. federal income tax purposes, to the extent applicable as of the time of this offering, are satisfied and there is not any event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the distribution or thereafter;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation or this offering or any of the transactions contemplated by the master separation agreement shall be in effect;

•	such other actions as NETGEAR or we may, based upon the advice of counsel, reasonably request to be taken prior to the separation and this offering in order to assure the successful completion of the separation and this offering and the other transactions contemplated by the master separation agreement shall have been taken;

•	no termination of the master separation agreement shall have occurred; and

•	no event or development shall have occurred or existed or is expected to occur that, in the judgment of the NETGEAR board of directors, in its sole discretion, makes it inadvisable to effect the separation or this offering.

We will cooperate with NETGEAR to accomplish this offering and will, at NETGEAR’s direction, promptly take any and all actions necessary or desirable to effect this offering, including, without limitation, the registration under the Securities Act of our common stock on an appropriate registration form or forms to be designated by NETGEAR.

The Distribution

NETGEAR has informed us that, at some time in the future, but no earlier than the expiration or earlier termination of the 145-day lock-up period applicable to NETGEAR described under the section titled “Underwriting,” it intends to effect a distribution of its remaining ownership interest in us to its stockholders in a transaction that is generally expected to be tax-free for U.S. federal income tax purposes. The master separation agreement also governs the rights and obligations of NETGEAR and us regarding the distribution. There are various conditions to the completion of the distribution. In addition, NETGEAR may, in its sole and absolute discretion, determine whether to proceed with the distribution and determine the form, structure and terms of the distribution. Consequently, we cannot assure you as to when or whether the distribution will occur.

The master separation agreement provides that NETGEAR’s obligation to complete the distribution is subject to several conditions that must be satisfied (or waived by NETGEAR in its sole discretion), including, among others:

•	NETGEAR shall have received an opinion of outside counsel, dated as of the date of the distribution, regarding the qualification of the contribution and distribution, taken together, as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code;

•	all governmental approvals necessary to consummate the distribution shall have been obtained and shall be in full force and effect;

•	an independent appraisal firm acceptable to NETGEAR shall have delivered one or more opinions to the NETGEAR board of directors confirming the solvency and financial viability of NETGEAR prior to the distribution and of NETGEAR and us after consummation of the distribution, and such opinions shall be acceptable to NETGEAR in form and substance in NETGEAR’s sole discretion and shall not have been withdrawn or rescinded;

•	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder in connection with the distribution shall have been taken or made, and, where applicable, become effective or been accepted by the applicable governmental authority;

•	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto shall be in effect, and no other event outside the control of NETGEAR shall have occurred or failed to occur that prevents the consummation of the distribution or any related transactions;

•	the shares of our common stock to be distributed to the NETGEAR stockholders in the distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution; and

•	no other events or developments have occurred subsequent to the completion of this offering that, in the judgment of the NETGEAR board of directors, in its sole and absolute discretion, make it inadvisable to effect the distribution.

As described above, NETGEAR has the right to terminate its obligation to complete the distribution at any time for any reason, including if, at any time, NETGEAR’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of NETGEAR or its stockholders. In the event of such termination following the separation, neither party will have any liability to the other party under the master separation agreement in respect of the distribution.

If the NETGEAR board of directors terminates NETGEAR’s obligation to complete the distribution or waives a material condition to the distribution after the date of this prospectus, we intend to issue a press release disclosing this waiver or file a current report on Form 8-K with the SEC.

We will cooperate with NETGEAR to accomplish the distribution and will, at NETGEAR’s direction, promptly take any and all actions necessary or desirable to effect the distribution.

Releases

The master separation agreement will provide that, except as otherwise provided in the master separation agreement or any other transaction agreements, each party will release and forever discharge the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation from NETGEAR. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the master separation agreement, the transition services agreement, the tax sharing agreement, and the transfer documents in connection with the separation.

Covenants

In addition, the master separation agreement will provide that, as long as NETGEAR beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without NETGEAR’s prior written consent):

•	take any action that would limit the ability of NETGEAR to transfer its shares of our common stock or limit the rights of any transferee of NETGEAR as a holder of our common stock;

•	take any action, or recommend to its stockholders any action which would limit the legal rights of, or deny any benefit to, NETGEAR as an Arlo stockholder, either (1) solely as a result of the amount of Arlo common stock held by NETGEAR or (2) in a manner not applicable to Arlo stockholders generally;

•	to the extent NETGEAR is party to a third-party contract that requires actions by Arlo, take or fail to take any actions that reasonably could result in NETGEAR being in breach of or in default under any contract or agreement of which Arlo is aware;

•	incur any indebtedness exceeding $100 million in the aggregate or that could cause NETGEAR to be in breach of or in default under any contract that NETGEAR has informed Arlo of, or that could be reasonably likely to adversely impact the credit rating of any indebtedness of NETGEAR;

•	acquire any other businesses or assets or dispose of any of our assets, in each case with an aggregate value for all such transactions in excess of $10 million; or

•	acquire any equity interests in, or loan any funds to, third parties in excess of $10 million in the aggregate.

The master separation agreement will also provide that, as long as NETGEAR beneficially owns at least 80% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without NETGEAR’s prior written consent) issue or enter into any agreement, commitment or understanding to issue (or that could result in the issuance of) any shares of our capital stock or any rights, warrants or options to acquire our capital stock if this could cause NETGEAR to own (1) less than 80% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, (2) less than 80% of any class of capital stock not entitled to vote in the election of our board of directors or (3) less than 80% of the value of our outstanding capital stock (including all options, warrants and other rights to acquire such capital stock).

Financial Covenants; Auditors and Audits; Annual Financial Statements and Accounting

We have agreed that, for so long as NETGEAR is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will, among other things:

•	maintain disclosure controls and procedures and internal control over financial reporting that will provide reasonable assurance that, among other things, (1) our annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable law, (2) our transactions are recorded as necessary to permit the preparation of our financial statements, (3) receipts and expenditures are authorized at the appropriate level within Arlo and (4) unauthorized uses and dispositions of assets that could have a material effect on our financial statements are prevented or detected in a timely manner;

•	maintain the same fiscal year as NETGEAR;

•	establish a disclosure committee that will review our Forms 10-Q, 10-K and other significant filings with the SEC, and permit up to three employees selected by NETGEAR to attend such committee’s meetings;

•	not change our independent auditors without NETGEAR’s prior written consent;

•	use our reasonable best efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of NETGEAR’s financial statements;

•	provide to NETGEAR and its independent auditors all information required for NETGEAR to meet its schedule for the filing and distribution of its financial statements and to make available to NETGEAR and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible company personnel so that NETGEAR and its independent auditors may conduct their audits relating to our financial statements;

•	adhere to certain specified NETGEAR accounting policies and notify and consult with NETGEAR regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting;

•	coordinate with NETGEAR regarding the timing and content of our earnings releases and cooperate fully (and cause our independent auditors to cooperate fully) with NETGEAR in connection with any of its public filings; and

•	promptly report in reasonable detail to NETGEAR the following events or circumstances that we become aware of: (1) significant deficiencies and material weaknesses which are reasonably likely to adversely affect our ability to report financial information; (2) any fraud that involves management or other employees who have a significant role in our internal control over financial reporting; (3) illegal acts; and (4) any report of a material violation of law made pursuant to the SEC’s attorney conduct rules.

Intellectual Property Matters

We and NETGEAR currently expect to continue collaborating on certain technology projects during the period between the closing of this offering and the date of the distribution (or December 31, 2018, if the distribution does not occur prior to then), which may result in the creation of new intellectual property rights. At the end of the collaboration period, the parties will meet and determine in good faith what newly created intellectual property rights owned by each party arose from the collaboration, and such newly created intellectual property rights will be licensed under the license agreement.

Indemnification

In addition, the master separation agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of NETGEAR’s business with NETGEAR. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and their respective officers, directors, employees and agents (collectively, the “indemnified parties”) for any losses arising out of or otherwise in connection with:

•	the liabilities that each such party assumed or retained pursuant to the master separation agreement (which, in our case, would include the Arlo Liabilities and, in the case of NETGEAR, would include the NETGEAR Liabilities) and the other transaction agreements;

•	the failure of NETGEAR or us to pay, perform or otherwise promptly discharge any of the NETGEAR Liabilities or the Arlo Liabilities, respectively, in accordance with their terms, whether prior to, at or after the separation;

•	any breach by such party of the master separation agreement or the other transaction agreements (other than the intellectual property rights cross-license agreement, which specifies the parties’ obligations therein); and

•	except to the extent relating to an Arlo Liability, in the case of NETGEAR, or a NETGEAR Liability, in our case, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of NETGEAR or us, respectively.

We will also indemnify, defend and hold harmless the NETGEAR indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (1) contained in our registration statement on Form S-1, of which this prospectus is a part, or any prospectus (other than information provided by NETGEAR to us specifically for inclusion in our registration statement on Form S-1, of which this prospectus is a part, or any prospectus), (2) contained in any of our public filings with the SEC following this offering or (3) provided by us to NETGEAR specifically for inclusion in NETGEAR’s annual or quarterly or current reports following this offering to the extent (A) such information pertains to us or the Arlo business or (B) NETGEAR has provided prior written notice to us that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports (except, in the case of clause (B), for liabilities arising out of or resulting from, or in connection with, any action or inaction of any member of NETGEAR, including as a result of any misstatement or omission of any information by NETGEAR to us).

NETGEAR will also indemnify, defend and hold harmless the Arlo indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (1) contained in our registration statement on Form S-1, of which this prospectus is a part, or any prospectus provided by NETGEAR specifically for inclusion therein to the extent such information pertains to (A) NETGEAR or (B) NETGEAR’s business (for the avoidance of doubt, other than the Arlo business) or (2) provided by NETGEAR to us specifically for inclusion in our annual or quarterly or current reports following this offering to the extent (A) such information pertains to (x) NETGEAR or (y) NETGEAR’s business (for the avoidance of doubt, other than the Arlo business) or (B) we have provided written notice to NETGEAR that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports (except, in the case of clause (B), for liabilities arising out of or resulting from, or in connection with, any action or inaction of ours, including as a result of any misstatement or omission of any information by us to NETGEAR.

The master separation agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions

The master separation agreement will also govern other matters related to the consummation of this offering and the distribution, the provision and retention of records, access to information, confidentiality, cooperation with respect to governmental filings and third-party consents and insurance.

Termination

The master separation agreement may be terminated and the distribution may be amended, modified or abandoned at any time prior to the separation date by NETGEAR. NETGEAR also has the right to terminate its obligation to complete the distribution at any time for any reason, including if, at any time, NETGEAR’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of NETGEAR or its stockholders. The master separation agreement will provide that, in the event of a termination of the master separation agreement on or after the completion of this offering, (1) only the provisions of the master separation agreement that obligate the parties to pursue the distribution will terminate and (2) the other provisions of the master separation agreement and the other transaction agreements that NETGEAR and we enter into will remain in full force and effect.

Transition Services Agreement

In connection with the completion of this offering, we intend to enter into a transition services agreement with NETGEAR pursuant to which NETGEAR will provide us, and we will provide NETGEAR, with specified services for a limited time to help ensure an orderly transition following the separation. The transition services agreement will specify the calculation of our costs for these services. The cost of these services will be negotiated between us and NETGEAR.

In general, the services will begin on the date of the closing of this offering and will cover a period generally not expected to exceed 12 months following the distribution. We and NETGEAR have agreed to perform our respective services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of us or NETGEAR, as applicable, prior to the separation or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to the affiliates or other business components of us or NETGEAR, as applicable.

The transition services agreement will generally provide that the applicable service recipient indemnifies the applicable service provider for liabilities that such service provider incurs arising from the provision of services other than liabilities arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the transition services agreement, and that the applicable service provider indemnifies the applicable service recipient for liabilities that such service recipient incurs arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the transition services agreement.

Tax Matters Agreement

Prior to the completion of this offering, we intend to enter into a tax matters agreement with NETGEAR that will govern our respective rights, responsibilities and obligations with respect to tax matters (including responsibility for taxes attributable to us and our subsidiaries, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other matters).

We intend to agree in the tax matters agreement to be responsible for and to indemnify NETGEAR for: (i) all income taxes imposed with respect to any consolidated, combined, or unitary tax return of NETGEAR or any of its subsidiaries that includes us or any of our subsidiaries to the extent attributable to us or any of our subsidiaries, as determined under the tax matters agreement, and (ii) all taxes imposed with respect to any of our subsidiaries’ consolidated, combined, unitary, or separate tax returns, in each case, for any taxable period (or portion thereof) beginning after July 2, 2018.

We expect the tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. We intend to agree in the tax matters agreement that each party will be responsible for any taxes and related amounts imposed on us or NETGEAR as a result of the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

In addition, we intend to agree in the tax matters agreement that we and our subsidiaries will be subject to certain restrictions during the two-year period following the distribution that are intended to prevent the distribution, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances or unless NETGEAR waives our obligation to comply with such restrictions, we expect that we and our subsidiaries will generally be prohibited from: (i) ceasing to conduct certain businesses, (ii) entering into certain transactions or series of transactions pursuant to which all or a portion of our common stock would be acquired or all or a portion of certain of our and our subsidiaries’ assets would be acquired, (iii) liquidating, merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (v) repurchasing our stock other than in certain open-market transactions or (vi) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code.

Employee Matters Agreement

Prior to the completion of this offering, we intend to enter into an employee matters agreement with NETGEAR that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participate prior to the distribution, as well as other human resources, employment and employee benefit matters.

The employee matters agreement generally provides, unless otherwise specified, that following July 2, 2018: (1) NETGEAR will be responsible for liabilities associated with employees employed by NETGEAR on and following July 2, 2018 and all former employees of NETGEAR (including former employees of the Arlo business) who terminated employment prior to July 2, 2018 and (2) Arlo will be responsible for liabilities associated with employees employed by Arlo on and following July 2, 2018 and all former employees of Arlo who terminate employment on or following July 2, 2018. Between July 2, 2018 and the date of the distribution (or such earlier date agreed between the parties), Arlo employees will continue to participate in the NETGEAR health, welfare and retirement benefit plans and the cost of the participation of Arlo employees in such plans will be borne by Arlo. Arlo intends to establish its own health, welfare and retirement plans prior to the distribution. Generally, subject to limited exceptions, following the effective time of the distribution (or such earlier date agreed between the parties) Arlo employees will participate in Arlo’s health, welfare and retirement plans and Arlo will be responsible for all liabilities relating to such plans.

The employee matters agreement also describes how NETGEAR equity-based compensation awards will be adjusted in connection with the distribution.

NETGEAR Options: (1) NETGEAR options granted prior to                                  (the “cutoff date”) will be converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date that are held by Arlo employees will be converted solely into Arlo options, (3) NETGEAR options granted on or following the cutoff date that are held by NETGEAR employees will be converted solely into adjusted NETGEAR options and (4) NETGEAR options held by former service providers of NETGEAR will be converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option will be adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the distribution, the NETGEAR options and Arlo options will be subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option immediately prior to the distribution.

NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date will be converted into both an adjusted NETGEAR restricted stock unit covering the same number of NETGEAR shares subject to the award prior to the distribution and an Arlo restricted stock unit covering a number of shares equal to the number of NETGEAR shares subject to the award prior to the distribution multiplied by the number of Arlo shares that will be distributed in respect of each NETGEAR share in the distribution, (2) NETGEAR restricted stock units granted on or following the cutoff date that are held by NETGEAR employees will be converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award and (3) NETGEAR restricted stock units granted on or following the cutoff date that are held by Arlo employees will be converted solely into Arlo restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award. The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement. Following the distribution, the NETGEAR restricted stock units and Arlo restricted stock units will be subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units immediately prior to the distribution.

Notwithstanding the immediately preceding two paragraphs, NETGEAR may, in its sole discretion, determine to treat NETGEAR options or NETGEAR restricted stock unit awards that are outstanding as of the effective time of the distribution and held by current and former employees of Arlo and NETGEAR in jurisdictions other than the United States in a manner inconsistent with the immediately preceding two paragraphs.

Intellectual Property Rights Cross-License Agreement

Prior to the completion of this offering, we intend to enter into an intellectual property rights cross-license agreement with NETGEAR, which will govern our and NETGEAR’s rights, responsibilities and obligations to use NETGEAR and Arlo intellectual property, respectively. We anticipate that each party, in its capacity as a licensee, will indemnify the other party, in its capacity as a licensor, and its directors, officers, agents, successors and subsidiaries against any losses suffered by such indemnified party as a result of the indemnifying party’s practice of the intellectual property licensed to such indemnifying party under the intellectual property rights cross-license agreement.

Registration Rights Agreement

Prior to the completion of this offering, we intend to enter into a registration rights agreement with NETGEAR with customary representations, warranties and covenants, pursuant to which we will grant NETGEAR and its affiliates certain registration rights with respect to our common stock owned by them. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The registration rights agreement will provide that each holder is entitled to unlimited piggyback registration rights with respect to its registrable securities, such that each holder can include its registrable securities in registration statements filed by us, including registration effected by us for security holders other than holders, subject to certain limitations. The registration rights agreement will also grant NETGEAR and its subsidiaries that hold registrable securities demand registration rights requiring that we register registrable securities held by holders and take all actions reasonably necessary or desirable to expedite or facilitate the disposition of registrable securities. NETGEAR and its subsidiaries that hold registrable securities may request up to two registrations in any 12-month period, subject to certain limitations. Our obligation to effect demand registration rights will not be relieved to the extent we effect piggyback registration rights.

We will pay the costs incident to our compliance with the registration rights agreement but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

Pursuant to the registration rights agreement, we will agree to indemnify NETGEAR and its subsidiaries that hold registrable securities (and their directors, officers, agents and, if applicable, each other person who controls such holder under Section 15 of the Securities Act) registering shares pursuant to the registration rights agreement against certain losses, expenses and liabilities under the Securities Act, common law or otherwise. Holders will similarly indemnify us but such indemnification will be limited to an amount equal to the net proceeds received by such holder under the sale of registrable securities giving rise to the indemnification obligation.

Related Party Transactions

Mr. Lo, who is expected to serve as a member of our board of directors upon the completion of this offering, is also the Chairman of the board of directors and Chief Executive Officer of NETGEAR. Mr. Lo is currently expected to resign from our board of directors upon the completion of the distribution.

We will have a general policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to Arlo and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock, as of     , 2018, after giving effect to the separation (in the case of the “Percentage Prior to this Offering” column, other than the sale of the shares of our common stock in this offering and the receipt and application of the proceeds in connection therewith) and assuming the underwriters do not exercise their option to purchase additional shares, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase our common stock that are not exercisable within the next 60 days. This table does not reflect any shares of common stock that our directors and executive officers may purchase in this offering. Unless otherwise indicated, the address of each beneficial owner listed in the table below is 350 East Plumeria Drive, San Jose, California 95134.

Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock	Percentage Prior to this Offering	Percentage After this Offering
5% Stockholders
NETGEAR(1)		100%		%
Directors and Executive Officers
Patrick C.S. Lo	—	—%		%
Matthew McRae	—	—%		%
Jocelyn E. Carter-Miller	—	—%		%
Ralph E. Faison	—	—%		%
Grady K. Summers	—	—%		%
Christine M. Gorjanc	—	—%		%
Patrick J. Collins III	—	—%		%
All directors and executive officers as a group ( persons)	—	—%		%

*	Less than 1%.
(1)	The address of NETGEAR is 350 East Plumeria Drive, San Jose, CA 95134.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the consummation of this offering. We expect to adopt amended and restated certificate of incorporation and amended and restated bylaws in connection with this offering, and this description summarizes the provisions that are expected to be included in such documents. This description is not complete and is qualified by reference to the full text of our amended and restated certificate of incorporation and amended and restated bylaws, the forms of which will be filed as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. For additional information, see the sections titled “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware law may prevent or delay an acquisition of Arlo, which could decrease the trading price of our common stock,” “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Our amended and restated certificate of incorporation will contain an exclusive forum provision that may discourage lawsuits against us and our directors and officers” and “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Our board of directors will have the ability to issue blank check preferred stock, which may discourage or impede acquisition attempts or other transactions.”

General

Upon completion of this offering, our authorized capital stock will consist of:

•	500,000,000 shares of common stock, par value $0.001 per share; and

•	50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series.

Upon completion of this offering, there will be      outstanding shares of common stock (     shares if the underwriters exercise their option to purchase additional shares in full), of which      shares will be owned by NETGEAR. In addition, upon the completion of this offering, there will be no shares of preferred stock outstanding.

Common Stock

Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the initial public offering, all outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL, and by our amended and restated certificate of incorporation, to issue up to      shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Arlo’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of the DGCL and Arlo’s amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire Arlo by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Arlo to first negotiate with Arlo’s board of directors. Arlo believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

As a Delaware corporation, Arlo will be subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

In this context, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Arlo’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Arlo’s stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of Section 203. However, following this offering and subject to certain restrictions, we may elect to “opt out” of Section 203 by an amendment to our certificate of incorporation or bylaws.

Classified Board

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be divided into three classes, each of which is expected to be comprised of      directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the completion of this offering, which we expect to hold in 2019. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2020, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2021. Commencing with the first annual meeting of stockholders following the completion of this offering, which we expect to hold in 2019, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Arlo’s board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Arlo.

Removal of Directors

Our amended and restated certificate of incorporation will provide that, until such time as NETGEAR ceases to be the beneficial owner of shares of our capital stock representing at least a majority of the voting power of all then-outstanding shares of our capital stock entitled generally to vote in the election of directors (“voting stock”), our stockholders may remove our directors with or without cause by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of voting stock. Our amended and restated certificate of incorporation will provide that, from and after such time as NETGEAR ceases to be the beneficial owner of shares of our capital stock representing at least a majority of the voting power of all then-outstanding shares of our voting stock, and so long as our board of directors is classified, our stockholders may remove our directors only for cause, by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of voting stock.

Amendments to Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation will provide that it may be amended or altered in any manner provided by the DGCL, provided that the amendment of certain provisions will require the approval of at least two-thirds of the voting power of all of the then-outstanding shares of our voting stock. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders upon the approval of at least a majority of the voting power of all of the then-outstanding shares of our voting stock, provided that the amendment of certain provisions will require the approval of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally in the election of directors. Additionally, our amended and restated certificate of incorporation will provide that our bylaws may be adopted, amended, altered or repealed by the board of directors.

Size of Board and Vacancies

Our amended and restated bylaws will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Any vacancies on our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, whether or not less than a quorum. Our amended and restated bylaws will provide that any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Stockholder Meetings

Our amended and restated certificate of incorporation will provide that only the chairman of the board of directors, the lead independent director or the chief executive officer or the president, or the board of directors, acting pursuant to a resolution adopted by the majority of the board of directors, may call special meetings of Arlo stockholders. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that, until such time as NETGEAR ceases to be the beneficial owner of shares of our capital stock representing at least a majority of the voting power of all then-outstanding shares of our voting stock, our stockholders may act by written consent. Our amended and restated certificate of incorporation will, from and after such time as NETGEAR ceases to be the beneficial owner of shares of our capital stock representing at least a majority of the voting power of all then-outstanding shares of our voting stock, expressly prohibit the right of our stockholders to act by written consent. From and after such time, stockholder action must take place at the annual or a special meeting of Arlo stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated certificate of incorporation will mandate that stockholder nominations for the election of directors will be given in accordance with the bylaws. Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, our amended and restated bylaws will require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock

The authority that Arlo’s board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Arlo through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Arlo’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Corporate Opportunities

Our amended and restated certificate of incorporation will contain provisions related to certain corporate opportunities that may be of interest to both us and NETGEAR. These provisions provide that in the event that a director or officer of the Company who is also a director or officer of NETGEAR acquires knowledge of a potential corporate transaction or matter that may be a corporate opportunity for both us and NETGEAR (excluding any corporate opportunity that was presented or became known to such person solely in his or her capacity as a director or officer of the Company, as reasonably determined by such director or officer, unless the Company notifies such person that the Company does not intend to pursue such corporate opportunity):

•	the Company renounces any interest in or expectancy with respect to such corporate opportunity if such director or officer presents such opportunity to NETGEAR or does not communicate information regarding such opportunity to the Company because that person has directed the opportunity to NETGEAR; and

•	such director or officer may present such corporate opportunity to either the Company or NETGEAR or to both, as such director or officer deems appropriate under the circumstances in such person’s sole discretion, and by doing so such director or officer (a) will have fully satisfied and fulfilled such person’s duties to the Company and its stockholders with respect to such corporate opportunity, (b) will not be liable to the Company or its stockholders for breach of any statutory or common law duties and (c) will be deemed to have acted in accordance with the standard of care set forth in the DGCL, or any successor statute, or otherwise applicable to directors and officers of a Delaware corporation.

In addition, our amended and restated certificate of incorporation will provide that, except as otherwise agreed to in writing by us and NETGEAR:

•	neither the Company nor NETGEAR will have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other company, doing business with any potential or actual customer or supplier of the other company, or employing or engaging or soliciting for employment any director, officer or employee of the other company;

•	no director or officer of the Company or NETGEAR will be liable to the other company or to the stockholders of either for breach of any duty by reason of any such activities of the Company or NETGEAR, as applicable, or for the presentation or direction to the Company or NETGEAR of, or participation in, any such activities, by a director or officer of the Company or NETGEAR, as applicable; and

•	NETGEAR will have no duty to present any corporate opportunity to us which may be a corporate opportunity for NETGEAR and us, and NETGEAR will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that NETGEAR pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

Our amended and restated certificate of incorporation will provide that the foregoing will not be deemed exclusive of any other waiver of a corporate opportunity by the Company or our board of directors. The corporate opportunity provisions in our amended and restated certificate of incorporation will cease to apply and have no further force and effect from and after the date that both (1) NETGEAR ceases to be the beneficial owner of shares of our capital stock representing at least a majority of the voting power of all then-outstanding shares of our voting stock and (2) no person who is a director or officer of the Company is also a director or officer of NETGEAR.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Elimination of Liability of Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Arlo’s amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. While our amended and restated certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it will not eliminate this duty. Accordingly, our amended and restated certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of our amended and restated certificate of incorporation described above apply to an officer of Arlo only if he or she is a director of Arlo and is acting in his or her capacity as director, and do not apply to officers of Arlo who are not directors.

Indemnification of Directors, Officers and Employees

Our amended and restated bylaws will require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding by reason of the fact that he or she is or was a director or officer of Arlo, or is or was a director or officer of Arlo serving at the request of Arlo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such legal proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Arlo.

We will be authorized under our amended and restated bylaws to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or while a director or officer of Arlo, is or was serving at our request in a fiduciary capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not we would have the power to indemnify the person pursuant to the terms of our amended and restated bylaws.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions. There is currently no pending material litigation or proceeding against any Arlo directors or officers for which indemnification is sought.

Registration Rights

For a description of the registration rights available to NETGEAR, see the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements between NETGEAR and Our Company—Registration Rights Agreement.”

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless the board of directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Arlo, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Arlo to Arlo or Arlo’s stockholders, any action asserting a claim against Arlo or any director or officer of Arlo arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against Arlo or any director or officer of Arlo governed by the internal affairs doctrine. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Arlo by means of a proxy contest, tender offer, merger or otherwise.

Listing

We intend to apply to list our shares of common stock on the NYSE under the symbol “ARLO.”

Transfer Agent and Registrar

The transfer agent and registrar for Arlo’s common stock will be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. We also cannot predict with certainty whether or when the distribution or other disposition will occur, or if NETGEAR will otherwise sell its remaining shares of our common stock. The sale of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Upon completion of this offering, we will have      shares of our common stock outstanding (     shares of our common stock if the underwriters exercise their option to purchase additional shares in full). This includes      shares of common stock (     shares of our common stock if the underwriters exercise their option to purchase additional shares in full) that we are selling in this offering, which shares may be resold in the public market immediately following this offering unless purchased by our affiliates.

The      shares of common stock that are not offered in this offering, as well as shares reserved for future issuance under our stock plans, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. Any shares registered pursuant to the registration rights agreement described in “Certain Relationships and Related Party Transactions—Relationship with NETGEAR” will be freely tradable in the public market following the 145-day lock-up period applicable to NETGEAR. See the section titled “Underwriting.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus a person (or persons whose shares of our common stock are required to be aggregated) who is an affiliate of ours is entitled to sell in any three-month period a number of shares of our common stock that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after completion of this offering; or

•	the average weekly trading volume in the shares of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale,

except that, in the case of restricted securities, at least six months have elapsed since the later of the date such shares were acquired from us or any of our affiliates.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” of ours is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us.

Under Rule 144, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who holds shares of our common stock that are restricted securities, may sell such shares provided that at least six months have elapsed since the later of the date such shares were acquired from us or from any of our affiliates and subject to the availability of current information about us. If at least one year has elapsed since the later of the date such shares of our common stock were acquired from us or from any of our affiliates, such non-affiliate of ours may sell such shares without restriction under Rule 144.

Lock-Up Agreements

We, NETGEAR and our executive officers and directors intend to agree with the underwriters not to dispose of any of our common stock or securities convertible into or exchangeable for shares of our common stock for 145 days, in the case of NETGEAR, and for 180 days, in our case and the case of our directors and executive officers, after the date of this prospectus, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., except for sales of common stock to our parent company, NETGEAR, to the extent necessary to enable it to maintain ownership of at least 80.1% of our outstanding common stock until the occurrence of the distribution. See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR.” Any such shares acquired by NETGEAR would be subject to the lock-up agreement that NETGEAR intends to enter into described above. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., on behalf of the underwriters may, at any time, waive these restrictions.

See the section titled “Underwriting” for a more detailed description of the lock-up agreements that we, NETGEAR and our executive officers and directors will enter into with the underwriters.

Registration Rights

Upon the closing of this offering, NETGEAR will be entitled to rights with respect to the registration of the sale of our common stock under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Certain Relationships and Related Party Transactions—Relationship with NETGEAR—Arrangements between NETGEAR and Our Company—Registration Rights Agreement.”

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock reserved for future issuance under our stock plans. We expect to file this registration statement as soon as practicable after this offering. Upon effectiveness, the shares of common stock covered by that registration statement will be eligible for sale in the public market, subject to the lock-up agreements described herein.

The Distribution

Following this offering, NETGEAR will own      shares of our common stock, representing approximately     % of the outstanding shares of our common stock (or approximately     % if the underwriters exercise their option to purchase additional shares in full). NETGEAR has informed us that, at some time in the future, but no earlier than the expiration or earlier termination of the 145-day lock-up period applicable to NETGEAR described under the section titled “Underwriting,” it intends to effect a distribution of its remaining ownership interest in us to its stockholders in a transaction that is generally expected to be tax-free for U.S. federal income tax purposes. NETGEAR has no obligation to effect the distribution, and it may retain its ownership interest in us indefinitely or dispose of all or a portion of its ownership interest in us in a sale or other transaction. Any such distribution or other disposition by NETGEAR of its remaining interest in us (each, an “other disposition”) would be subject to market, tax and legal considerations, final approval by the NETGEAR board of directors and other customary requirements. NETGEAR has no obligation to pursue or consummate any further disposition of its ownership interest in us by any specified date or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (as defined below) who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and other applicable authorities, each as of the date hereof. All of these authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of such non-U.S. holder’s individual circumstances. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” partnerships (or other entities or arrangements treated as partnerships) for U.S. federal income tax purposes or other “flow-through” entities or investors therein, non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder, any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of shares of our common stock, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Persons who are, for U.S. federal income tax purposes, treated as partners in a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS.

Dividends

In general, subject to the discussion below regarding “effectively connected” dividends, any distribution we make to a non-U.S. holder with respect to shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for an exemption from, or reduced rate of, such withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such exemption or reduced rate. A distribution with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of such non-U.S. holder in the United States) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such “effectively connected” dividends received by a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder in the United States);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (which we refer to as an “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such non-U.S. holder’s holding period of such shares of our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. If the non-U.S. holder is a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above also may apply to such effectively connected gain.

Gain described in the second bullet point above generally will be subject to a flat 30% tax, which gain may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of any such information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally be subject to backup withholding (currently at a rate of 24%) on dividends paid with respect to such non-U.S. holder’s shares of our common stock unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally is not required with respect to any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS, and may also be required to backup withhold on such proceeds unless such non-U.S. holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker with certain specified connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Guggenheim Securities LLC
Raymond James & Associates, Inc.
Cowen and Company, LLC
Imperial Capital, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $                 and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $                .

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, NETGEAR and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 145 days, in the case of NETGEAR, and for 180 days, in our case and the case of our directors and executive officers, after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file or make a confidential submission of a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

We expect the shares to be approved for listing on the NYSE, subject to notice of issuance, under the symbol “ARLO.”

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and other persons designated by us. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

European Economic Area

In relation to each member state of the European Economic Area (a “Member State”), no offer of ordinary shares which are the subject of this offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for Arlo or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

Arlo, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares which are the subject of this offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Arlo or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Arlo nor the representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Arlo or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby and certain legal matters in connection with this offering will be passed on for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed on for the underwriters by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The combined financial statements as of December 31, 2017 and December 31, 2016 and for each of the two years in the period ended December 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Following the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC.

You may read and copy the registration statement and the related exhibits, and the reports, proxy statements and other information we will file with the SEC, at the SEC’s public reference room maintained at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website is www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of NETGEAR, Inc. and the Shareholder of Arlo Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Arlo (“the Company”) as of December 31, 2017 and 2016, and the related combined statements of operations, equity and cash flows for the two years in the period ended December 31, 2017, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 16, 2018

We have served as the Company’s auditor since 2018.

ARLO

COMBINED BALANCE SHEETS

	As of	As of December 31,
	April 1, 2018	2017	2016
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$178	$108	$220
Accounts receivable, net	102,259	157,680	81,842
Inventories	103,849	82,952	47,717
Prepaid expenses and other current assets	3,484	3,018	3,430

Total current assets	209,770	243,758	133,209
Property and equipment, net	3,668	3,883	2,031
Intangibles, net	3,967	4,348	6,281
Goodwill	15,638	15,638	15,638
Other non-current assets	2,708	2,193	1,422

Total assets	$235,751	$269,820	$158,581

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20,664	$20,711	$21,133
Deferred revenue	25,634	34,072	16,395
Accrued liabilities	81,222	76,097	40,714
Income taxes payable	349	—	—

Total current liabilities	127,869	130,880	78,242
Non-current deferred revenue	14,786	13,332	6,998
Non-current income taxes payable	159	189	167

Total liabilities	142,814	144,401	85,407

Commitments and contingencies (Note 6)

Equity:
Net parent investment	92,937	125,419	73,174

Total equity	92,937	125,419	73,174

Total liabilities and equity	$235,751	$269,820	$158,581

The accompanying notes are an integral part of these combined financial statements.

ARLO

COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended December 31,
	April 1, 2018	April 2, 2017	2017	2016
	(Unaudited)
	(In thousands)
Revenue	$100,638	$61,803	$370,658	$184,604
Cost of revenue	71,585	45,450	279,424	146,570

Gross profit	29,053	16,353	91,234	38,034

Operating expenses:
Research and development	12,025	7,984	34,683	24,438
Sales and marketing	11,212	5,721	34,340	18,455
General and administrative	4,878	2,745	15,096	8,289
Separation expense	6,557	—	1,384	—

Total operating expenses	34,672	16,450	85,503	51,182

Income (loss) from operations	(5,619)	(97)	5,731	(13,148)
Other income (expense), net	575	340	1,946	(512)

Income (loss) before income taxes	(5,044)	243	7,677	(13,660)
Provision for income taxes	319	219	1,128	83

Net income (loss)	$(5,363)	$24	$6,549	$(13,743)

The accompanying notes are an integral part of these combined financial statements.

ARLO

COMBINED STATEMENTS OF EQUITY

Net Parent Investment
(In thousands)
Total equity as of December 31, 2015	$41,533
Net loss	(13,743)
Net transfer from parent	43,864
Stock-based compensation expense	1,520

Total equity as of December 31, 2016	$73,174

Net income	6,549
Net transfer from parent	43,245
Stock-based compensation expense	2,451

Total equity as of December 31, 2017	$125,419

Net loss (unaudited)	(5,363)
Net transfer to parent (unaudited)	(24,910)
Stock-based compensation expense (unaudited)	852
Cumulative impact from adoption of ASC 606, net of tax (unaudited)	(3,061)

Total equity as of April 1, 2018 (unaudited)	$92,937

The accompanying notes are an integral part of these combined financial statements.

ARLO

COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended December 31,
	April 1, 2018	April 2, 2017	2017	2016
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(5,363)	$24	$6,549	$(13,743)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	887	953	3,740	2,128
Stock-based compensation expense	852	678	2,451	1,520
Deferred income taxes	—	(71)	(388)	(665)
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable, net	56,248	20,641	(75,838)	(46,338)
Inventories	(21,274)	(19,579)	(35,235)	(22,095)
Prepaid expenses and other assets	(737)	761	62	(2,526)
Accounts payable	35	(12,615)	(350)	11,509
Deferred revenue	2,583	2,057	24,011	14,176
Accrued liabilities	(8,160)	(4,502)	35,990	22,859
Income taxes payable	319	289	23	105

Net cash provided by (used in) operating activities	25,390	(11,364)	(38,985)	(33,070)

Cash flows from investing activities:
Purchases of property and equipment	(410)	(1,131)	(3,578)	(1,482)
Payments made in connection with business acquisition, net of cash acquired	—	(737)	(737)	(8,807)

Net cash used in investing activities	(410)	(1,868)	(4,315)	(10,289)

Cash flows from financing activities:
Net investment from (to) parent	(24,910)	13,138	43,188	43,579

Net cash provided by (used in) financing activities	(24,910)	13,138	43,188	43,579

Net increase (decrease) in cash and cash equivalents	70	(94)	(112)	220
Cash and cash equivalents, at beginning of year	108	220	220	—

Cash and cash equivalents, at end of year	$178	$126	$108	$220

The accompanying notes are an integral part of these combined financial statements.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. The Company, Basis of Presentation and Summary of Significant Accounting Policies

The Company

Arlo (“Arlo” or the “Company”) combines an intelligent cloud infrastructure and mobile app with a variety of smart connected devices that transform the way people experience the connected lifestyle. Its cloud-based platform creates a seamless, end-to-end connected lifestyle solution that provides users visibility, insight and a powerful means to help protect and connect with the people and things that matter most to them. Arlo enables users to monitor their environments and engage in real-time with their families and businesses from any location with a Wi-Fi or a cellular network internet connection. The Company conducts business across three geographic regions — Americas; Europe, Middle-East and Africa (“EMEA”); and Asia Pacific (“APAC”) — and primarily generates revenue by selling devices through retail channels, wholesale distribution and wireless carrier channels and paid subscription services through in-app purchases.

The Company currently operates as an operating segment of NETGEAR, Inc. (“NETGEAR”), as discussed in the Basis of Presentation below. On February 6, 2018, NETGEAR announced that its board of directors had unanimously approved the pursuit of a separation of its Arlo business from NETGEAR. NETGEAR announced that the separation was expected to be effected through an initial public offering (the “Offering”) of newly issued shares of the common stock of Arlo Technologies, Inc., which would hold the Arlo business. NETGEAR expects Arlo Technologies, Inc. to issue less than 20% of its common stock in the Offering, with NETGEAR to retain the remaining interest.

Cash and cash equivalents was $0.2 million as of April 1, 2018 (unaudited). Cash generated from operations was $25.4 million for the three months ended April 1, 2018 (unaudited). Cash and cash equivalents was $0.1 million as of December 31, 2017 and cash used from operations were $39.0 million and $33.1 million for the years ended December 31, 2017 and 2016, respectively. Currently, Arlo is dependent on NETGEAR for its continued support to fund Arlo’s operations, without which Arlo would need to curtail its operations. NETGEAR currently intends to use reasonable efforts to provide Arlo such funding as may be necessary to permit Arlo to fund its operations while Arlo is a wholly owned subsidiary of NETGEAR. This support is expected to terminate on the earliest of (i) September 1, 2019, (ii) the time immediately prior to the completion of the Offering and (iii) the time immediately prior to the completion of a distribution of shares of Arlo Technologies, Inc.’s common stock held by NETGEAR to its stockholders. Arlo Technologies, Inc. was incorporated in January 2018 in contemplation of the Offering. NETGEAR intends to contribute to Arlo Technologies, Inc. certain assets and liabilities that comprise the Arlo business in connection with the separation prior to the completion of the Offering.

Basis of Presentation

The combined financial statements of Arlo have been derived from the consolidated financial statements and accounting records of NETGEAR as if Arlo had operated on a stand-alone basis during the periods presented and were prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). Historically, Arlo was reported as an operating segment within NETGEAR’s reportable segments and did not operate as a stand-alone company. Accordingly, NETGEAR historically reported the financial position and the related results of operations, cash flows and changes in equity of Arlo as a component of NETGEAR’s consolidated financial statements.

The combined financial statements are presented as if Arlo had been carved out of NETGEAR for all periods presented. Prior to the completion of the Offering, certain assets and liabilities presented will transfer to Arlo at carry-over (historical cost) basis.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Arlo was historically funded as part of NETGEAR’s treasury program. Cash and cash equivalents were primarily centrally managed through bank accounts legally owned by NETGEAR. Accordingly, Cash and cash equivalents held by NETGEAR at the corporate level were not attributable to Arlo for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Arlo business are reflected in the combined balance sheets. Transfers of cash, both to and from NETGEAR’s treasury program, are reflected as a component of Net parent investment in the combined balance sheets and as a financing activity on the accompanying combined statements of cash flows.

As the functional departments that make up Arlo were not historically held by a single legal entity, total Net parent investment is shown in lieu of equity in the combined financial statements. Balances between Arlo and NETGEAR that were not historically cash settled are included in Net parent investment. Balances between Arlo and NETGEAR that were historically cash settled are included in Prepaid expenses and other current assets and Accrued liabilities on the combined balance sheets. Net parent investment represents NETGEAR’s interest in the recorded assets of Arlo and represents the cumulative investment by NETGEAR in Arlo through the dates presented, inclusive of operating results.

The operating results of Arlo have historically been disclosed as a reportable segment within the consolidated financial statements of NETGEAR enabling identification of directly attributable transactional information, functional departments and headcount. The combined balance sheets were primarily derived by reference to one, or a combination, of Arlo transaction-level information, functional department or headcount. Revenue and Cost of revenue, with the exception of channel sales incentives, were derived from transactional information specific to Arlo products and services. Directly attributable operating expenses were derived from activities relating to Arlo functional departments and headcount. Certain additional costs, including compensation costs for corporate employees, have been allocated from NETGEAR. The allocated costs for corporate functions included, but were not limited to, executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing activities, shared facilities and other shared services, which are not provided at the Arlo level. These costs were allocated on a basis of revenue, headcount or other measures Arlo has determined as reasonable.

Arlo employees also historically participated in NETGEAR’s stock-based incentive plans, in the form of restricted stock units (“RSUs”), stock options, and purchase rights issued pursuant to NETGEAR’s employee stock purchase plan. Stock-based compensation expense has been either directly reported by or allocated to Arlo based on the awards and terms previously granted to NETGEAR’s employees.

Allocations for management costs and corporate support services provided to Arlo totaled $13.8 million for the three months ended April 1, 2018 (unaudited), which included $4.3 million for research and development, $4.6 million for sales and marketing and $4.9 million for general and administrative expense, and $6.9 million for the three months ended April 2, 2017 (unaudited), which included $2.0 million for research and development, $2.2 million for sales and marketing and $2.7 million for general and administrative expense. Allocations amounted to $40.0 million for the year ended December 31, 2017, which included $11.8 million for research and development, $13.1 million for sales and marketing and $15.1 million for general and administrative expense, and $20.6 million for the year ended December 31, 2016, which included $5.9 million for research and development, $6.4 million for sales and marketing and $8.3 million for general and administrative expense. Arlo expects to incur additional expenses as a stand-alone publicly traded company. It is not practicable to estimate actual costs that would have been incurred had Arlo been a stand-alone company during the periods presented.

The management of Arlo believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocated expenses, reasonably reflect the utilization of services provided, or the benefit received by, Arlo during the periods presented. Nevertheless, the combined financial

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

statements may not be indicative of Arlo’s future performance, do not necessarily include all of the actual expenses that would have been incurred had Arlo been an independent entity during the historical periods and may not reflect the results of operations, financial position, and cash flows had Arlo been a stand-alone company during the periods presented.

During the periods presented in the combined financial statements, the operations of Arlo are included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by NETGEAR, where applicable. Income tax expense and other income tax related information contained in the combined financial statements are presented on a separate return basis as if Arlo had filed its own tax returns. The income taxes of Arlo as presented in the combined financial statements may not be indicative of the income taxes that Arlo will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where Arlo has been included in the tax returns filed by NETGEAR, any income tax receivables resulting from the related income tax provisions have been reflected in the balance sheet within Net parent investment.

Net income (loss) per share data has not been presented in the combined financial statements because Arlo did not operate as a separate legal entity with its own capital structure during the periods presented.

Fiscal periods

The Company’s fiscal year begins on January 1 of the year stated and ends on December 31 of the same year. The Company reports its results on a fiscal quarter basis rather than on a calendar quarter basis. Under the fiscal quarter basis, each of the first three fiscal quarters ends on the Sunday closest to the calendar quarter end, with the fourth quarter ending on December 31.

Use of estimates

The preparation of these combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Unaudited Interim Combined Financial Statements

The accompanying interim combined balance sheet as of April 1, 2018, the interim combined statements of operations and cash flows for the three months ended April 1, 2018 and April 2, 2017, and the interim combined statement of equity for the three months ended April 1, 2018 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited combined financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of April 1, 2018 and its results of operations and cash flows for the three months ended April 1, 2018 and April 2, 2017. The financial data and the other financial information disclosed in the notes to these combined financial statements related to the three-month periods are also unaudited. The results of operations for the three months ended April 1, 2018 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Summary of Significant Accounting Policies

Certain risks and uncertainties

The Company’s products are concentrated in the connected lifestyle solution industries, which are characterized by rapid technological advances, changes in customer requirements and evolving regulatory

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

requirements and industry standards. The success of the Company depends on management’s ability to anticipate and/or to respond quickly and adequately to such changes. Any significant delays in the development or introduction of products and services could materially adversely affect the Company’s business, results of operations and financial condition.

The Company relies on a limited number of third parties to manufacture all of its products. If any of the Company’s third-party manufacturers cannot or will not manufacture its products in required volumes, on a cost-effective basis, in a timely manner or at all, the Company will have to secure additional manufacturing capacity. Any interruption or delay in manufacturing could materially adversely affect the Company’s business, results of operations and financial condition.

Concentration of credit risk

The Company’s customers are primarily retailers and wholesale distributors who sell or distribute the products to a large group of end-users. The Company regularly performs credit evaluations of the Company’s customers’ financial condition and considers factors such as historical experience, credit quality, age of the accounts receivable balances, geographic or country-specific risks and current economic conditions that may affect customers’ ability to pay. The Company does not require collateral from its customers.

Historically, a substantial portion of the Company’s revenue has been derived from a limited number of retailers and wholesale distribution partners. As of December 31, 2017, two customers accounted for 45.6% and 11.3% of the Company’s total accounts receivable, respectively. As of December 31, 2016, two customers accounted for 55.1% and 11.0% of the Company’s total accounts receivable, respectively. No other customer accounted for 10% or greater of the Company’s total accounts receivable.

Fair value measurements

The carrying amounts of the Company’s accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is reviewed quarterly and adjusted if necessary based on the Company’s assessments of its customers’ ability to pay. If the financial condition of the Company’s customers should deteriorate or if actual defaults are higher than the Company’s historical experience, additional allowances may be required, which could have an adverse impact on operating expenses.

Inventories

Inventories consist of finished goods which are valued at the lower of cost and net realizable value, with cost being determined using the first-in, first-out method. The Company writes down its inventories based on estimated excess and obsolete inventories determined primarily based on demand forecasts, but takes into account market conditions, product development plans, product life expectancy and other factors. At the point of loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase of the newly established cost basis. While management believes the estimates and assumptions underlying its current forecasts are reasonable, there is risk that additional charges may be necessary if current forecasts are greater than actual demand.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Property and equipment, net

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	2 years
Furniture and fixtures	5 years
Software	2-5 years
Machinery and equipment	2-3 years
Leasehold improvements	Shorter of the remaining lease term or 5 years

Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The carrying value of the asset is reviewed on a regular basis for the existence of facts, both internal and external, that may suggest impairment. Charges related to the impairment of property and equipment were insignificant for the years ended December 31, 2017 and 2016.

Goodwill

Goodwill attributed to Arlo pertained to the acquisitions of Avaak, Inc. (“Avaak”) and Placemeter, Inc. (“Placemeter”). Goodwill represents the purchase price over estimated fair value of net assets of businesses acquired in a business combination. Goodwill acquired in a business combination is not amortized, but instead tested for impairment at least annually on the first day of the fourth fiscal quarter. Should certain events or indicators of impairment occur between annual impairment tests, the Company will perform the impairment test as those events or indicators occur. Examples of such events or circumstances include a significant decline in the Company’s expected future cash flows, a significant adverse change in the business climate and slower growth rates.

Starting from the fourth fiscal quarter of 2017, the Company prospectively adopted Accounting Standard Update (“ASU”) 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment.” Refer to Recent accounting pronouncements below for further discussion of the impact from the adoption of ASU 2017-04.

Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value. The qualitative assessment considers macroeconomic conditions, industry and market considerations, cost factors, overall company financial performance, and events affecting the reporting units. If the reporting unit does not pass the qualitative assessment, the Company estimates its fair value and compares the fair value with the carrying value of its reporting unit, including goodwill. If the fair value is greater than the carrying value of its reporting unit, no impairment is recorded. If the fair value is less than the carrying value, an impairment loss is recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. The impairment charge would be recorded to earnings in the statements of operations.

The Company completed the annual impairment test of goodwill as of the first day of the fourth fiscal quarter of 2017 and 2016, or October 2, 2017 and October 3, 2016, respectively. The Company identified that it has one reporting unit for the purpose of goodwill impairment testing and the reporting unit is at the same level

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

as its operating segment and reportable segment. The Company performed a qualitative test for goodwill impairment for fiscal 2017 and 2016. Based upon the results of the qualitative testing, the respective fair value was substantially in excess of the carrying value. The Company believes that it is more-likely-than-not that the fair value is greater than its carrying value and therefore performing the next step of impairment test was unnecessary. No goodwill impairment was recognized for the years ended December 31, 2017 and 2016.

The Company does not believe it is likely that there will be a material change in the estimates or assumptions the Company uses to test for impairment loss on goodwill. However, if the actual results are not consistent with the Company’s estimates or assumptions, the Company may be exposed to an impairment charge that could be material.

Intangibles, net

Intangibles, net attributed to Arlo pertained to the acquisitions of Avaak and Placemeter. Purchased intangibles with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which range from three to five years. Finite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Examples of such events or circumstances include the following: a significant decrease in the market price of the asset, a significant decline in the Company’s expected future cash flows, significant changes or planned changes in its use of the assets, and a significant adverse change in the business climate. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of the asset exceeds its estimated undiscounted future net cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The carrying value of the asset is reviewed on a regular basis for the existence of facts, both internal and external, that may suggest impairment.

During the years ended December 31, 2017 and 2016, there were no events or changes in circumstances that indicated the carrying amount of the Company’s finite-lived assets may not be recoverable from their undiscounted cash flows. Consequently, the Company did not perform an impairment test and did not record any impairments to intangibles during the years ended December 31, 2017 and 2016.

Adoption of ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606)

On January 1, 2018, the Company adopted ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606) (“ASC 606”) and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods (ASC 605). Refer to Note 2, Revenue Recognition, for accounting policies applicable upon the adoption of ASC 606. The following accounting policies relating to warranty obligations, revenue recognition, sales incentives and shipping and handling fees and costs are under Topic 605 and were replaced as of January 1, 2018 upon adoption.

Warranty obligations

The Company provides for estimated future warranty obligations at the time revenue is recognized. The Company’s standard warranty obligation to its direct customers generally provides for a right of return of any product for a full refund in the event that such product is not merchantable or is found to be damaged or defective. At the time revenue is recognized, an estimate of future warranty returns is recorded to reduce revenue in the amount of the expected credit or refund to be provided to its direct customers. At the time the Company records the reduction to revenue related to warranty returns, the Company includes within cost of revenue a write-down to reduce the carrying value of such products to net realizable value. The Company’s standard

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

warranty obligation to its end-users provides for replacement of a defective product for one or more years. Factors that affect the warranty obligation include product failure rates, material usage and service delivery costs incurred in correcting product failures. The estimated cost associated with fulfilling the Company’s warranty obligation to end-users is recorded in cost of revenue. Because the Company’s products are manufactured by third-party manufacturers, in certain cases the Company has recourse to the third-party manufacturer for replacement or credit for the defective products. The Company gives consideration to amounts recoverable from its third-party manufacturers in determining its warranty liability.

Revenue recognition

Revenue from product sales is generally recognized at the time the product is shipped, provided that persuasive evidence of an arrangement exists, title and risk of loss has transferred to the customer, the selling price is fixed or determinable and collection of the related receivable is reasonably assured. Currently, for some of the Company’s customers, title passes to the customer upon delivery to the port or country of destination, upon their receipt of the product, or upon the customer’s resale of the product. At the end of each fiscal quarter, the Company estimates and defers revenue related to product where title has not transferred. The revenue continues to be deferred until such time that title passes to the customer. The Company assesses collectability based on a number of factors, including general economic and market conditions, past transaction history with the customer, and the creditworthiness of the customer. If the Company determines that collection is not reasonably assured, then revenue is deferred until receipt of the payment from the customer.

A large majority of the Company’s product offerings consist of multiple elements. The Company’s multiple-element product offerings include hardware with services, which are considered separate units of accounting. In general, the hardware is delivered up front, while the services are delivered over the stated service period, or the estimated useful life. The services are delivered over the service period whether included in a multiple-element offering or not. The Company allocates revenue to the deliverables based upon their relative selling price. Revenue allocated to each unit of accounting is then recognized when persuasive evidence of an arrangement exists, title and risk of loss has transferred to the customer, the selling price is fixed or determinable and collection of the related receivable is reasonably assured.

When applying the relative selling price method, the Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”) of fair value of the deliverable, or when VSOE of fair value is unavailable, its best estimate of selling price (“ESP”), as the Company has determined it is unable to establish third-party evidence of selling price for the deliverables. In determining VSOE, the Company requires that a substantial majority of the selling prices for a deliverable sold on a stand-alone basis fall within a reasonably narrow pricing range, generally evidenced by approximately 80% of such historical stand-alone transactions falling within +/-15% of the median price. The Company determines ESP for a deliverable by considering multiple factors, including, but not limited to, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The objective of ESP is to determine the price at which the Company would transact a sale if the deliverable were sold on a stand-alone basis. The determination of ESP is made through consultation with and formal approval by the Company’s management, taking into consideration the go-to-market strategy.

Certain distributors and retailers generally have the right to return product for stock rotation purposes. Upon shipment of the product, the Company reduces revenue for an estimate of potential future product warranty and stock rotation returns related to the current period product revenue. Management analyzes historical returns, channel inventory levels, current economic trends and changes in customer demand for the Company’s products when evaluating the adequacy of the allowance for sales returns, namely warranty and stock rotation returns. Revenue on shipments is also reduced for estimated price protection and sales incentives deemed to be contra-revenue under the authoritative guidance for revenue recognition.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Sales incentives

The Company accrues for sales incentives as a marketing expense if it receives an identifiable benefit in exchange and can reasonably estimate the fair value of the identifiable benefit received; otherwise, it is recorded as a reduction to revenues. As a consequence, the Company records a substantial portion of its channel marketing costs as a reduction of revenue.

The Company records estimated reductions to revenues for sales incentives at the later of when the related revenue is recognized or when the program is offered to the customer or end consumer.

Shipping and handling fees and costs

The Company includes shipping and handling fees billed to customers in revenue. Shipping and handling costs associated with inbound freight are included in Cost of revenue. In cases where the Company gives a freight allowance to the customer for their own inbound freight costs, such costs are recorded as a reduction in Revenue. Shipping and handling costs associated with outbound freight totaled $2.8 million and $1.5 million for the years ended December 31, 2017 and 2016, respectively.

Research and development

Costs incurred in the research and development of new products are expensed as incurred.

Advertising costs

Advertising costs are expensed as incurred. Total advertising and promotional expenses for the three months ended April 1, 2018 and April 2, 2017 (unaudited) were $2.6 million and $1.9 million, respectively. Total advertising and promotional expenses were $10.8 million, and $6.2 million for the years ended December 31, 2017 and 2016, respectively.

Stock-based compensation

The Company’s employees have historically participated in NETGEAR’s stock-based compensation plans. Stock-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of NETGEAR’s corporate and shared functional employee expenses. The Company measures stock-based compensation at the grant date based on the fair value of the award. The fair value of stock options and the shares offered under the employee stock purchase plan is estimated using the Black-Scholes option pricing model. Estimated compensation cost relating to RSUs is based on the closing fair market value of NETGEAR’s common stock on the date of grant.

Compensation expense for equity awards is recognized over the vesting period of the award under a graded vesting method. The Company adopted the ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies the accounting for share-based payment transactions, in the first fiscal quarter of 2017. Upon adoption of the ASU 2016-09, the Company elected to account for forfeitures as they occur, rather than estimating expected forfeitures. Additionally, the Company prospectively recorded all excess tax benefits and tax deficiencies arising from stock awards vesting or settlement as income tax expense or benefit rather than in equity. Refer to Recent accounting pronouncements below for a further discussion of the impact from the adoption of ASU 2016-09, and refer to Note 7, Employee Benefit Plans, for a further discussion on stock-based compensation.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Foreign currency translation and re-measurement

The Company’s functional currency is the U.S. dollar. Foreign currency transactions of international subsidiaries are re-measured into U.S. dollars at the end-of-period exchange rates for monetary assets and liabilities, and at historical exchange rates for non-monetary assets. Revenue is re-measured at average exchange rates in effect during each period. Expenses are re-measured at average exchange rates in effect during each period, except for expenses related to non-monetary assets, which are re-measured at historical exchange rates. Gains and losses arising from foreign currency transactions are included in Other income (expense), net on the statements of operations.

Related party transactions

Related party transactions and activities are conducted on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist. The related party transactions between Arlo and NETGEAR are settled in cash and are reflected in Prepaid expenses and other current assets and Accrued liabilities on the combined balance sheets.

Net parent investment

Net parent investment on the combined balance sheets represents NETGEAR’s historical investment in Arlo, the net effect of transactions with, and allocations from, NETGEAR, and Arlo’s accumulated earnings.

Income taxes

The Company has adopted the separate return approach for the purpose of the Arlo financial statements, including the income tax provisions and the related deferred tax assets and liabilities. The historic operations of the Arlo business reflect a separate return approach for each jurisdiction in which Arlo had a presence and NETGEAR filed a tax return.

The Company records a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands internationally, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of NETGEAR. The Company’s policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on its financial condition and operating results. The provision for income taxes includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. The recently enacted Tax Act significantly changed how the United States taxes corporations. At this time, significant judgment is required in implementing the law due to the lack of sufficient interpretive guidance from the U.S. or state regulatory bodies and standards settings bodies. Computations required are complex and data-intensive. The amounts reported as of December 31, 2017, are provisional based on the uncertainty discussed above. As guidance becomes available, the Company will adjust its calculations and provisional amounts that it has recorded in its tax provision.

Recent accounting pronouncements

As an “emerging growth company” (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, unless the Company otherwise irrevocably elects not to avail itself of this exemption. The Company has elected to use this extended transition period under the JOBS Act. The Company did not make such an irrevocable election and the effective dates discussed below reflect the delayed adoption dates applicable to private companies.

Accounting pronouncements recently adopted

ASU 2014-09

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606). The revenue recognition requirements in Accounting Standards Codification Topic 605 (“ASC 605”), Revenue Recognition, is superseded by ASC 606. ASC 606 requires the recognition of revenue when control of promised goods or services is transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new guidance should be applied either retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with the cumulative effect of initially applying this guidance recognized at the date of initial application (modified retrospective method). The guidance is effective for the Company beginning in the first fiscal quarter of 2019 and early adoption is permitted. On January 1, 2018, the Company adopted ASC 606 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. Refer to Note 2, Revenue Recognition for further details.

ASU 2015-11

In July 2015, FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory” (Topic 330). The new guidance changes the subsequent measurement of inventory from lower of cost or market to lower of cost and net realizable value. ASU 2015-11 should be applied on a prospective basis and was effective for the Company beginning in the first fiscal quarter of 2018 with early adoption permitted. The Company adopted the ASU 2015-11 effective December 31, 2016 on a prospective basis. There was no impact of the adoption on the Company’s combined financial position, results of operations or cash flows and such statements have been presented in accordance with this new guidance.

ASU 2015-17

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes” (Topic 740), which simplifies the presentation of deferred income taxes. This guidance requires that deferred tax

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

assets and liabilities be classified as non-current in a statement of financial position. ASU 2015-17 may be adopted either prospectively or retrospectively and is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Company adopted ASU 2015-17 effective December 31, 2015 on a prospective basis. The impact of adoption of this ASU has been reflected in the combined financial statements for the years ended December 31, 2017 and 2016.

ASU 2016-09

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” (Topic 718), which simplifies the accounting for share-based payment transactions. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the income statement when stock awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as an inflow from financing activities with a corresponding outflow from operating activities but will be classified along with other income tax cash flows as an operating activity. The standard also allows the entity to repurchase more of an employee’s vesting shares for tax withholding purposes without triggering liability accounting, clarifies that all cash payments made to tax authorities on an employee’s behalf for withheld shares should be presented as a financing activity on the cash flows statement, and provides an accounting policy election to account for forfeitures as they occur. The Company adopted the new guidance in the first fiscal quarter of 2017.

Upon adoption on January 1, 2017, the Company prospectively recorded all excess tax benefits and tax deficiencies arising from stock awards vesting or settlement as income tax expense or benefit rather than in equity. The Company elected to account for forfeitures as they occur, rather than estimating expected forfeitures, which resulted in an immaterial impact to net parent investment as of January 1, 2017. The Company elected to apply the presentation requirements for cash flows related to excess tax benefits retrospectively to all periods presented.

ASU 2016-16

In October 2016, the FASB issued ASU 2016-16, “Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory” (Topic 740), which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. This removes the exception to postpone recognition until the asset has been sold to an outside party. ASU 2016-16 is effective for the Company in the first fiscal quarter of 2019 with early adoption permitted. The Company elected to adopt the new standard on January 1, 2018 (when effective for public companies that are not emerging growth companies). There was no impact on the Company’s combined financial position, results of operations or cash flows as a result of the adoption.

ASU 2017-14

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (Topic 350), which simplifies the subsequent measurement of goodwill by removing Step 2 of the goodwill impairment test that requires the determination of the fair value of individual assets and liabilities of a reporting unit. The new guidance requires goodwill impairment to be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 will be applied prospectively and is effective for the Company in the first fiscal quarter of 2021. The Company early adopted the guidance prospectively during the fourth fiscal quarter of 2017, prior to its annual testing of goodwill impairment. There was no impact on the Company’s combined financial position, results of operations or cash flows as a result of the adoption.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Accounting pronouncements not yet effective

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), which requires lessees to recognize on the balance sheets a right-of-use asset, representing its right to use the underlying asset for the lease term, and a corresponding lease liability for all leases with terms greater than 12 months. The liability will be equal to the present value of lease payments while the right-of-use asset will be based on the liability, subject to adjustment, such as for initial direct costs. In addition, ASU 2016-02 expands the disclosure requirements for lessees. Upon adoption, the Company will be required to record a lease asset and lease liability related to its operating leases. ASU 2016-02 will be applied using a modified retrospective transition method and is effective for the Company in the first fiscal quarter of 2020 (or the first fiscal quarter of 2019 should the Company cease to be classified as an EGC), with early adoption permitted. The Company is currently evaluating the impact the update will have on its financial position, results of operations and cash flows and related disclosures.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326), which replaces the incurred-loss impairment methodology and requires immediate recognition of estimated credit losses expected to occur for most financial assets, including trade receivables. ASU 2016-13 is effective for the Company beginning in the first fiscal quarter of 2021 (or the first fiscal quarter of 2020 should the Company cease to be classified as an EGC), with early adoption permitted. The Company continues to assess the potential impact of the new guidance, but does not expect it to have material impacts on its financial position, results of operations or cash flows.

With the exception of the new standards discussed above, there have been no other new accounting pronouncements that have significance, or potential significance, to the Company’s financial position, results of operations and cash flows.

Note 2. Revenue Recognition

Adoption of ASC 606

On January 1, 2018, the Company adopted ASC 606 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company recognized the cumulative effect of initially applying ASC 606 as an adjustment to the opening balance of Net parent investment. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods (ASC 605). The adoption had an impact of ($3.1) million to the opening balance of Net parent investment. The adoption did not have a material impact to the nature and timing of its revenues and cash flows. Refer to the tables below for the impacts of adopting ASC 606 on the Company’s balance sheet as of April 1, 2018 and statement of operations for the three months ended April 1, 2018.

The majority of sales revenue continues to be recognized when control of the product transfers to customer upon shipment or delivery. The primary impact of adopting ASC 606 relates to the establishment of liability estimates for channel rebates and discounts upon revenue recognition on the basis of customary business practice. Under ASC 606, the Company is required to estimate for rebates and discounts ahead of commitment date if customary business practice creates an implied expectation that such activities will occur in the future. The Company utilizes channel rebates and discounts to stimulate end user demand. Consequently, this change in guidance results in an adjustment to the statement of financial position to accelerate the recording of liabilities for yet to be committed channel marketing rebates and discounts upon adoption. Further, under ASC 606, deferred revenue balances are to be booked at an amount that reflects only the amounts expected to be received for future obligations. As such, an adjustment was made to allocate variable consideration to deferred revenue. Additionally, the balance sheet presentation of certain reserve balances previously shown net within Accounts receivable are now presented as refund liabilities within Accrued liabilities and deferrals for undelivered shipments with destination shipping terms are now removed from receivables and deferred revenue.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the impacts of adopting ASC 606 on the Company’s unaudited combined balance sheet for the fiscal year beginning January 1, 2018 as an adjustment to the opening balances:

	As of December 31, 2017	Adjustments	As of January 1, 2018
		(Unaudited)	(Unaudited)
		(In thousands)
Assets:
Accounts receivable, net	$157,680	$827	$158,507
Inventories	$82,952	$(377)	$82,575
Other non-current assets	$2,193	$244	$2,437
Liabilities:
Accounts payable	$20,711	$(48)	$20,663
Deferred revenue	$34,072	$(9,326)	$24,746
Accrued liabilities	$76,097	$13,370	$89,467
Non-current deferred revenue	$13,332	$(241)	$13,091
Equity:
Net parent investment	$125,419	$(3,061)	$122,358

The following table summarizes the impacts of adopting ASC 606 on the Company’s unaudited combined balance sheet as of April 1, 2018:

	As reported	Adjustments	Balance without adoption of ASC 606
		(Unaudited)
		(In thousands)
Assets:
Accounts receivable, net	$102,259	$(6,728)	$95,531
Inventories	$103,849	$308	$104,157
Other non-current assets	$2,708	$(165)	$2,543
Liabilities:
Accounts payable	$20,664	$140	$20,804
Deferred revenue	$25,634	$4,239	$29,873
Accrued liabilities	$81,222	$(16,519)	$64,703
Non-current deferred revenue	$14,786	$242	$15,028
Equity:
Net parent investment	$92,937	$5,313	$98,250

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the impacts of adopting ASC 606 on the Company’s unaudited combined statement of operations for the three months ended April 1, 2018:

	As reported	Adjustments	Balance without adoption of ASC 606
		(Unaudited)
		(In thousands)
Revenue	$100,638	$2,240	$102,878
Cost of revenue	$71,585	$67	$71,652
Gross profit	$29,053	$2,173	$31,226
Provision for income taxes	$319	$(79)	$240
Net loss	$(5,363)	$2,252	$(3,111)

Revenue Recognition Accounting Policy Under ASC 606

Revenue Recognition

Revenue from contracts with customers is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The majority of revenue comes from hardware products to customers (retailers, distributors and service providers). Revenue is recognized at a point in time when control of the good is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. The amount recognized reflects the consideration the Company expects to be entitled to in exchange for the transferred goods.

The Company sells subscription paid services to its end user customers where it provides customers access to its cloud services. Revenue for subscription sales is generally recognized over time on a ratable basis over the contract term beginning on the date that the service is made available to the customers at the time of registration. The subscription contracts are generally for 30 days or 12 months in length, billed in advance. All such service or support sales are typically recognized using an output measure of progress by looking at the time elapsed as the contracts generally provide the customer equal benefit throughout the contract period. In addition to selling paid subscriptions, the Company also sells services bundled with hardware products and accounts for these sales in line with the multiple performance obligations guidance.

Revenue from all sales types is recognized at transaction price, the amount the Company expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, sales incentives and price protection related to current period product revenue. The Company’s standard obligation to its direct customers generally provides for a full refund in the event that such product is not merchantable or is found to be damaged or defective. In determining estimates for future returns, management analyzes historical data, channel inventory levels, current economic trends and changes in customer demand for the Company’s products. Sales incentives and price protection are determined based on a combination of the actual amounts committed and through estimating future expenditure based upon historical customary business practice. Typically variable consideration does not need to be constrained as estimates are based on predictive historical data or future commitments that are planned and controlled by the Company. However, the Company continues to assess variable consideration estimates such that it is probable that a significant reversal of revenue will not occur.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Contracts with Multiple Performance Obligations

Some of the Company’s contracts with customers contain multiple promised goods or services. Such contracts include hardware products with bundled services, various subscription services and support. For these contracts, the Company accounts for the promises separately as individual performance obligations if they are distinct. Performance obligations are determined to be considered distinct if both capable of being distinct and distinct within the context of the contract. In determining whether performance obligations meet the criteria for being distinct, the Company considers a number of factors, such as the degree of interrelation and interdependence between obligations, and whether or not the good or service significantly modifies or transforms another good or service in the contract. The embedded software on most of the hardware products is not considered distinct and therefore the combined hardware and incidental software is treated as one performance obligation and recognized at the point in time when control of product transfers to the customer. Basic service that is included with certain hardware products is considered distinct and therefore the hardware and service are treated as separate performance obligations.

After identifying the separate performance obligations, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. Standalone selling prices are generally determined based on the prices charged to customers or using an adjusted market assessment. For the Company, standalone selling price of the hardware is directly observable from add-on camera and base station sales. Standalone selling price of the service is estimated using an adjusted market approach.

Revenue is then recognized for each distinct performance obligation as control is transferred to the customer. For the Company, the hardware is recognized at shipping or delivery at the time control of the product transfers to the customer. The transaction price allocated to the service is recognized over the estimated useful life of the hardware, beginning when the customer is expected to activate their account. Useful life of the hardware is determined by industry norms, frequency of new model releases and user history.

Warranties

Hardware products regularly include warranties to the end customers that consist of bug fixes, minor updates such that the product continues to function according to published specs in a dynamic environment, and phone support. These standard warranties are assurance type warranties and do not offer any services in addition to the assurance that the product will continue working as specified for one or more years. Therefore, warranties are not considered separate performance obligations in the arrangement. Instead, the expected cost of warranty is accrued as expense in accordance with authoritative guidance.

Shipping and Handling

Shipping and handling fees billed to customers are included in Revenue. Shipping and handling costs associated with inbound freight are included in Cost of revenue. In cases where the Company gives a freight allowance to the customer for their own inbound freight costs, such costs are appropriately recorded as a reduction in Revenue. Shipping and handling costs associated with outbound freight are included in Sales and marketing expenses. The Company has elected to account for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products.

Shipping and handling costs associated with outbound freight totaled $0.9 million and $0.5 million for the three months ended April 1, 2018 and April 2, 2017, respectively.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Transaction Price Allocated to the Remaining Performance Obligations

Remaining performance obligations represent the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied as of the end of the reporting period. Unsatisfied and partially unsatisfied performance obligations consist of contract liabilities and non-cancellable backlog. Non-cancellable backlog includes goods and services for which customer purchase orders have been accepted that are scheduled or in the process of being scheduled for shipment.

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of April 1, 2018:

	1 year	2 years	Greater than 2 years	Total
	(unaudited)
	(In thousands)
Performance obligations	$33,378	$9,578	$5,512	$48,468

Contract Costs

Applying the practical expedient, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that otherwise would have been recognized is one year or less. These costs are included in sales and marketing and general and administrative expenses. If the incremental costs of obtaining a contract, which consist of sales commissions, relate to a service recognized over a period longer than one year, costs are deferred and amortized in line with the related services over the period of benefit. Deferred commissions are classified as non-current based on the original amortization period of over one year. As of April 1, 2018, deferred commissions were not significant.

Contract Balances

The Company records accounts receivable when it has an unconditional right to consideration. Contract liabilities are recorded when cash payments are received or due in advance of performance. Contract liabilities consist of advance payments and deferred revenue, where the Company has unsatisfied performance obligations. Contract liabilities are classified as Deferred revenue on the unaudited combined balance sheets.

Payment terms vary by customer. The time between invoicing and when payment is due is not significant. For certain products or services and customer types, payment is required before the products or services are delivered to the customer.

The following table reflects the changes in contract balances for the three months ended April 1, 2018:

	Balance Sheet Location	April 1, 2018	January 1, 2018(*)	$ change	% change
		(Unaudited)
		(In thousands)
Accounts receivable, net	Accounts receivable, net	$102,259	$158,507	$(56,248)	(35.5)%
Contract liabilities - current	Deferred revenue	$25,634	$24,746	$888	3.6%
Contract liabilities - non-current	Non-current deferred revenue	$14,786	$13,091	$1,695	12.9%

*	Includes the adjustments made to those contracts which were not completed at the date of ASC 606 adoption using the modified retrospective method.

For the three months ended April 1, 2018, contract liabilities increased primarily as a result of increased sales of products containing multiple performance obligations, where cash payments are received or due in advance of satisfying the service related performance obligation.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

For the three months ended April 1, 2018, $10.9 million of revenue was deferred due to unsatisfied performance obligations, primarily relating to over time service revenue, and $8.3 million of revenue was recognized for the satisfaction of performance obligations over time. $7.2 million of this recognized revenue was included in the contract liability balance at the beginning of the period.

There were no significant changes in estimates during the period that would affect the contract balances.

Disaggregation of Revenue

The Company conducts business across three geographic regions: Americas; Europe, Middle-East and Africa (“EMEA”); and Asia Pacific (“APAC”). Sales and usage-based taxes are excluded from revenues. Refer to Note 8, Segment Information, Geographic Information and Significant Customers, for revenue by geography.

Note 3. Business Acquisition

Placemeter, Inc.

On November 30, 2016, the Company acquired Placemeter, a computer vision analytics company, for total purchase consideration of $9.6 million. The Company believes that Placemeter’s engineering talent will add substantial value to the Arlo smart security team, and that Placemeter’s proprietary computer vision algorithms will help to build leading video analytics solutions for the Arlo platform.

The Company paid $8.8 million of the aggregate purchase price in the fourth fiscal quarter of 2016 and paid the remaining $0.8 million in the first fiscal quarter of 2017. The acquisition qualified as a business combination and was accounted for using the acquisition method of accounting.

The allocation of the purchase price was as follows (in thousands):

Cash and cash equivalents	$8
Accounts receivable	11
Prepaid expenses and other current assets	130
Property and equipment	83
Intangibles	6,000
Goodwill	3,742
Accounts payable	(40)
Accrued liabilities	(74)
Deferred tax liabilities	(308)

Total purchase price	$9,552

The $3.7 million of goodwill recorded on the acquisition of Placemeter is not deductible for U.S. federal or U.S. state income tax purposes. The goodwill is primarily attributable to expected synergies resulting from the acquisition.

In connection with the acquisition, the Company recorded $0.3 million of deferred tax liabilities net of deferred tax assets. The deferred tax liabilities were recorded for the book basis of intangible assets for which the Company has no tax basis. The deferred tax liabilities are reduced by the tax benefit of the net operating losses as of the date of the acquisition after consideration of limitations on the use under U.S. Internal Revenue Code section 382.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The Company designated $5.5 million of the acquired intangibles as software technology and a further $0.2 million of the acquired intangibles as a video library database. The valuations were arrived at using the replacement cost method, with consideration having been given to the estimated time, investment and resources required to recreate the acquired intangibles. A discount rate of 15.0% was used in the valuation of each intangible. The acquired intangibles are being amortized over an estimated useful life of four years.

The Company designated $0.3 million of the acquired intangibles as non-compete agreements. The value was calculated based on the present value of the future estimated cash flows derived from projections of future operations attributable to the non-compete agreements and discounted at 20.0%. The acquired agreements are being amortized over an estimated useful life of three years.

Pro forma financial information

The unaudited pro forma financial information in the table below summarizes the combined results of the Company’s operations and those of Placemeter for the periods shown as though the acquisition of Placemeter occurred as of January 1, 2016. The pro forma financial information for the periods presented includes the accounting effects of the business combination, including adjustments to acquisition-related costs, integration expenses and related tax effects of these adjustments, where applicable. This information is for informational purposes only, is subject to a number of estimates, assumptions and other uncertainties, and may not be indicative of the results of operations that would have been achieved if the acquisition had taken place at January 1, 2016.

The unaudited pro forma financial information is as follows (in thousands):

Year Ended December 31, 2016
Revenue	$184,744
Net loss	$(18,258)

Note 4. Balance Sheet Components

Accounts receivable, net

	As of
	April 1, 2018		December 31, 2017	December 31, 2016
	(Unaudited)
	(In thousands)
Gross accounts receivable	$102,466		$164,157	$85,247

Allowance for doubtful accounts	(207)		(207)	(206)
Allowance for sales returns	—	*	(5,868)	(2,904)
Allowance for price protection	—	*	(402)	(295)

Total allowances	(207)		(6,477)	(3,405)

Total accounts receivable, net	$102,259		$157,680	$81,842

*	Upon adoption of ASC 606, allowances for sales returns and price protection were reclassified to current liabilities as these reserve balances are considered refund liabilities. Refer to Note 2. Revenue Recognition, for additional information on the adoption impact.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Valuation and qualifying accounts

	Balance as of the beginning of the year	Additions	Deductions	Balance as of the end of the year
	(In thousands)
Allowance for sales returns:
Year ended December 31, 2017	$2,904	$9,717	$(6,753)	$5,868
Year ended December 31, 2016	$1,606	$3,952	$(2,654)	$2,904
Allowance for price protection:
Year ended December 31, 2017	$295	$615	$(508)	$402
Year ended December 31, 2016	$18	$511	$(234)	$295
Allowance for deferred tax assets:
Year ended December 31, 2017	$22,155	$10,896	$(17,440)	$15,611
Year ended December 31, 2016	$15,170	$10,386	$(3,401)	$22,155

Property and equipment, net

The combined balance sheets include the property and equipment specifically identifiable to Arlo’s business. The components of property and equipment are as follows:

	As of
	April 1, 2018	December 31, 2017	December 31, 2016
	(Unaudited)
	(In thousands)
Machinery and equipment	$6,316	$6,067	$2,835
Leasehold improvements	533	530	453
Furniture and fixtures	444	443	437
Software	156	180	50
Computer equipment	111	50	30

Total property and equipment, gross	7,560	7,270	3,805
Accumulated depreciation and amortization	(3,892)	(3,387)	(1,774)

Total property and equipment, net	$3,668	$3,883	$2,031

Depreciation expense directly identifiable as Arlo was $0.5 million for the three months ended April 1, 2018 and $0.4 million for the three months ended April 2, 2017. Allocated depreciation expense from NETGEAR was $0.7 million for the three months ended April 1, 2018 and $0.4 million for the three months ended April 2, 2017. Depreciation expense directly identifiable as Arlo was $1.8 million and $0.7 million for the years ended December 31, 2017 and 2016, respectively. Allocated depreciation expense from NETGEAR was $2.0 million and $1.4 million for the years ended December 31, 2017 and 2016, respectively. The combined statements of operations include both of the depreciation expense directly identifiable as Arlo’s and allocated depreciation expense from NETGEAR. Refer to Note 1, The Company, Basis of Presentation, and Summary of Significant Accounting Policies—Basis of Presentation, for detailed disclosures regarding the methodology of corporate expense allocation.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Intangibles, net

The following tables present details of the Company’s purchased intangibles:

	As of April 1, 2018
	Gross	Accumulated Amortization	Net
	(Unaudited) (In thousands)
Technology	$9,800	$(6,133)	$3,667
Trademarks and trade names	1,400	(1,400)	—
Other	800	(500)	300

Total intangibles, net	$12,000	$(8,033)	$3,967

	As of December 31, 2017
	Gross	Accumulated Amortization	Net
	(In thousands)
Technology	$9,800	$(5,790)	$4,010
Trademarks and trade names	1,400	(1,400)	—
Other	800	(462)	338

Total intangibles, net	$12,000	$(7,652)	$4,348

	As of December 31, 2016
	Gross	Accumulated Amortization	Net
	(In thousands)
Technology	$9,800	$(4,176)	$5,624
Trademarks and trade names	1,400	(1,260)	140
Other	800	(283)	517

Total intangibles, net	$12,000	$(5,719)	$6,281

As of April 1, 2018 and December 31, 2017, the remaining weighted-average estimated useful life of intangibles is 2.7 years and 3.0 years, respectively.

Amortization of purchased intangibles for the three months ended April 1, 2018 and April 2, 2017 was $0.4 million and $0.6 million, respectively. Amortization of purchased intangibles for the years ended December 31, 2017 and 2016 was $1.9 million and $1.4 million, respectively. No impairment charges were recorded for the three months ended April 1, 2018 and April 2, 2017 and the years ended December 31, 2017 and 2016.

As of April 1, 2018, estimated amortization expense related to finite-lived intangibles for future years was as follows (in thousands) (unaudited):

2018 (remaining nine months)	$1,144
2019	1,517
2020	1,306

Total estimated amortization expense	$3,967

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2017, estimated amortization expense related to finite-lived intangibles for future years was as follows (in thousands):

2018	$1,525
2019	1,517
2020	1,306

Total estimated amortization expense	$4,348

Goodwill

In the year ended December 31, 2016, the Company acquired Placemeter. Refer to Note 3, Business Acquisition, for detailed disclosures. The changes in the carrying amount of goodwill for the three months ended April 1, 2018 and for the years ended December 31, 2017 and 2016 were as follows (in thousands):

As of December 31, 2015	$11,896
Goodwill from acquisition of Placemeter	3,742

As of December 31, 2016	$15,638

As of December 31, 2017	$15,638

As of April 1, 2018 (unaudited)	$15,638

Other non-current assets

	As of
	April 1, 2018	December 31, 2017	December 31, 2016
	(Unaudited)
	(In thousands)
Non-current deferred income taxes	$1,109	$865	$478
Other	1,599	1,328	944

Total other non-current assets	$2,708	$2,193	$1,422

Accrued liabilities

	As of
	April 1, 2018		December 31, 2017	December 31, 2016
	(Unaudited)
	(In thousands)
Sales and marketing programs	$30,088		$31,613	$14,358
Warranty obligation	3,487	*	31,756	15,949
Sales returns	30,033	*	—	—
Freight	2,741		3,862	3,335
Accrued employee compensation	3,098		3,184	3,298
Other	11,775		5,682	3,774

Total accrued liabilities	$81,222		$76,097	$40,714

*	Upon adoption of ASC 606, on January 1, 2018, warranty reserve balances totaling $28.7 million were reclassified to sales returns as these liabilities are payable to the Company’s customers and settled in cash or by credit on account. Under ASC 606, these amounts are to be accounted for as sales with right of return.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 5. Income Taxes

The income tax provision for the three months ended April 1, 2018 and April 2, 2017 was $0.3 million, or an effective tax rate of (6.3)%, and $0.2 million, or an effective tax rate of 90.1%, respectively. The increase in tax expense for the three months ended April 1, 2018, compared to the prior year period, resulted primarily from improvements in foreign earnings.

Income (loss) before income taxes and the provision for income taxes consisted of the following:

	Year Ended December 31,
	2017	2016
	(In thousands)
United States	$3,318	$(15,432)
International	4,359	1,772

Total	$7,677	$(13,660)

	Year Ended December 31,
	2017	2016
	(In thousands)
Current:
U.S. Federal	$—	$—
State	260	22
Foreign	1,255	727

	$1,515	$749

Deferred:
U.S. Federal	$(66)	$(129)
State	—	(180)
Foreign	(321)	(357)

	(387)	(666)

Total	$1,128	$83

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Net deferred tax assets consisted of the following:

	Year Ended December 31,
	2017	2016
	(In thousands)
Deferred Tax Assets:
Accruals and allowances	$7,339	$6,564
Net operating loss carryforwards	3,478	14,022
Stock-based compensation	931	820
Deferred revenue	1,688	947
Tax credit carryforwards	3,504	2,210

Total deferred tax assets	16,940	24,563

Deferred Tax Liabilities:
Depreciation and amortization	(464)	(1,930)

Total deferred tax liabilities	(464)	(1,930)
Valuation Allowance	(15,611)	(22,155)

Net deferred tax assets	$865	$478

Realization of the Company’s deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Because of its lack of U.S. earnings history, the net U.S. federal and state deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2017 and 2016, the valuation allowance was $15.6 million and $22.2 million, respectively. Accordingly, the valuation allowance decreased $6.6 million during 2017. The decrease in the valuation allowance was primarily attributable to the enactment of the Tax Act. Under the Tax Act, the U.S. federal income tax rate was reduced from 35% to 21% effective for tax years beginning after December 31, 2017. The deferred tax assets and liabilities were reduced as of December 31, 2017 to reflect the lower rate that will apply in the future. Additionally, the deferred tax asset related to net operating loss carryforwards was decreased due to utilization of net operating loss against 2017 taxable income including the deemed repatriation of foreign earnings required under the Tax Act. The calculation of the transition tax under IRC Section 965 provides for the utilization of net operating losses to reduce the base of earnings upon which the tax is calculated. A full valuation allowance has been applied against the U.S. federal and state net deferred tax assets as it is management’s judgment that it is more likely than not that the remaining deferred tax assets will not be realized in the future as of December 31, 2017. No valuation allowance has been recorded against the net foreign deferred tax assets as it is management’s judgment that it is more likely than not that the net deferred tax assets will be realized in the future.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The effective tax rate differs from the applicable U.S. statutory federal income tax rate as follows:

	Year Ended December 31,
	2017		2016
	(In thousands)		(In thousands)
Tax at federal statutory rate	$2,687	35.0%	$(4,781)	35.0%
Impact of international operations	(671)	(8.7)	(293)	2.1
State, net of federal benefit	(472)	(6.2)	(1,278)	9.3
Stock-based compensation	(385)	(5.0)	5	—
Tax credits	(524)	(6.8)	(396)	2.9
Valuation allowance	(8,071)	(105.1)	7,028	(51.4)
Tax law change	8,875	115.6	—	—
Others	(311)	(4.1)	(202)	1.5

Provision for income taxes	$1,128	14.7%	$83	(0.6)%

The Company adopted ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” on January 1, 2017, which requires excess tax benefits or deficiencies to be reflected in the combined statements of operations as a component of the Provision for income taxes whereas they previously they would be recorded in Net parent investment.

As of December 31, 2017, the Company had federal and state net operating loss carryforwards of $15.6 million and $3.3 million, respectively, as well as $1.4 million of federal and $1.5 million of California research tax credits carryforwards. Additionally, the Company has $0.5 million of foreign tax credit carryforwards. The federal and state net operating loss carryforwards will begin to expire in 2029 and 2033, respectively. Further, all of the losses are subject to annual usage limitations under Internal Revenue Code Section 382. The federal research tax credit carryforwards begin to expire in 2032 and the California research tax credit carryforward has no expiration. The federal foreign tax credit carryforwards begin to expire in 2025.

On December 22, 2017, the Tax Act was signed into law making significant changes to the Internal Revenue Code. In addition to the corporate tax rate decrease, changes include, but are not limited to, the transition of U.S. international taxation from a worldwide tax system to a territorial system and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings. The Company has calculated an estimate of the impact of the Tax Act in its year-end income tax provision in accordance with its understanding of the Tax Act and guidance available as of the date of this prospectus.

On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In accordance with SAB 118, the Company has determined that its computation of the transition tax on the mandatory deemed repatriation of foreign earnings was a reasonable provisional estimate at December 31, 2017. As further guidance is issued by Treasury, the Company may refine its computations to ensure earnings as required by the calculations are properly determined. Based on information available, the Company also reflected a provisional estimate of $2.9 million related to the transitional tax that was fully offset with tax attributes and therefore did not result in an income tax expense. The amounts reported as of December 31, 2017 are provisional based on the uncertainty discussed above. As the Company completes its analysis and prepares necessary data, and interprets any additional guidance, the Company will adjust its calculations and provisional amounts that the Company has recorded in its tax provision. Any such adjustments may materially impact the Company’s provision for income taxes in its financial statements. Additionally, as a result of the Tax Act, the Company has not completed its evaluation of its

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

indefinite reinvestment assertion with regard to foreign earnings under ASC 740-30. As a result, deferred tax liabilities are provisional and may be increased or decreased during the period allowed under SAB 118. Any subsequent adjustment to any of these amounts will be recorded to tax expense or offset by available tax attributes during the measurement period provided under SAB 118. Further, no estimate can currently be made and no provisional amounts were recorded in the financial statements for the impact of the Global Intangible Low-Taxed Income (“GILTI”) provision of the Tax Act. The GILTI provision imposes taxes on foreign earnings in excess of a deemed return on tangible assets. This tax is effective for the Company after the end of the current fiscal year. However, the Company is evaluating whether deferred taxes should be recorded in relation to the GILTI provisions or if the tax should be recorded in the period in which it occurs. The Company may choose either method as an accounting policy election. The Company has not yet decided on the accounting policy related to GILTI and will only do so after completion of an analysis. If the Company decides to adopt an accounting policy to treat GILTI as a deferred adjustment the amounts will be recorded through deferred tax expense.

NETGEAR files income tax returns in the U.S. federal jurisdiction and various state, local, and foreign jurisdictions, which include the amounts related to Arlo. The consolidated federal U.S. returns remain open for 2015 through the current year. During August 2017, the U.S. federal Internal Revenue Service (“IRS”) completed its audit of the tax year ended December 31, 2014 without change. The Company is no longer subject to foreign income tax examinations for periods prior to 2004. The Italian Tax Authority (“ITA”) has audited the Company’s 2004 through 2012 tax years. The Company is currently in litigation with the ITA with respect to all of these years. In August 2017, the German Tax Authority (“GTA”) completed its examination of the Company’s 2008 and 2013 tax years without change. During 2016, Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom initiated an audit of the Company’s 2014 and 2015 tax years. HMRC has since added the 2016 year to its query. Additionally, in December, 2017 the French Tax Authority commenced an audit of the Company’s 2015 and 2016 tax years. The Company has limited audit activity in various states and other foreign jurisdictions. Due to the uncertain nature of ongoing tax audits, the Company has recorded its liability for uncertain tax positions as part of its long-term liability as payments cannot be anticipated over the next 12 months. The existing tax positions of the Company continue to generate an increase in the liability for uncertain tax positions. The liability for uncertain tax positions may be reduced for liabilities that are settled with taxing authorities or on which the statute of limitations could expire without assessment from tax authorities. The Company does not expect to reduce its liabilities for uncertain tax positions in any jurisdiction, where the impact would affect the statement of operations, in the next 12 months.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (“UTB”) is as follows:

Federal, State, and Foreign Tax
(In thousands)
Balance as of December 31, 2015	$306
Additions based on tax positions related to the current year	357
Additions for tax positions of prior years	17
Reductions for tax positions of prior years	(4)

Balance as of December 31, 2016	$676

Additions based on tax positions related to the current year	361
Additions for tax positions of prior years	30
Reductions for tax positions of prior years	(45)

Balance as of December 31, 2017	$1,022

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The total amount of net UTB that, if recognized, would affect the effective tax rate as of December 31, 2017 was $0.2 million. The ending net UTB results from adjusting the gross balance at December 31, 2017 for items such as U.S. federal and state deferred tax, interest, and deductible taxes. The net UTB is included as a component of Non-current income taxes payable within the combined balance sheets.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as part of the income tax provision. During the years ended December 31, 2017 and 2016, total accrued interest and penalties expensed were not material. Included in accrued interest are amounts related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company continues to permanently reinvest its earnings overseas but is in the process of evaluating this position in light of the Tax Act. These U.S. GAAP earnings were $10.0 million and $6.8 million as of December 31, 2017 and 2016, respectively. Due to the impact of the Tax Act, no additional U.S. taxes are anticipated on these earnings.

Note 6. Commitments and Contingencies

Purchase Obligations

The Company has historically participated in NETGEAR’s various inventory-related purchase agreements with suppliers. Generally, under these agreements, 50% of orders are cancelable by giving notice 46 to 60 days prior to the expected shipment date and 25% of orders are cancelable by giving notice 31 to 45 days prior to the expected shipment date. Orders are non-cancelable within 30 days prior to the expected shipment date. As of April 1, 2018 and December 31, 2017, the Company had $36.4 million and $54.3 million in non-cancelable purchase commitments with suppliers, respectively. The Company establishes a loss liability for all products it does not expect to sell for which it has committed purchases from suppliers. Such losses have not been material to date. From time to time the Company’s suppliers procure unique complex components on the Company’s behalf. If these components do not meet specified technical criteria or are defective, the Company should not be obligated to purchase the materials.

Warranty Obligations

Changes in the Company’s warranty liability, which is included in Accrued liabilities in the combined balance sheets, were as follows:

	Three Months Ended			Year Ended December 31,
	April 1, 2018		April 2, 2017	2017	2016
	(Unaudited)
	(In thousands)
Balance at the beginning of the period	$31,756		$15,949	$15,949	$6,490
Reclassified to sales returns upon adoption of ASC 606	(28,713	)*	—	—	—
Provision for warranty obligations made during the period	633		9,327	51,709	22,912
Settlements made during the period	(189)		(7,676)	(35,902)	(13,453)

Balance at the end of the period	$3,487		$17,600	$31,756	$15,949

*	Upon adoption of ASC 606 on January 1, 2018, warranty reserve balances totaling $28.7 million were reclassified to sales returns as these liabilities are payable to the Company’s customers and settled in cash or by credit on account. Under ASC 606, these amounts are to be accounted for as sales with right of return.

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Legal Proceedings

The Company is and, from time to time, may become, involved in legal proceedings or be subject to claims arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that in the opinion of its management, if determined adversely to the Company, would individually or taken together have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

Indemnification of Directors and Officers

The Company, as permitted under Delaware law and in accordance with its bylaws, will indemnify its officers and directors for certain events or occurrences, subject to certain conditions, while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, the Company expects to have a Director and Officer Insurance Policy that will enable it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the fair value of each indemnification agreement will be minimal. The Company has no liabilities recorded for these agreements as of April 1, 2018 and December 31, 2017.

Indemnifications

The Company has historically participated in NETGEAR’s sales agreements. In its sales agreements, NETGEAR typically agrees to indemnify its direct customers, distributors and resellers (the “Indemnified Parties”) for any expenses or liability resulting from claimed infringements by NETGEAR’s products of patents, trademarks or copyrights of third parties that are asserted against the Indemnified Parties, subject to customary carve outs. The terms of these indemnification agreements are generally perpetual after execution of the agreement. The maximum amount of potential future indemnification is generally unlimited. From time to time, the Company receives requests for indemnity and may choose to assume the defense of such litigation asserted against the Indemnified Parties. The Company has no liabilities recorded for these agreements as of December 31, 2017. In connection with the Company’s separation from NETGEAR, certain sales agreements are expected to be transferred, and the Company expects to replace certain shared contracts, which the Company expects will include similar indemnification terms.

In addition, the Company anticipates that, under the intellectual property rights cross-license agreement to be entered into between the Company and NETGEAR prior to the completion of the Offering, each party, in its capacity as a licensee, will indemnify the other party, in its capacity as a licensor, and its directors, officers, agents, successors and subsidiaries against any losses suffered by such indemnified party as a result of the indemnifying party’s practice of the intellectual property licensed to such indemnifying party under the intellectual property rights cross-license agreement. See the section titled “Certain Relationships and Related Party Transactions—Intellectual Property Rights Cross-License Agreement.”

Employment Agreements

NETGEAR has signed various employment agreements with the Company’s key executives pursuant to which, if their employment is terminated without cause, such employees are entitled to receive their base salary (and commission or bonus, as applicable) for up to 26 weeks. Such employees will also continue to have equity awards vest for up to a one-year period following such termination without cause. If a termination without cause

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

or resignation for good reason occurs within one year of a change in control, certain key employees are entitled to up to two years acceleration of any unvested portion of their equity awards. The Company has no liabilities recorded for these agreements as of April 1, 2018 and December 31, 2017.

Environmental Regulation

The Company is required to comply and is currently in compliance with the European Union (“EU”) and other Directives on the Restrictions of the use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS”), Waste Electrical and Electronic Equipment (“WEEE”) requirements, Energy Using Product (“EuP”) requirements, the REACH Regulation, Packaging Directive and the Battery Directive.

The Company is subject to various federal, state, local, and foreign environmental laws and regulations, including those governing the use, discharge, and disposal of hazardous substances in the ordinary course of its manufacturing process. The Company believes that its current manufacturing and other operations comply in all material respects with applicable environmental laws and regulations; however, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create an environmental liability with respect to its facilities, operations, or products.

Note 7. Employee Benefit Plans

The Company’s employees have historically participated in NETGEAR’s various stock-based plans, which are described below. All references to shares in the tables below refer to shares of NETGEAR’s common stock and all references to stock prices in the tables below refer to the price of a share of NETGEAR’s common stock.

2003 Stock Plan

The 2003 Stock Plan (the “2003 Plan”) was adopted by NETGEAR in April 2003 and provided for the granting of stock options to employees and consultants. The 2003 Plan expired in 2013 and outstanding awards under this plan remain subject to the terms and conditions of the 2003 Plan.

2006 Long-Term Incentive Plan

The 2006 Long-Term Incentive Plan (the “2006 Plan”) was adopted by NETGEAR in April 2006 and provided for the granting of stock options, stock appreciation rights, restricted stock, performance awards and other stock awards, to eligible directors, employees and consultants. The 2006 Plan expired in 2016 by its terms. Outstanding awards under the 2006 Plan remain subject to the terms and conditions of the 2006 Plan.

2016 Equity Incentive Plan

The 2016 Equity Incentive Plan (the “2016 Plan”) was adopted by NETGEAR in April 2016. The 2016 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to eligible directors, employees and consultants. Award vesting periods for this plan are generally four years.

Nonstatutory stock options (“NSO”) granted under the 2016 Plan may be granted to the employees, directors and consultants. Options may be granted for periods of up to 10 years and at prices no less than the estimated fair value of NETGEAR’s common stock on the date of grant. Options granted under the 2016 Plan generally vest over four years, the first tranche at the end of 12 months and the remaining shares underlying the option vesting monthly over the remaining three years.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The period over which RSUs granted under the 2016 Plan may fully vest is generally no less than three years. RSUs do not have the voting rights of NETGEAR’s common stock, and the shares underlying the RSUs are not considered issued and outstanding.

Employee Stock Purchase Plan

Under NETGEAR’s Employee Stock Purchase Plan (the “ESPP”), eligible employees may contribute up to 10% of compensation, subject to certain income limits, to purchase shares of NETGEAR’s common stock. The terms of the plan include a look-back feature that enables employees to purchase stock semi-annually at a price equal to 85% of the lesser of the fair market value at the beginning of the offering period or the purchase date. The duration of each offering period is generally six months. For the years ended December 31, 2017 and 2016, the Company recognized ESPP compensation expense of $0.2 million for each period. For the years ended December 31, 2017 and 2016, employees specifically identifiable to Arlo purchased approximately 19,000 and 16,000 shares of NETGEAR’s common stock at an average exercise price of $43.09 and $31.52, respectively.

Option Activity

Stock option activities for employees specifically identifiable to Arlo for the year ended December 31, 2017 and the three months ended April 1, 2018 were as follows:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)	(In dollars)	(In years)	(In thousands)
Outstanding as of December 31, 2016	83	32.70
Granted	20	42.70
Exercised	(25)	31.81

Outstanding as of December 31, 2017	78	$35.56	6.27	$1,807

Granted (unaudited)	25	70.15
Exercised (unaudited)	(1)	35.03
Expired (unaudited)	(2)	15.22
Other (unaudited)	3	36.80

Outstanding as of April 1, 2018 (unaudited)	103	44.31

As of December 31, 2017
Vested and expected to vest	78	$35.56	6.27	$1,807
Exercisable options	38	$31.45	3.79	$1,028

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic values (the difference between NETGEAR’s closing stock price on the last trading day of 2017 and 2016, respectively, and the exercise price, multiplied by the number of shares underlying the in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2017 and December 31, 2016, respectively. These amounts change based on the fair market value of NETGEAR’s common stock. Total intrinsic value of options exercised by employees specifically identifiable to Arlo for the years ended December 31, 2017 and 2016 was $0.5 million and $0.8 million, respectively. The total fair value of options vested by employees specifically identifiable to Arlo for the years ended December 31, 2017 and 2016 was $0.2 million for each period.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes significant ranges of outstanding and exercisable stock options for employees specifically identifiable to Arlo as of December 31, 2017:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Shares Exercisable	Weighted- Average Exercise Price Per Share
	(In thousands)	(In years)	(In dollars)	(In thousands)	(In dollars)
$15.22 - $31.28	13	4.78	$25.69	6	$19.61
$32.30 - $32.30	16	4.56	$32.30	16	$32.30
$33.78 - $39.23	18	4.07	$35.13	16	$35.33
$39.53 - $39.53	11	8.23	$39.53	—	—
$42.70 - $42.70	20	9.42	$42.70	—	—

$15.22 - $42.70	78	6.27	$35.56	38	$31.45

RSU Activity

RSU activities for employees specifically identifiable to Arlo for the year ended December 31, 2017 and the three months ended April 1, 2018 were as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)	(In dollars)	(In years)	(In thousands)
Outstanding as of December 31, 2016	127	$35.64
Granted	96	52.89
Vested	(55)	35.87
Canceled	(36)	45.08

Outstanding as of December 31, 2017	132	$45.54	2.62	$7,741

Granted (unaudited)	59	70.15
Vested (unaudited)	(10)	42.43
Canceled (unaudited)	—	—
Other (unaudited)	1	49.23

Outstanding as of April 1, 2018 (unaudited)	182	53.60

Total fair value of RSUs vested for the years ended December 31, 2017 and 2016 was $2.7 million and $1.4 million, respectively. The total fair value of RSUs, or the grant date fair value of RSUs, vested for the years ended December 31, 2017 and 2016 was $2.0 million and $1.0 million, respectively.

Valuation and Expense Information

The Company measures stock-based compensation at the grant date based on the estimated fair value of the award. Estimated compensation cost relating to RSUs is based on the closing fair market value of NETGEAR’s common stock on the date of grant. The fair value of options granted and the purchase rights granted under the ESPP is estimated on the date of grant using a Black-Scholes-Merton option valuation model

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NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

that uses the assumptions noted in the following table. The estimated expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior. The risk free interest rate of options granted and the purchase rights granted under the ESPP is based on the implied yield currently available on U.S. Treasury securities with a remaining term commensurate with the estimated expected term. Expected volatility of options granted and the purchase rights granted under the ESPP is based on historical volatility over the most recent period commensurate with the estimated expected term.

The following table sets forth the weighted-average assumptions used to estimate the fair value of option granted and purchase rights granted under the ESPP for the three months ended April 1, 2018 and April 2, 2017 and the years ended December 31, 2017 and 2016:

	Three Months Ended				Year Ended December 31,
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017	2017	2016	2017	2016
	Stock Options		ESPP		Stock Options		ESPP
	(Unaudited)
Expected life (in years)	4.4	NA	0.5	0.5	4.4	4.4	0.5	0.5
Risk-free interest rate	2.32%	NA	1.81%	0.66%	1.66%	1.28%	0.93%	0.43%
Expected volatility	30.9%	NA	37.1%	27.6%	31.6%	35.4%	29.7%	38.3%
Dividend yield	—	NA	—	—	—	—	—	—

The weighted-average fair value of RSUs granted to employees specifically identifiable to Arlo for the three months ended April 1, 2018 and April 2, 2017 was $70.15 and $57.00, respectively. The weighted-average estimated fair value of options granted to employees specifically identifiable to Arlo for the three months ended April 1, 2018 was $20.63. There was no option granted to employees specifically identifiable to Arlo for the three months ended April 2, 2017. The weighted-average fair value of RSUs granted to employees specifically identifiable to Arlo for the years ended December 31, 2017 and 2016 was $52.89 and $41.92, respectively. The weighted-average estimated fair value of options granted to employees specifically identifiable to Arlo for the years ended December 31, 2017 and 2016 was $12.25 and $12.28, respectively.

The following table sets forth stock-based compensation expense for employees specifically identifiable to Arlo and allocated charges deemed attributable to Arlo operations resulting from RSUs, stock options, and the purchase rights under the ESPP included in the Company’s unaudited combined statements of operations for the three months ended April 1, 2018 and April 2, 2017 and the combined statements of operations for the years ended December 31, 2017 and 2016:

	Three Months Ended
	April 1, 2018			April 2, 2017
	Direct	Allocated	Total	Direct	Allocated	Total
	(Unaudited)
	(In thousands)
Cost of revenue	$46	$290	$336	$23	$109	$132
Research and development	564	169	733	624	83	707
Sales and marketing	242	430	672	31	126	157
General and administrative	—	954	954	—	451	451

Total	$852	$1,843	$2,695	$678	$769	$1,447

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31,
	2017			2016
	Direct	Allocated	Total	Direct	Allocated	Total
	(In thousands)
Cost of revenue	$102	$599	$701	$61	$266	$327
Research and development	1,959	455	2,414	1,349	195	1,544
Sales and marketing	390	866	1,256	110	407	517
General and administrative	—	2,547	2,547	—	1,216	1,216

Total	$2,451	$4,467	$6,918	$1,520	$2,084	$3,604

The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the award vesting term of four years. Upon the adoption of ASU 2016-09, the Company elected to account for forfeitures as they occur, rather than estimating expected forfeitures. Refer to Recent accounting pronouncements in Note 1, The Company, Basis of Presentation, and Summary of Significant Accounting Policies, for a further discussion of the impact from the adoption of ASU 2016-09.

As of April 1, 2018, $0.9 million of unrecognized compensation cost related to stock options for employees specifically identifiable to Arlo was expected to be recognized over a weighted-average period of 3.0 years. As of April 1, 2018, $8.4 million of unrecognized compensation cost related to unvested RSUs for employees specifically identifiable to Arlo was expected to be recognized over a weighted-average period of 2.8 years. As of December 31, 2017, $0.4 million of unrecognized compensation cost related to stock options for employees specifically identifiable to Arlo was expected to be recognized over a weighted-average period of 2.6 years. As of December 31, 2017, $4.9 million of unrecognized compensation cost related to unvested RSUs for employees specifically identifiable to Arlo was expected to be recognized over a weighted-average period of 2.6 years.

Cash received from stock option exercises and ESPP purchases by employees specifically identifiable to Arlo was $0.4 million and $0.8 million for the three months ended April 1, 2018 and April 2, 2017, respectively. Cash paid to administer the RSU withholdings relating to employees specifically identifiable to Arlo for the three months ended April 1, 2018 and April 2, 2017 was $0.2 million for each period. Cash received from stock option exercises and ESPP purchases by employees specifically identifiable to Arlo was $1.6 million and $1.9 million for the years ended December 31, 2017 and 2016, respectively. Cash paid to administer the RSU withholdings relating to employees specifically identifiable to Arlo for the years ended December 31, 2017 and 2016 was $1.1 million and $0.6 million, respectively.

401(k) Plan

The Company’s employees have historically participated in NETGEAR’s 401(k) Plan, which was adopted in April 2000. Under NETGEAR’s 401(k) Plan, employees may contribute up to 100% of salary subject to the legal maximum and NETGEAR matches 50% of contributions for employees that remain active with NETGEAR or its subsidiaries through the end of the fiscal year, up to a maximum of $6,000 in employee contributions. During both years ended December 31, 2017 and 2016, the Company recognized $0.2 million in expenses for employees specifically identifiable to Arlo related to the 401(k) Plan match.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 8. Segment Information, Geographic Information and Significant Customers

Segment Information

The Company operates as one operating and reportable segment. The Company has identified its CEO as the Chief Operating Decision Maker (“CODM”). The CODM reviews financial information presented on a combined basis for purposes of allocating resources and evaluating financial performance.

Geographic Information

The Company conducts business across three geographic regions: Americas, EMEA and APAC. Revenue consists of gross product shipments and service revenue, less allowances for estimated sales returns, price protection, end-user customer rebates and other channel sales incentives deemed to be a reduction of revenue per the authoritative guidance for revenue recognition, and net changes in deferred revenue. For reporting purposes, revenue by geography is generally based upon the ship-to location of the customer for device sales and device location for service sales.

The following table shows revenue by geography for the three months ended April 1, 2018 and April 2, 2017 and for the years ended December 31, 2017 and 2016:

	Three Months Ended		Year Ended December 31,
	April 1, 2018	April 2, 2017	2017	2016
	(Unaudited)
	(In thousands)
United States (U.S.)	$72,444	$42,731	$279,504	$142,129
Americas (excluding U.S.)	2,279	2,242	13,167	6,035
EMEA	19,266	11,348	58,795	27,457
APAC	6,649	5,482	19,192	8,983

Total revenue	$100,638	$61,803	$370,658	$184,604

The Company’s Property and equipment, net are located in the following geographic locations:

	As of
	April 1, 2018	December 31, 2017	December 31, 2016
	(Unaudited)
	(In thousands)
United States (U.S.)	$1,957	$2,053	$973
Americas (excluding U.S.)	141	61	—
EMEA	9	1	4
China	1,514	1,702	1,001
APAC (excluding China)	47	66	53

Total property and equipment, net	$3,668	$3,883	$2,031

Significant Customers

Three customers accounted for 28.3%, 16.4%, and 13.1% of revenue for the year ended December 31, 2017. Three customers accounted for 31.5%, 15.0%, and 11.0% of revenue for the year ended December 31, 2016.

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 9. Related Party Transactions

Related Party Transactions

Related party transactions and activities are conducted on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealing may exist. The related party transactions between Arlo and NETGEAR are settled in cash. The related party receivables are reflected in Prepaid expenses and other current assets, and the related party payables are reflected in Accrued liabilities on the combined balance sheets. The related party receivables balance was $0.1 million as of April 1, 2018 and December 31, 2017, respectively, and there were no related party receivables as of December 31, 2016. There was no related party payable as of April 1, 2018 or December 31, 2017, and the related party payable was $0.1 million as of December 31, 2016.

In connection with the Offering, the Company intends to enter into a master separation agreement, a transition services agreement, an intellectual property rights cross-license agreement, a tax matters agreement, an employee matters agreement, and a registration rights agreement with NETGEAR, which will effect the separation of the Company’s business from NETGEAR, provide a framework for the Company’s relationship with NETGEAR after the separation and provide for the allocation between the Company and NETGEAR of NETGEAR’s assets, employees, liabilities and obligations (including its investments, property and employee benefits assets and liabilities) attributable to periods prior to, at and after the Company’s separation from NETGEAR.

Allocation of Corporate Expenses

The operating results of Arlo have historically been disclosed as a reportable segment within the consolidated financial statements of NETGEAR enabling identification of directly attributable transactional information, functional departments and headcount. The combined balance sheet was primarily derived by reference to one of, or a combination of, Arlo transaction-level information, functional department or headcount. Revenue and Cost of revenue, with the exception of channel sales incentives, were derived from transactional information specific to Arlo products and services. Directly attributable operating expenses were derived from activities relating to Arlo functional departments and headcount. Certain additional costs, including compensation costs for corporate employees, have been allocated from NETGEAR. The allocated costs for corporate functions included, but were not limited to, executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing activities, shared facilities and other shared services, which are not provided at the Arlo level. These costs were allocated on a basis of revenue, headcount or other measures Arlo has determined as reasonable.

The combined statements of operations of the Company reflect allocations of general corporate expenses from NETGEAR including expenses related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other shared services. These costs were allocated based on a basis of revenue, headcount, or other measures the Company has determined as reasonable. These allocations are primarily reflected within operating expenses in the combined statements of operations. The amount of these allocations from NETGEAR was $13.8 million for the three months ended April 1, 2018, which included $4.3 million for research and development, $4.6 million for sales and marketing and $4.9 million for general and administrative expense. Allocations amounted to $6.9 million for the three months ended April 2, 2017, which included $2.0 million for research and development, $2.2 million for sales and marketing and $2.7 million for general and administrative expense. For the year ended December 31, 2017, allocations amounted to $40.0 million, which included $11.8 million for research and development, $13.1 million for sales and

ARLO

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

marketing, and $15.1 million for general and administrative expense. For the year ended December 31, 2016, allocations amounted to $20.6 million, which included $5.9 million for research and development, $6.4 million for sales and marketing, and $8.3 million for general and administrative expense. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company during the periods presented.

Note 10. Subsequent Events

The Company has evaluated subsequent events after the balance sheet date of April 1, 2018 through the combined financial statements issuance date of May 21, 2018. During this period, there were no subsequent events that need disclosure.

Until and including                     , 2018, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

     Shares

Arlo Technologies, Inc.

Common Stock

PROSPECTUS

BofA Merrill Lynch

Deutsche Bank Securities

Guggenheim Securities

Raymond James

Cowen

Imperial Capital

            , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance.

The following table sets forth the various expenses, other than the underwriting discount, payable in connection with the offering contemplated by this registration statement. All of the fees set forth below are estimates except for the SEC registration fee, the FINRA fee and the stock exchange listing fee.

Payable by the registrant
SEC registration fee		$12,450
FINRA fee		$15,500
Stock exchange listing fee		*
Blue Sky fees and expenses		*
Printing Expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$

*	To be furnished by amendment.

Item 14. Indemnification of Directors and Officers.

Limitation of personal liability of directors and indemnification

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors.

Our amended and restated bylaws will require us to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or officer or, while a director or officer of Arlo, is or was serving at our request in a fiduciary capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the legal proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

We will be authorized under our amended and restated bylaws to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or while a director or officer of Arlo, is or was serving at our request in a fiduciary capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not we would have the power to indemnify the person pursuant to the terms of our amended and restated bylaws. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We expect that the underwriting agreement will provide for indemnification of directors and officers of Arlo by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

On January 5, 2018, the registrant issued 1,000 shares of common stock to NETGEAR, Inc. in a private placement pursuant to Section 4(a)(2) of the Securities Act for one dollar. The registrant has not otherwise sold any securities, registered or otherwise, within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation of Arlo Technologies, Inc.

3.2	Form of Amended and Restated Bylaws of Arlo Technologies, Inc.

4.1	Form of Common Stock Certificate of Arlo Technologies, Inc.*

5.1	Opinion of Wachtell Lipton Rosen & Katz*

10.1	Form of Master Separation Agreement

10.2	Form of Transition Services Agreement

10.3	Form of Tax Matters Agreement

10.4	Form of Employee Matters Agreement

10.5	Form of Intellectual Property Rights Cross-License Agreement

10.6	Form of Registration Rights Agreement

10.7	Office Lease, dated as of June 28, 2018, by and between LT Orchard Parkway, LLC and Arlo Technologies, Inc.

10.8	Form of 2018 Equity Incentive Plan†

10.9	Form of 2018 Employee Stock Purchase Plan†

21.1	Subsidiaries of Arlo Technologies, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wachtell Lipton Rosen & Katz (contained in its opinion filed as Exhibit 5.1 hereto)*

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Rule 438 Consent of Director Nominees

*	To be filed by amendment.
†	Indicates management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 6, 2018.

ARLO TECHNOLOGIES, INC.

By:	/s/ Matthew McRae
Name: Matthew McRae
Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of Arlo Technologies, Inc. hereby severally constitutes and appoints Matthew McRae and Patrick C.S. Lo, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 6, 2018.

Signature	Title

/s/ Matthew McRae Matthew McRae	(Principal Executive Officer)

/s/ Christine M. Gorjanc Christine M. Gorjanc	(Principal Financial and Accounting Officer)

/s/ Patrick C.S. Lo Patrick C.S. Lo	Director

/s/ Andrew W. Kim Andrew W. Kim	Director